Exhibit 10.4

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENSE

AGREEMENT

This Joint Research, Development, Option and License Agreement, made and effective as of March 28, 2006 is entered into by and between Novo Nordisk A/S (CVR-no. 24 25 67 90), a corporation existing under the laws of Denmark and having its principal place of business at Novo Allé, 2880 Bagsvaerd, Denmark (hereinafter NN), and Innate Pharma SA, a corporation existing under the laws of France and having its principal place of business at Grand Pré – 119/121, ancien chemin de Cassis, 13009 Marseille, France (hereinafter IPH); NN and IPH hereinafter are also referred to individually as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS	NN is a pharmaceutical company with expertise in the discovery and global development of protein drugs;

WHEREAS	IPH is a biotech company with expertise in the discovery and development of drugs and other types of therapy acting at non-conventional lymphocytes such as gamma delta T cells and natural killer (NK) cells;

WHEREAS	IPH Controls certain Intellectual Property Rights, and possesses research and development skills, in respect of neutralizing monoclonal antibodies;

WHEREAS	NN Controls certain Intellectual Property Rights relating to the expression, purification, production, and formulation of proteins;

WHEREAS	NN has research and development skills which NN believes may enable it to further develop pharmaceutical products for human therapeutic, as well as potential diagnostic or prophylactic, use utilizing Intellectual Property Rights Controlled by IPH;

WHEREAS	The Parties have previously entered into a collaboration governed by an agreement entitled “Research, Development and Licence Agreement” with an effective date of September 30, 2003 (the “Kirostim Agreement”) in respect of receptors KIR 2DL1 and KIR 2DL2/3 and wish to expand that collaboration by entering into a strategic collaboration in the Collaboration Field under which IPH and NN will work, independently, jointly, and/or together with agreed-upon Third Parties, to (a) discover or identify Drug Candidates, and (b) optimize Drug Candidates for progression to (i) Licensed Products for further development and commercialization by NN, or (ii) Niche Candidates for further development and commercialization by NN or IPH, for all uses and purposes, including therapeutic, prophylactic and, except as otherwise expressly herein provided, diagnostic uses; and

WHEREAS	Each Party desires to obtain from, and is willing to grant to the other, such licenses and sublicenses to specified Intellectual Property Rights Controlled by it as are necessary or useful to enable NN and IPH to exercise their rights and perform their obligations hereunder, on the terms set out in this Agreement;

NOW, THEREFORE,

in consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NN and IPH, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1

Definitions. When used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 1.1, unless the express provisions or context of their use herein clearly otherwise require:

1.1.1	“Additional Kirostim Field” shall mean any human therapeutic, prophylactic or diagnostic indications outside the Kirostim Field.

1.1.2

“Affiliates” shall mean (a) any Person which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement to the extent of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, and (b) any Person actually controlled by, controlling or under common control with such Party. For purposes of this definition and Section 20.4, the terms “controlled by”, “controlling” and “under common control with”, with respect to any Person, shall mean the possession, directly or indirectly, of the power or ability to direct or cause the direction of the management or policies of that Person, or otherwise direct the affairs of such Person, whether through the ownership of equity participation, voting securities, beneficial interest, by contract relating to voting rights or corporate governance, or otherwise.

1.1.3	“Agreement” shall mean this Joint Research and Development, Option and License Agreement, including all recitals and schedules hereof, which are hereby incorporated and made part of this Agreement.

1.1.4	“Anti-KIR” shall mean ***.

1.1.5

“Background IPH IPR” shall mean any IPR in the Collaboration Field other than the Collaboration IPR that is necessary or useful for Commercial Optimization and is as of the date of this Agreement Controlled by IPH or any of its Affiliates with the exception of ***. All Patents within the Background IPH IPR as of the date of this Agreement are identified and listed in the annexed Schedule 1.1.5

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(all currently known Patents within Background IPH IPR other than Background IPH Research Technology IPR) or Schedule 1.1.6 (all currently known Patents within significant Background IPH Research Technology IPR).

1.1.6	“Background IPH Research Technology IPR” shall mean the IPR identified and listed in the annexed Schedule 1.1.6.

1.1.7

“Background NN IPR” shall mean the IPR in the Collaboration Field comprised of the Patents identified and listed in the annexed Schedule 1.1.7. In addition, if NN shall determine or IPH shall notify and demonstrate at any time during the Term that other or additional IPR (other than Collaboration IPR) Controlled by NN or its Affiliates as of the date of this Agreement and the date of such determination or notification is necessary for IPH’s development or commercialization of a Niche Candidate, Licensed Candidate, or Residual Product authorized for IPH’s development and commercialization under the terms of this Agreement, then (a) such IPR shall be included in the Background NN IPR (effective as of the date of such determination), and (b) Schedule 1.1.7 shall be updated accordingly, and (c) neither Party shall have, with respect to such IPR, any liability or obligation to the other during, arising out of, or relating to the period prior to the date of such determination. Should the Parties fail to agree with respect to such determination or demonstration, the matter shall be decided in accordance with Section 21.14.

1.1.8	“Background NN Research Technology IPR” shall mean IPR identified and listed in the annexed Schedule 1.1.8.

1.1.9

“Backup Product” shall mean any Drug Candidate comprised of, modulating, interacting with, or derived from the same Collaboration Target as another Drug Candidate (including any Licensed Product) comprised of, modulating, interacting with, or derived from the same Collaboration Target. The adoption of an alternative to or replacement of any Drug Candidate may be due to factors that include such alternative’s or replacement’s possession of a better drug profile than the prior Drug Candidate, or toxicity issues, formulation problems, lack of efficacy, safety issues or any other factor having an adverse effect upon the ability to effectively develop or commercialize such prior Drug Candidate with the exercise of Commercially Reasonable Efforts. For the avoidance of doubt, no Drug Candidate comprised of, modulating, interacting with or derived from NKG2A shall be a Backup Product for Anti-KIR.

1.1.10

“Biological Target” shall mean any molecular structure, including any protein (such as any NK cell or NK target cell receptor or receptor fragment), any lipid or any glycolipid, or any fragment or derivative of any of the foregoing, such molecular structure being a target for any molecule with pharmaceutical activity. For purposes of illustration, and not limitation, such molecules with pharmaceutical activity include, but are not limited to, antibodies, soluble receptors and other proteins, and any fragments or derivatives of any thereof, and any small molecule.

1.1.11	“Class A Licensed Products” shall mean Licensed Products comprised of, modulating, interacting with, or derived from the Collaboration Targets identified in the annexed Schedule 1.1.11.

1.1.12

“Class B Licensed Products” shall mean Licensed Products comprised of, modulating, interacting with, or derived from any of the Collaboration Targets identified in the annexed Schedule 1.1.12, as the same may be amended from time to time by written agreement of the Parties or pursuant to the terms of this Agreement. Class B Licensed Products shall not include naturally occurring ligands for Collaboration Targets, or any variants of such ligands, or any derivatives of such ligands or variants, or antibodies to such ligands, except in the case that the Background IPH IPR comprises a Valid Claim that would be infringed by the manufacture, use, sale, offer for sale, importation, or exportation of such ligand, variant, derivative, or antibody.

1.1.13

“Class C Licensed Products” shall mean Licensed Products comprised of, modulating, interacting with, or derived from any of the Collaboration Targets identified in the annexed Schedule 1.1.13 as the same may be updated or otherwise amended from time to time by written agreement of the Parties, and shall include any other Licensed Products that are not Class A Licensed Products or Class B Licensed Products pursuant to the terms of this Agreement.

1.1.14	“Collaboration” shall mean the Parties’ collective enterprise during the Collaboration Term pursuant to this Agreement to:

(a)

research, discover and identify Biological Targets in the Collaboration Field (as hereinafter defined) as Collaboration Targets and further develop and progress such Collaboration Targets themselves or ligands or other molecules, compositions or formulations that interact with such Collaboration Targets to Drug Candidates in accordance with the Target Discovery Plan; and

(b)	conduct additional and other research and development to optimize such Drug Candidates and further develop and progress them to M1 status in accordance with the Drug Discovery Plan.

1.1.15

“Collaboration Field” shall mean any projects, activities, biological materials (including Biological Targets), Know-How (including Materials and Research Technology), IPR and other subject matter the use of which can result inthe modulation of the activity of isolated NK cells (for example resulting in the modulation of the production of cytokine or in the modulation of any biological (including any cell-regulatory) activity of NK cells), as observable in a bioassay comprising only purified NK cells or NK cell lines, with or without any target cells, such modulation being triggered by the binding of any ligand or molecule to any of the cell surface receptors expressed on NK cells or to any of their ligands. These include, but are not limited to:

***

(f)

the NK cell surface receptors and ligands thereof identified as Collaboration Targets, including but not limited to those listed in Schedule 1.1.11; 1.1.12 or 1.1.13, as well as other potential targets discovered during the course of the Collaboration, including new NK cell surface receptors and ligands thereof;

and the use of any of the foregoing (in each case (a) through (f)), for any purpose, including any prophylactic, diagnostic or therapeutic use or purpose.

Subject Matter Not Included in the Collaboration Field. Notwithstanding any other provision of this Agreement, unless the Parties shall otherwise hereafter expressly agree in writing, the Collaboration Field shall not include any:

(i)	***

(ii)	***

(iii)	***

(iv)	***

(v)	***

(vi)	***

(vii)	***

1.1.16	“Collaboration IPR” shall mean IPR (including Collaboration Know-How) that is:

(a)

generated or acquired (by assignment, license or otherwise) by or on behalf of either or both of the Parties or their Affiliates during the Collaboration Term and (i) is in the Collaboration Field or (ii) originates from activities undertaken in the Collaboration Field (regardless of whether such IPR is in or outside the Collaboration Field), or

(b)

expressly identified in, or identified or developed pursuant to, any of the Collaboration Plans, and is generated or acquired (by assignment, license, or otherwise) during the *** period following the expiry or earlier termination of the Collaboration Term;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

by or on behalf of either or both of the Parties and includes the IPR listed in Schedule 1.1.16.

1.1.17

“Collaboration Know-How” shall mean Know-How generated or acquired during the Collaboration Term by either or both of the Parties or their Affiliates and shall include such Know-How that is recorded in the records of the Joint Steering Committee or the Development and Commercialization Committee. For the avoidance of doubt Collaboration Know-How includes but is not limited to that Know-How listed in Schedule 1.1.17, which Schedule shall amended or updated from time to time by the Joint Steering Committee.

1.1.18	“Collaboration Patent” shall mean any Patent within the Collaboration IPR.

1.1.19	“Collaboration Plans” shall mean the Target Discovery Plan or Drug Discovery Plan.

1.1.20	“Collaboration Research Goal” shall mean ***.

1.1.21	“Collaboration Research Technology IPR” shall mean any IPR within the Collaboration IPR that is solely in respect of Research Technology.

1.1.22	“Collaboration Targets” shall mean the Biological Targets listed in Schedule 1.1.22 as may be updated or amended by the joint Steering Committee pursuant to Article 4.

1.1.23

“Collaboration Term” shall mean ***. For the avoidance of doubt, unless otherwise expressly provided, all references in this Agreement to acts, events or occurrences taking place within a specified period after the expiration or earlier termination of the Collaboration Term shall mean the Collaboration Term excluding the aforementioned, or any other, additional holdover negotiation period.

1.1.24

“Collaboration Year” shall mean such annual period during the Collaboration Term as commences upon the date of this Agreement (“Collaboration Year 1”) or upon the anniversary of the date of this Agreement (“Collaboration Year 2”, ”Collaboration Year 3”, etc.).

1.1.25

”Combination Product” means any Licensed Product, Niche Candidate or Residual Product that (a) is incorporated in a physical admixture with one or more other pharmacologically active ingredients that do not constitute Licensed Products, Niche Candidates or Residual Products, (b) is contained separately but marketed as a unit with one or more other pharmacologically active ingredients that do not constitute Licensed Products, Niche Candidates or Residual Products, or (c) is incorporated in a physical admixture with, or contained separately but marketed as a unit with,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

one or more other Licensed Products, Niche Candidates or Residual Products, the Net Sales of which require the payment of a different royalty rate than the Licensed Product, Niche Candidate or Residual Product with which they are combined or otherwise sold (by reason of different Product Class categorization under Subsections 1.1.11; 1.1.12 or 1.1.13, different applicable Scenarios pursuant to Section [7.8, or otherwise under the terms of this Agreement).

1.1.26	“Commercial Optimization” shall mean the optimal effectiveness, productivity or success of the Collaboration, including with respect to

(a)	the execution of any Pre-project, Project, Target Discovery Plan or Drug Discovery Plan (including any project undertaken pursuant to such plans);

(b)

the identification, discovery, development or commercialization of any Collaboration Targets, Drug Candidates, Licensed Products, Niche Candidates or Residual Products (including, in each case, with respect to any assessment, testing, manufacturing, pre-clinical or clinical development or use, or FDA, EMEA or other regulatory authority application, submission, authorization or approval with respect thereto;

(c)

the generation or acquisition of IPR by or on behalf of either or both of the Parties or any of their respective Affiliates (including any rights in respect of any Know-How, Research Technology or Patents) with respect to any of the foregoing, or the prosecution, maintenance or enforcement of any such rights of either or both Parties or any of their respective Affiliates with respect thereto; or

(d)	the exercise of any rights or licenses, performance of any obligations, or conducting of any other activities authorized or required by this Agreement.

1.1.27

“Commercially Reasonable Efforts” shall mean such commercially reasonable efforts as are consistent with the efforts that a comparable Third Party in the pharmaceutical industry would employ for other products or, where applicable, IPR, of a similar strategic importance and commercial value.

1.1.28

“Confidential Information” shall mean the specific terms of this Agreement or the Kirostim Agreement and any of the following that are, or have been, received or otherwise obtained by a Party or its Affiliate (the ”Receiving Party”) directly or indirectly, from the other Party or the other Party’s Affiliate (the ”Disclosing Party”) at any time in connection with the Parties’ discussions and negotiations pertaining to this Agreement or upon or after the Effective Date hereof, and that comprise or regard the existing or prospective Intellectual Property Rights, products, business, assets or objectives of the Disclosing Party, or any item or aspect thereof:

(i)	Know-How, Materials and unpublished Patents (including any claims or other contents of such Patents);

(ii)	any other knowledge, concepts, ideas, information or data;

(iii)	any tangible embodiments of any of the foregoing items referred to in (i) or (ii), including any biological materials; or

(iv)

any other tangible or intangible matter comprising, regarding or reflecting the Disclosing Party’s existing or prospective Intellectual Property Rights, products, business, assets or objectives, in each case ((i) through (iv)) whether or not the items referred to are patentable.

For the avoidance of doubt, Confidential Information shall include, without limitation, any such Know-How, Materials, information or other matter so received or obtained by the Receiving Party as comprises or regards the Disclosing Party’s existing or prospective: pre-clinical, clinical or other research (including any associated plans, practices, processes, protocols, data or results); discoveries or inventions; scientific, manufacturing, marketing, financing, business or product research, developments, opportunities, plans, methods, processes or procedures; quality controls; security controls; unpublished cost, price or pricing information; financial or personnel matters; or customer, client or supplier lists or information.

Notwithstanding the foregoing, Confidential Information shall not include Know-How, information or other matter that the Receiving Party can prove by ***:

(a)	was known or used by the Receiving Party prior to its date of receipt or procurement by the Receiving Party directly or indirectly from the Disclosing Party; or

(b)

either before or after the date of the receipt or procurement by the Receiving Party is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party rightfully in possession of such information or other matter and not bound by confidentiality obligations to the Disclosing Party; or

(c)

either before or after the date of the receipt or procurement by the Receiving Party is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the Receiving Party; or

(d)	is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information of the Disclosing Party as demonstrated by written records.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.1.29

“Control”, ”Controlled”, ”Controls” and ”Controlling” shall mean, with respect to any tangible or intangible subject matter, including, without limitation, any IPR, the possession of the legal right, power and ability (whether by ownership, license or otherwise) to grant any access to, possession or use of, or assignment, license, sublicense or other authorization or right with respect to or under, such Intellectual Property Rights or other subject matter as provided for in this Agreement (independently and other than by reason of any license, sublicense, consent or authorization by the other Party or any Affiliate of the other Party), without violating any applicable Law, agreement or arrangement, or other enforceable obligation, existing and in effect at the time of such grant.

1.1.30

“Drug Candidate” shall mean any molecule or precursor to any molecule, or any composition or formulation of any molecule or of any precursor to any molecule, which is comprised of, modulates, interacts with, or derived from any Collaboration Target or of any ligand thereof, in the Collaboration Field.

1.1.31

“Drug Discovery Plan” shall mean the Parties’ joint research plans for individual projects in the Collaboration Field that involve Drug Candidates, in respect of one or more indications, that are post-M0 but pre-M1 and are to be actively pursued by IPH and NN as set forth in the annexed Schedule 1.1.31 or in any update or amendment to such Schedule as may hereafter be directed by the Joint Steering Committee pursuant to the terms and conditions of this Agreement.

1.1.32	“Effective Date” shall mean September 30, 2003.

1.1.33

“Exploratory Targets” shall mean the Biological Targets identified in Schedule 1.1.33 and any other Biological Targets that the Joint Steering Committee finds to be of sufficient potential interest for identification, study or assessment or future identification, study or assessment in the Collaboration and are subsequently added to Schedule 1.1.33 after the date of this Agreement.

1.1.34

“Ex-vivo Cellular Therapy Candidate” shall mean any specific molecule, composition or formulation that is hereafter classified for Independent further development for use in an ex-vivo setting pursuant to the terms and conditions of such Ex-Vivo Task Force guidelines as may hereafter be agreed to by the Parties in accordance with Section 6.2.

1.1.35

“First Commercial Sale” shall mean, on a country-by-country basis, the first date that a Licensed Product, Niche Candidate or Residual Product is sold or in any other way made commercially available for marketing in such country by a Party or any of its Affiliates or Out-licensees after having obtained the applicable regulatory marketing authorization approval. First Commercial Sales shall not include any not-for-profit disposition for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

For the avoidance of doubt, (a) any reference in this Agreement to the First Commercial Sale of a product for a specified indication shall mean solely the First Commercial Sale of such product for the specified indication; and (b) any reference herein to a First Commercial Sale as a Development Milestone shall mean a one-time event comprised of the First Commercial Sale in any country in the Territory, such that NN shall be required to pay the specified Development Milestone amount no more than once irrespective of the number of countries in which such First Commercial Sale is ultimately achieved.

1.1.36

“Force Majeure” shall mean any event or circumstance which intervenes after the Effective Date and is beyond the control of the affected Party or other Person rendering performance hereunder and which could not reasonably have been foreseen and not reasonably prevented by that Party or other Person and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement.

1.1.37

“Independent IPH IPR” shall mean such IPR in the Collaboration Field as is generated or acquired (by assignment, license or otherwise) by IPH or any of its Affiliates (other than such IPR generated or acquired by any Third Party prior to it becoming an Affiliate of IPH):

(a)	at any time during the portion of the Collaboration Term commencing upon the date of this Agreement; or

(b)	within the period of *** following immediately after the expiration or termination of the Collaboration Term;

that is not within the Collaboration IPR but is Controlled by IPH or any of its Affiliates and is necessary or useful for Commercial Optimization of Licensed Products, Niche Candidates, or Residual Products.

1.1.38	“Independent IPR” shall mean Independent IPH IPR or Independent NN IPR.

1.1.39

“Independent NN IPR” shall mean such IPR in the Collaboration Field as (a) is generated or acquired (by assignment, license or otherwise) by NN or any of its Affiliates (other than such IPR generated or acquired by any Third Party prior to it becoming an Affiliate of NN) at any time during the portion of the Term commencing upon the date of this Agreement, and (b) is not within the Collaboration IPR but is Controlled by NN or any of its Affiliates and is necessary or useful for Commercial Optimization of such Niche Candidates, Residual Products or Licensed Products as IPH may hereafter become authorized to commercialize pursuant to the terms and conditions of this Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.1.40

“Intellectual Property Rights” or ”IPR” shall mean any legally, equitably or otherwise enforceable right, title or interest (including all rights of authorship and copyrights, provisional and other Patent rights, Trade Secret rights, registered design rights, and rights in databases and data compilations) arising from, comprising, comprised in, or with respect to any Patents or Know-How.

1.1.41	“Intermediate Discovery Milestone” shall have the meaning ascribed to it in Schedule 1.1.41.

1.1.42

“Joint IPR” shall mean Collaboration IPR that is generated by one or more employees, agents, consultants or other Persons acting on behalf of IPH or any of its Affiliates (acting independently or with one or more Third Parties), on the one hand, and NN or any of its Affiliates (acting independently or with one or more Third Parties), on the other hand (so as to establish joint inventorship in the case of Patents), or that is otherwise jointly owned by (a) the Parties, (b) a Party and one or more Affiliates of the other Party, or (c) one or more Affiliates of a Party together with one or more Affiliates of the other Party.

1.1.43	“Joint Steering Committee” shall mean the committee established pursuant to Article 3.

1.1.44	“Kirostim Agreement” shall mean the Research, Development and License Agreement between IPH and NN dated September 30, 2003.

1.1.45	“Kirostim Field” shall mean any human therapeutic, prophylactic or diagnostic indications in the following fields:

(a)	***

(b)	***

(c)	***

(d)	***

1.1.46

“Know-How” shall mean any ideas, concepts, knowledge, information, skill, experience, materials (including any Materials), Research Technology, inventions, Trade Secrets or data, whether or not confidential or proprietary, patented or patentable, copyrighted or copyrightable, or in written, electronic or any other tangible or intangible form, that comprise or relate to, without limitation, discoveries, formulae, algorithms, computer programs, software, specifications, directions, instructions, libraries, biological or other materials including molecules, manufactures, compounds,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

compositions, formulations, reagents or other biological or chemical entities, agents, targets, processes or materials (including, for example, antibodies, specialized tools, data compilations, data collections or databases, models, designs, drawings, plans, prototypes, practices, methods, processes, procedures, systems, techniques, technologies or means (including high-throughput screening, gene expression, genomics, proteomics, purification or isolation techniques, antibody generation or characterization techniques or other drug identification, research, discovery or development technologies), identification schemes, test protocols, procedures or results, data generated in pre-clinical or clinical studies (including pharmacological, toxicological or clinical information or test data), analytical, quality control or quality assurance data, manufacturing, marketing, pricing, distribution, cost or sales information, data or descriptions.

1.1.47

“Law” shall mean any law, statute, code, treaty, convention, ordinance, rule, regulation, judgment, award, order, directive or pronouncement of any domestic, foreign, federal, state, local or other government or governmental organ, agency or subdivision having the binding effect of law.

1.1.48

“Licensed Product” shall mean any Drug Candidate that has attained *** and has been discovered or developed, in whole or in part, pursuant to the Collaboration, and shall include, with respect to any such Drug Candidate any Backup Product or Backup Products for such Drug Candidate, and which shall together constitute but a single ”Licensed Product” for purposes of determining the milestone payments payable under Article 7 of this Agreement. For the avoidance of doubt, Anti-KIR shall be a Licensed Product for the purpose of this Agreement.

1.1.49

“Material Adverse Effect” shall mean any material adverse effect of any nature or relevance upon the business, assets, liabilities, rights, privileges, results of operations, business or financial opportunities or prospects, or financial condition of, the affected Party or any of its Affiliates, or the ability of the Party to exercise its rights, fulfill its warranties or perform its obligations under this Agreement or consummate the transactions contemplated hereby, either directly or through permitted other Persons.

1.1.50

“Materials” shall mean all biological, chemical and other materials in the Collaboration Field that are (a) contributed by either or both Parties to the other Party or the Parties under the Collaboration; (b) generated or acquired by one or both Parties during the Collaboration Term pursuant to activities conducted pursuant to the Collaboration, (c) exchanged by the Parties pursuant to the Collaboration, or (d) exchanged between a Party and any Third Party pursuant to activities conducted pursuant to the Collaboration, during the Collaboration Term.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.1.51	“M0” shall have the meaning ascribed to it in the annexed Schedule 1.1.51.

1.1.52	“M1” shall have the meaning ascribed to it in the annexed Schedule 1.1.52.

1.1.53	“Net Sales” shall mean ***.

1.1.54

“Niche Candidate” shall mean any Drug Candidate or Licensed Product that NN, in the exercise of its sole discretion, has approved for independent further development by IPH (whether solely or with NN) pursuant to the provisions of Article 6.

1.1.55

“Out-license” and ”Out-licensing” shall mean such a grant to a Third Party of some or all of the rights and obligations of a Party under this Agreement as includes the grant of a right to sell, have sold or otherwise commercialize the Licensed Products, Niche Candidates or Residual Products for one or more applications, uses, purposes or indications. “Out-licensor” and ”Out-licensee” shall be construed accordingly.

1.1.56

“Patent” shall mean any U.S., non-U.S, international or multinational patent, patent application (petty, provisional, non-provisional and other), or other government-issued indicia of invention or industrial design ownership, including but not limited to continuations, continuations-in-part, divisionals, continued prosecutions, utility models, extensions (including but not limited to extensions under the U.S Patent Term Restoration Act, extensions of patents under the Japanese Patent Law, and supplementary protection certificates and any amendments thereof as well as any equivalent or other extensions in other jurisdictions), registrations, renewals, restorations, confirmations, substitutions and additions thereof and all reissues, validations, revalidations and reexaminations thereof, including any patents issuing therefrom and any foreign counterparts thereof.

1.1.57

“Person” shall mean any person, organization or entity, whether natural, legal or other, including any individual, corporation, firm, partnership, limited liability company, joint venture, estate, trust, unincorporated association or governmental entity.

1.1.58

“Pre-project” shall mean any Collaboration research project agreed upon by the Joint Steering Committee that both (a) deals with research of a specific idea or concept through target validation and identification of at least one lead compound until achievement of M0 status, and (b) is included in the Target Discovery Plan; and “Project” shall mean any Collaboration research project agreed upon by the Joint Steering Committee that deals with any bona fide and approved research in respect of a Drug Candidate for one or more indications between M0 and M1 pursuant to the Drug Discovery Plan.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.1.59	“Product Class” shall mean any class of Licensed Product referred to in Sections 1.1.11, 1.1.12 or 1.1.13.

1.1.60	“Project Review” shall mean the *** review of projects in the NN Research and Development portfolio that take place in the spring and fall of each calendar year.

1.1.61

“Research Technology” shall mean any process, or any molecule, manufacture, compound, composition, formulation, reagent or other biological or chemical entity, agent, target or material (including, for example, any antibody), used or usable primarily as a research tool (for example, as a target for screening), as distinguished from any actual or potential use primarily as a therapeutic, prophylactic, or commercializable diagnostic product.

1.1.62

“Research Technology IPR” shall mean any IPR in respect of Research Technology. For the avoidance of doubt, all licenses hereunder with respect to Research Technology IPR authorize use of Research Technology solely as a research tool (as opposed to use as a therapeutic, prophylactic, or commercializable diagnostic product).

1.1.63	“Residual Product” shall mean a Drug Candidate to which:

(a)	***

(i)	***

(ii)	***

(iii)	***

(b)	***

(i)	***

(ii)	***

1.1.64

“Sub-license” and”Sub-licensing” shall mean the grant of a sub-license to perform some of the rights and obligations under this Agreement but shall not include the grant of a right to sell, have sold or otherwise commercialize a Licensed Product, Niche Candidate or Residual Product.”Sub-licensor” and”Sub-licensee” shall be construed accordingly.

1.1.65

“Target Discovery Plan” shall mean the joint research plans for individual projects in the Collaboration Field that are in the pre-M0 stage of development and that are to be actively pursued by IPH and NN as set forth in the annexed Schedule 1.1.65 or in any update or amendment to such Schedule pursuant to Article 4.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.1.66

“Term” shall mean the period commencing upon the Effective Date, and expiring, on a Licensed Product-by-Licensed Product, Niche Candidate-by-Niche Candidate, and Residual Product-by-Residual Product basis, upon the later to occur of the expiration, on a country-by-country basis, of:

(a)	the last-to-expire Valid Claim of all:

(i)	Collaboration Patents;

(ii)	Patents within the Background IPH IPR;

(iii)	Patents within the Background NN IPR;

(iv)	Patents within the Independent IPH IPR listed in Schedule 9.5.4(a); and

(v)	Patents within the Independent NN IPR listed in Schedule 9.5.4(b);

that would be infringed by the unlicensed manufacture, use, importation or sale in or into such country of such Licensed Product, Niche Candidate or Residual Product, or

(b)	a period of ten (10) years following immediately after the First Commercial Sale of a Licensed Product, Niche Candidate or Residual Product in the relevant country.

1.1.67	“Territory” shall mean the entire world, including all countries thereof.

1.1.68	“Third Party” shall mean a Person other than the Parties or their Affiliates.

1.1.69	“Third Party Collaboration” shall mean collaborative work undertaken by independent Third Parties together with either Party, or both Parties, that (a) exist at the date of this Agreement and are listed in either Schedule 1.1.69A (NN Collaborations Relevant to this Agreement) or Schedule 1.1.69B (IPH Collaborations Relevant to this Agreement) or (b) that will be established pursuant to the terms and conditions of this Agreement. Third Party Collaborations that are entered into pursuant to the terms and conditions of this Agreement shall be listed in Schedule 1.1.69C.

1.1.70

“Third Party IPR” shall mean IPR Controlled by either or both Parties that is acquired (by assignment, license, or otherwise) from, or that is generated as part of a collaboration with, any Third Party as a result of agreement of the Parties pursuant to Section 3.4. To the extent such IPR is Controlled by a Party, Third Party IPR in the Collaboration Field shall constitute Collaboration IPR.

1.1.71

“Trade Secret” means any idea, information, data, material or other tangible or intangible matter, including any formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its use or disclosure.

1.1.72	“Upside Revenue” shall mean ***.

1.1.73

“Valid Claim” shall mean, on a country-by-country basis, a claim of an issued and unexpired Patent which (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (b) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. As used in this Agreement, ”expire,” “expiration” and words of similar effect, when referring to a Valid Claim or Patent shall mean any expiration, revocation, invalidation or other termination of such Valid Claim or Patent, and a Valid Claim or Patent shall be deemed to expire at 00:00 a.m. on the date of such expiration.

1.2	Definitions of other terms used in this Agreement:

Term	Section
Affected IPH Persons	9.12
Arm’s Length Transaction	1.1.53
Buy-In-Option	6.5.1
Change of Control	20.2
Claim	16.1
Clinical Hold	12.7
Combination Product	1.1.25
Defending Party	9.15
Development and Commercialization Committee	4.9
Developing Party	12.8
Development Milestones	7.3
Disclosing Party	1.1.28
Discovery Milestones	7.3
First Offer	13.3.6(a)
FTE	3.9
Indemnified Party	16.1
Indemnifying Party	16.1
IPO	14.2
Other Indemnitees	16.1
Other Product	1.1.53
Parties	Introductory Paragraph
Party	Introductory Paragraph

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Term	Section
Product Marks	9.17.1
Project	1.1.58
Project Manager	3.12
Receiving Party	1.1.28
Residual Product	1.1.53
Selling Party	1.1.53
Share Purchase Agreement	14.1	(b)
Transfer	20.1
***	5.13

1.3

Construction. As used in this Agreement, unless the express terms or context herein clearly require otherwise: (a) words denoting the singular shall include the plural and vice versa; (b) words denoting the masculine shall include the feminine and vice-versa; (c) words denoting persons shall include bodies corporate and vice-versa; (d) references to Recitals, Articles, Sections, Subsections and Paragraphs are to recitals, articles, sections, subsections and paragraphs of this Agreement; (e) references to Exhibits, Schedules or Appendices are to exhibits, schedules and appendices to this Agreement; (f) references to Laws are to such Laws as they may be amended from time to time or to any successor Laws, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (g) references to agreements and contracts shall include any amendments and supplements thereto duly executed from time to time; (h)”include,” “including” and words of similar effect are used in the inclusive sense of ”including, without limitation”; (i) ”or” is used in the inclusive sense of ”and/or”; (j)”any” is used in the sense of ”any and/or all”; (k) section captions and headings are used for convenience of reference only and shall not affect the interpretation of this Agreement; (l)”herein,” “hereof”, ”hereunder” and words of similar effect refer to the entirety of this Agreement; and (m)”days” refer to calendar days. The language of this Agreement shall be construed according to its fair meaning and not strictly against either Party. In the event of any translation of this Agreement from its original written expression in English, the original, English version of this Agreement shall control.

2.	NATURE OF AGREEMENT AND PRIVILEGED COMMUNICATIONS

2.1

Collaboration Exclusivity. Save for only such activities, personnel, resources and facilities of any Affiliate of a Party that, prior to it’s becoming an Affiliate of such Party, have been made subject to a binding commitment that would conflict with such Affiliate’s performance of the exclusivity requirements set forth in this Section 2.1, below:

2.1.1

Exclusivity During Collaboration Term. During the Collaboration Term, the Collaboration shall be exclusive with respect to all matters in the Collaboration Field and each Party (including each of their respective Affiliates) shall dedicate all its activities, personnel, resources and facilities in the Collaboration Field exclusively to the Collaboration.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.1.2

Exclusivity Holdover Period. Except as otherwise expressly herein provided, (a) neither Party, nor any of such Party’s Affiliates, shall undertake or use in the Collaboration Field any such activities, personnel, resources or facilities independently of the Collaboration for *** following the expiry or earlier termination of the Collaboration Term, and (b) neither Party, nor any of such Party’s Affiliates, shall enter into collaboration with any Third Party in respect of subject matter of any Target Discovery Plan or Drug Discovery Plan for the two years following the expiry or earlier termination of the Collaboration Term.

For the avoidance of doubt, after the expiration of such *** post-Collaboration Term period, each Party and its respective Affiliates shall have the right to undertake any activities in the Collaboration Field independently of the Collaboration, whether individually or with any Third Party, including for purposes of the discovery, development or commercialization of products in the Collaboration Field, subject only to the obligations of such Party and the rights or licenses of the other Party that, by the express terms of this Agreement, survive the expiration or termination of the Collaboration Term, including, where applicable, the obligation to obtain and provide to the other Party the Third Party rights and licenses necessary to secure the freedom of operation to exercise its rights and licenses hereunder.

2.2

Joint Research Agreement. This Agreement is intended and shall serve, among other things, as a ”joint research agreement” for purposes of Section 103(c) of the U.S. Patent Act, as amended, 35 U.S.C. § 103(c), and the Parties shall render to one another all reasonable assistance and cooperation, including the preparation and filing of such terminal disclaimers and other documents, required to procure and preserve the protections under said statute.

2.3	Kirostim Agreement. This Agreement shall supersede and replace the Kirostim Agreement and all amendments thereto.

3.	COLLABORATION

3.1

Collaboration Objective. The undertaking and objective of the Collaboration, as set out in the Collaboration Plans, is for each Party individually, jointly with the other Party, or pursuant to one or more approved Third Party Collaborations, to research, discover and identify (i) Biological Targets within the Collaboration Field as Collaboration Targets, and (ii) ligands and other molecules, compositions, formulations and processes modulating or interacting with such Collaboration Targets, and

(a)

to further develop and progress such targets, ligands and other agents to Drug Candidates possessing M0 status as set forth in the annexed Schedule 1.1.51, in accordance with the Target Discovery Plan;

(b)

to conduct additional and other research and development to optimize such Drug Candidates and further develop and progress them to M1 status as further set forth in the annexed Schedule 1.1.52, in accordance with the Drug Discovery Plan, in each case in accordance with the terms and conditions of this Agreement; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)

as a result of the foregoing, to enable (i) NN to further develop, and progress Licensed Products for further development and commercialization exclusively by or on behalf of NN (or its Affiliates or Out-licensees) in accordance with its rights and licenses hereunder, and/or (ii) to license or co-license to IPH pursuant to Article 6, the exclusive or co-exclusive (with NN) right (with the rights to Sub-license and Out-license) to develop and progress such Drug Candidates as may hereafter be approved by NN as Niche Candidates for further development and commercialization.

3.2	Duration of the Collaboration. The initial duration of the Collaboration shall be for a period of three (3) years commencing upon the date of this Agreement In addition:

(a)

Optional Extensions of the Initial Collaboration Term. Irrespective of whether or not the Parties have attained the Collaboration Research Goal on or before the third anniversary of the date of this Agreement, NN shall have the right to *** annual extensions of the initial term of the Collaboration, upon notice to be provided to IPH at least *** prior to the third and fourth anniversaries of the date of this Agreement, respectively, for a maximum extension of two (2) years, subject to the requirement that NN continue to provide to IPH annual research funding during each such annual extension period of no less than the amount of funding required to be provided by NN during the third year of the Collaboration pursuant to Section 3.13 (which amount shall be adjusted for inflation pursuant to the French INSEE inflation index effective upon the commencement date of each such annual extension period) and IPH shall dedicate exclusively to the Collaboration, on a full-time basis, the corresponding number of FTEs required by that Section;

(b)

Option to Discuss New Collaboration During Holdover Negotiation Period. In the event that NN shall exercise the above renewal option for both annual extension periods, upon notice to be provided by either Party to the other at least *** prior to the expiration of the second such period, the Parties will have *** following the expiration of such extension period to negotiate in good faith the terms of a new agreement, and for the duration of such negotiation period (and any extension of such period as may be agreed to by the Parties) the Collaboration Term shall be extended and this Agreement shall remain in full force and effect, provided that, for the avoidance of doubt, NN shall have no research funding obligation to IPH with respect to such post-expiration holdover negotiation period. In the event that the Parties shall fail to agree in writing to the terms of a new agreement prior to the expiry of such negotiation period, the Collaboration Term shall expire upon the close thereof;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)

Revised Objectives for Extended Collaboration. If NN shall cause the initial term of the Collaboration to be extended for any annual period pursuant to Section 3.2(a), prior to, or within *** after, the commencement of such extension period the Joint Steering Committee shall adopt specific objectives for such extension period in substitution for the Collaboration Research Goal in accordance with the procedures set forth in Section 4.5, save that the adoption of such objectives for any such extension period shall be subject to the written approval of the senior management of both Parties; and

(d)

Failure to Attain Collaboration Research Goal. For the avoidance of doubt, and without limitation of the Parties’ obligations to exercise Commercially Reasonable Efforts, or of any other obligations under this Agreement or remedies for the material breach thereof, the failure to attain the Collaboration Research Goal, in and of itself, shall not constitute a breach of this Agreement.

3.3

Third Party Collaborations. It is the intent of the Parties that IPR and Know-How in the Collaboration Field that is useful for Commercial Optimization and is acquired (by license, assignment or otherwise) under or generated within any Third Party Collaboration shall be, to the extent authorized by contract and permitted by applicable law, made available to the other Party as part of the Collaboration, during the Collaboration Term (and throughout the Term in respect of Collaboration IPR arising therefrom).

3.3.1

Duty to Maintain. Except as otherwise agreed to by the Parties, during the Collaboration Term, and to the extent authorized by contract and permitted by applicable Law, any Party that is also a party to a Third Party Collaboration listed in the annexed Schedules 1.1.69A, 1.1.69B, or 1.1.69C shall use Commercially Reasonable Efforts to maintain such Third Party Collaboration (including by, at its own expense, renewing any agreement that governs such Third Party Collaboration that may expire) during the Collaboration Term under similar terms to those that exist as of the date of this Agreement or when such Third Party Collaboration is otherwise added to Schedule 1.1.69C).

In the event that any such Third Party Collaboration is terminated either (a) by breach of the Party or action of the other party thereto (without reasonable possibility for revival or replacement) or (b) otherwise by approval of the Parties, during the Collaboration Term, the original Party to such terminated Third Party Collaboration shall, to the extent authorized by contract and permitted by applicable law, use Commercially Reasonable Efforts to promptly provide the other Party with, or assist the other Party in acquiring, the opportunity to enter into a similar Third Party Collaboration with the other party to such terminated Third Party Collaboration.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.3.2

Reports on Progress in and Status of Third Party Collaborations. During the Collaboration Term and to the extent authorized by contract and permitted by applicable Law, a Party to a Third Party Collaboration shall keep the other Party reasonably regularly notified regarding the status and progress of such Third Party Collaboration in respect of projects in the Collaboration Field (including by reporting such progress in the context of the Joint Steering Committee).

3.3.3

IPR that is or may be Acquired Under Third Party Collaborations. During the Collaboration Term, and to the extent authorized by contract and permitted by applicable Law, any Party that is also a party to a Third Party Collaboration listed in the annexed Schedule 1.1.69A, 1.1.69B, and 1.1.69C shall

(a)

promptly notify the other Party of any IPR in the Collaboration Field arising from such Third Party Collaboration that is acquired (by license, assignment or otherwise) or generated as party of such Third Party Collaboration, and thereby Controlled by the Party (such IPR shall be, to the extent appropriate, be added to Schedule 1.1.16), and

(b)

in the event that an opportunity to acquire IPR as part of such Third Party Collaboration arises that the Party to the Third Party Collaboration does not intend to pursue, promptly notify the other Party of such opportunity and provide the other Party with such opportunity in accordance with the provisions of Section 3.4.

3.3.4	Procedure for New Third Party Collaborations. During the Collaboration Term, the Parties shall enter into Third Party Collaborations only in accordance with the provisions of Section 3.4.

3.3.5

Allocation of Pre-project or Project Responsibilities to Third Party Collaborations. The Parties may, to the extent authorized by contract and permitted by applicable Law, by agreement of the Joint Steering Committee, allocate responsibilities for any Pre-project, Project or aspect of any such Project or Pre-project to any Third Party Collaboration, in accordance with the terms and conditions of this Agreement.

3.3.6

Non-interference. Except as provided for herein or otherwise agreed by the Parties, neither Party shall interfere with any Third Party Collaboration involving the other Party or any prospective renewal or expansion of the same during the Collaboration Term.

3.3.7

Third Party Collaboration Materials and Know-How. During the Collaboration Term, any Party to a Third Party Collaboration shall, to the extent authorized by contract and permitted by applicable Law, make available to the other Party reasonable quantities of any samples of Materials or other Know-How arising from such Third Party Collaboration that may be useful for Commercial Optimization.

3.4

Presentation of In-Licensing and New Third Party Collaboration Opportunities. The Parties shall present to the Joint Steering Committee all opportunities that arise during the Collaboration Term to (a) in-license or otherwise acquire Third Party Controlled IPR in the Collaboration Field or (b) generate or otherwise acquire IPR as part of a collaboration with any Third Party. All such opportunities shall be considered by the Joint Steering Committee on a case-by-case basis. The Parties shall have *** days after a Party’s presentation of such opportunity to decide whether or not to: (a) in-license or otherwise acquire such IPR as Third Party IPR; or (b) establish a new Third Party Collaboration (which shall be added to Schedule 1.1.69) pursuant to which any IPR licensed or otherwise acquired under or that arises from the Third Party Collaboration is made accessible to the other Party for the purposes of the Collaboration (any such IPR shall also be considered Third Party IPR and shall be listed in Schedule 1.1.16. The Party presenting such opportunity shall make a full written disclosure to the other Party of all material facts known by such Party with respect to the subject matter of the proposed opportunity, in such timely fashion as to permit the other Party to make an informed decision as to how to proceed in respect of such matters.

3.4.1

Determination of Responsibility for Acquisition of Approved Third Party IPR. If one Party presents such an opportunity to the Joint Steering Committee, then if the other Party agrees that the Collaboration should take one of the proposed actions, the Parties shall negotiate in good faith, on a case-by-case basis, which Party shall be responsible for negotiation of the relevant Third-Party IPR acquisition (including in-licensing) or collaboration opportunity as well as whether and in which proportions the responsibility for payment for access to or acquisition of such third-party IPR shall be borne by the respective Parties.

3.4.2	Impact of Acquired Approved Third Party IPR on Royalty Class.

(a)

Acquisition by IPH. If the opportunity was presented by IPH and IPH wishes to negotiate and pay for the licensing-in or other acquisition of such Third-Party IPR, or if it is agreed by the Parties that IPH shall negotiate and pay, in whole or in part for the licensing-in or other acquisition of any such Third-Party IPR, then any product the sale of which for any purpose without a license under such IPR would infringe a Valid Claim of such IPR by virtue of such IPR comprising a Valid Claim covering the product or the prophylactic, therapeutic, or diagnostic use thereof (as opposed to the production or other use of such product), shall, except where such product already constitutes a Class A Licensed Product, constitute a Class B Licensed Product and IPH shall be entitled to NN’s payment of the corresponding Class B Licensed Product royalties on Net Sales of such product during the Term in accordance with Section 7.6.2 and in all other events shall be classified as a Class C Licensed Product; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

Acquisition by NN. If the opportunity was presented by NN and NN wishes to negotiate and pay for the licensing-in or other acquisition of such Third-Party IPR, or if it is agreed by the Parties that NN shall negotiate and pay, in whole or in part, for the licensing-in or other acquisition of any such Third-Party IPR, then any product the sale of which for any purpose without a license under such IPR would infringe a Valid Claim of such IPR by virtue of such IPR comprising a Valid Claim covering the product or the prophylactic, therapeutic, or diagnostic use thereof (as opposed to the production or other use of such product) shall, except where such product already constitutes a Class A Licensed Product or Class B Licensed Product, constitute a Class C Licensed Product and IPH shall be entitled to NN’s payment of the corresponding Class C Licensed Product royalties on Net Sales of such product during the Term in accordance with Section 7.6.3.

3.4.3	Non-Agreed-Upon Third-Party IPR.

(a)

Right of Acquisition by Presenting Party. If, pursuant to the procedures set forth in Subsection 3.4.2, the Party that is not presenting the in-licensing or other acquisition opportunity does not wish the IPR of or collaboration with the Third Party to be included in the Collaboration, then the Party presenting such opportunity to the Joint Steering Committee shall have the exclusive right to take such action(s) at its own expense and on its own behalf. In the event that such Party does so, any IPR acquired or arising pursuant to such proposed in-licensing, other acquisition or Third Party collaboration shall be deemed (i) Independent IPH IPR if IPH is the Party taking such action or (ii) Independent NN IPR if NN is the Party taking such action.

(b)

Exclusive Rights of Acquiring Party. In such event, the Party that acquires (by assignment, license or otherwise), or enters into a collaboration with a Third Party with respect to, such IPR pursuant to this Subsection 3.4.3, that Party shall have the exclusive right throughout the Territory, with the right to Sub-license and Out-License, to develop and commercialize products (in general or for one or more specific indications) encompassed by a Valid Claim in such IPR, without obligation to pay or provide any royalty or other consideration to the other Party except with respect to the Net Sales of such products the sale of which are covered by a Valid Claim of a Collaboration Patent or (i) if NN or one of its Affiliates is commercializing such product, a Valid Claim of a Patent within the Background IPH IPR or Independent IPH IPR; and (ii) if IPH or one of its Affiliates is commercializing such product, a Valid Claim of a Patent within the Background NN IPR or Independent NN IPR.

Such products covered by such Valid Claims shall be subject to the payment of either a royalty of *** on the Net Sales thereof or alternatively *** of all royalties received by either of the Parties or any of their Affiliates in respect of Net Sales during the Term by its Out-licensees of such products, as calculated, mutatis mutandis, pursuant to Subsection 1.1.53. Payment obligations in respect of royalties received from Out-licensees shall be subject to the Out-licensing Party’s obligation to pay to the other Party a minimum royalty equal to ***, and a maximum royalty equal to ***, of the Out-licensee’s Net Sales of such products. Any of such payments shall be made on a product-by-product and country-by-country basis until the expiration of the last to expire of the aforementioned Valid Claim covering such product in such country. For the avoidance of doubt, (a) the foregoing payment obligation is in lieu of, and not in addition to, any potential or actual Upside Revenue payment obligation, (b) the foregoing royalty obligation shall not be subject to the alternative ten- (10-) year royalty payment period prescribed by Section 1.1.66, and (c) the Party commercializing such product shall have no obligation to pay or provide any milestone fee or other consideration to the other Party in connection with its development or commercialization thereof.

(c)

No NN Funding of Non-Collaboration Activities. For the avoidance of doubt, NN shall have no research funding obligation with respect to, and IPH shall not assign any FTEs funded by NN hereunder to, any activities in connection with the research, development or commercialization of or under any IPR (or any Know-How, Biological Target or other subject matter encompassed by such IPR) that is in-licensed or otherwise acquired by IPH pursuant to this Subsection 3.4.3.

3.5

Obligation to Diligently Seek Sub-License Rights in All Collaborations with Third Parties. During the Collaboration Term, each Party shall, in negotiating any in-licensing, collaboration, partnering or other agreements or arrangements in the Collaboration Field, exercise diligent efforts to obtain the right to grant to the other Party (by license, sublicense or other transfer) the rights and licenses acquired by such Party (by assignment, license or otherwise) in the Collaboration Field pursuant to such Third Party agreements or arrangements (including Third Party Collaborations) for purposes of Commercial Optimization, and to avoid, and if such avoidance is not possible, to minimize, any requirement to provide additional consideration to such third-parties for obtaining or exercising such right.

3.6

Collaboration Plans. The Target Discovery Plan and Drug Discovery Plan, including detailed work plans and performance criteria with respect to the Parties’ respective responsibilities and obligations thereunder, as contemplated by the Parties as of the date of this Agreement, are set out, respectively in Schedules 1.1.65 and 1.1.32.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.7	Commercially Reasonable Efforts. Each Party shall use Commercially Reasonable Efforts during the Collaboration Term:

(a)

to fulfil the responsibilities assigned to such Party in the Collaboration in accordance with the applicable Target Discovery Plan or Drug Discovery Plan as the same may be amended by the Joint Steering Committee from time to time;

(b)	to perform its obligations under the Collaboration in good faith in a commercially reasonable and workmanlike manner;

(c)

as appropriate and to the extent authorized by contract and permitted by applicable Law, to make available to the other Party resources that are necessary or useful for Commercial Optimization (without limitation of either Party’s specific performance obligations hereunder, including the affirmative obligation to provide or make accessible to the other Party any Know-How (including reasonable quantities of samples of any relevant Materials) Controlled by the first Party that are necessary or useful for such Commercial Optimization); and

(d)

to carry out all work done in the course of the Collaboration in material compliance with the Target Discovery Plan and Drug Discovery Plan and all applicable Laws and professional standards governing the conduct of such work.

3.8

Legal Compliance. In the course of carrying out any work under this Agreement, each Party will comply with all applicable Laws regarding the conducting of tests in animals for laboratory research purposes. IPH shall at NN’s expense comply with any additional requirements requested by NN in accordance with NN’s policy for use of animals for laboratory research purposes as set forth in the annexed Schedule 3.8 as the same may be amended by NN from time to time.

3.9	Research Personnel. During the Collaboration Term,

(a)

each Party shall continue to contribute to the Collaboration all its research and development activities in the Collaboration Field that are ongoing as of the date of this Agreement, which shall include the activities listed, in the case of NN, in Schedule 1.1.69A and, in the case of IPH, in Schedule 1.1.69B, and

(b)	each Party shall further contribute to the Collaboration as follows:

(i)

IPH shall deploy and dedicate to the Collaboration, on a full-time basis at least *** of its full-time employees (“FTEs”) during Collaboration Year 1 *** of whom shall be assigned on a full-time basis to the continuation of projects under the former Kirostim Agreement) and at least *** of its FTEs during each of Collaboration Years 2 and 3, with no fewer than *** of such FTEs involved in the Drug Discovery Projects at any given time during the Collaboration, and with the precise allocation and deployment of IPH FTEs to be determined by the Joint Steering Committee twice each year during the Collaboration Term for the following six-(6) month period. In its deployment of FTEs to the Collaboration pursuant to this paragraph, IPH shall

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

maintain an FTE ratio of at least *** with an academic degree from a higher institution of learning (e.g., a university or an engineering school or engineering institute) to *** at all times during the Collaboration. IPH shall further dedicate to the Collaboration appropriately ample time and involvement by IPH management, including regular participation in various Collaboration committees (e.g., the Joint Steering Committee), and provide and ensure the full participation of Project Managers for each project defined by the Joint Steering Committee.

(ii)

During each of Collaboration Years 1 through 3 and, if the Collaboration is thereafter extended, during each of the first two (2) annual extensions of the Collaboration Term, NN shall, in addition to its research funding of IPH pursuant to Section 3.13, provide sufficient annual research funding to cover its own research costs in relation to the Target Discovery and Drug Discovery Plans, including, but not limited to, the funding of *** NN FTEs.

3.10

Project and Pre-Project Groups. The Parties shall form one project group for each project and one ore more Pre-project Group(s) (as determined by the Joint Steering Committee) for each or all Pre-Project(s), identified in the Collaboration Plans. Each such Project group or Pre-project group shall be composed of at least *** and *** representative appointed by each Party who shall have the appropriate experience, expertise, and familiarity with the scientific or intellectual property issues confronted by the Project group to which he or she has been assigned. Each Project group or Pre-project group shall meet at least once per calendar quarter in order to manage effectively each aspect of the Target Discovery Plan or Drug Discovery Plan being implemented by the Project or Pre-project to which it has been assigned.

3.11

Project Managers. For each Project and for one or more Pre-projects (as the Joint Steering Committee shall decide) , each Party shall appoint a head of its research team (a ”Project Manager”) who shall act as the primary contact between the Parties during the Collaboration and shall be responsible for:

(a)	the internal management of each Collaboration project pursuant to the Collaboration Plans;

(b)	the coordination of each project with the other Party’s Project Manager;

(c)	the facilitation of communication between the Parties on a regular basis to discuss the progress of each Project or Pre-project;

(d)	ensuring that all raw data and results generated by or though the Project or Pre-project are freely exchanged between the Parties pursuant to the terms of this Agreement; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)

the provision of regular progress reports and input to the Joint Steering Committee and the Parties’ respective management teams, including the preparation of written project reports, including all summaries and analyses of Project or Pre-project data, on a monthly basis throughout the Collaboration Term, and submission thereof to NN and IPH management. Such project reports shall

(i)	describe all research, development and other Collaboration activities that have been performed, or caused to be performed, since the last such report,

(ii)	evaluate the work performed in relation to the goals of the Collaboration and the applicable Target Discovery Plan or Drug Discovery Plan, and

(iii)	provide such other information as may be required by this Agreement or the applicable Target Discovery Plan or Drug Discovery Plan, or that is reasonably requested by the other Party.

3.12

Research Funding. With the sole exception of the following annual research funding contributions to be made by NN to IPH to ensure IPH’s compliance with its obligation to deploy, on a full-time basis, the number and quality of full time employees required pursuant to Section 3.9, NN and IPH shall each pay all costs and expenses of the activities it is responsible to perform pursuant to the terms of this Agreement and the relevant Collaboration Plans:

•	***

•	***

•	***

With the exception of the above-noted pre-paid research funding for Collaboration Year 1, NN shall pay to IPH, as NN’s annual research funding contribution for each of the first three years of the Collaboration, *** for each of the above-specified IPH FTEs deployed by IPH on a full-time basis in compliance with Section 3.9. With the exception of the above-noted pr-paid research funding for Collaboration Year 1, NN shall pay in full the annual research funding contribution to IPH for Collaboration Year 1 upon the Parties’ execution and delivery of this Agreement on the date of this Agreement. Commencing with the first anniversary of the date of this Agreement, with respect to each remaining Collaboration Year of the Collaboration Term, NN shall pay the annual research funding contribution to IPH for each such Collaboration Year in advance, upon the anniversary of the date of this Agreement. NN shall have no research funding obligation to IPH after the expiration of the Collaboration Term, irrespective of any continuation of this Agreement thereafter during any holdover period, as set forth in Section 3.2(b).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.	MANAGEMENT OF THE COLLABORATION

4.1

Project Group Decisions. Decisions in the project groups will be taken by consensus of the Parties’ respective Project Managers and any dispute that may arise between them as to such decisions shall be referred for resolution to the Joint Steering Committee in accordance with Section 4.5.

4.2

Joint Steering Committee. The Parties have previously established a Steering Committee pursuant to the Kirostim Agreement. Within *** days after the date of this Agreement, the Parties shall form a Joint Steering Committee under this Agreement. The Joint Steering Committee will function throughout the Collaboration Term as the key coordination, supervisory and liaison body in relation to the Collaboration and shall, upon its formation, supersede, replace and undertake the duties of the Steering Committee formed under the Kirostim Agreement, which Steering Committee shall be dissolved, automatically and without further action by the Parties, effective upon the formation of the Joint Steering Committee. The Joint Steering Committee shall:

(a)

consist of *** members having requisite skills to enable them to make recommendations to the Parties’ management with respect to the Collaboration, *** of whom shall be appointed by and represent NN, and *** of whom shall be appointed by and represent IPH, as notified by each Party to the other from time to time in writing;

(b)	accord one vote to each Party;

(c)	be chaired by *** representative (for administrative purposes), as chosen by ***;

(d)

hold meetings in person as frequently as the members of the Joint Steering Committee may agree shall be necessary during the period of the Collaboration, or more frequently upon the reasonable request of either Party, but in any event no less frequently than four (4) times in any Collaboration Year, two (2) of which meetings shall take place, if at all practicable, within one month prior to an NN semi-annual Project Review. Dates of Joint Steering Committee meetings to be held in person shall be agreed upon by the Joint Steering Committee not less than *** days beforehand; responsibility for arranging the meetings, including providing notice and an agenda shall rest with the chair of the Joint Steering Committee;

(e)	establish its own procedural rules for the Joint Steering Committee’s operation, except as to the specifications and procedures expressly set forth in this Section 4.2;

(f)

designate individuals who shall be responsible for sending draft minutes of each meeting to each of the Joint Steering Committee members without undue delay and ensuring that all such minutes are submitted for written approval by both Parties; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(g)

be dissolved automatically and without further action by the Parties, upon the expiration of three (3) months after the effective date of the expiration or earlier termination of the Collaboration Term.

4.3	Duties of Joint Steering Committee. The Joint Steering Committee shall have the following, among other, duties and responsibilities:

(a)

Following the first meeting of the Joint Steering Committee preparing a Target Discovery Plan for Projects in the Collaboration Field that are in the pre-M0 stage of development and that are to be actively pursued by one or both of the Parties or their respective Affiliates (alone or with one or more Third Parties) and annexing such Target Discovery Plan hereto as Schedule 1.1.65;

(b)

monitoring and managing the progress of the Target Discovery Plan and the Drug Discovery Plan, including, but not limited to, updating all associated work plans, allocating IPH’s FTEs among projects, and providing recommendations respecting the allocation of NN’s FTEs among projects;

(c)

managing the deployment, allocation and use of Collaboration Know-How or other Materials and Know-How contributed by the Parties to, or generated or acquired (by assignment, license or otherwise) by, the Parties pursuant to the Collaboration;

(d)

classifying Pre-projects or Projects within any of the Collaboration Plans, or any associated or other project or aspect thereof (including any activities in respect of the discovery or development of any Drug Candidate) as being active, suspended or terminated;

(e)	identifying and assessing Exploratory Targets and updating Schedule 1.1.33 accordingly;

(f)

reviewing, and preparing proposed updates or other amendments (as necessary) to, Schedules 1.1.12 and 1.1.13 for review and written approval by the Parties’ respective management to record the addition and proper classification of Licensed Products;

(g)

preparing, within *** days prior to the expiry or effective date of the termination of the Collaboration Term, the final version of Schedules 1.1.12 and 1.1.13 for review and written approval by the Parties’ respective management;

(h)

considering and, if necessary updating, Schedule 1.1.22 (Collaboration Targets) (a) no less frequently than once during each *** period in the Collaboration Term, (b) within *** after receipt of the written request of either Party during the Collaboration Term, and (c) in a final version of such Schedule to be fixed and final as of the date of the expiration or earlier termination of the Collaboration Term;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)	reviewing, and preparing proposed updates or other amendments (as necessary) to Collaboration Plans for review and written approval by the Parties’ respective management;

(j)

assessing, evaluating and making recommendations to the management of the Parties regarding Third Party Collaborations, Third Party IPR in-licensing and acquisition opportunities, and other IPR in-licensing and acquisition opportunities in the Collaboration Field vis-à-vis any Third Party;

(k)

receiving IPH’s requests, and initiating and monitoring the process by which a Drug Candidate may be referred to NN’s management for the determination, in the sole discretion of NN’s management, whether or not to classify and approve such Drug Candidate as a Niche Candidate for independent development by IPH under this Agreement;

(l)	prioritizing the discovery and research activities of the Collaboration;

(m)	identifying which disease states, indications and conditions might best be targeted by the Collaboration;

(n)	establishing such subcommittees as the Joint Steering Committee may deem appropriate without extending the rights or obligations of the Parties under this Agreement;

(o)	making proposals to the management of the Parties for the review or amendment of the Target Discovery Plan, Drug Discovery Plan, or any other work plans or time schedules under the Collaboration;

(p)	liaising with the Ex-Vivo Task Force with respect to development of ex-vivo applications of Drug Candidates pursuant to Section 6.2;

(q)	developing, agreeing upon and recording procedures for issuing publications and press releases with regard to the Collaboration, subject to the terms of this Agreement set forth in Article 18; and

(r)

establishing a Joint Patent Committee to oversee, coordinate and monitor Patent and other IPR management, development, maintenance and enforcement efforts and strategies in accordance with Article 9, and to report to the Joint Steering Committee with respect thereto;

(s)

evaluating and making proposals and recommendations to the management of the Parties with respect to the number of FTEs required to implement current and planned projects under the Collaboration Plans, including, where applicable, the retention and deployment of additional FTEs;

(t)

performing such other functions and responsibilities as the Parties may hereafter agree to in writing, provided that, for the avoidance of doubt, it is hereby acknowledged and agreed that the Joint Steering Committee shall have no authority to countermand, modify or amend the terms of this Agreement or of any other written agreement between the Parties, or to cause the Parties’ obligations (including any payment obligation) to be otherwise than as stated herein or therein; and

(u)	updating Schedule 1.1.17 (containing Collaboration Know-How.

4.4

Participation in Committee Meetings. The Joint Steering Committee and each of its members shall have power to invite persons whose special skills or influence might advance the Collaboration to attend and address meetings of the Joint Steering Committee. Persons invited may, but are not required to be, employed by the inviting Party or its Affiliates. The inviting Party shall have the obligation to secure that such persons are bound by obligations of confidentiality that are at least as stringent as those set forth in this Agreement. The Joint Steering Committee shall decide on a case-by-case basis who shall be responsible for the expenses incurred by the invitation. For the avoidance of doubt, it is agreed that such invited persons shall not be a member, and shall not have a right to vote or participate in the decision-making process of, the Joint Steering Committee.

4.5

Decision-making Procedures. The Joint Steering Committee shall form a quorum when two representatives of each Party are present. Decisions of the Joint Steering Committee shall be made by unanimous consent of the Parties, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by written resolution signed by one designated representative of each of the Parties. Draft minutes shall be prepared and circulated to the Parties for approval and signature without undue delay after each Joint Steering Committee meeting. If any issue remains unresolved after *** following the formal consideration of such issue by the Joint Steering Committee, either Party may by written notice to the other refer that issue to the Chief Scientific Officer of NN and the Chief Executive Officer of IPH, who shall in good faith negotiate to resolve that issue within *** of such notice. Except with respect to the specific issues expressly identified in Section 3.4 (which shall be decided in accordance with the terms and conditions of that Section), in the event that said officers fail to reach agreement within ***, or for such other period as the Joint Steering Committee may agree, such issue shall be determined by ***, in the good faith exercise of its sole discretion and such determination shall be final and binding upon the Parties.

4.6

Disputes and Continued Performance. For the avoidance of doubt, notwithstanding any failure of the Joint Steering Committee, or the Chief Science Officer of NN and Chief Executive Officer of IPH, to reach agreement resolving any dispute presented to them, the existence of any disputes between the Parties shall not excuse either Party from rendering full performance of its obligations under this Agreement. During the pendency of any such dispute and unless and until this Agreement is terminated in accordance with the express terms and conditions of Article 12, the provisions of this Agreement shall remain in full force and effect and the Parties shall be obligated to perform their

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

respective obligations and be entitled to their respective rights under this Agreement. Not withstanding the foregoing, or any other, provision of this Agreement: (a) in the event that this Agreement is terminated by either Party, the Parties shall be entitled to such rights and licenses, and bear such obligations, as survive such termination pursuant to the express terms hereof, and (b) no such termination shall take effect during the pendency of any dispute as to the right of the terminating Party to terminate this Agreement, provided that such dispute is submitted to arbitration in accordance with Section 21.14 within *** days after the effective date of such termination.

4.7	Expenses. ***.

4.8

Limited Authority. For the avoidance of doubt, the Joint Steering Committee shall have no competency to increase or decrease the total number of IPH or NN FTEs required by this Agreement or to make any other change in the Collaboration which would materially affect the scope, costs or other terms thereof as set forth in this Agreement. Any such change shall require a written agreement between the Parties.

4.9

Development and Commercialization Committee. The Parties have previously established a Development and Commercialization Committee pursuant to the Kirostim Agreement. Within *** after the date of this Agreement, the Parties shall form a committee to be designated as the “Development and Commercialization Committee” that shall, upon its formation, supersede, replace and assume the duties of the Development and Commercialization Committee established under the Kirostim Agreement, which prior Development and Commercialization Committee shall be thereupon be dissolved automatically without further action of the Parties. The Development and Commercialization Committee shall function throughout the Term as a forum for the Parties’ communication and discussion concerning (a) post-M1 development and commercialization, both during and after the Collaboration Term, of all Licensed Products, including all products discovered or developed pursuant to the Kirostim Agreement, and (b) any Niche Candidates. The Parties shall agree on the rules and procedures for such a Development and Commercialization Committee, which shall in any event:

(a)	consist of three (3) ordinary representatives of each Party, as may be designated by each Party to the other Party from time to time in writing;

(b)	be chaired by an additional *** representative to be chosen by *** and who shall constitute the seventh (7th) member of the Development and Commercialization Committee;

(c)

hold meetings in person as frequently as the members of the Development and Commercialization Committee may agree shall be necessary but in any event no less frequently than once every ***. Dates of meetings to be held in person shall be agreed by the parties not less than *** beforehand with the first meeting to take place before December 31, 2006, with responsibility for arranging the meetings, including providing notice and an agenda, resting with the chairman;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)

appoint a representative as secretary who shall be responsible for preparing and circulating to the Parties, for their required review and approval, draft minutes of each meeting without undue delay after each Development and Commercialization Committee meeting.

5.	GRANT OF RIGHTS

5.1	NN Licenses in the Field. IPH hereby grants to NN, and NN hereby accepts:

(a)	an exclusive (even as to IPH) right and license during the Term, to practice, exercise and use all Background IPH IPR other than Background IPH Research Technology IPR;

(b)

an exclusive (even as to IPH) right and license during the Collaboration Term, and non-exclusive right and license during the balance of the Term remaining after the expiration or earlier termination of the Collaboration Term, to practice, exercise and use all Background IPH Research Technology IPR; and

(c)	an exclusive (even as to IPH) right and license during the Term, to practice, exercise and use all Collaboration IPR Controlled by IPH (including, for clarity, any Joint IPR or Third-Party IPR);

in the Collaboration Field and throughout the Territory, in each case ((a) through (c)), with the right to Sub-license and Out-license, for purposes of achieving Commercial Optimization, including the right and license to conduct research with and of, discover, develop, use, manufacture, have manufactured, register, package, sample, distribute, promote, market, offer for sale, import, export, sell and have sold Licensed Products, Niche Candidates and Residual Products for all uses and purposes, subject to the terms and conditions of this Agreement, including the rights and licenses granted back, or agreed to be granted back, to IPH pursuant to Sections 5.3 and 5.5(a), below.

5.2

NN License to Collaboration IPR Outside the Collaboration Field. IPH hereby further grants to NN, and NN hereby accepts, a non-exclusive, Sub-licensable right and license, without the right to Out-license, to practice exercise and use throughout the Territory during the Term, any Collaboration Research Technology IPR Controlled by IPH, for purposes of NN’s and its Affiliates’ use for the discovery, development or commercialization of biologics or other products or processes outside the Collaboration Field. In the event that NN wishes to Out-license such IPR, it shall notify IPH of its desire to do so in a written request setting forth in reasonable detail the contemplated nature and terms of, and parties to, the proposed Out-license, and the Parties shall negotiate in good faith a separate license agreement providing for such Out-license, any such agreement being subject to the final management approval of each Party.

5.3

Grant Backs to IPH. NN hereby grants back to IPH, and IPH hereby accepts for no additional consideration, a non-exclusive right and license, with the right to Sub-license (but without the right to Out-License), throughout the Territory, to practice, exercise and use (a) during the Collaboration Term, Background IPH

IPR licensed to NN pursuant to Section 5.1, and (b) during the Term, all Research Technology IPR licensed to NN during the Term pursuant to Section 5.1, in each case ((a) and (b)) solely to conduct research and development for purposes of Commercial Optimization.

5.4

IPH Licenses to NN Background Research Technology IPR and NN Controlled Collaboration IPR. NN hereby grants to IPH, and IPH hereby accepts, a non-exclusive right and license, with the right to Sub-license (but without the right to Out-License), throughout the Territory during the Term, to practice, exercise and use any Background NN Research Technology IPR or Collaboration IPR that is Controlled by NN, solely to conduct research and development for purposes of Commercial Optimization.

5.5

Future IPH License in the Field for Niche Candidates. NN hereby agrees to grant or grant back to IPH an exclusive right and license, including the right to Sub-license and Out-license, throughout the Territory during the Term, to develop and commercialize in the Collaboration Field solely such specific Niche Candidates as IPH may hereafter be authorized to commercialize pursuant to the terms and conditions of Article 6 hereof:

(a)	under all Intellectual Property Rights licensed exclusively to NN pursuant to Section 5.1; and

(b)	under all Background NN IPR and Collaboration IPR Controlled by NN,

to the extent that such rights and licenses are necessary or useful for purposes of achieving Commercial Optimization with respect to such specific Niche Candidates in approved indication(s). Notwithstanding the foregoing or any other provision of this Agreement, NN shall not be required to grant or grant back to IPH any such right or license if to do so is not authorized by contract or permitted by applicable Law or will require NN to pay or provide any consideration (including any royalty, sublicense fee or other payment) to any Person, save that, in the event that NN shall decline to pay or provide such consideration to procure or grant such license, IPH shall have the right to do so to the extent authorized by contract and permitted by applicable Law.

For the avoidance of doubt, the exclusivity of any license granted or granted back to IPH pursuant to this Section 5.5 shall be comprised solely of the exclusive rights of commercialization, and development for commercialization, and only as they may hereafter apply to such specific products as IPH is hereafter authorized to develop pursuant to Article 6, and shall not in any way limit or derogate from NN’s rights with respect to any IPR licensed to IPH under this Agreement (including any right of NN to practice, use or exploit such IPR), or any of the rights or licenses of NN under this Agreement to practice, use or exploit any IPR licensed to NN hereunder for any purpose other than for commercializing such specific Niche Candidates for such specific indications or uses as are hereafter licensed exclusively to IPH to commercialize pursuant to the terms and conditions of Article 6 and this Section 5.5.

5.6

Sub-licensing. Except as is otherwise herein expressly provided, and subject to the terms of this Agreement, each of IPH and NN shall be entitled to Sub-license their rights and obligations under this Agreement provided that (a) the Sub-licensing Party shall secure appropriate covenants, obligations and rights from any proposed Sub-licensee so as to ensure that such Sub-licensee is able to comply with the Sub-licensing Party’s covenants and obligations hereunder, and (b) during the Collaboration Term, all such Sub-licensing by the Parties shall be subject to the prior approval of the Joint Steering Committee.

A Party that Sub-licenses any rights, licenses or obligations hereunder to any Person shall ensure that, prior to and as a condition of the grant of such Sub-license, the proposed Sub-licensee enters into binding obligations of confidentiality, non-use, and IPR ownership that shall be enforceable by both Parties and at least as stringent as those set out in the text hereof, and that, with respect to Materials, shall conform to the Material Transfer Agreement and other requirements set forth in Section 10.4. Each Party shall be liable for any such work performed by its Sub-licensees hereunder as if the work had been performed by the Party itself.

For the avoidance of doubt, FTEs of the Parties’ Sub-licensees who are dedicated on a full-time basis to perform activities for or on behalf of the Collaboration and who otherwise meet the qualification requirements applicable to the respective Parties under Section 3.7 shall be counted as FTEs of the Sub-licensing Party for purposes of determining the Parties’ respective contributions of personnel to the Collaboration pursuant to that Section.

5.7	Regulatory Exclusivity. For no additional consideration:

(a)

IPH shall grant a license or authorization to NN (and do all such reasonable acts related thereto) under any regulatory exclusivity (such as orphan drug exclusivity, new chemical entity exclusivity, pediatric exclusivity, and the like) and any regulatory reference rights, authorizations, or approvals held by IPH or any of its Affiliates with respect to the development or commercialization of a Niche Candidate, Residual Product or Licensed Product that are necessary for NN to develop or commercialize any Licensed Product, Niche Candidate or Residual Product that might otherwise be barred from regulatory approval by such exclusivity; and

(b)

NN shall grant a license or authorization to IPH (and do all such reasonable acts related thereto) under any regulatory exclusivity (such as orphan drug exclusivity, new chemical entity exclusivity, pediatric exclusivity, and the like) and any regulatory reference rights, authorizations, or approvals held by NN or any of its Affiliates with respect to any Licensed Product, Niche Candidate or Residual Product that are necessary for IPH to develop or commercialize any Niche Candidate, Residual Product or Licensed Product authorized for commercialization by IPH hereunder that might otherwise be barred from regulatory approval by such exclusivity.

5.8

Freedom of Operation in Respect of Independent IPR. It is the Parties’ intention that each of them have and retain throughout the Term the freedom to operate necessary to enable them to exercise their respective rights and licenses, and fulfill their respective obligations, under this Agreement for the purposes of achieving Commercial Optimization of Licensed Products, and Niche Candidates and Residual Products. To this end, the Parties shall be obligated as follows:

5.8.1	IPH License to NN of Independent IPH IPR.

(a)

IPH shall, and hereby does, in each case at its own expense, grant, or shall procure for NN or its Affiliates, or pay for the procurement by or on behalf of NN of, the grant of, non-exclusive rights and licenses (including the right to grant Sub-licenses and Out-licenses), throughout the Territory during the Term under all such Independent IPH IPR as (i) is generated or acquired (by assignment, license or otherwise) at any time during the Collaboration Term or the *** period following immediately after the expiration or termination thereof by or on behalf of (A) IPH or any of its Affiliates, either jointly with one another or independently, or (B) IPH, or any of its Affiliates, or any Third Party (whether independently of or jointly with IPH or any of its Affiliates) in connection with any collaboration by IPH or any of its Affiliates with such Third Party, and (ii) is necessary for the achievement of Commercial Optimization of Licensed Products, Niche Candidates, or Residual Products, and, in particular, for NN fully to exercise its rights and licenses and fulfill its obligations under this Agreement.

***

(b)

For the avoidance of doubt, NN shall not be required to pay or provide any fee, royalty or other consideration (such as the payment of any premium or performance of any obligation) by reason of or in consideration of IPH’s grant or procurement of the grant to NN of any right or license pursuant to this Subsection 5.8.1, other than or in addition to such royalty obligations as might apply to NN’s use of Independent IPH IPR pursuant to Subsection 5.8.1(a) hereof

(c)

For the avoidance of doubt, it is understood that NN may need to pay or provide consideration to Third Parties by the terms of such agreements or arrangements as NN may need to enter into (or authorize IPH to enter into) with such Third Parties to secure NN’s freedom of operation pursuant to the express, post-purchase/acquisition exclusion to IPH’s payment obligation set forth in the second paragraph of Subsection 5.8.1(a) with respect to IPR that is first generated or acquired by IPH or an IPH Affiliate after the effective date of a purchase or acquisition of IPH.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.8.2

NN Assistance, and License of Independent NN IPR, to IPH for Niche Candidates or Abandoned Licensed Products. To the extent authorized by contract and permitted by applicable Law, NN shall grant to IPH, or provide reasonable cooperation and assistance to IPH to procure the grant to IPH of, non-exclusive rights and licenses (including the right to grant Sub-licenses and Out-licenses), throughout the Territory during the Term under all such Independent NN IPR as (a) is generated or acquired (by assignment, license or otherwise) at any time during the Term by or on behalf of (i) NN or any of its Affiliates, either jointly with one another or independently, or (ii) NN, or any of its Affiliates, or any Third Party (whether independently of or jointly with NN or any of its Affiliates) in connection with any collaboration by NN or any of its Affiliates with such Third Party, and (b) is necessary for (i) the achievement of Commercial Optimization of such Niche Candidates, Licensed Products or Residual Products as IPH may hereafter be authorized to develop for commercialization (and, in particular, for IPH fully to exercise such rights and licenses in respect of such Niche Candidates, Licensed Products or Residual Products as may hereafter be granted hereunder, and (ii) IPH to fulfill its obligations under this Agreement. In no case shall NN be required to procure or exercise the right to grant any such rights or licenses to IPH in the event that to do so would require NN to provide or pay any consideration (including any royalty, license fee or other payment) to any Person, save that IPH may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law.

5.8.3

NN License to IPH of Independent NN IPR for Residual Products. To the extent authorized by contract and permitted by applicable Law, NN shall grant to IPH or provide reasonable cooperation and assistance to IPH to procure the grant to IPH of non-exclusive rights and licenses (including the right to grant Sub-licenses and Out-licenses), throughout the Territory during the Term under all such Independent NN IPR as (a) is generated or acquired (by assignment, license or otherwise) at any time during the Collaboration Term or the *** period following immediately after the expiration or termination thereof (or in the case of Sections 13.4 and 13.5 during the Term) by or on behalf of (i) NN independently, or (ii) NN or any Third Party (whether independently of or jointly with NN) in connection with any collaboration by NN with such Third Party, and (b) is necessary for the achievement of Commercial Optimization of such Residual Products as IPH may hereafter be authorized to develop for commercialization. In no case shall NN be required to procure or exercise the right to grant any such rights or licenses to IPH in the event that to do so would require NN to provide or pay any consideration (including any royalty, license fee or other payment) to any Person, save that IPH may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.8.4

Discussion Regarding Other Independent IPR Necessary for Freedom of Operation. Notwithstanding the time limitations in Subsections 5.8.1(a) and 5.8.3 in respect of the obligations of the Parties to grant or procure the grant of Independent IPR, the Parties shall negotiate in good faith the terms under which any other Independent IPR (i.e., Independent IPR arising subsequently during the Term) may be licensed during the remainder of the Term with respect to any Residual Product.

5.9	Terminated Collaboration Properties and Out-licensing. Upon the request of either Party (which request shall not, save for extraordinary circumstances, be more frequent than ***), with respect to any:

(a)	terminated Collaboration Pre-projects or Projects, or any aspects or elements of either thereof, or

(b)	Collaboration IPR that the Parties agree no longer has any value for Commercial Optimization,

the Parties shall confer to evaluate and assess:

first, the possibility and conditions pursuant to which the grant or grant back of a license may be made to one of the Parties as necessary for such Party independently to conduct further research, development or commercialization of the subject matter described in the above paragraph (a) or to practice, use or exploit any of the IPR described in the above paragraph (b), in each case on written terms to be mutually agreed and satisfactory to the Parties; and

second, the possibility of Out-licensing to a Third Party or entering into a arrangement with a Third Party with respect to the IPR or other subject matter described in the above paragraphs (a) or (b) of this Subsection upon Arm’s Length Transaction terms.

5.9.1

With respect to any such terminated Pre-projects, Projects, or any aspect of either thereof as the Parties determine should be Out-licensed or made subject to such Third Party arrangement in order to maximize its commercial potential, the Parties shall assess and evaluate the feasibility and desirability of such Out-licensing or arrangement upon Arm’s Length Transaction terms.

5.9.2	In the event that the Parties shall decide to go forward with such Third Party Out-licensing or arrangement in accordance with this Section 5.9, the Parties shall:

(a)

agree upon the allocation of all revenues and profits that result from each such Out-licensing or arrangement prior to the undertaking of any commitment to enter into such Out-licensing or other arrangement, which allocation shall take into account the stage of development of, and contribution of each of the Parties with respect to, the Pre-project, project, or aspect thereof to be submitted for Out-licensing to or arrangement with such Third Party; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

appoint one of the Parties as the Party responsible for such Out-licensing or arrangement, who shall bear responsibility for entering into and implementing such Out-licensing or arrangement on Arm’s Length commercial terms, and shall keep the other Party regularly and fully informed of all material activities and developments and other relevant facts in respect of such Out-licensing or Third Party arrangement, including all Net Sales and required payments of royalties in connection therewith.

5.9.3

In the event that the Parties reach no agreement regarding Out-Licensing or other arrangement regarding such Collaboration IPR, the Party responsible for prosecution or maintenance of such IPR pursuant to Article 9 may abandon such IPR without any further obligation to the other Party.

5.10

Procedure for Terminating Background IPR. Upon the written request of either Party with respect to any Background IPR which such Party believes no longer has any value for the development or commercial exploitation of any Licensed Products, Niche Candidates or Residual Products, (a) during the Collaboration Term, the Joint Steering Committee (by unanimous decision), and (b) thereafter, the Parties, shall confer to evaluate and assess jointly and in good faith whether such IPR has value for purposes of such development or commercial exploitation.

5.10.1

Decision Not to Terminate IPR. In the event that the Joint Steering Committee determines unanimously, or the Parties agree, that such Background IPR has value for the development or commercial exploitation of any Licensed Products, Niche Candidates or Residual Products, then such determination or agreement shall be set forth in writing and the Party Controlling such IPR shall retain such Control in accordance with the terms and conditions of its obligations hereunder.

5.10.2

Decision to Terminate IPR. In the event that the Joint Steering Committee determines unanimously, or the Parties agree, in writing that such IPR does not have value for the development or commercial exploitation of any Licensed Products, Niche Candidates or Residual Products, then such IPR shall no longer constitute or be licensed hereunder as Background IPH IPR or Background NN IPR, as the case may be, and shall be deleted or otherwise excluded from the applicable IPR Schedule, and the Party in Control of such IPR (a) shall have no further obligation to retain such Control, and (b) shall have the right to assign, license or otherwise transfer all or any part of its right, title and interest in and to such IPR, including the Control thereof, to a Third Party.

5.10.3

Failure to Reach Decision Whether to Terminate IPR. If the Joint Steering Committee shall fail to reach a unanimous decision, or the Parties shall fail to agree, within *** of receipt of the Controlling Party’s written request pursuant to this Section 5.10 (or such longer period as the Parties may hereafter agree in writing), as to whether or not such IPR has value for the development or commercial exploitation of any Licensed Products, Niche Candidates or Residual Products, then the Joint Steering Committee or the Parties, as applicable, shall consider in good faith the possibility and conditions pursuant to which the grant of a license or assignment, or other transfer, may be made by the Party in Control of such IPR to the other Party (or such other Party’s Affiliate) as necessary for such other Party (or its Affiliate) independently to conduct further, research, development or commercialization of such IPR, or to practice, use or exploit such IPR, in each case on written terms to be mutually agreed and satisfactory to the Parties. In the event that the Parties shall fail to enter into such a written agreement within *** of the Joint Steering Committee’s or other Party’s receipt of the Controlling Party’s written request pursuant to the first paragraph of this Section 5.10, the matter shall be decided by the arbitration procedure set forth in Section 21.14, provided that:

(a)

if the Party not in Control of such IPR shall fail to commence an arbitration proceeding seeking the resolution of such matter within *** after the expiration of the aforementioned *** period, or if such arbitration proceeding is commenced within such *** period and the arbitral body deciding such matter shall determine that the IPR does not have such value, then, in each case, it shall be conclusively established that such IPR does not have such value, this determination shall be final and binding upon the Parties, and the Party in Control of such IPR shall have all the rights set forth in Subsection 5.10.2 with respect to such IPR; and

(b)

if such arbitration is commenced within such *** period and the arbitral body deciding such matter shall determine that the IPR does have such value, and the Parties shall fail to agree, in writing, to the terms of a settlement providing for the Party in Control’s transfer of rights in the IPR to the other Party, then the Party in Control of such IPR shall be required to retain such Control in accordance with the terms and conditions of its obligations hereunder.

5.11

NN Out-licensing and Upside Revenue. Pursuant to the terms and conditions of Section 5.1, NN shall be entitled to Out-license its rights and licenses under this Agreement with respect to Licensed Products in Out-licensing, partnering and other agreements or arrangements, provided that it may do so only on the following conditions:

(a)

If NN or any of its Affiliates Out-licenses any Licensed Product to a Third Party before the first use of same in human clinical trials, NN shall pay to IPH *** of all Upside Revenue received by NN in consideration of its grant of such Out-license. NN shall pay all amounts due to IPH in respect of Upside Revenue described in this Section 5.11(a) within *** after the date of actual receipt by it of any such Upside Revenue payment.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

If NN or any of its Affiliates Out-licenses any Licensed Product to a Third Party after the first use of same in human clinical trials but prior to the start of the first use of the same in Phase III clinical trials, NN shall pay to IPH *** of all Upside Revenue received by NN in consideration of its grant of such Out-license. The payment obligations under Section 5.11(a) and this Section 5.11(b) are non-cumulative and mutually exclusive. NN shall pay all amounts due to IPH in respect of Upside Revenue described in this Section 5.11(b) within *** days after the date of actual receipt by it of any such Upside Revenue payment.

(c)

IPH shall not be entitled to any percentage of Upside Revenue received by NN in consideration of the Out-licensing of any Licensed Products, Niche Candidates or Residual Products at any time after the start of the first use of same in Phase III clinical trials.

5.12

Cumulative Payments. All payment obligations set forth in this Article 5 in respect of Out-licensing shall be in addition to, and not in lieu of, any milestone, royalty, or other payment obligations expressly provided for by this Agreement.

5.13	Future Obligation to Provide Licenses Under Specific Third Party Agreements if Deemed Necessary

5.13.1

NN Obligation to Grant Sublicense Under *** License In Respect of an NN Approved Niche Candidate. In the event that IPH shall hereafter request to become authorized to develop and commercialize any Drug Candidate as a Niche Candidate pursuant to Article 6, then, if NN shall grant such request, and IPH shall further request, in good faith and upon an opinion of intellectual property counsel or such other reasonable basis as shall be reasonably satisfactory to NN, that a license from *** is necessary for IPH’s development of such Niche Candidate, NN shall grant a sublicense to IPH under the IPR Licensed to NN under the agreement between NN and *** dated October 26, 2004, within *** of such request, as necessary for the development or commercialization of such Niche Candidate, throughout the Territory and during the Term (including the right to Sub-license and Out-license).

(a)

If NN fails to grant such a sublicense for IPH, upon satisfaction of the requirements of this Subsection 5.13.1, NN shall pay to IPH an increase of *** with respect to the next Discovery Milestone payment to IPH under this Agreement. NN’s failure to grant such sublicense shall not in any event be deemed to constitute a breach of this Agreement and the payment obligation of NN under this Subsection 5.13.1 shall be IPH’s sole remedy for NN’s failure to obtain such license.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

If NN grants such sublicense to IPH, IPH shall be responsible for complying with all obligations to *** under such a sublicense including payment of all applicable sublicensing royalties, milestones, or maintenance fees, maintenance of requisite insurance, and compliance with applicable production requirements thereunder.

5.13.2

*** IPR. In the event that the Joint Steering Committee acting in good faith recommends the grant of a non-exclusive sub-license to NN (with right to sublicense with respect to Licensed Products) of any IPR which is the subject of IPH’s agreements with *** (the “Licensors”) dated June 24, 2005, and February 19, 2003, respectively, IPH shall, during a period of *** following immediately after such recommendation, seek to negotiate amended sub-licensing terms under such agreements which are acceptable to IPH. IPH shall be obligated to seek such amended sublicensing terms, save that IPH not to be obligated to pay *** more than ***, respectively, in order to obtain a sublicense including such amended terms.

5.13.2.1 In the event that ***, respectively, requires payment of more than *** for the grant such sublicense including such amended terms (as IPH shall reasonably require), IPH shall promptly notify NN of such fact and NN shall thereafter have the right (without obligation) to pay such additional amounts to obtain such sublicense(s).

5.13.2.2 In the event that IPH is unsuccessful in obtaining such a license within such *** period, the sum of *** shall be deducted from the next Discovery or Development Milestone payment due to IPH under this Agreement in full and final settlement of its obligations to seek such sublicense.

5.13.3

*** IPR. In the event that the Joint Steering Committee acting in good faith recommends that IPH seek to negotiate an exclusive license including the right to sublicense to NN to any IPR which is the subject of IPH’s agreements with *** dated April 28, 2000 (reference number 97097), IPH shall during a period of *** following immediately after such recommendation, seek to negotiate the terms of such a license acceptable to IPH.

5.13.3.1 In the event that IPH is unsuccessful in obtaining such a license including such terms within such *** period the sum of *** shall be deducted from the next Discovery Milestone payment due to IPH under this Agreement in full and final settlement of its obligations to seek such a license from ***.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.13.3.2 If *** requires a payment of more than *** in order for IPH to obtain such a license (including such terms), IPH shall promptly notify NN of such fact and NN shall thereafter have the right (without obligation) to pay such additional amounts to obtain such licenses.

5.13.4

IAP Technology. In the event that the Joint Steering Committee acting in good faith recommends that IPH seek to negotiate a non-exclusive license to NN (without right to sublicense other than with respect to a Licensed Product) to any IPR which may be the subject of IPH’s future agreement with *** concerning US provisional patent applications *** (and any related Patents) (the “IAP Technology”), IPH shall during a period of *** following immediately after such recommendation, seek to negotiate the terms of such a license on terms acceptable to IPH.

5.13.4.1 In the event that IPH is unsuccessful in obtaining such a license including such terms within such *** period the sum of *** shall be deducted from the next Discovery Milestone payment due to IPH under this Agreement in full and final settlement of its obligations to seek such a license from ***.

5.13.4.2 If *** requires a payment of more than *** in order for IPH to obtain such a license (including such terms), IPH shall promptly notify NN of such fact and NN shall therafter have the right (without obligation) to pay such additional amounts to obtain such licenses.

6.	NICHE CANDIDATES AND EX-VIVO CELLULAR THERAPY CANDIDATES

6.1	Niche Candidates.

(a)

Upon IPH’s request at any time during the Collaboration Term, the Joint Steering Committee shall consider and address to the Development and Commercialization Committee whether a Drug Candidate or Licensed Product identified by IPH may be classified as a Niche Candidate for IPH’s further development and commercialization for one or more indications specified by IPH relative to such proposed Niche Candidate. After due consideration, and in any event within *** of presentation of IPH’s request to the Joint Steering Committee (or such other period as the Parties may hereafter agree to in writing), the Development and Commercialization Committee shall submit a recommendation or recommendations respecting the matter to NN’s senior management. NN’s senior management shall review the recommendation(s) of the Development and Commercialization Committee and, after having given due consideration of the matter, decide, in the exercise of NN’s sole discretion, whether such Drug Candidate or Licensed Product shall be classified as a Niche Candidate for any such indication(s), which decision shall be set forth in writing and be final and binding upon the Parties.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Upon and subject to NN’s written approval pursuant to Section 6.1(a) of the development and commercialization of such Drug Candidate or Licensed Product as a Niche Candidate for any indication:

(i)

IPH shall have the exclusive right to conduct the development and commercialization of such Drug Candidate or Licensed Product as a Niche Candidate solely for the indication(s) specified by such approval, and shall diligently undertake such development and commercialization pursuant to a license that shall be granted by NN to IPH in conformity with Section 5.5 and the other terms and conditions of this Agreement. IPH shall not conduct, or cause to be conducted, any such development or commercialization of such Drug Candidate or Licensed Product as a Niche Candidate for any use or indication without having first obtained NN’s written approval in accordance with this Section 6.1.

(ii)

NN shall provide IPH with all information (regulatory, clinical, CMC and other) in its possession or control that is necessary or useful for purposes of IPH’s development or commercialization of the such Niche Candidates for all such approved indications, and, to the extent authorized by contract and permitted by applicable Law, IPH shall have the right to reference all NN regulatory filings (including all Drug Master Files) for IPH to pursue registrations in respect of such indications. NN’s reasonable out-of-pocket costs connected with providing IPH such information and arranging for such rights of reference, including the use of NN staff resources shall be paid by IPH on an hourly basis reflecting the actual cost to NN but in no circumstances shall such costs exceed a total of ***.

6.2	Ex-Vivo Cellular Therapy Candidates.

(a)

Upon or within *** after the date of this Agreement, the Parties shall form an Ex-Vivo Task Force having the purpose of preparing, for submission to the Joint Steering Committee and Development and Commercialization Committee within *** after the date of this Agreement, a recommendation or recommendations setting forth proposed substantive and procedural guidelines in respect of the further development and commercialization of ex-vivo applications of Drug Candidates, which may include, among other relevant factors, business, market, manufacturing and regulatory considerations in respect of the development and commercialization of potential Ex-vivo Cellular Therapy Candidates. The Joint Steering Committee and the Development and Commercialization Committee shall, upon receipt of the recommendation(s) of the Ex-Vivo Task Force, present the recommendation(s) to the senior management of the respective Parties.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Subject to and upon the finalization and written approval by the Parties’ respective senior management of the Ex-Vivo Task Force’s recommended guidelines described in Section 6.2(a), such guidelines will be annexed as an amendment to this Agreement. Particulars as to the objectives, mandate and procedures of the Ex-Vivo Task Force shall be set forth in the annexed Schedule 6.2. In the event of a dispute with respect to the adoption or implementation of the Ex-Vivo Task Force guidelines, the matter shall be referred to the Joint Steering Committee and the provisions of Sections 4.5 and 4.6 shall control.

6.3

IPH Royalty Obligation. For each Niche Candidate under development and commercialization by IPH and for which NN has not exercised its Buy-In Option rights under Section 6.5, IPH shall pay to NN royalties on Net Sales of such Niche Candidate in accordance with the schedule set forth in Section 7.8 and the other royalty provisions of Article 7.

6.4

IPH Access to Materials. In the event that IPH undertakes the development and commercialization of a Niche Candidate in accordance with Section 6.1, IPH shall, solely for purposes of the exercise of its license pursuant to Section 5.5(b), have the right to access reasonable quantities of samples of such Materials in NN’s Control as are (a) claimed or otherwise covered by the Collaboration IPR or Background NN Research Technology IPR licensed to IPH under Section 5.5(b), and (b) comprise or are directed to such Niche Candidate, for purposes of its Commercial Optimization.

6.5	NN Buy-In Option. The Parties shall have the following rights in respect of such Niche Candidates as may be developed and commercialized by IPH pursuant to Section 6.1 hereof:

6.5.1

NN and its Affiliates shall, with respect to each indication for each such Niche Candidate being developed and commercialized by IPH, have the exclusive right and option, hereby irrevocably granted by IPH to participate on a co-exclusive basis with IPH in the further development and commercialization of such Niche Candidate for such indication and to share on *** basis all profits derived from the commercial exploitation thereof (after deduction and reimbursement of the marketing and other costs expended by the respective Parties’ in developing and commercializing such Niche Candidate after NN’s exercise of this option), subject to NN’s payment to IPH of *** of all reasonable, documented out-of-pocket costs expended by IPH prior to NN’s exercise of this option for the development and commercialization of the subject Niche Candidate for such indication, and NN’s undertaking to share with IPH, on *** basis, responsibility for all costs incurred for the purposes of the further development and commercialization of such Niche Candidate for such indication incurred after the exercise of this option (the ”Buy-In-Option”).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

NN may exercise this exclusive right and option any time prior to notice from IPH of IPH’s good faith intent to enter into the first Phase III clinical trial with respect to such indication for such Niche Candidate or the expiration of *** after NN’s receipt of such notice. In each case, IPH shall, within *** after its decision to proceed to any Phase III trial, provide NN with notice of its intention to enter into such trial together with a draft Phase III trial protocol and all preceding Phase I and Phase II trial data in respect of the Niche Candidate IPH proposes to progress to Phase III trial.

6.5.2

IPH Option to Discontinue Participation In Development Upon NN Execution of Buy-In Option. In the event that NN exercises the foregoing Buy-In-Option pursuant to Subsection 6.5.1 with respect to any Niche Candidate, IPH shall have the option to discontinue its participation in the further development and commercialization of such Niche Candidate for the indication(s) with respect to which NN has exercised the Buy-In-Option, which opt-out option may only be exercised by IPH’s delivery to NN of written notice thereof within *** after IPH’s receipt of notice of NN’s exercise of the Buy-In-Option. In the event that NN exercises the Buy-In-Option and IPH exercises the foregoing opt-out right:

(a)

NN or its Affiliates shall assume the sole and exclusive right and license (with the rights to Sub-license and Out-license) to further develop and commercialize such Niche Candidate for such indication(s) in the Territory during the Term, subject to NN’s payment to IPH of (i) one hundred percent of all reasonable, documented out-of-pocket costs expended by IPH for the development and commercialization of such Niche Candidate for such indication(s) prior to NN’s exercise of the Buy-In-Option (in lieu of and not in addition to the *** of such costs payable under Subsection 6.5.1,) (ii) IPH’s *** share of all reasonably documented out-of-pocket costs incurred by the Parties during the period between NN’s exercise of the Buy-In-Option and the effective date of IPH’s exercise of its option to discontinue its participation in the development and commercialization of such Niche Candidate for such indication(s)), and (iii) royalties in accordance with Subsection 7.8.3 (Scenario 3(A), 3(B) or 3(C)); and

(b)

NN or its Affiliates shall bear the sole and exclusive responsibility for all costs of such further development and commercialization, and have the exclusive right to all revenues derived from the commercialization, of such Niche Candidate for such indication(s) incurred after the effective date of IPH’s election to opt out of such further development and commercialization pursuant to this Subsection 6.5.2; and

(c)

IPH shall have no further right or license to develop or commercialize such Niche Candidate for such indication(s) and all rights and licenses granted to IPH hereunder in respect of the relevant indication(s) for such Niche Candidate shall be granted or granted back to NN.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.5.3

IPH Out-License of Niche Candidates; NN Right of First Offer. In the event that IPH desires to Out-license any Niche Candidate before its determination to initiate the first Phase III trials for such Niche Candidate for any indication(s) with respect to which IPH has acquired exclusive rights under Section 6.1, NN and its Affiliates shall have an irrevocable first right of offer, hereby granted, to negotiate an Out-license with IPH in respect of such Niche Candidate pursuant to the procedures set forth in Subsection 13.3.6. If such an Out-license agreement is signed by NN and IPH, IPH shall have no further right or license to develop or commercialize such Niche Candidate in the indication(s) covered by such agreement, save that if no such agreement is executed within the period of *** after such First Offer NN shall have no further right and option under Subsection 6.5.1.

6.6

NN Co-Marketing Option. In addition to the foregoing rights, save where IPH has previously Out-licensed any rights in respect of a Niche Candidate to a Third Party, NN and its Affiliates shall have the exclusive right and option, hereby irrevocably granted by IPH, to co-market any such Niche Candidate for any indication(s) with respect to which IPH has acquired exclusive rights under Section 6.1 on terms to be negotiated between the Parties in good faith, which option may be exercised by NN at any time during the first *** following the First Commercial Sale anywhere in the Territory with respect to each such Niche Candidate for such indication(s). In the event that the Parties are unable to agree to the terms of co-marketing in good faith any remaining disputed terms shall be determined in accordance with Section 21.14.

6.7

IPH Assistance to NN Upon NN Exercise of Buy-In or Co-Marketing Option. If NN shall exercise any of its rights or options under Subsections 6.5.1 or Section 6.6, or enter into any Out-license with IPH pursuant to Subsection 6.5.3 IPH shall provide NN with all information (regulatory, clinical, CMC and other) in its possession or control that is necessary or useful for purposes of NN’s development or commercialization of the affected Niche Candidates for all indications concerned, and NN shall have the right to reference all IPH regulatory filings (including all Drug Master Files) for NN to pursue registrations in respect of such indications. IPH’s reasonable out-of-pocket costs connected with providing NN such information and arranging for such rights of reference, including the use of IPH staff resources shall be paid by NN on an hourly basis reflecting the actual cost to IPH but in no circumstances shall such costs exceed a total of ***.

6.8	Licenses to NN for Niche Candidates. If NN shall exercise its options pursuant to either Section 6.5 or 6.6, IPH shall, for no additional consideration, grant to NN:

(a)	the necessary licenses under any IPR under its Control that is necessary for NN to develop and commercialize the relevant Niche Candidates pursuant to this Article 6; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)	a license under any trade mark, trade dress or similar rights held or exercised by IPH or any of its Affiliates anywhere in the Territory in connection with the marketing of such Niche Candidates.

With respect to co-marketing, in the event that such trade marks do not exist, the Parties shall in good faith agree upon the adoption and use of trade marks and similar trade designations (including trade dress) for the marketing of such Niche Candidates without any obligation of further payment or consideration.

6.9

Exclusion of Funded FTEs. For the avoidance of doubt, references in this Agreement to IPH’s out-of-pocket costs shall not include any employee compensation or other costs or expenses that have been underwritten by any NN research funding contributions, including any such funding contributions pursuant to Section 3.12.

7.	TECHNOLOGY FEES, MILESTONES AND ROYALTIES

7.1

Consideration. In consideration of the rights and licenses granted to NN hereunder, NN agrees to pay to IPH the upfront technology access fee, milestone payments and royalties set forth in this Article 7 in accordance with the terms and conditions set forth therein. Notwithstanding any other provisions of this Agreement, but subject to each Party’s obligations to pay royalties to the other Party during the ten (10) year period following First Commercial Sale, IPH and NN shall have no obligation to pay any royalty or other consideration whatsoever for or upon any Net Sales of any product (including any Licensed Product, Niche Candidate or Residual Product) in any country, ***.

7.2

Technology Access Fee. NN shall pay to IPH, upon the Parties’ execution and delivery of this Agreement on the date of this Agreement, a total non-refundable, non-creditable technology access fee of ***.

7.3

Discovery Milestones. NN shall pay to IPH the following milestone payments for the Collaboration achievements in research set out below (“Discovery Milestones”) within *** of the achievement of each such Discovery Milestone:

*** as defined in Schedule 1.1.51 after the date of this Agreement during the Collaboration Term or within the *** period following immediately after the Collaboration Term:

***

*** as defined in Schedule 1.1.41 after the date of this Agreement during the Collaboration Term or within the *** period following immediately after the Collaboration Term:

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

*** as defined in Schedule 1.1.52 after the date of this Agreement during the Collaboration Term or within the *** period following immediately after the Collaboration Term:

***

For the avoidance of doubt, the Parties acknowledge and agree that all Discovery Milestones have been paid in full in respect of Anti-KIR.

7.4

Development Milestone Payments. NN shall pay to IPH the following milestone payments for the achievements in development set out below (“Development Milestones”) within *** of the achievement of each such Development Milestone.

7.4.1	Class B Licensed Products and Class C Licensed Product Development Milestones

Development Milestones shall be payable for each Class B Licensed Product or Class C Licensed Product, on a one-time, non-duplicative Licensed Product-by-Licensed Product basis, irrespective of the number of indications or Backup Products per Licensed Product and any Out-licensing or Sub-licensing by NN:

(a)	***

(b)	***

(c)	***

(d)	***

(e)	***

(f)	***

(g)	***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.4.1.1	Milestone Payment Terms. All the above Development Milestone payments (specified in Section 7.4.1) are:

(a)	***

(b)	***

(c)	***

7.4.2	Class A Licensed Product Development Milestones.

7.4.2.1

First Developed in Kirostim Field. *** for a Class A Licensed Product first occurs in the Kirostim Field the payment of the Development Milestones for each such Class A Licensed Product shall be, on a Licensed Product-by-Licensed Product basis, irrespective of the number of indications or Backup Products for such Class A Licensed Product, and any Out-licensing or Sub-licensing by NN as follows:

(a)	***

(b)	***

(c)	***

(d)	***

(e)	***

(f)	***

(g)	***

(h)	***

For the avoidance of doubt, each of the foregoing Development Milestone payments (a), (b), (c), (d), (e), (f), (g) and (h) shall be payable only once regardless of the number of indications in the Kirostim Field for which a Class A Licensed Product is developed.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

If a Class A Licensed Product achieves First Commercial Sale in a cancer indication in the Kirostim Field, Development Milestone (g) shall be payable. If a Class A Licensed Product achieves First Commercial Sale in a non-cancer indication in the Kirostim Field, Development Milestone (h) shall be payable. If a Class A Licensed Product achieves First Commercial Sale in both a cancer indication and a non-cancer indication in the Kirostim Field, Development Milestones (g) and (h) shall both be payable. For the avoidance of doubt, if any Class A Licensed Product is first developed in the Kirostim Field, the Development Milestones will amount to a maximum of ***.

7.4.2.1.1	Milestone Payment Terms. All the above Development Milestone payments (specified in Subsection 7.4.2.1) are:

(a)	***

(b)	***

(c)	***

7.4.2.2

Subsequent Development in the Additional Kirostim Field. If a Class A Licensed Product has achieved Development Milestone (a) in the table of Subsection 7.4.2.1 in respect of development in the Kirostim Field, and the development of such Class A Licensed Product in the Additional Kirostim Field commences after the achievement of Development Milestone (a) in the Kirostim Field, then Development Milestones (c), (d), (e), (f) and (g) in the table of Subsection 7.4.2.1 shall be payable for each indication for which that Class A Licensed Product is developed in the Additional Kirostim Field. For the avoidance of doubt, for each Class A Licensed Product developed for any given indication in the Additional Kirostim Field, the maximum Development Milestones payable shall be *** per indication in the Additional Kirostim Field in addition to the Development Milestone payments in the Kirostim Field.

7.4.2.2.1	Milestone Payment Terms. All the above Development Milestone payments (specified in Subsection 7.4.2.2) are:

(a)	***

(b)	***

(c)	***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.4.2.3

First Developed in Additional Kirostim Field. In the event that the *** for each Class A Licensed Product first occurs in the Additional Kirostim Field the Development Milestones for each Class A Licensed Product, in every separate indication in the Additional Kirostim Field, on a Licensed Product-by-Licensed Product basis, irrespective of the number of Backup Products per Licensed Product and any Out-licensing or Sub-licensing by NN shall be as follows:

(a)	***

(b)	***

(c)	***

(d)	***

(e)	***

(f)	***

(g)	***

For the avoidance of doubt if such a Class A Licensed Product is developed in the Additional Kirostim Field in such circumstances, the Development Milestons payable to IPH shall amount to a maximum of *** per indication in the Additional Kirostim Field.

7.4.2.3.1	Milestone Payment Terms. All the above milestone payments (specified in Subsection 7.4.2.2) are:

(a)	***

(b)	***

(c)	***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.4.2.3.2	Subsequent Development in the Kirostim Field.

If a Class A Licensed Product has achieved Development Milestone (a) in respect of development in the Additional Kirostim Field (under Subsection 7.4.2.3), and the development of such Class A Licensed Product in the Kirostim Field commences after the achievement of such Development Milestone (a) in respect of development in the Additional Kirostim Field, then Development Milestones (c), (d), (e), (f), (g) and (h) in the following table shall be payable, only once per Class A Licensed Product, regardless of the number of Backup Products to such Licensed Product or the number of indications for which such Class A Licensed Product is developed in the Kirostim Field.

(c)	***

(d)	***

(e)	***

(f)	***

(g)	***

(h)	***

For the avoidance of doubt, the maximum Development Milestones payable under this Subsection 7.4.2.3.2 for development in the Kirostim Field shall be *** for each Class A Licensed Product based on the achievement of all of the foregoing Development Milestones (c), (d), (e), (f), (g), and (h) in addition to the Development Milestone payments payable in the Additional Kirostim Field.

All the above milestone payments (specified in Subsection 7.4.2.3.2) are:

(a)	***

(b)	***

(c)	***

7.5

Royalty Calculation and Payments. In addition to all fees and other amounts payable by the Parties under this Agreement, each Party shall pay to the other, on a quarterly basis throughout the Term, commencing with the First Commercial Sale by Selling Parties comprised of such Party, any of its Affiliates, or any of such Party’s or its Affiliates’ respective Out-licensees, on a Licensed Product-by-Licensed Product, Niche Candidate-by-Niche Candidate or Residual Product-by-Residual

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Product basis (as the case may be), incremental running royalties on the aggregate Net Sales attained by such Selling Parties throughout the Territory during the immediately preceding calendar quarter, in accordance with the schedules set forth in Sections 7.6 and 7.7 and the other terms and conditions of this Agreement. Each Party shall further calculate and pay to the other Party within *** of the end of each calendar year during the Term all royalty payments remaining due and payable by that Party in respect of that calendar year.

7.6

Royalties on Licensed Products. Each Party shall pay to the other the following percentage royalties on all Net Sales of Licensed Products in the Territory by such Party (or its associated Selling Parties) on a Licensed-Product-by-Licensed-Product basis during the Term for each such Licensed Product in accordance with Section 7.11:

7.6.1

Percentage Royalties on Net Sales of Class A Licensed Products. Percentage royalties on Net Sales of Class A Licensed Products (notwithstanding any royalties that such Party or its associated Selling Parties may have to pay to Third Parties with respect to the affected Licensed Products):

***

For the purposes of illustration, in the event that the annual Net Sales in a calendar year are *** the royalties payable to IPH will be calculated as follows:

***

7.6.2

Percentage Royalties on Net Sales of Class B Licensed Products. Percentage royalties on Net Sales of Class B Licensed Products (notwithstanding any royalty that such Party or its associated Selling Parties may have to pay to Third Parties with respect to the affected Licensed Products):

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

***

7.6.3

Percentage Royalties on Net Sales of Class C Licensed Products. Percentage royalties on Net Sales of Class C Licensed Products (notwithstanding any royalty that such Party or its associated Selling Parties may have to pay to Third Parties with respect to the affected Licensed Products):

***

***

7.7

Royalties on Residual Products. Drug Candidates that; (a) would have been classified as being Class A Licensed Products, Class B Licensed Products, or Class C Licensed Products provided they had passed M1; and (b) subsequently are designated as Residual Products pursuant to Subsection 1.1.63 and Article 13; shall retain that classification and be treated as Licensed Products of the applicable Product Class for the purposes of calculating royalties payable in respect of such products except for products that would have been classified as being Class C Licensed Products and where M0 approval has occurred less than *** prior to the expiry of the Collaboration Term, which royalty payments shall be according to Subsection 13.3.3.

7.8

Royalties on Niche Candidates. Each Party identified below shall pay to the other Party the following royalties on all Net Sales by the first Party (or any of its associated Selling Parties) in the Territory of each Niche Candidate commercialized by the first Party pursuant to Article 6 on a Niche Candidate-by-Niche Candidate basis for each such Niche Candidate (in each case notwithstanding any royalty the first Party or any of its associated Selling Parties may have to pay to Third Parties with respect to the affected Niche Candidate) during the Term for each such Niche Candidate in accordance with Section 7.11:

7.8.1	Scenario 1: IPH’s payment to NN of royalties on Net Sales of any Niche Candidate that IPH develops independently of NN to M1 status and subsequently commercializes shall be:

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.8.2

Scenario 2: IPH’s payment to NN of royalties on Net Sales of any Niche Candidate that IPH develops independently of NN commencing after such Niche Candidate attains M1 status and subsequently commercializes shall be:

***

7.8.3

Scenario 3: NN’s payment to IPH of royalties on Net Sales of any Niche Candidate with respect to which NN has exercised its Buy-In-Option and IPH has exercised its opt out option pursuant to Subsection 6.5.2 shall be as follows:

7.8.3.1	Scenario 3(A): If NN assumes exclusive development and commercialization of such Niche Candidate prior to the filing of the first IND for such Niche Candidate:

***

7.8.3.2

Scenario 3(B): If NN assumes exclusive development and commercialization of such Niche Candidate after the filing of the first IND for such Niche Candidate but before the dosing of the first patient in the first Phase II trial for such Niche Candidate:

***

7.8.3.3.

Scenario 3(C): If NN assumes exclusive development and commercialization of such Niche Candidate after the dosing of the first patient in the first Phase II trial but prior to the expiration of *** after its receipt of notice of IPH’s decision to proceed to Phase III trials for such Niche Candidate in accordance with Subsection 6.5.1:

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.9

Records of Net Sales. Each Party shall keep complete and correct records of its Net Sales and the Net Sales of its associated Selling Parties and shall provide to the other Party on a quarterly basis a summary report indicating all Net Sales giving rise to royalties payable to the other Party on a product-by-product and country-by-country basis for the preceding quarter. Quarterly royalty payments under this Agreement shall be calculated at the royalty rates set out in Sections 7.6m 7.7 and 7.8 or Article 13 and 3, as applicable, save that the royalty rate(s) applicable to the whole or any portions of any quarterly royalty payment shall be calculated by adding together on a product-by-product basis all Net Sales made by a Party and its associated Selling Parties so far during that calendar year. Such quarterly payments shall be due and payable within *** after March 31, June 30, September 30 and December 31 of each calendar year. Exchange rates applicable for the calculation of quarterly royalty payments shall be based on ***. For the avoidance of doubt, only one (1) royalty shall be payable on the Net Sales of any item of Licensed Product, Niche Candidate or Residual Product, irrespective of (a) the number of indications for which such Licensed Product, Niche Candidate or Residual Product, or any combination thereof, is sold or used, or (b) the number of Valid Claims that cover such Licensed Product, Niche Candidate or Residual Product, and shall end all further payment obligations to the licensor Party in respect of the commercial exploitation of such item, including any obligation of any end user or other Person to whom or which such item is sold.

7.10

Annual Recalculation and Report. Each Party shall within *** after the end of each calendar year during the Term deliver a final report including a calculation of the annual Net Sales in the preceding calendar year and a final calculation of the total annual royalty payments due for that calendar year. Exchange rates for this calculation shall follow that for the quarterly calculation. Any difference between the sum of the quarterly royalty payments made by a Party for the calendar year in reference and the total annual royalty payments due and payable by such Party for the calendar year shall be paid by to the other Party within *** after delivery of the final report.

7.11

Royalty Term. Except as otherwise herein expressly provided, the Parties’ respective obligations to pay royalties on Net Sales of Licensed Products, Niche Candidates and Residual Products under this Agreement shall commence, on a product-by-product and country-by-country basis with the First Commercial Sale of such product in the relevant country and expire, on a product-by-product and country-by-country basis, with the expiration of the Term with respect to such

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

product in such country, as set forth in Subection 1.1.66. After the expiration of the Term with respect to any Licensed Product, Niche Candidate or Residual Product in any country(ies), no further royalties or other consideration shall be required to be paid or provided for or upon any Net Sales or other commercial exploitation of such Licensed Product, Niche Candidate or Residual Product in such country(ies), and the rights and licenses granted herein with respect to such Licensed Product, Niche Candidate or Residual Product in such country(ies) shall be deemed fully paid-up and without obligation to provide any further consideration.

7.12

No Effect of Out-licensing on Royalties. Each Party shall pay the milestones payments and royalty rates it has herein agreed to in this Agreement whether or not such Party enters into any Out-licenses with different milestones or royalty rates.

8.	FINANCIAL PROVISIONS

8.1	Payment by Wire Transfer. All amounts due under this Agreement shall be paid by wire transfer to such bank account as the Party to whom such amounts are due may direct in writing from time to time.

8.2

Currency. All payments shall be made in Euro. All amounts to be paid are intended to be net of any deduction imposed by a government authority including any tax, duty, levy, fee or charge that may be applied to such amount. To the extent income is received or expenses are incurred in a currency other than Euro, the applicable income or expenses shall be converted into Euro using such bona fide publicly quoted commercial rate of exchange contemporaneously in general use by the paying Party at the given time.

8.3

Withholding Tax. If any payment made by a Party under this Agreement is subject to recoverable withholding tax, the Parties shall support legal efforts of minimizing such withholding taxes, and provide each other with information about any documentation to reduce the withholding tax to a legal minimum.

8.4

Audits. If either Party requests, the other Party shall allow its books and records to be audited by an independent major certified public accountant selected by the requesting Party, to whom the other Party has no reasonable objection. The objective of such audits shall only be to examine the calculation of the royalties payable under this Agreement. Such audits shall take place upon reasonable (but not less than ***) notice, only during normal business hours and no more than one time in any calendar year, shall not cover transactions that occurred before for more than the preceding ***, shall not cover entries in books and records which predate the Effective Date and shall cover only the transactions relating to Net Sales under this Agreement. Such auditor shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit. Any information gathered or obtained during any such audit shall be deemed the Confidential Information of the audited Party, and the auditor must sign a confidentiality agreement undertaking that he shall not disclose to any Person, including the Party who has requested the audit, any information obtained in the course of the audit other than information relating solely to the accuracy and validity of the royalty statements provided by the audited Party. Such audits shall

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

be (a) conducted in accordance with generally accepted auditing standards; (b) limited to those books and records described in this Section 8.4; and (c) undertaken for the sole purpose of verifying the accuracy and validity of the royalty information, statements and documentation information provided by the audited Party. A copy of the auditor’s report shall be furnished to each Party promptly after the completion of such audit.

8.5

Cost of Audit. The cost of any audit pursuant to Section 8.4 shall be the responsibility of the Party that has requested such audit. In the event that such audit discloses that the royalties have not been calculated accurately and this has resulted in an underpayment of *** or more by either Party in total during a calendar year, the costs of the audit shall be borne by the audited Party.

8.6

Right to Audit Third Parties. In the event that Net Sales are generated by the Affiliates or Out-licensees of either Party, such Party shall ensure that the books of such Affiliates and Out-licenses may also be audited by the other Party in accordance with Section 8.4 above.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1

Disclosure of Know-How. During the Collaboration Term, each Party shall promptly disclose to the other Party the conception, reduction to practice, or other generation or acquisition of potentially patentable, otherwise legally protectable, or commercially useful Know-How in the Collaboration Field (including any relevant invention disclosures), by employees or others acting on behalf of such Party, and shall freely share data and results obtained in the Collaboration. During the Collaboration Term, each Party shall also provide the other with such technical information and assistance as is sufficient to enable the other Party to assess the progress of the work performed by such Party pursuant to the Collaboration and to assist the other Party in achieving Commercial Optimization. All disclosures of Know-How under this Section 9.1 shall be made at least *** prior to any public disclosure of such Know-How or any required submission to government agencies in compliance with the requirements of government supported research. Any Patent filed after the date of this Agreement (and any Patents related to any such Patent), in respect of Know-How that is the subject matter of an invention disclosure listed as Background IPR of a Party as of the date of this Agreement in a relevant Schedule hereto shall be treated as Background IPR of that Party.

9.2	Ownership of Collaboration IPR. All right, title and interest, as between the Parties, in all Collaboration IPR shall be owned as follows:

(a)

IPH shall own all Collaboration IPR that is invented or otherwise generated or acquired solely by one or more employees, agents, or other Persons acting on behalf of IPH, either alone or together with Persons other than NN, NN Affiliates, or any employees, agents or other Persons acting on behalf of NN or any of NN’s Affiliates;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

NN shall own all Collaboration IPR that is invented or otherwise generated or acquired solely by one or more employees, agents or other Persons acting on behalf of NN, either alone or together with Persons other than IPH, IPH’s Affiliates, or any employees, agents or other Persons acting on behalf of IPH or any of IPH’s Affiliates; and

(c)	Each of IPH and NN shall jointly own all Joint IPR.

All questions of inventorship shall be determined in accordance with United States Patent Laws (Title 35, United States Code). All determinations of inventorship shall be documented to ensure that any divisional or continuation Patent applications reflect appropriate inventorship. The Parties acknowledge and agree that the ownership rights set out in this Section 9.2 are subject to the rights and licenses granted pursuant to this Agreement.

9.3

Disputes Regarding Inventorship or Ownership of Collaboration IPR. During the Collaboration Term, if a dispute shall arise regarding the inventorship, ownership, validity or enforceability of any Collaboration Patent or other Collaboration IPR, the Joint Steering Committee shall establish a procedure to resolve such dispute, which may include engaging a Third Party neutral patent attorney jointly selected by agreement of the Parties to assist them regarding the resolution of any such dispute. The Joint Steering Committee, however, shall not have the authority to resolve any such dispute. If (a) the Joint Steering Committee or the executive officers of the Parties cannot agree upon a procedure to resolve such dispute within *** or (b) the dispute arises after the expiration or earlier termination of the Collaboration Term, such dispute shall be submitted for resolution by arbitration in accordance with Section 21.14.

9.4

Duty to Require Assignment of Collaboration IPR by Employees, Consultants, and Collaboration Partners. Each Party shall ensure that all employees acting on behalf of itself or any of its Affiliates in performing such Party’s obligations under the Collaboration shall be obligated to assign to such Party, or as such Party shall direct, all Collaboration IPR conceived or reduced to practice by such employees as part of the activities conducted under this Agreement. In the case of consultants, Third-Party collaboration partners and other non-employees working with or on behalf of a Party, that Party shall exercise best efforts to obtain, at its own cost (unless hereafter otherwise decided in writing by the Joint Steering Committee or the Parties), either an assignment or an exclusive license establishing its exclusive Control of all Collaboration IPR conceived or reduced to practice by such non-employees and, at a minimum, an exclusive option or first right of negotiation to secure such exclusive rights. In all events, each Party shall perform its obligations pursuant to Section 5.8 to preserve the other Party’s freedom of operation to exercise its rights and fulfill its obligations hereunder.

9.5	Obligations to Maintain Control of Licensed IPR. Subject to Section 5.10, throughout the Term:

9.5.1

IPH Obligation. IPH shall maintain Control of Background IPH IPR, Collaboration IPR, and Independent IPH IPR, to the extent such IPR is Controlled by IPH as of the date of this Agreement or acquired by IPH during the Term, throughout the Term, and

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

9.5.2

NN Obligation. NN shall maintain Control of Background NN IPR, Collaboration IPR, and Independent NN IPR, to the extent such IPR is Controlled by NN as of the date of this Agreement or acquired by NN during the Term, throughout the Term, except that NN shall have no obligation to retain Control of Independent NN IPR if doing so will require NN’s provision or payment of any additional consideration to any Person for such retention save that IPH may pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law.

9.5.3

Exception for Third Party Diligence Obligations. The Parties’ obligations under this Agreement to maintain Control of IPR shall be subject to the limitations set forth in agreements with Third Parties with respect to development and commercialization diligence obligations and neither Party shall be in breach of this Agreement in the event of the termination of rights to such IPR resulting from its failure to fulfil such diligence obligations, provided that such failure does not result from the failure of the Party to exercise Commercially Reasonable Efforts.

9.5.4

Limitation of Obligation regarding Identified Independent IPR. The obligation of either Party to Control Independent IPR shall only apply to Independent IPR that one Party has specifically identified to the other Party as being necessary for the identifying Party’s freedom of operation to commercialize products in accordance with its rights and licenses hereunder. Independent NN IPR identified by IPH pursuant to this Section shall be listed in Schedule 9.5.4(a) and Independent IPH IPR identified by NN pursuant to this Subsection 9.5.4 shall be listed in Schedule 9.5.4(b). NN shall within *** of any reasonable request by IPH update Schedule 9.5.4(a) and IPH shall within *** of request by NN update Schedule 9.5.4(b) (e.g. to provide the serial number and publication number of related patent applications, the patent number of related patents, and to provide the status of listed patents and patent applications to the Patents initially listed therein). At the request of a Party that is obligated to maintain Control of any Independent IPR pursuant to this Subsection 9.5.4, the Parties shall determine in good faith whether continued maintenance of Control over such IPR is required and, in cases where the Parties agree such continued maintenance of Control is no longer required the Party previously required to maintain such control shall have no further obligation to maintain Control of such IPR.

9.6	Prosecution of Patents.

9.6.1

Correspondence Regarding Proposed Patent Submissions. Subject to the terms and conditions of Section 21.2 and the Common Interest Agreement annexed as Schedule 21.2 hereto, the Party responsible for prosecuting any Patent under this Article 9 shall promptly, and in any event no less than *** prior to any final deadline for submission of such documents or required filing date, deliver or have delivered to the other Party copies of:

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(a)	all proposed amendments,

(b)

all proposed Patents (including drafts of new original applications, proposed continuations, proposed divisional applications, proposed reissue applications, and proposed continuations-in-part) or, in instances where several proposed Patents are substantially similar, a representative Patent for such proposed Patents (such as in the case of national phase filing of an International (PCT) patent application),

(c)	all substantive documents proposed to be filed in patent authority appeal proceedings,

(d)

all substantive documents proposed to be filed in inter partes disputes (including opposition, reexamination, or interference proceedings) before patent authorities or before any judicial body on appeal of such proceedings, and

(e)	any other substantive proposed patent authority submissions reasonably and specifically requested by the other Party,

in respect of such Patents (except for Patents in the Independent IPR of either Party), so as to provide the other Party with a sufficient opportunity to review and comment on such proposed submissions. However, except as otherwise provided for in this Section 9.6, the prosecuting Party shall have no obligation to act in accordance with any such comments.

9.6.2

Patent Authority Correspondence. The Party responsible for prosecuting any Patent under this Article 9 shall with respect to such Patent (other than any Patent included in the Independent IPR of either Party):

(a)

notify the other Party of receipt of all office actions or other substantive patent authority correspondence requested by the other Party and filing of responses thereto in the prosecution of (i) any U.S., European, or Japanese patent application, (ii) any other specific patent application specifically requested by the other Party, or (iii) patent applications of any other country, region, or patent examining authority specifically and reasonably requested by the other Party, in such Patent, and provide all copies of such documents to the other Party that are not readily publicly available,

(b)

notify the other Party of the allowance of any such Patent, giving the other Party the expected date of issuance thereof, allowed claims, and its plans with respect to filing of any continuation, divisional, or similarly related patent application to such allowed Patent, and

(c)	notify the other Party of the issuance of any such Patent.

9.6.3

Patents Prosecuted by NN. NN shall, during the Term, have the exclusive right and sole discretion to file, prosecute, and maintain Patents with respect to any discoveries or inventions encompassed by the Joint IPR, NN owned Collaboration IPR, Background NN IPR, or Independent NN IPR, provided that NN has such rights to file, prosecute, and maintain vis-à-vis Third Parties. NN shall bear sole responsibility for the preparation of and all costs of procuring the filing, prosecution, and maintenance of such Patents, including attorneys’ fees and payments due to Patent authorities to maintain such Patents. NN may, at its option, prepare, file, prosecute, and maintain all such Patents, including any Patents within the Joint IPR, by using NN’s in-house patent attorneys/patent agents, and IPH acknowledges and agrees that this does not create an attorney-client relationship between NN and IPH. NN may enter into any arrangement it deems appropriate with any relevant Third Party(ies) regarding prosecution of Patents that are owned by NN and IPH together with one or more such Third Parties, and IPH shall provide to NN all reasonable assistance with respect to entering into such arrangements as may be requested by NN.

9.6.4

IPH Prosecution of Patents in Independent IPH IPR. IPH shall, during the Term, have the exclusive right and sole discretion (to the extent authorized by contract and permitted by applicable Law) to file, prosecute and maintain Patents with respect to any discoveries or inventions encompassed by Independent IPH IPR provided that IPH has such rights to file, prosecute, and maintain vis-à-vis Third Parties. IPH shall bear sole responsibility for the preparation of and all costs of procuring the filing, prosecution and maintenance of such Patents, including attorneys’ fees and payments due to Patent authorities to maintain such Patents.

9.6.5

IPH Prosecution of Patents in Background IPH IPR and IPH Owned Collaboration Patents. IPH shall be responsible for the prosecution of Patents in the Background IPH IPR and Collaboration IPR owned by IPH but not by NN. IPH shall bear sole responsibility for the preparation of and all costs of procuring the filing, prosecution, and maintenance of such Patents, including attorneys’ fees and payments due to Patent authorities to maintain such Patents, provided that IPH has such rights to file, prosecute, and maintain vis-à-vis Third Parties. IPH may, at its option, prepare, file, prosecute and maintain such Patents by using IPH’s in-house patent attorneys/patent agents, and NN acknowledges and accepts this and that this does not create an attorney-client relationship between NN and IPH.

9.6.5.1

NN’s Limited Right to Comment On or Direct Prosecution of Patents Prosecuted by IPH Under Subsection 9.6.5. With respect to Patents prosecuted by IPH under this Section 9.6.5, NN may, (i) any time prior to *** before the deadline for filing

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

any response, application, or the like in respect of any proposed filing or submission concerning such Patents provided to NN by IPH under Subsection 9.6.1 or (ii) at any other time with respect to prosecution of such Patents, provide comments to IPH regarding such proposed submission or prosecution. IPH shall consider NN’s comments in good faith and shall notify NN within the shorter of either *** of its receipt of such comments or *** before any deadline for filing or submission as to whether it intends to adopt or reject NN’s suggestions. In the event that IPH notifies NN that it will not adopt NN’s suggestions, NN may at any time thereafter:

(a)	direct IPH to make additions, modifications, or deletions in proposed Patents and patent authority correspondence to be filed after the date of this Agreement; and

(b)

to adopt or modify the prosecution strategy for such Patents and for Patents that have already been filed by the date of this Agreement (such as by accelerating prosecution or adding additional claims with respect to such Patents).

IPH shall comply with any such directions provided by NN provided that such directions do not materially impact IPH’s ability to prosecute or obtain claims of its choice in at least one related Patent in any applicable patent family in any country or region in such Patents or limit the term of such related Patent. In cases where NN has provided such directions to IPH in respect of a Patent of a particular patent family and country or region, IPH shall have the right to file one or more continuation applications, divisional applications, or the like with respect to such Patent, wherein NN shall not have such right to direct prosecution so long as IPH’s prosecution of such other applications does not materially limit the term of any Patent in which NN has the right to provide such directions.

9.6.6

IPH Right to Pursue Patents in Joint IPR and NN-Owned Collaboration IPR for Licensed Products, Niche Candidates or Residual Products. In the event that IPH shall become licensed hereunder to commercialize a Licensed Product, Niche Candidate or Residual Product, IPH shall, at its own expense and to the extent permitted by contract and applicable Law, during the Term, have the exclusive right and sole discretion to file, prosecute, maintain, and defend such Joint Patents and Patents in NN solely owned Collaboration IPR that claim solely, specifically, and exclusively, such products provided that IPH’s prosecution, maintenance, or defense of such Patents does not materially prejudice NN’s ability to obtain patent protection relevant to Licensed Products, Niche Candidates or Residual Products licensed to NN hereunder.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.6.7

Rights of the Parties to Pursue Continuations of Allowed Patents. Where either Party notifies the other of the allowance of a Patent prosecuted pursuant to this Article 9 (except for Patents within the Independent IPR of either Party) and indicates that it does not intend to pursue a continuation application, divisional application, or similarly related patent application to such allowed Patent, the other Party shall have the right to file such a related patent application at its own expense and the notifying Party shall assign its rights in such Patent to the other Party and provide any other assistance reasonably requested by the other Party in connection with the filing and prosecution of such related patent application (including providing the other Party with power of attorney to file and prosecute such patent application). The other Party shall thereafter grant to the notifying Party a worldwide, non-exclusive license under such Patent for no additional consideration.

9.6.8

Notice and Effects of Either Party’s Decision to Abandon; Disclaim; or Discontinue Prosecution, Maintenance, or Defense of Patents. In the event that either Party decides in respect of any Patent for which it is responsible for prosecution hereunder (except for Patents within the Independent IPR of that Party):

(a)	to discontinue the prosecution or maintenance of any Patent,

(b)	to discontinue the defense of any Patent (such as by discontinuing efforts to defend a Patent that is the subject of an opposition, reexamination, nullity, or interference proceeding),

(c)

to not file a priority patent application with respect to (i) an invention disclosure in the Collaboration IPR or (ii) any Patent to which it is the prosecuting Party (including by decision (A) not to enter the national or regional phase in any country or region that is a designated state of a PCT application filed by such Party or (B) not to pursue an application in a country wherein an application claiming priority to another application filed by such Party may be filed), or

(d)	to abandon or disclaim (in whole or in part, other than by terminal disclaimer), without possibility of restoration, any Patent,

it shall provide written notice to the other Party at least *** in advance of such abandonment or deadline for such filing – except in the case of national phase filing, in which case such notice shall be provided at least *** in advance of the date of the first applicable deadline for national phase entry – so as to allow the other Party the opportunity to file, defend, maintain (including by payment of annuities, issue fees, maintenance fees, or the like), or continue prosecution of such Patent, at its own expense. In such an event, the notifying Party shall provide any assistance reasonably requested of it by the other Party (including providing the other Party with power of attorney to perform such tasks) and, to the extent authorized by contract and permitted by applicable Law, assign its rights to such Patent to the other Party. The notified Party shall thereafter grant to the notifying Party a worldwide, non-exclusive

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

license with respect to such Patent for no additional consideration. The Parties acknowledge that any abandoned Patents listed as Background IPR as of the date of this Agreement in the applicable Schedules hereto represent Know-How of the Party associated with such IPR and that such party shall, during the Term, be entitled to file, prosecute, and maintain Patents in respect of such subject matter and any Patent arising therefrom shall be deemed Background IPR of such Party.

9.6.9

Obligation to Provide Assistance With Respect to Other Party’s Patent Prosecution. Except with respect to Patents in the Independent IPR of either Party, each Party shall support a prosecuting Party’s efforts to obtain Patent protection, including participating in or causing the preparation, execution, and filing of appropriate formal documents in national and international patent offices and obtaining the cooperation of inventors in supporting Patents prosecuted pursuant to this Article 9. The other Party shall make available to such prosecuting Party (or to such prosecuting Party’s authorized attorneys, agents or representatives) the other Party’s employees, agents, consultants, and, to the extent possible, Third Party collaboration partners to the extent necessary or reasonably useful to enable the prosecuting Party to file, prosecute, maintain, and defend said Patents for such periods of time as are sufficient for the prosecuting Party to obtain the necessary assistance from such Persons.

9.6.10

Discovered Information. Each Party shall provide the other Party with timely notification regarding any information it discovers during the Term that may be reasonably considered to materially impact the validity, enforceability, scope or term of any Patent under this Article 9, except with respect to Patents in the Independent IPR of either Party.

9.6.11

Diligence in Patent Prosecution. Each Party shall exercise diligent endeavours in its filing, prosecution, and maintenance of Patents for which it is the prosecuting Party under this Article 9. Such duty shall not apply, however, with respect to Patents in the Independent IPR of either Party.

9.7	Updating of Patent Schedules and Patent Information.

9.7.1

NN shall, (a) within *** of any reasonable request from IPH, update Schedule 1.1.7 or Schedule 1.1.8 to include Background NN IPR and Background NN Research Technology IPR, respectively (including providing the application and publication numbers for any counterparts of patent applications originally listed therein and indicating the status of such applications and any related patents), (b) provide any information reasonably requested concerning Collaboration Patents prosecuted by NN, and (c) provide any information reasonably requested regarding Patents in Third Party IPR acquired or licensed by NN or arising from a Third Party collaboration to which NN is a party, and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.7.2

IPH shall, (a) within *** of any reasonable request from NN, update Schedule 1.1.5 or Schedule 1.1.6 to include Background IPH IPR and Background IPH Research Technology IPR, respectively (including providing the application and publication numbers for any counterparts of patent applications originally listed therein and indicating the status of such applications and any related patents), (b) provide any information reasonably requested concerning Collaboration Patents prosecuted by IPH, and (c) provide any information reasonably requested regarding Patents in Third Party IPR acquired or licensed by NN or arising from a Third Party collaboration to which NN is a party.

9.7.3	NN shall, within *** of any reasonable request by IPH, update Schedule 1.1.16 including using information provided to it by IPH under Subsection 9.7.2.

9.8

Patent Term Extension. IPH shall advise NN of any communications between IPH and any regulatory agency (including the FDA or EMEA) or other governmental body that may be reasonably considered pertinent to an extension of the term of a Patent exclusively licensed to NN hereunder (including, without limitation, patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland).

9.8.1

NN, at its sole discretion and cost, may seek, or direct IPH to seek, where appropriate, an extension of the term of any Patent licensed exclusively to NN hereunder or other patent Controlled by IPH covering a Licensed Product (including, without limitation, filing for patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and seeking supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland).

9.8.2	IPH shall not seek an extension of the term of any patent exclusively licensed to NN hereunder without NN’s prior written consent.

9.8.3

IPH hereby authorizes NN to act as IPH’s agent before any patent authority (including the United States Patent and Trademark Office) and agrees that NN is entitled to rely on any activities of IPH as a marketing applicant before any Regulatory Agency in any seeking of an extension of any patent for a Licensed Product. IPH shall cooperate with any efforts by NN to extend the term of such patent for a Licensed Product, including diligently supplying all information relating to such extension to NN, and executing supporting documents required to comply with all laws pertaining to the extension of patent term including granting NN or its representatives any power of attorney necessary to seek such extension

9.9

License Registration. Either Party may, at its own expense and to the extent possible, register information concerning the rights licensed to it herein, in whole or in part, with appropriate patent or other government authorities, where

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

necessary to fully enjoy the rights and licenses provided to it hereunder, provided that the Party proposing to do so provides the other Party with a copy of any information or documents it proposes to file in association with such registration at least *** prior to the filing thereof. Each Party shall endeavour to maintain as much confidentiality as possible regarding this Agreement in making such disclosures. Any such disclosures, not objected to by the other Party, and made in accordance with this Section, shall not constitute a breach of the Confidentiality Provisions of this Agreement.

9.10

No Implied Rights. Except as otherwise expressly provided in this Agreement, this Agreement does not grant, license, or otherwise transfer or convey to either Party any ownership interest or other right, title or interest in or to the Patents, other IPR, or Confidential Information of the other Party, including any Materials or Know-How Controlled by the other Party (whether or not delivered by the other Party to said Party), at any time. For the avoidance of doubt, the combination of a Licensed Product, Niche Candidate or Residual Product with Other Products as a Combination Product shall not grant or confer any right or license to either Party in respect of such Other Products.

9.11	Notice of Infringement or Misappropriation. Within *** of its discovery thereof, IPH or NN notify the other in writing

(a)

of any known, alleged or threatened (i) infringement of any Patents described in this Article 9 other than Patents in the Independent IPR of either Party (ii) infringement or misappropriation of any other IPR that threatens to have an adverse affect upon Commercial Optimization, or (iii) attempt to invalidate any Collaboration Patent, or any other Patents described in this Article 9 other than Patents in the Independent IPR of either Party, or

(b)

if either Party, or any of their respective Affiliates, is named as a defendant in a legal proceeding by a Third Party for infringement of a Patent or infringement or misappropriation of any other IPR because of the manufacture, use, importation or sale of any Licensed Product, Niche Candidate, or Residual Product, or use of any Know-How comprised in Collaboration IPR.

Any notice provided under Section 9.11 shall set forth all relevant facts (to the extent known by the Party giving notice) in reasonable detail and shall include a reasonable description of available evidence associated therewith or copies of any readily available documentary evidence associated therewith.

9.12

Exclusive First Right of Enforcement of Licensed IPR. Each Party shall have the exclusive right, without obligation, to initiate or defend any suit, opposition, interference, other legal action (including proceedings before the US International Trade Commission), or to take other appropriate action, that it, in its sole discretion, believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any Patents or other IPR to which it has been granted an exclusive license under this Agreement (in its own name or, if authorized by contract and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

permitted by applicable Law and required by applicable Law, in the name of the other Party or an Affiliate of the other Party), and shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice. Where any uncertainty exists regarding which Party has the right to bring such legal action, NN shall be presumed to have the first right.

9.12.1

Required Joinder. If the other Party is required under applicable law to join any such legal action initiated pursuant to this Section 9.12 or if the failure of such other Party be a party to such suit, action, or proceeding would in the opinion of counsel of the initiating or defending Party risk dismissal thereof, the other Party shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at the initiating or defending Party’s request or permitting the initiating or defending Party to initiate a legal action under this Section 9.12 in the name of itself and the other Party). In such an event, the initiating or defending Party shall reimburse the other Party for its expenses relating to its joining thereto and participation therein. If the other Party is required to be joined as a party in any such action, then upon the request of the initiating Party, it shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens. The Party joined in such proceedings shall be represented by counsel for the initiating Party in such litigation or other proceedings at the initiating Party’s cost.

9.12.2

Settlement. A Party initiating or defending a proceeding under Section 9.12 shall have the exclusive right, in its sole discretion, to settle any such suit or other dispute, whether by settlement or other voluntary final disposition, without the prior written approval of the other Party or the other Party’s Affiliate, provided that the terms of such resolution do not:

(a)	enjoin any future action by the other Party or any of its Affiliates, Out-licensees, Sub-licensees, or Third-Party collaboration partners (“Affected Persons”);

(b)	derogate from or diminish any of the other Party’s rights or licenses under this Agreement;

(c)	require any of the Affected Persons to make any payment;

(d)	fail to grant the other Parties and its Affiliates a release of all claims in the dispute;

(e)

require the admission or concession that any claim or aspect of any Patent Controlled by the other Party or its Affiliates is invalid or unenforceable, or require any waiver or disclaimer of any rights with respect to such claim or Patent; or

(f)	otherwise have a Material Adverse Affect upon any of the Affected Persons or any of their assets, or any IPR licensed under this Agreement.

9.13

Second (“March-In”) Enforcement Rights. In the event a Party having an exclusive license to IPR under this Agreement does not exercise its rights to initiate or defend a proceeding under Section 9.12 within *** of its receipt of notice under Section 9.11, the other Party shall have the exclusive right to initiate or defend such proceeding at its own expense as if it were the Party initiating proceedings in accordance with the provisions of Section 9.12 and the other Party shall comply with the terms of that Section accordingly.

9.14

Share of Recoveries. Any recoveries resulting from the enforcement of Patents or other IPR by the Party authorized to undertake such enforcement pursuant to Section 9.12 or Section 9.13 shall first be used to cover the reasonable prosecution costs of such Party and any remaining sums shall be divided between the Parties as follows:

(a)

if the infringement has taken place before the First Commercial Sale of the Licensed Product, Niche Candidate, or Residual Product claimed or covered by the IPR or Valid Claim(s) of the Patent enforced by such enforcing Party’s action, such remaining sums shall be (i) retained by or paid to the Party Controlling such IPR or Patent in the event that it is not jointly owned by the Parties; and (ii) shared in the proportion *** in the event of the Parties’ joint ownership of such Patent or other IPR, or if the subject matter of such enforcement has been any Patent(s) or other IPR Controlled by more than one of the Parties;

(b)

if infringement has taken place after the First Commercial Sale or starts before First Commercial Sale but continues after the First Commercial Sale of a Licensed Product, Niche Candidate, or Residual Product claimed or covered by the IPR or Valid Claim(s) of the Patent enforced by such enforcing Party’s action, (i) to the extent that such recovery is expressly for, or attributable to, lost profits on lost sales of such Licensed Product, Niche Candidate, or Residual Product, such remaining sums shall be treated as Net Sales of the Party engaged in the sale (or Out-licensing to a Third Party of such sale) of such Licensed Product, Niche Candidate, or Residual Product and shall be paid to or retained by such Party subject to the payment of royalties to the other Party in the applicable percentages set forth, respectively, in Article 7 or 13, and (ii) to the extent that the recovery is other than expressly for, or attributable to, such lost profits, it shall be allocated in accordance with the above Section 9.14(a).

9.15

Third Party Litigation. If the manufacture, use, or sale of any Licensed Product, Niche Candidate, or Residual Product, or performance of any other activity conducted pursuant to this Agreement results in any claim, suit, or proceeding by a Third Party alleging IPR infringement or misappropriation by either Party (the ”Defending Party”), or any of the Defending Party’s Affiliates, Sub-licensees, or

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Out-licensees, such Defending Party will within *** of its discovery notify the other Party thereof in writing. The Defending Party (or its Affiliate, Sub-licensee, or Out-licensee) shall have the exclusive right to defend and control the defense of such claim, suit or proceeding at its own expense, using counsel of its own choice, provided that each Party shall in all events have exclusive control over the defense of any claim, suit, or proceeding, or any part thereof, that challenges any Patent or IPR that is subject to such Party’s exclusive enforcement rights under Section 9.12, and neither the other Party nor any of its Affiliates, Sub-licensees, or Out-licensees may, without such enforcing Party’s prior written consent, enter into any settlement or other voluntary final disposition of such claim, suit or proceeding containing terms respecting such IPR or Patent and, in particular, but without limitation, that admits or concedes that any claim or aspect of such Patent or IPR is invalid or unenforceable or requires any waiver or disclaimer thereof. Each Party will keep the other reasonably informed of all material developments in connection with any such claim, suit, or proceeding. The Defending Party shall provide the other Party with copies of all pleadings filed in the action and allow the other Party reasonable opportunity to participate in the defense of the claims.

9.16

Cooperation in Legal Proceedings. If either Party shall become engaged in or participate in any suit or proceeding described in this Article 9, or any investigation, claim, interference or other proceeding with any Third Party (including any proceeding before a relevant regulatory authority or government body) relating in any way to any Drug Candidate, Licensed Product, Niche Candidate, or Residual Product, or any Know-How affecting either Party’s ability to attain Commercial Optimization, the other Party, at the request of such Party, shall cooperate and endeavour to cause its and its Affiliates’, Sub-licensees’, and Out-licensees’ employees to cooperate, in all reasonable respects with such Party (including by providing such documents, information, witnesses, and testimony; attending such conferences, discovery proceedings, hearings, trials and appeals; and negotiating such Third-Party licenses, as may be reasonably be requested by such Party in connection with, and using diligent efforts to make reasonably available to such Party, free of charge (other than reimbursement of actually incurred, reasonable out-of-pocket expenses), such employees and agents who may be helpful with respect to, such suit, investigation, claim, interference or other proceeding), and joining, or authorizing and empowering such Party to act in its name and stead, in such suit, investigation, claim, interference or other proceeding where necessary for the effective prosecution or defense thereof or for securing full and appropriate relief therein.

9.17	Trademarks.

9.17.1

Acquisition and Ownership of Product Marks. NN shall, in its sole discretion, select and own all trade marks and service marks associated with Licensed Products (collectively, ”Product Marks”). NN shall also own any domain names associated with Licensed Products, including any domain names which contain Product Marks.

9.17.2

Obligation to Respect Trade Mark Rights. Except as otherwise specified herein or as the other Party may otherwise hereafter agree in writing, at no time shall either Party or any of such Party’s Affiliates

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(a)

use or register (i) any trade marks, trade names, logos, or other designations of source, affiliation, or sponsorship of the other Party or any of the other Party’s Affiliates, or of any of the other Party’s or its Affiliates’ respective businesses, products or services, or (ii) any trade marks, trade names, logos, or other designations confusingly similar to, such trademarks, trade names, or other designations of the other Party or its Affiliates, used to identify any business, products, or services of itself or any of its Affiliates, or for any other commercial purposes, or

(b)

take any other action with a view to or that may reasonably be viewed as resulting in damaging the rights or goodwill in any of such trade marks, trade names, logos, or other designations of the other Party or its Affiliates in any country.

Notwithstanding the foregoing or any other provision of this Agreement, each Party and its Affiliates shall have the right to make truthful references to or identifications of the other Party or its Affiliates, or to the business, services, or products of the other Party or its Affiliates, in compliance with the provisions of Article 18 hereof.

9.17.3

No Implied Grant of Right or License In Respect of Trade Mark Rights. Nothing contained in this Agreement shall be construed as conferring any rights to use in advertising, publicity, or other promotional materials or activities any name, trade name, trade mark, trade dress, or other designation of a Party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, unless the express written permission of such Party has been obtained.

9.18

Determination of Patent Issues to be Made Under Applicable National Law. Except as provided for under Section 9.2 (which shall control issues of inventorship) and Section 9.20, any dispute regarding infringement, validity or enforceability (other than based on inventorship) of Patents between the Parties shall be made under applicable national law.

9.19

Acknowledgment of Intellectual Property Rights; Termination of License with Respect to Specific Patents. Each of the Parties hereby acknowledges and agrees that its obligation to pay royalties pursuant to this Agreement is supported by good and valuable consideration comprised, among other things, of its receipt of a license under secret, substantial and identifiable Know-How, including Collaboration Know-How and under certain specified Patents Controlled by the other Party.

Either Party may terminate its license to the other Party under any Patent or any Collaboration Know-How under this Agreement immediately by notice in writing to the other Party in the event that the other Party shall challenge the validity or enforceability of any such Patent or the secret, substantial and identified nature of the Collaboration Know-How. For the avoidance of doubt, such challenge of the validity or enforceability shall not be a breach of this Agreement.

The Parties further acknowledge and agree that one Party may not avoid the payment of royalties to the other during the Term on the basis that Collaboration Know-How has ceased to be secret, substantial and identified as a result of any action or omission by or on behalf of the first Party.

The Parties acknowledge and agree that royalties payable under this Agreement shall, for the purpose of the commercial convenience of the Parties, be payable during the Term pursuant to the terms and conditions of this Agreement.

9.20

Survival. The Parties’ rights and obligations under this Article 9 shall survive the expiration or earlier termination of this Agreement for any reason (whether before or after the expiration of the Collaboration Term), provided that, (a) neither Party shall be required to pay any royalty to the other in respect of Net Sales of any product (including any Licensed Product, Niche Candidate or Residual Product) in any country after the expiration of the Term of this Agreement with respect to such product in such country.

10.	CONFIDENTIAL INFORMATION AND MATERIALS

10.1

Superseding of Prior Agreements. The confidentiality and use provisions of this Agreement, as set forth in this Article 10, Subsection 1.1.28 and elsewhere in this Agreement, terminate, supersede and replace in their entirety the provisions of the Confidentiality Agreements between the Parties dated April 29, 2003, January 28, 2005 and November 10, 2005 as well as any other confidentiality and non-use agreements entered into between the Parties prior to the date of this Agreement.

10.2

Confidentiality and Use Restrictions. The Receiving Party in respect of any Confidential Information undertakes from the date of disclosure to treat all received Confidential Information as strictly confidential during the Term of this Agreement and for a minimum term of five (5) years thereafter and, therefore, not to disclose it without the prior written and express consent of the Disclosing Party and to make no use of it, except as specifically provided for in this Article 10 without the prior written and express consent of the Disclosing Party in each case; provided that, (a) in the event that such Confidential Information shall constitute a Trade Secret, the Receiving Party shall be obligated to continue to comply with the foregoing requirements until such time, if ever, as it shall lose its character as a Trade Secret through no fault of the Receiving Party and (b) in the event that either Party shall enter or have obligations under an agreement with a Third Party which entails a longer period for maintaining Confidential Information the Receiving Party shall comply with such obligations.

10.3

Disclosures to Authorized Persons. The Receiving Party may disclose Confidential Information only to its reliable employees, and to such of its agents, consultants, Sub-licensees, Out-licensees and other Third Parties it may authorize hereunder to receive such Confidential Information, who, in each case, need to know such Confidential Information in order to carry out, or to consider carrying out, such evaluations, and other discovery, development or commercialization activities with respect to IPR, Licensed Products, Niche Candidates, Residual Products and such other subject matter as is encompassed by the Receiving Party’s rights, licenses or performance obligations under this Agreement, provided that such Persons are bound by obligations of confidentiality and non-use to the Receiving Party that are no less protective of the Disclosing Party’s rights or interests in respect of Confidential Information than those set forth in this Agreement. The Receiving Party shall ensure that such employees and other Persons are made fully aware of the obligations of this Agreement in respect of Confidential Information and shall be responsible for all acts and omissions of such employees and other Persons to whom it directly or indirectly makes available, discloses or provides Confidential Information, which, if committed by the Receiving Party, would constitute a breach of the Receiving Party’s obligations under this Article 10, and shall take appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of Confidential Information.

10.4

Material Transfer Agreement. No Materials may be transferred, or caused or authorized to be transferred, directly or indirectly to any Third Party for any research or other purposes except by a Party or its Affiliate, or the Out-licensee of a Party or its Affiliate, pursuant to a legally binding, written material transfer agreement identical in substance to the Material Transfer Agreement annexed as Schedule 10.4. Except as provided for in Subsection 10.4.1, the Parties shall use the Material Transfer Agreement annexed as Schedule 10.4, which may be modified by the Joint Steering Committee from time to time.

10.4.1

Procedure for IPH Obtaining Approved Exceptions to Material Transfer Agreement Requirements. In the event that IPH shall contemplate entering into a material transfer agreement that deviates in substance from the annexed Material Transfer Agreement, prior to entering into such agreement IPH shall submit a copy thereof to NN for NN’s approval. IPH shall not enter into such agreement without having received such approval from NN, provided that, if NN shall fail to respond to IPH’s submission to NN of such proposed agreement within *** of its receipt thereof, NN shall be deemed to have approved of IPH’s entry into such agreement. Each Party shall provide all such Third Party material transfer agreements entered into pursuant to this Section 10.4 to the other Party for archival purposes. With respect to any Materials transferred to any Third Party pursuant to any material transfer agreement as described by this Section 10.4, in the event of a conflict between the provisions of this Article 10 or Subsection 1.1.28 with any term or condition of such material transfer agreement that conforms to the provisions of the Material Transfer Agreement, such conforming term or condition of the material transfer agreement shall prevail.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.5	Additional Terms of Confidentiality. Except as expressly set forth herein the following provisions shall apply:

10.5.1	The Receiving Party shall not use Confidential Information for any purpose other than for purposes of exercising its rights or licenses or performing its obligations under this Agreement.

10.5.2

Confidential Information is the sole property of the Disclosing Party and nothing in this Agreement, other than the licenses set forth herein, shall be construed as granting to the Receiving Party, by implication or otherwise, any right or license with respect to Confidential Information or any Patents or any claims of Patents now or hereafter filed or issued with respect to Confidential Information and the Receiving Party shall refrain from filing applications or otherwise seeking proprietary rights and protection in respect of Confidential Information.

10.5.3

The Receiving Party shall keep the Disclosing Party informed of all uses made of Confidential Information. With the exception of such Confidential Information as is required for the Receiving Party’s exercise of such rights or performance of such obligations as survive such expiration or termination, upon the termination or expiration of this Agreement, the Receiving Party shall return to the Disclosing Party all surviving tangible embodiments of Confidential Information received hereunder and any material, data, and results derived from such Confidential Information.

10.5.4

Except as expressly set forth herein or in another written agreement relating to Confidential Information in force between the Parties, neither Party shall incur any obligation or liability to the other Party merely by disclosing or receiving Confidential Information to or from the other Party. It is further agreed that the furnishing of Confidential Information shall not constitute any grant, option or license under any Patent or other rights now or hereinafter held by either Party.

10.5.5

At the Disclosing Party’s reasonable request, the Receiving Party shall provide to the Disclosing Party a copy of such written agreements as have been entered into by the Receiving Party with any Persons to whom or which the Receiving Party has disclosed Confidential Information, including the provisions of such agreements that set forth such Person’s or Persons’ agreement to be bound by the confidentiality and use obligations set forth herein.

10.5.6

Except as reasonably necessary in connection with the exercise of the Receiving Party’s rights or licenses, or the performance of its obligations, under this Agreement, the Receiving Party shall not copy or authorize the copying, in whole or in part, of any Confidential Information received by it, directly or indirectly, from the Disclosing Party without first receiving written consent from the Disclosing Party. Any copyright, confidentiality or other proprietary notices appearing on or in connection with such Confidential Information shall be reproduced and included on all copies made by or under the authorization of the Receiving Party.

10.5.7

The Receiving Party acknowledges that all Confidential Information is provided “as is” and without any representation or warranty, express or implied, as to the accuracy or completeness of such Confidential Information, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, or, except as expressly provided in Article 15, any warranty that the use of Confidential Information will not infringe or violate any Patent or other proprietary rights of any Third Party.

10.6	Permitted Disclosures. Notwithstanding any provisions of this Agreement to the contrary, the Receiving Party may disclose Confidential Information:

10.6.1

required to be disclosed to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party with no undue delay so that the Disclosing Party may contest such potential disclosure, and further provided that the Receiving Party takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including without limitation by seeking confidential treatment (to the extent available) from the applicable governmental or regulatory body;

10.6.2

if the Receiving Party is the Party authorized to prosecute, maintain or enforce any Patent pursuant to Article 9, for purposes of any such action with respect to which such Party is so authorized, including for purposes of compliance with any Laws or regulations requiring any such disclosure relating to such Patent, provided that the Receiving Party takes any and all reasonable and lawful actions to avoid or minimize the degree of such disclosure, including by seeking confidential treatment (to the extent available) from the applicable governmental or regulatory body;

10.6.3	on a confidential basis to its legal or financial advisors who are bound by professional obligations of confidentiality; or

10.6.4

on a confidential basis to the Receiving Party’s (a) Affiliates; (b) existing or potential acquirers or merger candidates; (c) investment bankers; (d) existing or potential investors, venture capital firms or related financial service providers, for purposes of obtaining financing, each ((a) through (d)) of whom or which, prior to such disclosure, shall have first entered into a binding written agreement to be bound by use and disclosure restrictions that are at least as protective as those set forth in this Article 10, provided, however, that (i) the Persons described in clauses (b) through (d) shall only be allowed to view such Confidential Information (including this Agreement or the Share Purchase Agreement (as hereinafter defined)) at the premises of one of the Parties or its legal advisors and shall not be allowed to make copies (electronically or in hard copy) of such Confidential Information (other than this Agreement or the Share Purchase Agreement) without the prior written approval of the Disclosing Party and (ii) IPH shall not disclose any Confidential Information of NN (other than this Agreement or its terms) to any Person, including any existing or potential acquirer or merger partner, who or that is substantially involved in the discovery, development, manufacture, sale or other exploitation of any drug candidates, biologics or other products developed, marketed or used for the same indications as any Drug Candidates, Licensed Products, Niche Candidates, Residual Products or any other products discovered, developed or commercialized under this Agreement, without first providing NN with reasonable advance written notice of such proposed disclosure and obtaining NN’s written consent thereto.

10.7

Required Notices. The Receiving Party shall promptly notify the Disclosing Party if it becomes aware that any Confidential Information has been made available to any Third Party, or of any breach of confidence by any Person to whom or which the Receiving Party has disclosed any of the Disclosing Party’s Confidential Information, and shall give the Disclosing Party all reasonable assistance in connection with any action, demand, claim or proceeding that the Disclosing Party may institute against such Person in respect of such disclosure. Each Party shall keep the other Party informed in the event that this Agreement or the Share Purchase Agreement has been made available to any Third Party.

10.8

Relief. Each Party acknowledges that Confidential Information is of a special and unique nature and agrees that the other Party’s remedies at law for a breach by it of its obligations under this Article 10 would be inadequate and that the Disclosing Party shall, without need to post any bond or prove actual damages, be entitled to seek and, if prevailing, obtain, in arbitration pursuant to Section 21.14 (or where necessary to avoid irreparable harm, in any court of competent jurisdiction), specific performance and provisional, permanent and mandatory injunctive and other equitable relief, as well as recovery of its court costs, expenses and reasonable attorneys’ fees, as remedies for any breach or threatened breach of any of the provisions of this Article 10.

11.	DURATION OF THE AGREEMENT

This Agreement shall be in full force and effect from the Effective Date and shall expire, on a product-by-product and country-by-country basis, with the Parties’ respective obligations to pay royalties on the Net Sales of such products in such countries, pursuant to the terms and conditions of this Agreement.

12.	MATERIAL BREACH AND TERMINATION

12.1

Material Breach, Damages and Termination. Except as otherwise expressly provided in this Agreement, each Party shall have a remedy in compensatory damages for any injuries caused by the other Party’s material breach of this Agreement. Except as otherwise expressly provided in this Article 12, (a) neither Party may terminate this Agreement, in whole or in part, for any reason, and (b) such termination shall not be of the entirety of this Agreement, but shall be on a product-by-product, project-by-project, or country-by-country basis.

12.2

Breach of Confidentiality Resulting in Loss of Patent Rights. Without limitation of the foregoing, in the event that either Party shall at any time commit a material breach of its obligations under Articles 10 or 18 and such breach shall directly result in a material loss of Patent coverage for any Drug Candidate, Licensed Product, Niche Candidate or Residual Product being commercialized or developed for commercialization by the other Party, then the royalty rate thereafter required to be paid by such other Party on the Net Sales of such Licensed Product, Niche Candidate or Residual Product (or such product as results from the development of such Drug Candidate) shall be reduced by *** from the rate otherwise payable pursuant to the terms of this Agreement, and such royalty reduction shall be such commercializing Party’s sole and exclusive remedy, and the breaching Party’s sole liability, for such breach. In this Section 12.2 whether a loss of Patent coverage is material shall be determined, in default of agreement between the Parties, in accordance with Section 21.14.

12.3

Termination for Convenience. NN may, for any reason or no reason, at any time during the Collaboration Term terminate this Agreement, in whole or in part, on *** written notice to IPH. Termination pursuant to this Section 12.3 shall not constitute a breach of this Agreement, and NN’s only liability and obligation, and IPH’s only rights and remedies in respect of each termination shall be those set forth in Section 13.4.

12.4

Termination for Material Breach. Either Party may immediately terminate this Agreement with respect to the affected product(s), project(s), and country(ies) upon the material breach by the other Party of any material term or material condition of this Agreement with respect to such product(s), project(s) and country(ies), if such breach continues for *** after the receipt by the breaching Party of written notice thereof from the non-breaching Party, provided that, (other than a payment obligation) if the noticed breach is such that cure can be made, but cannot reasonably be completed within said *** period, then the Party complaining of such breach shall have the right to terminate this Agreement by reason of such breach only if the defaulting Party shall have failed to commence to cure such breach within the specified *** notice period and to thereafter promptly and diligently complete such cure. Notwithstanding the foregoing, if the Party in breach disputes the existence, materiality, nature or extent of any default set forth above, (i) the Parties shall use good faith efforts to resolve the dispute amicably and, (ii) if resolution cannot be thereby reached, then the dispute shall be resolved pursuant to Section 21.14. This Agreement shall, however, continue to remain in full force and effect during the pendency of any such dispute as to the existence, materiality, nature or extent of such breach, as set forth in Section 4.6.

12.5

Establishing Materiality and Scope of Alleged Breach. For the avoidance of doubt, the Parties must agree on whether a breach of this Agreement has been committed and, if so, the scope and effect of the alleged breach and whether such breach amounts to a material breach in any particular case. If, after exercising good faith efforts to resolve these issues amicably, the Parties do not agree that such a breach exists or is material, or agree as to the scope of a breach, the dispute shall be resolved pursuant to the procedures described in Section 21.14. In the event that a dispute shall arise as to whether a material breach has been committed so as to establish the right to terminate all or any

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

aspect of this Agreement, the Parties shall have the continued right to exercise their rights and licenses, and shall continue to perform their obligations, hereunder during the pendency of such dispute in respect of this Agreement or aspect, and, except as otherwise expressly permitted by this Agreement, neither Party shall commence any work in the Collaboration Field in respect of such matter(s) independently of the Collaboration (whether individually or with any Third Party), until a final resolution has been reached either by the Parties’ written agreement or by arbitration pursuant to Section 21.14 establishing that the termination of this Agreement has been properly effected by reason of a material breach.

12.6

Termination Upon Bankruptcy. This Agreement may be terminated, in whole or in part, by either Party upon written notice to the other: in the event that (a) the other Party (i) adopts a resolution for, or undertakes to effect, a discontinuance of its business or dissolution, or otherwise terminates or suspends its business operations for a period of more than *** other than by reason of Force Majeure; (ii) becomes insolvent or unable to pay its debts when due; (iii) makes an assignment in bankruptcy or other assignment or general arrangement for the benefit of its creditors; (iv) commences a proceeding, or files for or seeks relief, under any bankruptcy, insolvency or other Law of any jurisdiction, now or hereafter in effect, regarding the bankruptcy, insolvency or relief of debtors, including any petition in bankruptcy, petition or application to any tribunal for the appointment of any custodian, receiver, trustee or similar functionary for it or a substantial part of its assets, or for any arrangement, reorganization, composition, dissolution, liquidation, business rehabilitation, business preservation, readjustment of debt or similar relief; (v) is made subject to any attachment, seizure or other legal process against a substantial part of its assets or against any right, title or interest in this Agreement or any material product, IPR or other subject matter of this Agreement; (vi) is made subject to any bona fide petition, application or proceeding described in (iv) above that is filed or commenced against it, in which an order for relief is entered or which remains undismissed for a period of *** or more; or (vii) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief, or the appointment of a custodian, receiver, trustee or similar functionary for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of *** or more; or (b) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination shall be effective upon the date specified in such notice.

12.7

Development Diligence Requirements. For the purposes of this Section 12.7, each Party shall be obliged to promptly notify the other Party in writing of any decision to abandon the development, marketing or sale of any Licensed Product, Residual Product or Niche Candidate for any indication(s) and with respect to any country(ies) and in the absence of notification the first Party shall be deemed to have abandoned the development of such Licensed Product, Niche Candidate, or Residual Product for such indication being developed for commercialization exclusively by or on behalf of that Party if:

(i)	***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)	***

(iii)	***

provided that the time periods in (i)-(iii), above:

(A)

shall not include any time period during which the relevant Licensed Product, Niche Candidate or Residual Product shall have been subject to a Clinical Hold (as defined below) and the Party developing same shall have been using Commercially Reasonable Efforts to remove such Clinical Hold; and

(B)

shall be altered by the Parties to take into consideration unforeseen delays or obstacles in continuing the development of the relevant Licensed Product, Niche Candidate or Residual Product outside the reasonable control of the developing Party, in which case the Parties shall agree to a reasonable extension having regard to the delay, provided that the developing Party must make a request for such extension to the other Party at the time of, and not solely after, the delay.

Within *** of any of the occurrence of any of the events specified in (i), (ii), or (iii) above, the developing Party may, by paying to the other Party the relevant fee provided for below, extend the deadline for achievement of the required step on an annual basis for up to a period of *** the relevant fee being:

(a)	***

(b)	***

(c)	***

provided that the developing Party shall only have the right to such extension under two of events (a), (b) or (c) of this Section 12.7, unless the Parties hereafter agree otherwise in writing.

“Clinical Hold”, as used in this Section 12.7, shall mean a bona fide decision of the developing Party or a decision of a regulatory authority or another governmental body to suspend a clinical trial or other study when it does not believe that such clinical trial or other study can be conducted without unreasonable risk to the subjects in such clinical trial or study, and the existence of such circumstances shall be subject to arbitration in accordance with Section 21.14.

12.8

Termination for Failure to Employ Commercially Reasonable Efforts. Notwithstanding any other provision of this Agreement, in the event of the abandonment of the development by a Party (the “Developing Party”) (by express notice to the other Party or by operation of this Section 12), or a non-transient material failure of the Developing Party to employ Commercially Reasonable Efforts in respect of the marketing or sale of any Licensed Product, Residual Product or Niche Candidate in any country, all licenses granted to the

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Developing Party under this Agreement for the purposes of Commercial Optimization of any such Licensed Product, Residual Product or Niche Candidate a Party is authorized to develop but that has been abandoned in such country(ies) shall terminate immediately and the following provisions shall apply:

(a)

The Developing Party shall have an obligation to grant to the other Party, at the other Party’s request, an irrevocable, world-wide, fully paid up, exclusive license under all its right, title and interest to the Collaboration IPR, Background NN IPR or Background IPH IPR (as applicable) and Independent IPR, and grant the right set out in Section 5.7, in the county(ies) and for the specific indication(s) with respect to which such specific Licensed Product, Residual Product or Niche Candidate has been abandoned, solely for the purposes of Commercial Optimization of such specific Licensed Product, Residual Product, or Niche Candidate for such indication(s) in such country(ies), and all supporting regulatory documentation, to the other Party only for no additional consideration other than as provided for herein; and

(b)

if the other Party shall, in its discretion, assume such license it shall notify the Developing Party to this effect within *** of the Developing Party’s abandonment or the determination of abandonment, whichever is the later, upon which assumption the other Party shall have the exclusive right to exploit such IPR solely with respect to such abandoned product(s), for such specific indication(s), in such country(ies) and for such purposes as are specified in clause (a) above, provided that such right shall not include the right or license to develop or commercialize any product comprised of, interacting with, modulating or is derived from the same Biological Target for the same indications(s) as any (i) Licensed Product or Residual Product encompassed by the Developing Party’s exclusive rights or license hereunder; or (ii) Niche Candidate marketed by the Developing Party (or its out-licensee) pursuant to the Buy-In-Option.

(c)

If the date of such abandonment is prior to the first dosing of humans in clinical trials with such abandoned Licensed Product, Residual Product or Niche Candidate, Sections 12.8(a) and 12.8(b) shall apply, save that, in consideration of the grant of such rights, if and only if the other Party subsequently Out-licenses such IPR within the period of *** following the date of the other Party’s assumption of rights, the other Party shall pay to the Developing Party a percentage of all revenue actually received by IPH in respect of such license on the following basis:

•	***

•	***

•	***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

•	***

•	***

(d)

If the effective date of abandonment is after the first dosing of humans in clinical trials with such abandoned Licensed Product, Residual Product or Niche Candidate but prior to the first dosing in Phase III, the above Sections 12.7(a) and (b) shall apply save that in consideration of the grant of such rights, if and only if the other Party subsequently Out-licenses such IPR within the period of *** following the date of the other Party’s assumption of rights the other Party shall pay to the Developing Party a percentage of all revenue actually received by the other Party in respect of such license on the following basis:

•	***

•	***

•	***

•	***

•	***

(e)	If the date of such abandonment is after the beginning of the first dosing in Phase III then NN and IPH shall ***.

(f)	In the event of its abandonment of a Licensed Product, Residual Product or Niche Candidate and irrespective of the effective date of such abandonment, the Developing Party shall:

(i)

make no further representation regarding its status as a licensee of the other Party in respect of such abandoned Licensed Product, Residual Product or Niche Candidate for the specific indications and with respect to the specific country(ies) with respect to which it has been abandoned;

(ii)

cease any activities with respect to the marketing, promotion, sale or distribution of such abandoned Licensed Product, Residual Product or Niche Candidate for the specific indications and with respect to the specific country(ies) with respect to which it has been abandoned;

(iii)

in the event that at the date of such abandonment there are ongoing clinical trials of such abandoned Licensed Product, Residual Product or Niche Candidate, pay for the completion of such clinical trials in respect of all patients enrolled at the effective date of abandonment except if the Agreement is terminated because of adverse events in the clinical trial(s) causing the trials(s) to cease due to regulatory requirements or regulatory considerations (including an actual or anticipated regulatory warning);

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iv)

at the other Party’s option and at the other Party’s expense, and to the extent such transfer is authorized by contract and permitted by applicable Law, to transfer to the other Party, the benefit of any contracts between the Developing Party and any Third Party in respect of the manufacture of such abandoned Licensed Product, Residual Product or Niche Candidate, with respect to the supply thereof for marketing for the indication(s) and in the country(ies) with respect to which such product has been abandoned, provided that for the avoidance of doubt the Developing Party shall not be required to cause or effect any such transfer if to do so will require the Developing Party’s payment or provision of additional consideration to any Person save that the other Party may pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law;

(v)

at the other Party’s option, and at the other Party’s expense, and to the extent authorized by contract and permitted by applicable Law, assign or cause to be assigned to IPH any regulatory submissions and approvals with respect to such abandoned Licensed Product, Residual Product or Niche Candidate and take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of all rights thereunder to the other Party;

(vi)

at the other Party’s option and at the other Party’s expense, provide to the other Party all pre-clinical and clinical data in respect of such abandoned Licensed Product, Residual Product or Niche Candidate and all research reagents and materials intended for use in clinical trials of such abandoned Licensed Product, Residual Product or Niche Candidate, in the Developing Party’s possession or control; and

(vii)

the other Party shall pay the Developing Party’s reasonable costs in connection with the above activities at a reasonable hourly rate representing the actual cost of the Developing Party of providing such services up to a maximum of ***.

Following the transfer of rights from one Party to another pursuant to this Section 12.8 the other Party shall have no further obligations under Sections 12.7, 12.8, 12.9 or 12.10 in respect of the development, sale or marketing of any such product.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Without limitation of the Parties’ obligations to exercise Commercially Reasonable Efforts, or of any other obligations under this Agreement or remedies for the material breach thereof, the failure to attain any benchmark or objective set forth in any of Sections (i), (ii) or (iii) of Section 12.7 shall not constitute a breach of this Agreement, and the provisions of this Section 12 prescribe the Developing Party’s sole and exclusive liability, and the other Party’s sole and exclusive remedy for such failure.

12.9

Development or Marketing of Other Products. The development, sale or marketing, by a Party its Affiliates or Out-licensees having the obligation to use Commercially Reasonable Efforts, of a product (other than a Licensed Product, Niche Candidate or Residual Product) that is directed to the same indication as, and that results in substantial material prejudice to the development or commercialization of, a Licensed Product, Niche Candidate or Residual Product, shall constitute a failure to exercise Commercially Reasonable Efforts in respect of such Licensed Product, Niche Candidate or Residual Product in such indication.

12.10

Determination of Abandonment and Opportunity to Remedy. At any time after the end of the Collaboration Term IPH or NN shall have the right to request a determination as to whether abandonment has occurred in respect of any Licensed Product, Residual Product, or Niche Candidate in accordance with Section 21.14 and this Article 12, and for the purposes of Sections 12.7, 12.8 and 12.9 (except as otherwise specified in Section 12.7), a non-transient material failure to use Commercially Reasonable Efforts shall constitute abandonment. Following a request for such determination the other Party shall have *** to seek to cure or remedy such alleged abandonment and any such efforts shall be considered as a part of such arbitration.

12.11

Termination for IPH Transfer. In addition to its right to terminate this Agreement and other remedies in the event of IPH’s material breach of the terms of Section 20.1, NN shall have the right to terminate this Agreement, in whole or in part, immediately upon notice to IPH in the event that IPH undertakes any Change of Control or other Transfer pursuant to Section 20.2 at any time, and the sole and exclusive rights, remedies and obligations of the respective Parties in the event of such IPH Change of Control or other Transfer shall be those set forth in Section 13.4. No Change of Control or other Transfer undertaken by either Party or any of its Affiliates in accordance with Section 20.2 shall constitute a breach of this Agreement.

12.12

Survival of Terms. All provisions of this Agreement (including all terms, representations, rights and obligations) consisting of or relating to representations, warranties, confidentiality, specified licenses, indemnification, limitations of liability, ownership rights, or defined terms, and all other provisions hereof that by their express terms or sense and context are intended to survive the expiration or earlier termination of this Agreement, shall each survive any expiration or termination hereof for any reason. In furtherance and not in limitation of the foregoing, this Section 12.9 and the following Articles and other Sections shall survive any such expiration or termination of this Agreement: all obligations under Article 10 (Confidential Information and Materials) or Section 20.15 (Further Assurances) that relate to the preservation or protection of any right, title or interest that itself survives such expiration or termination.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.	CONSEQUENCES OF TERMINATION

13.1

General. Except as otherwise expressly provided in this Agreement, the expiration or earlier termination of this Agreement for any reason will not release either Party from any obligation or liability arising by reason of any breach that occurred prior to such expiration or termination, or as a result of such termination, or which may thereafter come into being as the result of any breach of any of the terms or conditions of this Agreement that survive such expiration or termination of this Agreement in accordance with the provisions of Section 12.12 hereof.

13.2

Costs for Regulatory Documentation. A Party required to provide regulatory documentation under this Agreement shall bear the reasonable cost for providing such documentation to the other Party, up to a limit of ***. Any additional reasonable costs of obtaining such documentation shall be the responsibility of the other Party.

13.3	Expiration of Collaboration Term. Upon and after the expiration of the Collaboration Term:

13.3.1

Limitation of NN Payment Obligation Upon Expiration of Collaboration Term. NN shall have no obligation to pay to IPH any annual research funding pursuant to Section 3.11 other than such outstanding amounts as then may be due and unpaid, or any royalties, fees or other amounts other than such royalties, fees and other amounts as are expressly required to be paid by the terms of this Section 13.3.

13.3.2

NN Retained Rights to Licensed Products, Niche Candidates and Drug Candidates Upon Expiration of Collaboration Term. NN shall retain all rights and licenses granted to NN under this Agreement that are necessary or useful for the Commercial Optimization of Licensed Products, Niche Candidates or, subject to IPH’s rights under Subsections 13.3.4 and 13.3.5, Drug Candidates including:

(a)	the exclusive rights and licenses (with the rights to Sub-license and Out-license) granted to NN pursuant to the terms and conditions of Section 5.1; and

(b)

to the extent authorized by contract and permitted by applicable Law, the right, pursuant to Section 5.8, to IPH’s grant or procurement of the grant to NN of the rights and licenses required for NN’s freedom of operation to exercise the foregoing exclusive rights and licenses,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

in each case without any limitation, restriction or other derogation of such rights or licenses occurring as a result of such expiration of the Collaboration Term, provided that the exclusivity of NN’s rights and licenses under this Subsection 13.3.2 shall be subject to such, if any, of IPH’s rights and licenses as have been granted to IPH under Article 6 and retained by IPH pursuant to Subsection 13.3.4, and further provided that, (A) with respect to Licensed Products, NN shall continue to be bound by the terms and conditions of this Agreement in respect of the payment to IPH of (i) the applicable amount(s) specified by Section 7.3 for the achievement of the M0 status Discovery Milestone, the Intermediate Discovery Milestone and the M1 status Discovery Milestone, but only if such milestones are achieved as of the effective date of such expiration or within the *** following immediately thereafter, (ii) the applicable amount(s) specified by Section 7.4 for the achievement of Development Milestones with respect to the Licensed Products, (iii) royalties on Net Sales of such Licensed Products during the Term pursuant to the terms and conditions of Article 7, and (iv) the percentage of Upside Revenue realized by NN that is applicable pursuant to the terms and conditions of Section 5.11.

13.3.3

NN Residual Rights in the Field Upon Expiration of Collaboration Term. Without limitation of NN’s rights under Subsection 13.3.2 and in addition thereto, NN shall have the exclusive right and license throughout the Territory during the Term, pursuant to the terms and conditions of the rights and licenses granted to it under Sections 5.1 and 5.8, to develop and commercialize Residual Products from Drug Candidates that have attained at least M0 status but not M1 status during the Collaboration Term or prior to the expiration of the *** period following immediately after the effective date of the expiration of the Collaboration Term. The royalties payable to IPH on Net Sales of such Residual Products shall be governed by the terms and conditions of Article 7 save that royalties payable to IPH on Net Sales of such Residual Products that would, upon achievement of M1, be classified as Class C Licensed Products and for which M0 status has been achieved less than *** prior to the expiry of the Collaboration Term shall be reduced by *** from the applicable royalties set forth in Article 7.

13.3.4	IPH Retained Rights to Niche Candidates Upon Expiration of Collaboration Term. IPH shall retain, throughout the Territory during the Term:

(a)	the right pursuant to the terms and conditions of Section 5.5, to the grant back by NN to IPH of an exclusive right and license, with the rights to Sub-license and Out-license; and

(b)

the right to NN’s reasonable cooperation and assistance, pursuant to the terms and conditions of Section 5.8, in granting to IPH, or procuring the grant to IPH of, the rights and licenses required for IPH’s freedom of operation to exercise said right and license,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to develop and commercialize only such, if any, Niche Candidates as IPH has, prior to the effective date of such expiration, received exclusive authorization to develop and commercialize pursuant to the terms and conditions of Article 6 of this Agreement, without any limitation or other derogation of such rights or licenses occurring as a result of such expiration, provided that (i) the exclusivity of IPH’s rights and licenses under this Subsection 13.3.4 shall be subject to NN’s rights and licenses under Subsection 13.3.2 and apply solely to the commercialization and development for commercialization of those, if any, specific Niche Candidates with respect to which IPH has received such exclusive authorization to develop and commercialize pursuant to Article 6, (ii) NN’s obligations under this Subsection 13.3.4 shall not include any requirement that NN grant to IPH or assist IPH in obtaining any grant of any rights or licenses if doing so should fail to be authorized by contract or permitted by applicable Law, or would require NN’s payment or provision of any additional consideration to any Person save that IPH may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law, and (iii) IPH shall continue to be bound by the terms and conditions of this Agreement in respect of the payment to NN of royalties on Net Sales during the Term pursuant to the terms and conditions of Article 7.

13.3.5

IPH Residual Rights in the Field Upon Expiration of Collaboration Term. Without limitation of IPH’s rights under Subsection 13.3.4 and in addition thereto, IPH shall have, throughout the Territory during the Term, under all Background NN Research Technology IPR and Collaboration IPR Controlled by NN, the exclusive right and license, with the rights to Sub-license and Out-license, to develop and commercialize Residual Products from Drug Candidates that have not attained at least M0 status, as of the effective date of the expiration or earlier termination of the Collaboration Term or prior to the expiration of the *** period following immediately thereafter, and shall retain, throughout the Territory during the Term, the right, pursuant to the terms and conditions of Section 5.8, to NN’s reasonable cooperation and assistance in granting or procuring the grant to IPH of the rights and licenses required for IPH’s freedom of operation to exercise the aforementioned exclusive right and license, provided that

(a)

IPH shall pay royalties to NN on Net Sales during the Term of such Residual Products covered by a Valid Claim of a Patent forming part of the Background NN IPR, Collaboration IPR invented solely by NN or Independent NN IPR in accordance with Scenario 1 of Section 7.8,

(b)

IPH shall pay to NN (i) royalties of *** of the Net Sales by IPH or any of its Affiliates during the Term or (ii) *** of all royalties received by IPH or any of its Affiliates in respect of Net Sales during the Term by any of their respective Out-licensees of all Residual Products resulting from the development and commercialization of such Drug Candidates, as calculated, mutatis mutandis, pursuant to Subsection 1.1.53, which payment obligation in respect of royalties received from Out-licensees shall be subject to IPH’s obligation to pay to NN a minimum royalty equal to ***, and maximum royalty equal to ***, of the Out-licensee’s Net Sales of such Residual Products,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)

no grant of any right or license pursuant to this Subsection 13.3.5 shall include, in respect of such right and license, the right or license to develop or commercialize any Residual Product comprised of or directed to the same Biological Target as any Licensed Product, Residual Product or Niche Candidate being developed or marketed by NN or its Affiliates (or Out-licensee of either thereof) pursuant to the Buy-In-Option (for the avoidance of doubt, the limitations on the licenses and rights otherwise granted to IPH, pursuant to this Subsection 13.3.5, shall not in any way impose a limitation of any other rights IPH may have to develop or commercialize such Residual Product),

(d)

IPH hereby covenants and agrees that subject to the terms of this Agreement neither IPH nor any of its Affiliates will at any time during the Term develop or commercialize, or cause or authorize to be developed or commercialized, any product comprised of or directed to the same Biological Target as any Licensed Product, Residual Product or Niche Candidate being developed or marketed solely by NN or its Affiliates (or Out-licensees thereof). This covenant and agreement shall not apply at any time after the effective date of any purchase or acquisition of IPH, except in respect of products that would infringe a Valid Claim of a Patent in the Collaboration IPR or Background NN IPR to the extent that NN retains exclusive rights of commercialization under this Agreement.

(e)

NN’s obligations under this Subsection 13.3.5 to grant or assist in the procurement of the grant to IPH of specified rights or licenses shall not include any requirement that NN do so if such undertaking would not be authorized by contract or permitted by applicable Law or would require NN’s payment or provision of any consideration to any Person, save that, should NN decline to make any payment or provision of consideration required to make or obtain such grant, IPH may elect to do so and obtain the grant of such rights and licenses to the extent authorized by contract and permitted by applicable Law, and

(f)

NN and its Affiliates shall have the right of first negotiation in the event that IPH proposes to Out-License any of its rights or licenses under this Subsection 13.3.5, to any Third Party pursuant to the provisions of Subsection 13.3.6.

13.3.6

NN Right of First Negotiation In Respect of IPH Out-License of Retained or Residual Rights Arising Upon Expiration of Collaboration Term. If IPH or any of its Affiliates intends to Out-license any of its rights or licenses under Subsections 13.3.4 or 13.3.5 at any time during the Term for any purpose, then the following provisions shall apply.

(a)

First Offer to NN. IPH and its Affiliates shall, prior to offering such rights or licenses to any Third Party, offer the same to NN and its Affiliates on such financial and other terms and conditions as IPH shall present in the form of a definitive written agreement proposal (“First Offer”). As part of the First Offer, IPH shall include: ***. Upon receipt of the First Offer, NN may accept it as such, or request negotiations based thereon.

(b)

Negotiation of Out-License. The Parties agree to negotiate in good faith and on an exclusive basis with the objective of executing a mutually acceptable definitive written agreement granting the contemplated Out-license to NN or its designated Affiliate(s), provided that, in the event the Parties fail within *** of IPH’s First Offer, or any separately agreed written extension of such period, to execute a mutually acceptable definitive agreement, then IPH or its Affiliates shall be free, subject to Subsection 13.3.6(c), to enter negotiations regarding an Out-license of the subject matter of the contemplated Out-license to NN with any Third Party.

(c)

Limitations on IPH Entering Into Agreement More Favorable to Third Party During NN Consideration of First Offer. Neither IPH nor any of its Affiliates shall within *** of a First Offer enter into any definitive agreement or commitment with any Person in respect of such Out-license on any terms that when taken as a whole are, more favorable to such Person when compared to the terms proposed in NN’s or NN’s Affiliate’s last offer without first offering such terms to NN (or its Affiliates), save that after the expiry of such twelve month period NN shall have no further rights and IPH shall have no further obligations pursuant to this Subsection 13.3.6.

(d)

IPH Offer of Similar Terms to NN. In the event that IPH or any of its Affiliates is prepared to enter into a definitive agreement with any Person other than NN or NN’s designated Affiliate(s) on such more favourable terms, IPH shall, prior to entering into such agreement, first offer such terms to NN or NN’s designated Affiliate(s). NN and its designated Affiliate(s) shall have *** after the receipt of such offer to accept or reject it. If NN or any of its Affiliates accepts such offer, the Parties shall enter into a definitive written agreement incorporating the material substantive terms of such offer, provided that, in the event the Parties fail within *** of such IPH offer, or any separately agreed written extension of such period, to execute a mutually acceptable definitive agreement, or if NN and its Affiliates reject such offer, IPH and its Affiliates shall be free to enter into a definitive agreement with such other Person incorporating the material substantive terms of such offer.

(e)

Any IPH Breach of Its Obligations to NN Upon Expiration of Collaboration Term is Material. The breach by IPH of any of its obligations under this Subsection 13.3.6 shall constitute a material breach of this Agreement. If, after such Out-license agreement is

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

entered into by IPH with a Third Party, NN shall have a good faith basis for believing that IPH’s entry into such agreement was in violation of NN’s rights or in breach of IPH’s obligations under this Subsection 13.3.6, NN shall have the right to commence a proceeding pursuant to Section 21.14 for recovery of its resulting damages.

13.3.7	Rights Outside the Collaboration Field Upon Expiration of Collaboration Term. In addition to, and without limitation of, NN’s rights and licenses under Subsection 13.3.2;

(a)	NN shall retain the right and license granted to NN pursuant to Section 5.2 on a perpetual, irrevocable, fully-paid-up, royalty-free basis; and

(b)

To the extent that any Collaboration IPR other than that governed by Section 5.2 has application outside of the Collaboration Field, if either of the Parties wishes to exploit such Collaboration IPR their rights shall be as follows:

(i)

if such IPR is owned solely by one of the Parties pursuant to Section 9.2(a) or 9.2(b) (i.e., is not owned jointly with the other Party or with any of the other Party’s Affiliates) that Party shall have the exclusive right to exploit such IPR outside the Collaboration Field;

(ii)

if such IPR is Joint IPR then the Parties shall negotiate in good faith on a case by case basis the terms on which a Party shall have exclusive rights to exploit such IPR outside the Collaboration Field, which terms shall be fair and reasonable and have due regard to the relative contribution of the Parties to the discovery and development of such Joint IPR and comparable agreements entered into by the respective Parties or observable in the industry; and

(iii)

if such IPR is Third-Party IPR then (A) if such IPR was acquired in exchange for consideration provided or paid solely by one of the Parties, that Party shall have the exclusive right to exploit such IPR outside the Collaboration Field, or (B) if such IPR was acquired in exchange for consideration provided or paid by both Parties then the Parties shall negotiate in good faith on a case by case basis the terms on which a Party shall have exclusive rights to exploit such IPR outside the Collaboration Field, which terms shall be fair and reasonable and have due regard to the relative contribution of the Parties to the acquisition and development of such Third Party IPR and comparable agreements entered into by the respective Parties or observable in the industry

13.4

NN Termination for Convenience Prior to Expiration of Collaboration Term. In the event that this Agreement is terminated, prior to the expiration of the Collaboration Term, by NN for convenience pursuant to Section 12.3 the following shall apply:

13.4.1

NN’s Research Funding Obligation Upon NN Termination for Convenience Prior to Collaboration Term Expiration. NN shall continue to pay to IPH all remaining unpaid amounts, if any, payable to IPH in respect of the annual research funding contribution prescribed by Section 3.11 for the Collaboration Year in which such termination takes effect, such payment to be made pursuant to the terms and conditions of that Section.

13.4.2

IPH Residual Pre-M1 Rights Upon NN Termination for Convenience Prior to Expiration of the Collaboration Term. Subject to such rights and licenses of NN as shall survive the termination of this Agreement pursuant to this Section 13.4, IPH shall have, throughout the Territory during the Term, under all Background NN Research Technology IPR and Collaboration IPR Controlled by NN and necessary for such purpose the exclusive right and license, with the rights to Sub-license and Out-license, to commercialize, and develop for commercialization, Residual Products from Drug Candidates that have not attained M1 status, as of the effective date of such termination or within the *** period following immediately thereafter, provided that

(a)	IPH shall pay to NN during the Term:

(i)

a flat royalty rate of *** of Net Sales of such Residual Products sold by IPH or its Affiliates as are covered by a Valid Claim of a Patent forming part of the Background NN IPR, Collaboration IPR invented solely by NN or Independent NN IPR and a flat royalty rate of *** of Net Sales of such Residual Products sold by IPH or its Affiliates as are covered by a Valid Claim of a Patent forming part of the Joint IPR; or

(ii)

*** of all royalties received by IPH or any of its Affiliates in respect of Net Sales during the Term by their respective Out-licensees of all such Residual Products, as calculated, mutatis mutandis, pursuant to Subsection 1.1.53, which payment obligation in respect of royalties received from Out-licensees shall be subject to IPH’s obligation to pay to NN a minimum royalty equal to ***, and maximum royalty equal to ***, of the Out-licensee’s Net Sales of such Residual Products; and

(b)

Limitations on Licenses to IPH for Such Residual Products. The foregoing rights and licenses granted to IPH shall not include, in respect of such rights and licenses, a right or license to develop or commercialize any Residual Product comprised of or directed to

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the same Biological Target as any (i) Licensed Product, (ii) Residual Product or (iii) Niche Candidate being developed or marketed by NN (or its Out-licensee) pursuant to the Buy-In-Option. For the avoidance of doubt, the limitations on the licenses and rights otherwise granted to IPH, pursuant to this Subsection, shall not in any way impose a limitation of any other rights IPH may have to develop or commercialize such Residual Product.

(c)

IPH’s Limited Covenant Not to Compete by Marketing or Sale of Other Products. IPH covenants and agrees that neither IPH nor any of its Affiliates will at any time during the Term develop or commercialize any therapeutic, prophylactic or diagnostic product comprised of or directed to the same Biological Target as any Licensed Product, Residual Product or Niche Candidate being developed or marketed solely by NN or its Affiliates (or Out-licensees thereof). This covenant and agreement shall not apply at any time after the effective date of any purchase or acquisition of IPH except in respect of products that would infringe a Valid Claim of a Patent in the Collaboration IPR or Background NN IPR to the extent that NN retains exclusive rights of commercialization under this Agreement.

(d)

Limitation on NN’s Obligations to Provide Licenses. NN’s obligations under this Subsection 13.4.2 shall not include any requirement that NN grant to IPH or assist IPH in obtaining any grant of any rights or licenses if doing so should fail to be authorized by contract or permitted by applicable Law, or would require NN’s payment or provision of any consideration to any Person save that, should NN decline to make any payment or provision or consideration required to make or obtain such grant, IPH may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law.

13.4.3

NN Retained Rights Upon NN Termination for Convenience Prior to Expiration of the Collaboration Term. NN shall retain, throughout the Territory during the Term, all rights and licenses granted to NN under this Agreement that are necessary or useful for the Commercial Optimization of Licensed Products (including Drug Candidates that have attained M1 status as of the effective date of such termination or within the *** period following immediately thereafter) or any Niche Candidates with respect to which it has been granted or acquired the exclusive right to commercialize hereunder, including:

(a)	the exclusive rights and licenses (with the rights to Sub-license and Out-license) granted to NN pursuant to the terms and conditions of Section 5.1; and

(b)

to the extent authorized by contract and permitted by applicable Law, the right, pursuant to Section 5.8, to IPH’s grant to NN of the rights and licenses required for NN’s freedom of operation to exercise the foregoing exclusive license throughout the Territory during the Term,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

in each case to develop and commercialize such Licensed Products and Niche Candidates without any limitation, restriction or other derogation of such rights or licenses occurring as a result of such termination, provided that the exclusivity of NN’s rights and licenses under this Subsection 13.4.3 shall be subject to such, if any, IPH’s rights and licenses as have been granted to IPH under Article 6 and retained by IPH pursuant to Subsection 13.4.5, and further provided that NN shall continue to be bound by the terms and conditions of this Agreement in respect of the payment to IPH of (i) the applicable amount(s) specified by Section 7.3 for the achievement of the M1 milestone, but only if such milestone is achieved as of the effective date of such expiration or within the *** following immediately thereafter, (ii) the applicable amount(s) specified by Section 7.3 for the achievement of Development Milestones with respect to the Licensed Products, in each case ((i) and (ii)) pursuant to the terms and conditions of Sections 7.4, (iii) royalties on Net Sales of Licensed Products and Niche Candidates during the Term pursuant to the terms and conditions of Article 7, and (iv) the percentage of Upside Revenue realized by NN that is applicable pursuant to the terms and conditions of Section 5.11.

13.4.4

NN Rights Outside the Field Upon NN Termination for Convenience Prior to Expiration of the Collaboration Term. In addition to, and without limitation of, NN’s rights and licenses under Subsection 13.4.3, NN shall retain its nonexclusive right and license under Section 5.2 to practice, exercise and use throughout the Territory all Collaboration Research Technology IPR Controlled by IPH, for NN’s internal use outside the Collaboration Field, which right and license shall be on a perpetual, irrevocable, fully-paid-up, royalty-free and non-exclusive basis.

13.4.5	IPH Retained Rights Upon NN Termination for Convenience Prior to Expiration of the Collaboration Term. IPH shall retain, throughout the Territory during the Term:

(a)	the right pursuant to the terms and conditions of Section 5.5, to the grant back by NN to IPH of an exclusive right and license, with the rights to Sub-license and Out-license; and

(b)

the right to NN’s reasonable cooperation and assistance, pursuant to the terms and conditions of Section 5.8, in obtaining for IPH the rights and licenses required for IPH’s freedom of operation to exercise said right and license, to develop and commercialize only such, if any, Niche Candidates as IPH has, prior to the effective date of such termination, received exclusive authorization to develop and commercialize pursuant to the terms and conditions of Article 6 of this Agreement, without any limitation or other derogation of such rights or licenses occurring as a result of such termination, provided that

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)

the exclusivity of IPH’s rights and licenses under this Subsection 13.4.5 shall be subject to NN’s rights and licenses under Subsection 13.4.3 and apply solely to the commercialization, and development for commercialization, of such, if any, specific Niche Candidates as IPH has received such exclusive authorization to develop and commercialize pursuant to Article 6,

(ii)

NN’s obligations under this Subsection 13.4.5 shall not include any requirement that NN grant to IPH or assist IPH in obtaining any grant of any rights or licenses if doing so should fail to be authorized by contract or not permitted under applicable Law, or would require NN’s payment or provision of any consideration to any Person save that, should NN decline to make any payment or provision or consideration required to make or obtain such grant, IPH may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law, and

(iii)

IPH shall continue to be bound by the terms and conditions of this Agreement in respect of the payment to NN of royalties on Net Sales during the Term, save that IPH shall only pay to NN either (A) royalties of *** of the Net Sales during the Term by IPH or any of its Affiliates; or alternatively (B) *** of all royalties received by IPH or any of its Affiliates in respect of Net Sales during the Term by their respective Out-licensees of all products resulting from the development and commercialization of such Niche Candidates, as calculated, mutatis mutandis, pursuant to Subsection 1.1.53, which payment obligation in respect of royalties received from Out-licensees shall be subject to IPH’s obligation to pay to NN a minimum royalty equal to ***, and maximum royalty equal to ***, of the Out-licensee’s Net Sales of such products in lieu of the royalties specified by Section 7.8.

13.4.6

Right to Third-Party Collaborations Upon NN Termination for Convenience Prior to Expiration of the Collaboration Term. Subject to the Parties’ respective rights, licenses and obligations hereunder that, by the terms of this Agreement, survive such termination of this Agreement, in the event that this Agreement is terminated in its entirety pursuant to Section 12.4, IPH shall, commencing with the effective date of such termination, have the right to conduct all activities in the Collaboration Field independently of the Collaboration, both individually and with Third Parties.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.4.7

No Additional Consideration. NN and IPH shall have and enjoy their respective rights and licenses pursuant to this Section 13.4 without requirement that either of them pay or provide any consideration other than or in addition to such consideration as is expressly specified by the applicable Subsection thereunder and, except for the rights and licenses described in this Section 13.4 and such other rights and licenses that by their express terms shall survive the termination of this Agreement, all rights and licenses granted under this Agreement by NN to IPH or by IPH to NN shall terminate automatically and immediately upon the effective date of such termination without requirement of any further action by the Parties.

13.4.8

Exclusive IPH Remedies. The sole liability and obligations of NN and sole rights and remedies of IPH in the event of any termination of this Agreement for convenience by NN pursuant to Section 12.3 shall be those set forth above in this Section 13.4.

13.5

Termination for IPH Transfer. In the event that NN shall terminate this Agreement pursuant to Section 12.11 for IPH’s Change of Control or other Transfer, the terms and conditions of Section 13.3 (Expiration of Collaboration Term) shall apply and the respective rights and obligations of the Parties shall be as set forth in that Section, save that (i) the rights set forth in Subection 13.4.6 shall be enjoyed by both Parties such that both IPH and NN shall, commencing with the effective date of such termination, have the right to conduct all activities in the Collaboration Field independently of the Collaboration, both individually and with Third Parties, and (ii) (A) NN shall be obligated to pay only the outstanding and unpaid portion of such pro rata share of the research funding contribution for the Collaboration Year in which such notice of termination is effective as corresponds to the portion of that Collaboration Year consisting of the period commencing with the first day of such Collaboration Year and ending on the effective date of such termination, (B) IPH shall reimburse NN for any amounts paid by NN in respect of such research funding contribution for that Collaboration Year that exceed NN’s payment obligation under the foregoing clause (A), and (C) NN shall have no obligation to pay any additional annual research funding contribution.

13.6

Termination for NN’s Material Breach. In the event that IPH shall terminate this Agreement pursuant to Section 12.3 for NN’s Material Breach, the terms and conditions of Section 13.4 shall be incorporated, mutatis mutandis, into this Section 13.6 and the respective rights, remedies and obligations of the Parties shall be as set forth in Section 13.4, subject solely to the following exception, modifications and addition:

(a)	The provisions of Section 13.4.4 shall not apply;

(b)	The royalty percentage terms set forth in Subsections 13.4.2 (a) (i) and (ii) shall be superseded and replaced by the following:

(i)

“IPH shall pay to NN during the Term a flat royalty rate of *** of Net Sales of such Residual Products sold by IPH or its Affiliates as are covered by a Valid Claim of a Patent forming part of the IPR solely Controlled by NN or Joint IPR”; and

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)

“IPH shall pay to NN (i) royalties of *** of Net Sales of such Residual Products during the Term by IPH or any of its Affiliates; or (ii) *** of all royalties received by IPH or any of its Affiliates in respect of Net Sales during the Term by its Out-licensees of all such Residual Products, as calculated, mutatis mutandis, pursuant to Subsection 1.1.53, which payment obligation in respect of royalties received from Out-licensees shall be subject to IPH’s obligation to pay to NN a minimum royalty equal to ***, and maximum royalty equal to ***, of the Out-licensee’s Net Sales of such Residual Products;”

(c)

The royalty percentage terms set forth in Subsection 13.4.5 shall be superseded and replaced by the following: “(iii) IPH shall continue to be bound by the terms and conditions of this Agreement in respect of the payment to NN of royalties on Net Sales during the Term, save that IPH shall only pay to NN either (A) royalties of *** of the Net Sales during the Term by IPH or any of its Affiliates; or alternatively (B) *** of all royalties received by IPH or any of its Affiliates in respect of Net Sales during the Term by its Out-licensees of all products resulting from the development and commercialization of such Niche Candidates, as calculated, mutatis mutandis, pursuant to Subsection 1.1.53, which payment obligation in respect of royalties received from Out-licensees shall be subject to IPH’s obligation to pay to NN a minimum royalty equal to ***, and maximum royalty equal to ***, of the Out-licensee’s Net Sales of such products”; and

(d)

IPH Damages for NN’s Breach. In addition to the other rights and remedies of IPH under this Section 13.6, and subject to the terms and conditions of Section 21.8, in the event that IPH shall terminate this Agreement prior to the expiration of the Collaboration Term pursuant to Section 12.4 for NN’s material breach, IPH shall have the right to commence an arbitration proceeding against NN pursuant to Section 21.14 and to recover compensatory damages for such losses it incurs as a direct and proximate result of such breach to the extent that such losses have not been fully remedied by its rights and remedies under this Section 13.6.

13.7	Termination for IPH’s Material Breach. In the event that NN shall terminate this Agreement prior to the expiration of the Collaboration Term pursuant to Section 12.4 for IPH’s material breach:

13.7.1

Limitation of NN Payment Obligations Upon IPH’s Material Breach. NN shall have no obligation to pay to IPH any royalties, fees or other amounts (including any research funding contribution pursuant to Section 3.11) in addition to or other than those expressly set forth

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

in this Section 13.7. Further to and not by way of limitation of the foregoing, (a) NN shall be obligated to pay only the outstanding and unpaid portion of such pro rata share of the research funding contribution for the Collaboration Year in which such notice of termination is effective as corresponds to the portion of that Collaboration Year consisting of the period commencing with the first day of such Collaboration Year and ending on the effective date of such termination, and (b) IPH shall reimburse NN for any amounts paid by NN in respect of such research funding contribution for that Collaboration Year that exceed NN’s payment obligation under the foregoing clause (a).

13.7.2

IPH Assignment of IPR to NN Upon IPH’s Material Breach. Subject to the rights and licenses retained by IPH under Subsection 13.7.5 and such other rights and licenses of IPH as, pursuant to the terms of this Agreement, survive such termination by NN, IPH shall, for no additional consideration, assign to NN its entire right, title and interest in the Collaboration IPR without any limitation or restriction as to NN’s (or its transferees’) right to exercise, practice or use such Collaboration IPR within the Collaboration Field.

13.7.3

NN Retained Rights to Licensed Products, Residual Products and Niche Candidates Upon IPH’s Material Breach. NN shall retain, throughout the Territory during the Term, all rights and licenses granted to NN under this Agreement that are necessary or useful for the Commercial Optimization of Drug Candidates (or any Residual Products resulting from the development thereof), Licensed Products or Niche Candidates, including:

(a)	the exclusive rights and licenses (with the rights to Sub-license and Out-license) granted to NN pursuant to the terms and conditions of Section 5.1; and

(b)

to the extent authorized by contract and permitted by applicable Law, the right, pursuant to Section 5.8, to IPH’s grant or procurement of the grant to NN of the rights and licenses required for NN’s freedom of operation to exercise the foregoing exclusive license, to develop and commercialize such Drug Candidates, Residual Products, Licensed Products or Niche Candidates,

in each case without any limitation, restriction or other derogation of such rights or licenses occurring as a result of such termination, provided that

(i)

the exclusivity of NN’s rights and licenses under this Subsection 13.7.3 shall be subject to such, if any, IPH’s rights and licenses as have been granted to IPH under Article 6 and retained by IPH pursuant to Subsection 13.7.5, and

(ii)	NN shall pay to IPH:

(A)

the applicable amount(s) specified by Section 7.3 pursuant to the terms and conditions of that section for the achievement of the M1 milestone, but only if such milestone is achieved as of the effective date of such termination or within the *** period following immediately thereafter,

(B)	the applicable amount(s) specified by Section 7.4 pursuant to the terms and conditions of that section for the achievement of Development Milestones with respect to the Licensed Products,; and

(C)

the all Licensed Products as of the date of termination, the royalties specified in Article 7 on Net Sales during the Term of all Classes of Licensed Products (Classes A, B and C) on a product-by-product and country-by-country basis, in accordance with the terms and conditions of Article 7;

***

NN shall also pay to IPH during the Term a flat royalty rate of *** of Net Sales of Residual Products as are covered by a Valid Claim of a Patent forming part of the Background IPH IPR, Collaboration IPR invented solely by IPH, Joint IPR or Independent IPH IPR.

13.7.4

NN Rights Outside the Field. In addition to, and without limitation of, NN’s rights and licenses under Subsection 13.7.3, NN shall retain its nonexclusive right and license under Section 5.2 to practice, exercise and use throughout the Territory all Collaboration Research Technology IPR Controlled by IPH, for NN’s internal use outside the Collaboration Field, which right and license shall be on a perpetual, irrevocable, fully-paid-up, royalty-free and non-exclusive basis and without the right to Out-license, for purposes of the discovery, development and commercialization of products outside the Collaboration Field.

13.7.5	IPH Retained Rights. IPH shall retain, throughout the Territory during the Term:

(a)	the right pursuant to the terms and conditions of Section 5.5, to the grant back by NN to IPH of an exclusive right and license, with the rights to Sub-license and Out-license; and

(b)

the right to NN’s reasonable cooperation and assistance, pursuant to the terms and conditions of Section 5.8, in granting to IPH, or procuring the grant to IPH of, the rights and licenses required for IPH’s freedom of operation to exercise said right and license,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to develop and commercialize only such, if any, Niche Candidates as IPH has, prior to the effective date of such termination, received exclusive authorization to develop and commercialize pursuant to the terms and conditions of Article 6 of this Agreement, without any limitation or other derogation of such rights or licenses occurring as a result of such termination, provided that (i) IPH’s rights and licenses under this Subsection 13.7.5 shall be subject to NN’s rights and licenses under Subsection 13.7.3 and apply solely to the commercialization, and development for commercialization, of such, if any, specific Niche Candidates with respect to which IPH has received such exclusive authorization to develop and commercialize pursuant to Article 6, (ii) NN’s obligations under this Subsection 13.7.5 shall not include any requirement that NN grant to IPH or assist IPH in obtaining any grant of any rights or licenses if doing so would not be authorized by contract or permitted by applicable Law or would require NN’s payment or provision of any additional consideration to any Person save that IPH may pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law, and (iii) IPH shall continue to be bound by the terms and conditions of this Agreement in respect of the payment to NN of royalties on Net Sales during the Term pursuant to the terms and conditions of Article 7.

13.7.6

NN Damages for IPH’s Breach. In addition to the other rights and remedies of NN under this Section 13.7, and subject to the terms and conditions of Section 21.8, in the event that NN shall terminate this Agreement prior to the expiration of the Collaboration Term pursuant to Section 12.4 for IPH’s material breach, NN shall have the right to commence an arbitration proceeding against IPH pursuant to Section 21.14 and to recover compensatory damages for such losses it incurs as a direct and proximate result of such breach to the extent that such losses have not been fully remedied by its rights and remedies under this Section 13.7

13.8

M1 Grace Period and Audit Rights. In addition to the other consequences of termination set forth in this Article 13, in the event that (i) the Collaboration Term expires or (ii) this Agreement is terminated prior to the expiration of the Collaboration Term by either Party for any permitted reason

(a)

any Drug Candidate that shall have achieved M1 status within *** after the effective date of such termination shall be deemed to have achieved such M1 status prior to such effective termination date for the purposes of this Article 13, and

(b)

each Party, upon written request to the other Party, shall have the right to conduct an examination of all documents, information, materials and facilities generated or maintained by or on behalf of the other Party (or of any Affiliate or Sub-licensee of the other Party) in or in connection with the Collaboration, including all laboratory and other notebooks, records and reports, reference

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

samples of Drug Candidates and Biological Targets, all assay and other test protocols, data and results, and all summaries and analyses of any of the foregoing, that relate to the discovery, research or development of any Drug Candidate, solely for purposes of the examining Party’s determination of whether such Drug Candidate has attained M1 status prior to the effective date of such termination.

13.8.1

All such examinations under this Section 13.8 shall be: (i) conducted only once with respect to any single Drug Candidate, in each case within *** after the expiration of the *** period following immediately after the effective date of such termination; (ii) upon not less than *** prior written notice by the examining Party to the other Party; (iii) conducted only by qualified personnel or representatives of the examining Party; and (iv) conducted without undue interference with the business or operations of the examined Party’s facility(ies) or operations.

13.8.2

The documents, information, materials and facilities required to be made available for purposes of such examination shall be limited to only those that are relevant to assessing whether the Drug Candidate(s) in question have attained M1 Status prior to the effective date of such termination or during the one-hundred-eighty day period following immediately thereafter.

13.8.3

The Party made subject to any examination pursuant to this Section 13.8, whether directly or by or through its Affiliate(s) or Sub-licensee(s), shall render, or cause to be rendered, all reasonable cooperation and assistance to the examining Party in connection with such examination.

13.8.4

The examining Party shall, within *** after the completion of such examination, provide to the other Party notice of its conclusion as to whether the Drug Candidate(s) under examination have or have not attained M1 status prior to the effective date of such termination or within the *** period following immediately thereafter, in which the examining Party shall specify, in reasonable detail (a) the affected Drug Candidate(s), and (b) the basis for the examining Party’s conclusion as to whether or not such Drug Candidate(s) has or have attained M1 status prior to the effective date of such termination or the following *** period. If the examined Party disagrees with such conclusion it shall, within *** after its receipt of such notice, respond to the examining Party’s conclusion with a written statement setting forth in reasonable detail the basis for its disagreement.

13.8.5

In the event that the examined Party shall fail to provide such reasonably detailed written statement of disagreement within the above-specified *** period with respect to any Drug Candidate, it shall be deemed to have accepted and agreed to the examining Party’s conclusion as to the M1 or non-M1 status of such Drug Candidate, and such conclusion shall be final and binding upon the Parties for purposes of determining their respective rights, licenses and obligations with respect to such Drug Candidate under this Article 13.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.8.6

If the examined Party shall have provided to the examining party a reasonably detailed written statement of disagreement within the *** period specified in Subsection 13.8.4 with respect to any Drug Candidate, the Parties shall submit such disagreement for resolution pursuant to Section 21.14.

13.9

Cumulative Remedies. Except as otherwise expressly provided in this Agreement, the provisions under which this Agreement may be terminated shall be in addition to any other remedies which either Party may have hereunder or at law, in equity or otherwise, for the actual or anticipated breach of any terms hereof, and do not in any way limit any such other remedies such Party may have. Without limitation of the generality of the foregoing, such remedies may include an award of specific performance or provisional, permanent or mandatory injunctive or other equitable remedies in those instances in which an award of damages does not afford an adequate remedy, or where such remedies are otherwise necessary to avoid irreparable harm. Relief pursuant to the above clause may be sought from any court of competent jurisdiction in the event that the granting of such relief is not within the authorization, power or policy of any arbitral authority selected by the Parties, or is not expressly denied on the merits by such arbitral authority but nevertheless will not adequately be enforced by the relevant courts or be obtainable from the arbitral authority in such time and manner as will avoid irreparable harm,

14.	EQUITY FINANCING AND FUTURE IPO

14.1	Equity Investment. Subject to and conditioned upon NN’s satisfactory completion of its due diligence review and the Parties’ execution and delivery of this Agreement:

(a)	NN intends to invest *** to acquire *** newly-issued preferred shares of IPH at a purchase price of *** per share.

(b)

In the event that this transaction shall take place, it shall take effect and be governed in all respects pursuant to the terms and conditions of a separate equity purchase agreement (the ”Share Purchase Agreement”) executed by the Parties contemporaneously with this Agreement and containing provisions customary in this type of investment.

(c)

Pursuant to the Share Purchase Agreement, in connection with the contemplated equity purchase, NN will also receive from IPH warrants which will afford NN anti-dilution rights comparable to those provided in the warrants attached to IPH’s Series D Stock.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)

The above-described equity purchase shall close *** after the date of this Agreement of this Agreement, unless provided otherwise in the Share Purchase Agreement or the Parties hereafter agree otherwise in writing.

14.2	***

15.	REPRESENTATIONS AND WARRANTIES

15.1	Mutual Representations and Warranties. Each Party hereby covenants, represents and warrants to the other Party that:

15.1.1

Organization and Good Standing. As of the date of this Agreement such Party (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of (i) each jurisdiction in which it leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect on such Party, the other Party, the Collaboration, or the attainment of Commercial Optimization.

15.1.2

Authority. Such Party (a) as of the date of this Agreement has, and at all times during the Term shall have, the full right, power and authority to (i) execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or required by this Agreement to be executed by such Party, (ii) to grant all rights and licenses herein granted by such Party (including all rights to Out-license and Sub-license), and to fully perform its obligations hereunder and thereunder; and (b) as of the date of this Agreement has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered on behalf of such Party, constitutes a legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms subject to the effects of bankruptcy, insolvency or other Laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, injunctions and other remedies, and binding public policy constraints (including those pertaining to limitations or exclusions of liability, competition law, penalties and jurisdictional issues, including conflicts of laws).

15.1.3

No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not, as of the date of this Agreement (a) conflict with or violate any requirement of applicable Law or any provision of the articles of incorporation, bylaws or any comparable charter or constitutional instrument of

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

such Party, in any material way, or (b) conflict with, violate, result in a breach or termination of, or constitute a default (or, with notice or the lapse of time, become a default), require any consent, or give rise to any ”take back” right or right of termination or acceleration or right to increase or modify the obligations under, any contractual obligation, permit or court or administrative order to which such Party is a party or by which such Party or the properties or assets of such Party is or are bound; (c) conflict with any right previously granted by such Party to another Person; (d) constitute a violation of any law applicable to such Party, provided that any required clearance by any EU Competition Law authority, shall have been received; or (e) result in the creation of any encumbrance upon the properties or assets of such Party, other than, in the case of clauses (a), (b), (c) or (d), any such conflicts, violations, breaches, terminations, defaults, rights or encumbrances that, individually or in the aggregate, would not (i) have a Material Adverse Effect on such Party, the other Party, the Collaboration or the attainment of Commercial Optimization, (ii) impair in any material respect the ability of such Party to perform its material obligations under this Agreement, or (iii) prevent or materially delay the consummation of any of the material transactions contemplated by this Agreement.

15.1.4

Warranty of No Litigation. As of the date of this Agreement there is no claim, investigation, litigation, proceeding or dispute (including any opposition, interference or re-examination) pending or threatened with respect to, (a) for NN’s covenant, representation and warranty hereunder, the Background NN IPR, and (b) for IPH’s covenant, representation and warranty hereunder, the Background IPH IPR, and such Party has not received any communication respecting and is not aware of any other claim, investigation, litigation or proceeding or dispute pending or threatened against it that, individually or in the aggregate, could reasonably be expected to materially impair the ability of such Party to perform any obligation under this Agreement or have a Material Adverse Effect upon such Party, the other Party, the Collaboration or the attainment of Commercial Optimization other than matters (i) raised in the ordinary course of Patent prosecution that are publicly available or (ii) any matter that was disclosed to the other Party prior to the date of this Agreement.

15.1.5

Consents and Approvals. As of the date of this Agreement all necessary consents, approvals, orders, registrations and authorizations of all regulatory authorities and other Persons required to be obtained by such Party in connection with the entry into this Agreement have been obtained, except for (a) the filing with any EU Competition Law authority, of such, if any, notifications and reports as may be required under EU Competition Law, and (b) such other consents, approvals, orders, authorizations and registrations, the failure of which to be obtained or made would not (i) have a Material Adverse Effect on either Party, the Collaboration or the attainment of Commercial Optimization, (ii) impair in any material respect the ability of such Party to perform its obligations under this Agreement, or (iii) prevent or materially delay the consummation of any of the material transactions contemplated by this Agreement, and such Party has obtained, or will exercise diligent, commercially reasonable efforts to obtain, all such consents, approvals, orders, authorizations and registrations required for its performance hereunder.

15.1.6

Legal Compliance. Such Party shall carry out, and shall cause all its Affiliates, and its and their respective officers, employees and agents and require all its contractors, Sub-licensees and Out-licensees, and all Persons under their control or for whose actions they are otherwise liable, to carry out all obligations and activities hereunder in material compliance with the terms and conditions of this Agreement and all material applicable Laws.

15.1.7

Necessary Capacity. Such Party will use all reasonable efforts during the Collaboration Term to have the requisite facilities, personnel, equipment, expertise, experience, knowledge and skill to timely and effectively perform the obligations contemplated to be performed by or on behalf of such Party under this Agreement in all material respects.

15.1.8

Disclosure. Such Party has not, in connection with the Parties’ entry into this Agreement, communicated or otherwise provided to the other Party any statement of material fact, which it has failed to correct, or failed to communicate or otherwise provide to the other Party any material fact, the communication or omission of which is, as of the date of this Agreement, known, or should, upon reasonable inquiry, have been known by such Party to be, false, misleading or deceptive in any material respect, including any information provided or communicated by such Party that is set forth in this Agreement (including any Schedule hereto). Such Party has, prior to the date of this Agreement, provided, and shall throughout the Term provide, to the other Party all material information, data and documents (including any licenses, assignments, agreements or other instruments, any documents evidencing or relating to any Patent, and any legal notices or other legal documents) that is in the possession, custody or control of such Party or any of its Affiliates, or such Party’s Sub-licensees or Out-licensees, or, in the case of information and data, that is otherwise known to such Party or any of its Affiliates, Sub-licensees or Out-licensees, and that has been requested by the other Party with respect to, or that is otherwise material to, the Collaboration or Commercial Optimization, including the research, development or commercialization of any Licensed Product, Niche Candidate, or Residual Product under development or commercialization by the other Party pursuant to license hereunder (including with respect to any IPR comprising or relating to any of the foregoing), and, as of the date of this Agreement, neither such Party nor any of its Affiliates is aware, nor after reasonable inquiry should be aware, that any such information, data or document is inauthentic, inaccurate, untrue or misleading in any material respect. Should such Party or any of its Affiliates become aware that any such information, data or document is inauthentic, inaccurate, untrue or misleading, such Party will promptly notify the other Party of this fact. The provisions of this Subsection 15.1.8 are subject in all respects to the exception of such binding obligations of confidentiality and non-disclosure to Third Parties as (a) the Parties have incurred prior to, and that remain in effect as of, the date of this Agreement, or (b) the Parties are unable to avoid or negate in their agreements with their respective Sub-licensees or Out-licensees after having made diligent good faith efforts to do so, in each case ((a) and (b)) for so long as such obligations shall remain in effect.

15.1.9

Unauthorized Disclosure. Such Party has not delivered or otherwise made accessible, and will not deliver or make accessible, to the other Party confidential or proprietary Know-How of any Third Party without disclosing to the other Party, in writing in advance of such disclosure, the source thereof and such Party’s right to make such disclosure.

15.2

Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, no warranty is given by either Party as to the validity of any Patents, Know-How or other IPR licensed by it under this Agreement or that any activity covered by such Patents, Know-How or other IPR licensed hereunder will not infringe the Intellectual Property Rights of any Third Party.

15.3	IPH Representations and Warranties In Respect of IPR. IPH hereby covenants, represents and warrants to NN that:

15.3.1	Exclusive Ownership and Control.

(a)

As of the date of this Agreement, IPH possesses exclusive Control, within the Collaboration Field, of all Background IPH IPR and Collaboration IPR in existence and Controlled by IPH as of the date of this Agreement, free of any security interest, lien or encumbrance other than the restrictions in IPH’s agreements with Third Parties which have previouslybeen disclosed to NN. Subject to the other provisions of this Agreement in cases in which IPH shall, in the first instance, have or obtain such exclusive Control of Background IPH IPR, it shall retain exclusive Control throughout the Term, and in such cases in which IPH shall, in the first instance, have or obtain non-exclusive Control of Background IPH IPR, it shall retain such non-exclusive Control, and where necessary for Commercial Optimization, exercise diligent efforts to obtain exclusive Control, throughout the Term, and in all cases such Control shall be free of any security interest, lien or encumbrance.

(b)

Except as expressly authorized pursuant Articles 5 and 6 or 13 of this Agreement, or as NN may hereafter otherwise expressly agree in writing, IPH shall not at any time during the Term grant, transfer or convey to any Third Party any license or any other right, title or interest in respect of, or otherwise encumber, any Background IPH IPR or Collaboration IPR, or grant, transfer or convey to any Third Party.

(c)

IPH shall promptly secure and retain throughout the Term any and all licenses, assignments and transfers of all rights required to maintain the rights of Control described in Subsections 15.3.1(a) and 15.3.1(b) or to otherwise fulfill its warranties under those Subsections.

15.3.2

Patent Validity. As of the date of this Agreement, no Patent within the Background IPH IPR has, in whole or in part, been waived, disclaimed, or held revoked, unenforceable or invalid by decision of any court or other governmental agency of competent jurisdiction, or is or has been subject to any claim, or threat to assert a claim, of invalidity in any proceeding (other than (i) proceedings in the ordinary course of Patent prosecution as would be reflected in publicly available documents as of the date of this Agreement or (ii) that was disclosed to NN prior to the date of this Agreement) and IPH is not aware of any reason (other than (i) proceedings in the ordinary course of Patent prosecution as would be reflected in publicly available documents as of the date of this Agreement or (ii) that was disclosed to NN prior to the date of this Agreement) to believe that any such Patent is, in whole or in part, invalid or unenforceable, or requires any waiver or disclaimer of any rights with respect thereto.

15.3.3

Infringement of Third Party IPR. As far as IPH is aware, as of the date of this Agreement, (a) none of this Agreement or the exercise of any of the rights or licenses, or performance of any of the obligations under this Agreement, pursuant to the terms and conditions hereof, infringes, misappropriates or otherwise violates any IPR or other rights of any Person and (b) no Person has alleged any such infringement, misappropriation or violation and there is no basis for any claim thereof.

15.3.4

Patents; Third-Party Infringement. As far as IPH is aware, as of the date of this Agreement: (a) there is no material unauthorized use, infringement or misappropriation by any Third Party of any of the Patents or other IPR within the Background IPH IPR; (b) none of the Patents within the Background IPH IPR is the subject of any pending re-examination, opposition or interference proceedings, or any litigation or similar proceedings, and no claim has been made asserting the misuse, unregistrability, unenforceability or non-infringement of any of such Patents or challenging IPH’s or any of its Affiliates’ right to use or ownership of any of such Patents (other than (i) proceedings in the ordinary course of Patent prosecution as would be reflected in publicly available documents as of the date of this Agreement or (ii) that was disclosed to the other Party prior to the date of this Agreement), or making any adverse claim of ownership with respect thereto; and (c) there has been and currently is no threat of such a proceeding, or any facts that likely would be the basis for instituting any such proceeding.

15.3.5	Limitations on IPH Awareness for Purposes of Section 15.3. For the purposes of this Section 15.3, awareness of IPH shall mean the actual knowledge of ***.

16.	INDEMNIFICATION

16.1

Mutual Indemnification. Each Party (the ”Indemnifying Party”) agrees to indemnify, hold harmless, and defend the other Party (the ”Indemnified Party”) and its Affiliates, and each of such Indemnified Party’s and its Affiliates’ respective officers, employees, and agents, Sub-licensees and Out-licensees (collectively, the ”Other Indemnitees”), against any claims, suits, losses, damages, costs, fees and expenses against the Indemnified Party or any of the Other Indemnitees by, or incurred by any of them to, any Third Party (collectively, ”Claim”), including reasonable legal costs, expenses and attorneys’ fees, resulting from or arising out of or in connection with the willful misconduct of the Indemnifying Party or any of its employees, agents or other Persons for whom such Party may be held legally responsible; (b) any breach by the Indemnifying Party of any of its representations, warranties, covenants, agreements or obligations under this Agreement, (c) the Indemnifying Party’s activities (including the exercise of its rights or performance of its obligations) under this Agreement, or (d) or the sale or use of any Licensed Product, Niche Candidate or Residual Product by the Indemnifying Party, its Affiliates, Sub-licensees or Out-licensees, except in each case ((a) through (d)) to the extent that such Claim results from or arises out of or in connection with the acts or omissions of the Indemnified Party or any employees, agents or other Persons for whom the Indemnified Party may be held legally responsible.

16.2	Indemnification Procedure.

16.2.1

Notice of Claim. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 16.1, but the failure or delay to provide such notice shall not, however, relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. Each such notice shall contain a description of the nature and amount of the asserted Claim to the extent then known by the Indemnified Party. The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of such Claim. All requests or demands for indemnification by or on behalf of the Other Indemnitees shall be made solely by the Indemnified Party.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

16.2.2	Other Indemnification Procedures. The obligations of an Indemnifying Party under this Article 16 shall be governed by the following additional terms and conditions:

(a)

Control of Defense. The Indemnifying Party shall have the obligation to assume and the right to exclusive control of the defense of all Claims, provided that the Indemnified Party shall have the right and option to assume and control such defense by giving written notice to the Indemnifying Party of such assumption within *** after providing the Indemnifying Party with notice of the relevant Claim under Section 16.2.1. The Party assuming the defense of a Claim shall have the right to appoint legal counsel of its own choice as lead counsel in such defense. In the event that the Indemnified Party shall assume control of such defense, the Indemnifying Party shall be responsible for all reasonable costs and expenses (including reasonable attorneys’ and experts’ fees) incurred by the Indemnified Party in connection therewith. Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any of the Other Indemnitees for any legal costs or expenses subsequently incurred by such Indemnified Party or Other Indemnitees in connection with such defense.

(b)

Right to Participate in Defense. Without limitation of the Parties’ rights and obligations under Subsection 16.2.2(a), in the event that the Indemnifying Party shall assume control of the defense of a Claim, the Indemnified Party and each of the Other Indemnitees shall be entitled to participate in, but not control, the defense of such Claim and to employ counsel of its choice for such purpose, provided that such employment shall be at its own cost and expense unless specifically requested and authorized by the Indemnifying Party in writing.

(c)

Settlement of Claims. The Party in control of the defense of a Claim shall have the exclusive right, in its sole discretion, to settle such Claim, whether by settlement or other voluntary final disposition, without the prior written approval of the other Party (or, if the Indemnified Party controls such defense, the approval of the Other Indemnitees), provided that the terms of such resolution do not: (a) enjoin any future action by the other Party (or, if the Indemnified Party controls such defense, such action by any of the Other Indemnitees); (b) derogate from or diminish any of the other Party’s rights under this Agreement; (c) require the payment or provision of consideration by the other Party (or, if the Indemnified Party controls such defense, by any of the Other Indemnitees); (d) fail to grant a release of such Claim to the other Party (and, if the Indemnified Party controls such defense, to any of the Other Indemnitees); (e) require the admission or concession that any claim or aspect of any Patent Controlled by the other Party or its Affiliates is invalid or unenforceable, or require any waiver or disclaimer of any rights with respect to such claim or Patent; or (f) otherwise have a Material Adverse Affect upon the other Party (or, if the Indemnified Party controls such defense, on any of the Other Indemnitees).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)

Cooperation. Regardless of which Party controls the defense of any Claim, the Indemnified Party shall, and shall diligently endeavor to cause each of the Other Indemnitees to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e)

Expenses. In the event that the Indemnified Party assumes control of the defense of a Claim pursuant to Subsection 16.2.2(a), the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with such Claim shall be reimbursed by the Indemnifying Party on a calendar quarter basis, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party by a legally binding final decision of a court or arbitrator that is unappealable or unappealed within the time allowed for appeal.

(f)

Non-Waiver. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Person in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any claim for indemnification hereunder. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Indemnifying Party in its defense of the Claim with respect to such Indemnitee.

17.	FORCE MAJEURE

Force Majeure. In the event of Force Majeure, a Party thereby prevented from performing its obligations or duties shall not be held liable or responsible to the other Party, nor be deemed to be in default under or in breach of any provision of this Agreement, by reason thereof. The Party prevented from performing its obligations because of Force Majeure shall promptly notify the other Party of the occurrence and particulars of such Force Majeure and shall provide such other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the cessation thereof. The Party so affected shall use diligent, commercially reasonable efforts to avoid or remove such causes of nonperformance and, upon cessation of Force Majeure, shall resume performance as soon as practicable.

18.	PUBLICATIONS AND DISCLOSURES

18.1

Publication. Each Party shall furnish, and shall cause its Affiliates, and to the extent authorized by contract and permitted by applicable Law, contractually require all its new Sub-licensees and Third Party licensors, investigators and collaboration partners, to furnish, to the other Party copies of any proposed publication or public disclosure (including any oral disclosure made with or without obligation of confidentiality) by or on behalf of such Party or other Person of any Collaboration Know-How, in advance of such publication or disclosure.

The receiving Party shall have *** after receipt of such proposed publication or disclosure to object to such proposed publication or disclosure because there is patentable subject matter or other confidential information contained therein, which may need protection, and shall have the right, upon written request, to

(a)	a delay in publication or presentation for up to *** in order to protect patentable subject matter,

(b)	propose modifications to the publication or presentation for patent or confidentiality reasons, or

(c)	request that the information be maintained in confidence.

In the event that the receiving Party objects to such publication or disclosure, the other Party shall refrain from making such publication or disclosure and shall cause its Affiliates, and to the extent authorized by contract and permitted by applicable Law, contractually require its Sub-licensees and Third Party licensors, investigators and collaboration partners to refrain from making, such publication or disclosure, until approved by the other Party, which approval shall not be unreasonably withheld or delayed.

In no event, shall a Party publish or present the other Party’s Confidential Information without prior written approval of such other Party. The Parties shall obtain and maintain throughout the Term all authorizations, consents and agreements of their respective Affiliates, and employees and agents, and shall exercise diligent, commercially reasonable efforts to obtain and maintain throughout the Term all authorizations, consents and agreements of their Sub-licensees and Third-Party licensors, investigators and collaboration partners, necessary to perform their obligations under this Section 18.1.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

18.2	Communication Guidelines. The Parties have agreed to the communication guidelines set forth in Schedule 18.2.

18.3

Press Releases. Following the date of this Agreement, the Parties shall issue one or more press releases, to be approved by both Parties, regarding this Agreement and the Share Purchase Agreement, the timing and content of which shall be mutually agreed.

18.3.1

Unless agreed otherwise, no press releases or other public announcements with respect to this Agreement, the Share Purchase Agreement, or any subject matter or terms of either of them, shall include any information about funding conditions or monetary amounts. Except to the extent required by Law or the rules of a relevant Stock Exchange or as otherwise permitted in accordance with this Section 18.3, neither Party shall make any further press releases or other public announcements concerning this Agreement or the Share Purchase Agreement or the terms or subject matter hereof or thereof, or that explicitly refers to the other Party or its trade name or trademark(s), without the prior written consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld.

18.3.2

Any copy of this Agreement or the Share Purchase Agreement required to be filed with any governmental or regulatory authority shall, if permitted by applicable Law, be redacted to the reasonable satisfaction of both Parties; provided that, in the event that such governmental or regulatory authority objects to the redaction of any portion of the Agreement after the initial submission, the filing Party shall consult with the other Party respecting the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by such authority.

18.3.3

Notwithstanding the foregoing, the Parties agree that each Party may desire or be required to issue press or other public announcements releases relating to this Agreement, the Share Purchase Agreement or activities hereunder or thereunder, and each of the Parties agrees to consult with the other Party reasonably and in good faith with respect to the text and timing of such press releases or other public announcements and not to issue any such press releases or public announcements without the prior written consent of the other Party prior to the issuance thereof, provided that (a) a Party may not unreasonably delay, condition or withhold consent to such press releases or public announcements, (b) either Party may issue such press releases or public announcements as it determines, based on advice of counsel, are reasonably necessary to comply with Law or for appropriate market disclosure, and (c) the contents of any such press release or public announcement or similar publicity which has been reviewed and approved by the reviewing Party may be re-released by either Party without a requirement for re-approval.

18.3.4

The principles to be observed by the Parties in any press releases or other public disclosures with respect to this Agreement or the Share Purchase Agreement shall be: accuracy, compliance with applicable legal requirements, the requirements of confidentiality under Article 10 and as set forth in this Section 18.3 and elsewhere in this Agreement, and normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to IPH and NN.

18.3.5

Notwithstanding any provision hereof to the contrary, in the event of any such proposed press release or public announcement by IPH, NN shall be afforded a minimum of *** after its receipt thereof in which to review, comment and approve (or request modifications or conditions of approval of) such press release or public announcement, unless a shorter period is required by applicable Law or the rules of a relevant Stock Exchange, in which event IPH shall provide NN with a copy of the contemplated press release or public announcement immediately upon the completion thereof, together with written notice of such shorter period, unless such prior submission to NN is contrary to applicable Law or otherwise impossible due to circumstances beyond IPH’s control.

18.4

Disclosure of Agreement. Except as permitted by this Agreement, and subject to applicable Law, the terms and conditions of this Agreement, the activities hereunder and the existence of the Agreement shall be kept confidential by the Parties and shall not be disclosed in any way without the prior written approval of the other Party, provided that each Party may disclose the contents of this Agreement to Affiliates or professional advisors who agree or are under a professional obligation to maintain the same in confidence. However, such approval shall be unnecessary if the Disclosing Party is subject to a legal requirement to disclose the existence and terms of this Agreement. In such event, the Disclosing Party shall notify the other Party without delay and provide the other Party with a copy of the contemplated disclosure prior to its being made, unless notifying is impossible due to circumstances beyond the Party’s control. The other Party may provide comments to the proposed disclosure and the Disclosing Party shall in such case take into consideration all such reasonable comments. Unless otherwise agreed upon in writing with the other Party the Disclosing Party shall only disclose such information that is needed to comply with applicable Law.

19.	NOTICES

Except as otherwise specified herein, all notices, requests, demands, approvals, consents, tenders, offers, acceptances, rejections or other communications required or permitted hereunder (other than routine communications lacking legal effect), must be written and in English and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail, return receipt requested, postage prepaid, (c) sent by internationally recognized overnight courier service or overnight express mail, postage prepaid, or (d) sent by telecopy, followed with an original sent in accordance with (b) or (c) above, as follows:

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

If to Novo Nordisk:	Novo Nordisk A/S Novo Allé DK-2880 Bagsvaerd Denmark ***
With a copy to:	***

If to IPH:	Innate Pharma SA 121 ancien chemin de Cassis. 13009 Marseille France ***

20.	ASSIGNMENT

20.1

General. Except as set forth in Section 20.2 below, or as otherwise expressly provided with respect to any right to Sub-license, Out-license or subcontract set forth in this Agreement, neither this Agreement nor any rights, licenses or obligations hereunder may be sold, transferred, assigned, assumed, delegated, mortgaged, pledged, hypothecated or encumbered, in whole or in part (each of the foregoing a ”Transfer”), by either Party, without the prior written consent of the other Party, which consent shall not unreasonably be delayed, conditioned or withheld.

20.2

Permitted Transfers. Notwithstanding the provisions of the above Section 20.1, either Party may, without the consent of the other Party, transfer or assign this Agreement and any or all of its rights, licenses and obligations hereunder (a) to any Affiliate or successor in interest, or (b) in connection with a Change of Control or sale, merger or consolidation of all or substantially all of it’s business or assets related to this Agreement, provided that, (i) such Affiliate or other assignee, transferee or successor shall enter into a binding written agreement by which it shall assume all of such Party’s agreements, undertakings and obligations hereunder; and (ii) NN shall, pursuant to Section 12.11, have the right to terminate this Agreement in the event of any Transfer (including any Change of Control) by IPH pursuant to this Section 20.2. “Change of Control” for purposes of this Section 20.2 shall mean, with respect to a Party, the occurrence of any one or more of the following:

(a)

a merger or consolidation of such Party in which the Party’s shareholders or equity owners immediately prior to such merger or consolidation do not in the aggregate own directly or indirectly at least a majority equity interest and a majority of the voting capital stock or interests in the surviving entity (if the Party is a constituent corporation in such merger or consolidation) or in the Party (if the Party is not a constituent corporation in such merger or consolidation), as the case may be, immediately following such merger or consolidation;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)	the sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of such Party; or

(c)

any transaction, circumstance or event that would result in any Person, or any group of Persons acting in concert, acquiring direct or indirect beneficial ownership of more than fifty percent (50%) of the equity interests or voting capital stock or interests of such Party.

20.3

Deemed Approval. In the event that either Party shall propose a Transfer required to be approved by the other Party pursuant to Section 20.1, such Transfer shall be deemed approved by the other Party in the event that said other Party shall fail to object to the proposed Transfer by written notice to the Party proposing such Transfer sent within *** after its receipt of the Transferring Party’s written notice of the proposed Transfer setting forth in reasonable detail particulars as to the identity, financial strength and ability of the Person contemplated to receive such Transfer to perform the agreements, undertakings and obligations of such Party under this Agreement.

20.4	Noncompliant Transfers. Any Transfer not in compliance with this Article 20 will be void ab initio and of no force or effect and shall constitute a material breach of this Agreement.

21.	MISCELLANEOUS

21.1

Obligation to Obtain Assignments. Each Party shall cause all principals, officers, employees, contractors, Sub-licensees, Out-licensees and other Persons who or that perform any research, services or other activities on its behalf in connection with this Agreement, including any research, discovery, development, improvement or commercialization of any Collaboration Targets, Drug Candidates, Licensed Products, Niche Candidates or Residual Products, or of any Research Technology, Research Technology IPR, or other IPR comprising or relating to any of the foregoing, to take all actions and sign all documents and instruments (including any work-made-for-hire agreements or assignments) required to confer upon such Party exclusive ownership of all rights arising from such research, services or activities, so as to enable such Party fully to: (a) grant the rights and licenses it has herein granted; (b) maintain said rights and licenses in full force and effect throughout the Territory during the applicable Term of their grants hereunder, (c) exercise its rights and perform its obligations hereunder, and (d) consummate the transactions contemplated by this Agreement.

21.2

Privileged Communications. In furtherance of this Agreement, it is expected that NN and IPH will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures shall be made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between NN and IPH, including the Parties’ common legal interest in avoiding infringement of any valid, enforceable Patents and protecting the ability of the Parties to enforce any IPR that it licensed under this Agreement. In furtherance of the foregoing,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the Parties shall enter into a mutually acceptable Common Interest Agreement on or within *** after the date of this Agreement in substantive conformity with the form annexed as Schedule 21.2 hereto and the Parties shall retain and have benefit of all applicable joint defense, common interest and other privileges and immunities with respect to such documents and information to the full extent available under applicable Law.

21.3

Non-Solicitation of Employees. Until the expiration of at least *** following expiration or termination of the Agreement, neither of the Parties nor any of their respective Affiliates shall intentionally solicit for employment, employ or hire the employees of the other Party. Notwithstanding the foregoing or any other provisions of this Agreement, neither Party nor any of its Affiliates shall be prohibited from placing help wanted advertisements in its own internal publications, its Web site or any media of general circulation, from posting position openings at such Person’s places of business, or from hiring an employee of the other Party who answers any advertisement or who otherwise voluntarily applies for hire without having been initially personally solicited or recruited by the hiring Party.

21.4

Competition Law Submissions. If it is determined that any transaction under this Agreement needs to be notified to the European Commission or other European Competition Law authority, the Parties shall cooperate in making such notification and in seeking a conclusion of the notification process satisfactory to both Parties. If at any time the European Commission or controlling authority determines that any provision of this Agreement is unenforceable or otherwise not permitted under the Laws of the European Union or member states, the Parties agree to initiate good faith negotiations aimed at modifying such provision in a manner that is acceptable to the European Commission or such member states and the Parties and that is consistent with the intent of the Parties under this Agreement.

21.5

Relationship of the Parties. The relationship between NN and IPH is that of independent contractors. This Agreement does not constitute either Party as being the agent or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of, or in the name of the other, with regard to any manner or thing whatsoever, unless otherwise specifically and expressly agreed upon in writing. No joint venture, co-venture, franchise, business opportunity, fiduciary, partnership, employment or principal-agent relationship between the Parties is intended, established or evidenced by this Agreement, and neither Party shall have any authority or responsibility with respect to the other Party’s employees, including in respect of the hiring, termination, compensation or employee benefits of such employees. In furtherance and not in limitation of the foregoing, no fiduciary or quasi-fiduciary relationship does or shall exist between the Parties by reason of or in connection with this Agreement, in whole or in part, and each of the Parties hereby irrevocably waives any claims and causes of action against the other for the breach of any fiduciary or quasi-fiduciary duty arising out of or in connection with this Agreement or any performance or non-performance hereunder.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

21.6

Effect of Rejection in Bankruptcy. The Parties expressly acknowledge and agree that the subject matter of this Agreement, including the Intellectual Property Rights licensed hereunder, are unique and irreplaceable, and that the loss thereof cannot adequately be remedied by an award of monetary compensation or damages. Accordingly, in the event that IPH, whether directly, or by or through a trustee or similar functionary in bankruptcy acting on behalf of its estate, terminates or rejects this Agreement or NN’s right to continue the licenses under this Agreement, it is the Parties’ express intention and agreement that NN shall continue to have the benefit of all licenses granted to it under this Agreement, which licenses shall remain in full force and effect for the stated Term regardless of any termination or rejection in bankruptcy of this Agreement or any other terms hereof, such that NN shall have the right, should it so elect, to retain all its license rights under this Agreement under applicable Law (including any applicable principles under, or correlative to, or no less favourable than, those set forth in Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. § 365(n)).

21.7

Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers, consultants or other representatives) incurred in connection with its entry into this Agreement, the transactions contemplated by this Agreement (whether or not such transactions are consummated), and the exercise of its rights and licenses, and performance of its activities and obligations, hereunder, without charge or expense to the other Party.

21.8

Limitation of Liability. EXCEPT FOR CLAIMS FOR INDEMNIFICATION PURSUANT TO ARTICLE 16, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INJURY TO OR LOSS OF DATA, GOODWILL, REPUTATION, BUSINESS (IRRESPECTIVE OF WHETHER ANY SUCH INJURY OR LOSS IS DEEMED TO CONSTITUTE GENERAL, DIRECT OR ANY OTHER CATEGORY OF DAMAGES), OR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, ENHANCED, TREBLED, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, ARISING OUT OF OR IN CONNECTION IN ANY WAY WITH THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING ANY EXERCISE OF ANY RIGHTS OR LICENSES, OR PERFORMANCE, OR FAILURE TO PERFORM, ANY OBLIGATIONS OR ACTIVITIES HEREUNDER), EVEN IF THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES, DAMAGES OR LIABILITIES, AND WHETHER OR NOT OR SUCH LOSSES, DAMAGES OR LIABILITIES ARISE IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR ANY OTHER THEORY OF LIABILITY, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. IN THE EVENT THAT ANY FOREGOING EXCLUSION OR LIMITATION OF LIABILITY IS NOT ALLOWED PURSUANT TO APPLICABLE LAW IN A JURISDICTION, THE LIABILITY OF EACH PARTY IN SUCH JURISDICTION SHALL BE LIMITED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

21.9

Severability. If any provision of this Agreement is adjudged to be illegal, invalid or unenforceable in its current form or scope under any applicable present or future Law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such severed provision, there shall be substituted as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such severed provision as may be possible so as to effect, as closely as possible, the intent of the Parties in entering into this Agreement.

21.10

IPH Financial Information. IPH agrees to keep NN informed as to its financial condition throughout the Term of this Agreement. If at any time the financial resources of IPH are not reasonably sufficient to enable it to continue to meet its obligations hereunder for at least the coming ***, the Parties will meet to review and consider steps that might be taken to preserve the objectives of the Agreement.

21.11

Waiver. Either Party may waive any term, condition, or obligation of this Agreement which is for its benefit, but only in a signed writing. The failure or delay of either Party to enforce at any time any provision of this Agreement, or any right with respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, right or election, or in any way affect the validity of this Agreement. Except as otherwise expressly herein provided, the exercise by either Party of any right or election under the terms or covenants herein shall not preclude or prejudice such Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder.

21.12	Amendment. Except as otherwise expressly provided herein or required by Law, this Agreement may be modified or amended only by a written document signed by both Parties.

21.13

Applicable Law. Except as otherwise indicated herein, this Agreement, and the rights and obligations of the Parties hereunder, shall be construed and governed, including, without limitation, as to validity, interpretation and effect, by the internal laws of England.

21.14

Dispute Resolution. Both Parties will use their best efforts to settle all matters in dispute amicably. In the event that a dispute of any kind related to this Agreement cannot be solved amicably by the Parties, then either Party may submit the dispute for determination by binding arbitration before a panel of three arbitrators (one arbitrator chosen by each of the parties and the third arbitrator chosen by the first two, unless the parties agree otherwise), the third arbitrator having a minimum of *** of experience in the field of biotechnology or pharmaceuticals and shall be administered under the WIPO Expedited Arbitration Rules except as to the number of arbitrators which shall be three (3). The venue for the arbitration shall be in London, England, conducted in the English language, and, except to the extent otherwise expressly herein provided, the governing law shall be that of England and Wales without regard to the conflicts-of-laws provisions of such laws. The arbitrators shall have the authority to grant

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

specific performance and to allocate between the parties the costs of arbitration, including but not limited to reasonable attorney’s fees, in such equitable manner as they determine. Notwithstanding the foregoing dispute resolution and governing law provisions, each of Licensor and Licensee retains the right to seek judicial injunctive relief.

21.15

Further Assurances. Each Party shall provide such full and continuing cooperation and assistance to the other Party as may be reasonable and necessary to secure, perfect, defend, protect or enforce any of such other Party’s rights or licenses under this Agreement, including any right, title or interest of such other Party in respect of any Intellectual Property Rights that are subject to the terms hereof, and shall duly execute and deliver, or cause to be duly executed and delivered, such documents and instruments and do and cause to be done such acts and things, including the execution and filing of such assignments, agreements, powers and other documents and instruments, as may be necessary, or as the other Party may reasonably request, to carry out more effectively the provisions and purposes of, or to better assure and confirm unto the other Party its rights and remedies under, this Agreement.

21.16

Entire Agreement. This Agreement, including all annexed schedules and exhibits, together with the Share Purchase Agreement, sets forth the entire agreement between the Parties, fully superseding any and all prior and contemporaneous negotiations, agreements, representations or understandings between them, whether oral or written, pertaining to the subject matter hereof. The Parties hereby expressly confirm that there are no other oral or written agreements, ”side-deals,” arrangements or understandings between them with respect to the subject matter hereof other than as expressly stated otherwise in this Agreement or the Share Purchase Agreement.

21.17

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original for all purposes, including for purposes of any delivery of this Agreement required by the terms hereof, and all of which together shall constitute one and the same instrument with the same effect as if all Parties hereto had signed the same document. Once this Agreement has been duly executed, any faithful reproduction by reliable means (such as by photocopying or facsimile) of a duly executed original of this document shall constitute and be effective as an original of this Agreement for all purposes, including for purposes of any delivery of this Agreement required by the terms hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, under seal, by their respective duly authorized representatives as of the day and year first above written.

Marseille	Bagsvaerd

Date: March 28, 2006	Date: March 28, 2006

Innate Pharma SA	Novo Nordisk A/S

/s/ Hervé Brailly	/s/ Terje Kalland
By: Hervé Brailly	By: Terje Kalland
Title: Chief Executive Officer	Title: Senior Vice President, Biopharmaceuticals Research Unit

(continued)

(continued)

(continued)

(continued)

v

GUIDE TO SCHEDULES

Number	Subject Matter	Content on date of Agreement	Updating Obligation
1.1.5	Background IPH IPR	Yes	For inclusion of related Patents (continuations, foreign counterparts, issued patents, etc.) or removal of Patents (due to abandonment, etc.) only (§9.7.1)

1.1.6	Background IPH Research Technology IPR	Yes	For inclusion of related Patents or removal of Patents only (§9.7.1)

1.1.7	Background NN IPR	Yes	For either inclusion of related Patents or removal of Patents (§9.7.2) or to include certain other identified Patents (§1.1.7)

1.1.8	Background NN Research Technology IPR	Yes	For either inclusion of related Patents or removal of Patents only (§9.7.2)

1.1.11	Class A Licensed Products	Yes	None (not to be updated)

1.1.12	Class B Licensed Products	Yes	by agreement of Parties (§1.1.12; §4.3(f)) or due to acquisition of certain Third Party IPR by IPH (§3.4.2(a))

1.1.13	Class C Licensed Products	Yes	by the Joint Steering Committee (§4.3(f))

1.1.15	Biological Targets for which IPH has previously licensed diagnostic rights	Yes	None

1.1.16	Collaboration IPR	Yes (Kirostim Patents)	by NN using NN and IPH information (§9.7.3)

1.1.17	Collaboration Know-How	Yes (Kirostim Know-How)	by Joint Steering Committee (§4.3(u))

1.1.22	Collaboration Targets	Yes	by Joint Steering Committee (§4.3(h))

1.1.31	Drug Discovery Plan	Yes	by the Parties pursuant to Joint Steering Committee recommendation (§4.3(o))

Number	Subject Matter	Content on date of Agreement	Updating Obligation
1.1.33	Exploratory Targets	Yes	by the Joint Steering Committee (§1.1.33; §4.3(e))

1.1.41	Intermediate Discovery Milestone	Yes	None

1.1.51	M0	Yes	None

1.1.52	M1	Yes	None

1.1.65	Target Discovery Plan	No	by the Parties pursuant to Joint Steering Committee recommendation (§4.3 (a) and (o))

1.1.69 A	NN Third Party Collaborations	Yes	None

1.1.69 B	IPH Third Party Collaborations	Yes	None

1.1.69 C	New Collaborations	No	by the Parties upon approval of Joint Steering Committee (§3.4)

3.8	NN policy for use of animals for laboratory research purposes	Yes	Yes (§3.8)

6.2	Ex vivo Task Force Particulars	No	Ex-vivo Task Force (§6.2)

9.5.4 A	Independent NN IPR	No	by Parties pursuant to (§9.5.4)

9.5.4 B	Independent IPH IPR	No	by Parties pursuant to (§9.5.4)

10.4	Material Transfer Agreement	Yes	Joint Steering Committee may under §10.4

18.2	Communication Guidelines	Yes	None

21.2	Community Interest Agreement	Yes	None

Schedule 1.1.5

Background IPH IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.6

Background IPH Research Technology IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.7

Background NN IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.8

Background NN Research Technology IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.11

Class A Licensed Products

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.12

Class B Licensed Products

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.13

Class C Licensed Products

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.15

Specified antibodies excluded from use in the Collaboration for diagnostics purposes

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.16

Collaboration IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.17

Collaboration Know-How

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.22

Collaboration Targets

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.31

Drug Discovery Plan

Part 1 of 2

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.31

Drug Discovery Plan

Part 2 of 2

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.33

Exploratory Targets

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.41

Intermediate Discovery Milestone Criteria for NKG2A and NKG2D Collaboration projects

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.51

Definition of M0 criteria : NN Biopharmaceutical Research Board

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.52

Definition of M1 criteria : NN Biopharmaceutical Research Board

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.65

Target Discovery Plan

Research Program: Pre-project activities

Schedule 1.1.69 A

Third-Party Collaborations

NN Collaborations Relevant to this Agreement

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.69 B

Third-Party Collaborations

Innate Pharma Collaborations Relevant to this Agreement

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.1.69 C

Third-Party Collaborations

Schedule 3.8

Novo Nordisk Principles for the Use of Animals

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 6.2

Recommendations of the Ex-vivo Task Force

Schedule 9.5.4 A

Independent NN IPR

Schedule 9.5.4 B

Independent IPH IPR

Schedule 10.4

MATERIAL TRANSFER AGREEMENT

Between	Innate Pharma S.A. Gran Pre 119/121 ancien chemin de Casiss 13009 Marseille France (hereinafter referred to as INNATE PHARMA)
and	[XXXX] [Address] (hereinafter referred to as RECIPIENT)

INNATE PHARMA and RECIPIENT are hereinafter also referred to individually as “Party” and collectively as “Parties”.

PREAMBLE

WHEREAS	INNATE PHARMA has valuable material and information concerning non-conventional lymphocytes such as natural killer (NK) cells ; and

WHEREAS	RECIPIENT desires to obtain such material and/or information solely for evaluation purposes;

NOW THEREFORE, the Parties have agreed on the following terms:

ARTICLE 1 - DEFINITIONS

1.1	Definitions to this Agreement:

a)

“Samples” shall mean those biological, chemical or other materials described in Article 2.1 and listed in Appendix A, or such other compounds and/or tangible material as INNATE PHARMA should deliver to RECIPIENT.

b)

“Information” shall mean any and all information disclosed by INNATE PHARMA to RECIPIENT in oral, visual, written, or electronic form under this Agreement. “Information” shall also mean any and all technical or non-technical information obtained in any form by RECIPIENT during observation or examination of the foregoing or the samples, which may include, but is not limited to, technical processes, specifications, instrumentation, chemical formulae, assays, manufacturing techniques, sales and marketing information, material, or data. This also includes any other confidential information about INNATE PHARMA obtained through the disclosure of information and samples, as well as the fact that disclosure has taken place.

c)	“Samples” and “Information” are hereinafter referred to as INFORMATION.

ARTICLE 2 - CONFIDENTIALITY

2.1

This Agreement will come into force on the date of the last signature hereto. In consideration of any disclosure at any time by INNATE PHARMA to RECIPIENT of INFORMATION in whatever form on the subject of natural killer cells and natural killer cell inhibitory receptors, as well as their applications in human therapeutics and diagnostics.

RECIPIENT undertakes from the date of disclosure to treat all received INFORMATION as strictly confidential for a period of *** from date of disclosure and therefore not to disclose it to any third party without the prior written and express consent of INNATE PHARMA and to make no use of it, except as specifically provided for in Article 4, without the prior written and express consent of INNATE PHARMA in each case.

2.2

RECIPIENT may disclose INFORMATION only to reliable employees who need to know in order to carry out the evaluations under this Agreement, provided that such persons are bound by obligations of confidentiality and non-use to RECIPIENT which are equal to the terms of this Agreement. RECIPIENT shall ensure that such employee(s) are fully aware of the obligations of this Agreement and shall be responsible for any breach of these provisions by its employee(s).

ARTICLE 3 - NON-DISCLOSURE AND EXCEPTIONS

3.1	The obligations set forth in Article 2 above shall not apply to:

a)	INFORMATION which at the time of disclosure is already in the public domain;

b)	INFORMATION which, after disclosure, becomes part of the public domain through no violation of this Agreement;

c)

INFORMATION which RECIPIENT is able to prove to have been in possession of prior to disclosure by INNATE PHARMA. In this case, RECIPIENT will, in writing and within *** from the date of disclosure, demonstrate to the satisfaction of INNATE PHARMA that it was in possession of such INFORMATION;

d)

INFORMATION which is hereafter lawfully disclosed by a third party to RECIPIENT, which INFORMATION such third party did not acquire under a still effective obligation of confidentiality to INNATE PHARMA;

e)

INFORMATION that can be demonstrated as independently developed or acquired by RECIPIENT without reference to or reliance upon confidential INFORMATION defined in this Agreement, as evidenced by RECIPIENT’s written records;

f)

INFORMATION disclosed to the extent required by law or regulation provided that RECIPIENT shall give INNATE PHARMA prompt written notice and sufficient opportunity to object, time permitting, to such disclosure.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.2

RECIPIENT shall keep INNATE PHARMA fully and effectively indemnified against any and all losses, expenses, and damages suffered by INNATE PHARMA arising from any unauthorised disclosure or use of any part of INFORMATION by RECIPIENT or RECIPIENT’s employees, including, but not limited to, reasonable attorney’s fees and costs.

3.3

RECIPIENT shall not publish or otherwise disseminate such results of the disclosure of INFORMATION, or any raw data generated thereby without the prior and express written permission of INNATE PHARMA. At least *** prior to making any submission for publication or other public disclosure in which any direct or indirect reference is made to INFORMATION, RECIPIENT agrees to provide INNATE PHARMA with a copy thereof for review and comment. INNATE PHARMA shall be entitled to postpone the intended publication or other disclosure if in the opinion of INNATE PHARMA, publication or other disclosure is believed to interfere with INNATE PHARMA patent work or involves know-how, results or other confidential information developed by INNATE PHARMA or RECIPIENT and relating to INFORMATION.

ARTICLE 4 - USE OF THE INFORMATION

4.1)

RECIPIENT hereby agrees to use INFORMATION in compliance with any and all applicable law or regulation. RECIPIENT shall keep INNATE PHARMA informed of all uses made of INFORMATION. RECIPIENT shall provide INNATE PHARMA with a full copy of its protocol and study design for approval by INNATE PHARMA prior to the furnishing of INFORMATION. Any and all changes in such protocol and study design shall forthwith be submitted, in writing, to INNATE PHARMA.

4.2)

RECIPIENT shall not use INFORMATION for any purpose other than the evaluation purposes described in this Agreement. Samples provided under this Agreement shall not be analysed or used except to the extent necessary to carry out such evaluation. RECIPIENT also agrees not to use INFORMATION to make more compound, and not to use INFORMATION in research subject to consulting, licensing, or other obligations, to any third party. RECIPIENT certifies that it is regularly engaged in conducting tests in vitro or in laboratory research animals. INFORMATION will be used for tests in vitro or in laboratory research animals only and will not be administered to humans. No animal used in such tests will be used for any food purposes, as domestic pets, or as livestock.

4.3

INFORMATION is the sole property of INNATE PHARMA and nothing in this Agreement shall be construed as granting to RECIPIENT, by implication or otherwise, any right or license with respect to INFORMATION, or any patent applications, patents or any claims of patent now or hereafter filed or issued with respect to INFORMATION, and RECIPIENT is obligated to refrain from filing applications or otherwise seeking proprietary rights and protection in respect of INFORMATION.

4.4

Any and all industrial and/or intellectual property rights including, but not limited to, results, inventions, improvements, and know-how relating to INFORMATION or use by RECIPIENT of INFORMATION shall be the sole property of INNATE PHARMA and shall be included in the secrecy obligation of this Agreement. To safeguard the interests of INNATE PHARMA in

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

results, inventions, improvements, and know-how, RECIPIENT shall forthwith inform INNATE PHARMA in the event of these in full detail, including all raw data. RECIPIENT undertakes to assign free of charge to INNATE PHARMA any such result, invention, improvement, and/or know-how. RECIPIENT agrees to do any reasonable act or thing or execute any reasonably required document to give effect to the foregoing. Upon completion of the evaluation by RECIPIENT of INFORMATION, RECIPIENT undertakes to return to INNATE PHARMA all INFORMATION received hereunder and any material, data, and results derived from such INFORMATION and all copies hereof as well as any remaining sample.

4.5

RECIPIENT acknowledges that INFORMATION is provided “as is” and without any representation or warranty, express or implied, as to the accuracy or completeness of INFORMATION, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, or any warranty that the use of INFORMATION will not infringe or violate any patent or other proprietary rights of any third party. Acceptance of INFORMATION will constitute acceptance by RECIPIENT of liability for any damages or injuries resulting from its possession or use of INFORMATION.

ARTICLE 5 - GOVERNING LAW AND DISPUTE RESOLUTION

5.1

Both parties will use their best efforts to settle all matters in dispute amicably. All disputes and differences of any kind related to this Agreement, which cannot be solved amicably by the parties, shall be referred to arbitration.

5.2

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules.

5.3

The arbitration shall take place in Copenhagen and shall be conducted in the English language. The award of the arbitrator shall be final and binding on both parties. The parties bind themselves to carry out the awards of the arbitrator.

5.4

This contract shall be construed and interpreted pursuant to the laws of Denmark to the exclusion of any rule that would refer the subject matter to another forum. The English wording in this Agreement shall prevail.

ARTICLE 6 - SIGNATURE

6.1

Each person signing below and each Party on whose behalf such person executes this Agreement warrants that he or it, as the case may be, has the authority to enter into this Agreement and perform the obligations herein.

SIGNED BY:

Date:	Date:

INNATE PHARMA A/S	[XXXX]

By: [Insert full name and title in print]	By: [Insert full name and title in print]

APPENDIX A

Complete list of samples/quantities provided to RECIPIENT:

Schedule 18.2

Communication Guidelines

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 21.2

Community Interest Agreement

COMMUNITY OF INTEREST AGREEMENT BETWEEN

NOVO NORDISK A/S AND INNATE PHARMA SA REGARDING POTENTIAL

LITIGATION

Whereas

Novo Nordisk A/S (“NN”) and Innate Pharma SA (“IPH”), are considering entering into a relationship concerning certain technology relating to the Collaboration Field as defined and described in a Joint Research, Development, Option and License Agreement by and between the parties dated March 28, 2006 (TECHNOLOGY);

Whereas	NN and IPH believe that litigation concerning such TECHNOLOGY may occur;

Whereas	NN and IPH share a common interest concerning this potential litigation concerning the TECHNOLOGY;

Whereas

NN and IPH have mutually concluded that their interests will be best served by sharing certain work product and privileged information concerning this potential litigation in confidence for their common purpose and mutual interest and benefit;

Whereas	NN and IPH wish to avoid any suggestion of waiver of the confidentiality of trade secret, work product and privileged information and documents,

NN and IPH have agreed to enter into this COMMUNITY OF INTEREST Agreement (the “Agreement”) regarding potential litigation concerning the TECHNOLOGY.

1.	Definitions

The term TECHNOLOGY includes without limitation the parties’ respective interests in and actions concerning the certain technology discussed above, and party or non-party United States patents concerning such technology.

Solely for purposes of this Agreement, the term “NN” includes any and all of its corporate affiliates.

Solely for purposes of this Agreement, the term “IPH” includes any and all of its corporate affiliates.

The term “NN” includes (i) any employees or agents of NN; (ii) all outside, in-house and other counsel for NN; and (iii) any experts or consultants retained by NN.

The term “IPH” includes (i) any employees or agents of IPH; (ii) all outside, in-house and other counsel for IPH; and (iii) any experts or consultants retained by IPH.

The term “party” refers to NN or IPH.

The term “parties” refers to NN and IPH.

The term “non-party” refers to any person or entity other than the parties.

The term “COMMUNITY OF INTEREST communications” means all ideas, information, data, materials and other tangible or intangible matter comprising, concerning or relating to TECHNOLOGY in whatever form transmitted by and between the parties that would (if not so transmitted) otherwise be subject to the work product doctrine or the attorney-client, trade secret or any other applicable protection or privilege. COMMUNITY OF INTEREST communications includes, but is not limited to all communications between NN and IPH including witness interviews and communications among counsel.

2.	Agreement

In view of the foregoing, the parties agree as follows:

COMMUNITY OF INTEREST communications shall be used solely in connection with the preparation, prosecution or defense of potential, agreed upon litigation concerning the TECHNOLOGY. The parties will not use one another’s COMMUNITY OF INTEREST communications or disclose one another’s COMMUNITY OF INTEREST communications to any third party without prior consent from the party who originally provided such COMMUNITY OF INTEREST communication (the “disclosing party”).

It is the desire, intention, and mutual understanding of the parties that

(a)

the parties’ disclosure of COMMUNITY OF INTEREST communications to one another is not intended to, and shall not, waive or diminish in any way the confidentiality of such COMMUNITY OF INTEREST communications or their continued protection under the attorney-client privilege, the work product doctrine or any other applicable privileges or protections,

(b)

all COMMUNITY OF INTEREST communications provided by a party pursuant to this Agreement that are entitled to protection under the attorney-client privilege, the work product doctrine or other applicable privileges or protections, shall remain entitled to such protection under the joint defense doctrine and common interest privilege, and may not be disclosed to any non-party except as provided in Paragraph 3 or 5, as applicable, and

(c)	all COMMUNITY OF INTEREST communications shall be treated and maintained by the parties as privileged and confidential communications in pursuit of their common interest.

3.	Disclosure To Any Non-Party

COMMUNITY OF INTEREST communications may not be disclosed to any non-party, except on the explicit advance written consent of the disclosing party.

4.	Confidentiality

COMMUNITY OF INTEREST communications shall continue to be held confidential by the parties as joint prosecution defence communications fully subject to the nondisclosure use and other terms and conditions of this Agreement even if adversity of interests should be subsequently be discerned or arise between the parties and regardless of whether the COMMUNITY OF INTEREST relationship becomes inapplicable thereafter. In the event that a party determines that it no longer has a mutuality of interest with the other party with regard to litigation in respect of the TECHNOLOGY, such party shall terminate this Agreement. Each party has a duty to terminate the Agreement when, in good faith, it reasonably believes that a commonality of interest no longer exists and to give prompt written notice of such termination to the other party pursuant to Paragraph 7.

5.	Non-Party’s Request Of COMMUNITY OF INTEREST Communication

If any non-party requests or demands, by subpoena or otherwise, any COMMUNITY OF INTEREST communication from either party, the party receiving such request or demand will (i) immediately notify the other Party and (ii) decline to produce the requested COMMUNITY OF INTEREST communication, unless the privilege is waived by the disclosing party. Each party shall take all steps necessary to permit the assertion of all applicable rights, privileges and protections with respect to such COMMUNITY OF INTEREST communications and the parties shall cooperate fully with one another in any proceedings relating to the disclosure of COMMUNITY OF INTEREST communications. Nothing in this Agreement shall require either party to refuse to obey any court order which has not been stayed.

6.	Violation Of Agreement

A violation of this Agreement by either party shall not be deemed to destroy the COMMUNITY OF INTEREST privilege, or be deemed a waiver of the attorney-client privilege, the work product doctrine or any other subject matter whatsoever, including any applicable doctrine or privilege.

7.	Termination

Either party may terminate its participation in this Agreement by providing notice in writing to the other party. Such notice shall become two (2) business days after receipt of the notice of termination by the non-terminating Party and shall operate prospectively only. Such termination shall not affect the privileged nature of COMMUNITY OF INTEREST communications made between the parties prior to the termination of this Agreement. Upon termination of this Agreement or demand, each party shall return all COMMUNITY OF INTEREST communications to the disclosing party.

8.	Exchange Of Materials

All materials that are exchange pursuant to this Agreement shall be marked and identified as being provided with the following language: “Confidential and privileged communication produced pursuant to joint defence agreement.”

9.	Disclosure of COMMUNITY OF INTERST Communications

Each party shall provide reasonable advance notice to the other party of the identity of any counsel, experts or consultants to whom the party intends to convey COMMUNITY OF INTEREST communications. Unless prior written consent to such disclosure is received from the disclosing party, the receiving party may not disclose any COMMUNITY OF INTEREST communications received from the disclosing party to any counsel, experts or consultants of the receiving party except

(a) attorneys for the receiving party (and their legal assistants and support staff) who are (1) directly employed by the receiving party or by an affiliate of such party (including such party’s direct or indirect parent or a direct or indirect subsidiary of a direct or indirect parent of such party); and (2) responsible, on behalf of their employer, for agreed upon litigation concerning the TECHNOLOGY as set forth above;

(b) outside counsel of record in such litigation for the receiving party; and

(c) legal assistants and support staff who are directly employed by or retained by such outside counsel in the prosecution or defence of such litigation.

10.	Written Records

Each party shall maintain written records identifying persons having access to COMMUNITY OF INTEREST communications received from the other party. Any expert witness, consultant or counsel to whom COMMUNITY OF INTEREST communications are provided shall agree, in writing, to be bound by the terms of this Agreement and to ensure that those of their employees who are permitted access to any COMMUNITY OF INTEREST communications are specifically advised of, and bound by, the terms hereof.

11.	Disclosures Between The Parties

This Agreement does not create any duty requiring disclosure between the parties. Each party retains the right to refuse to produce to the other Party any COMMUNITY OF INTEREST communication.

12.	Attorney-Client Relationship

Nothing in this Agreement shall be construed to create a new attorney-client relationship whether express or implied. Each party represents and acknowledges that it is represented exclusively by its own Attorney and agrees that nothing in this Agreement shall be construed to affect the separate and independent representation of either Party by its own respective counsel. Each Attorney participating in the joint defence is obligated to maintain the confidentiality of information as specified in this Agreement, but each Attorney does not act on behalf of any person other than his or her own party.

13.	Applicable Law

This Agreement shall be construed according to and governed by the law of England, with giving effect to principles of choice or conflicts of law.

14.	Effective Date

The effective date of this Agreement is _March 28, 2006__

15.	Entire Agreement

This Agreement memorializes and supersedes any prior or contemporaneous oral understanding or agreement between the parties regarding COMMUNITY OF INTEREST communications or any of the other subject matter hereof and applies to all communications and other exchanges of information (whether written or oral) between the parties prior to the execution of this Agreement that relate to litigation in respect of the TECHNOLOGY.

16.	Modifications And Amendments

The provisions of this Agreement may be modified or amended only by written agreement by the parties.

17.	Agreements With Third Parties

Neither this Agreement, nor any of the provisions hereof, shall limit the freedom of either party to independently negotiate or enter into any settlement, compromise or other agreement or arrangement with any third party respecting the TECHNOLOGY or any litigation in respect thereof, provided that the parties hereby agree to comply with the terms and conditions of this Agreement and acknowledge that such terms and conditions do not derogate from their exercise of such freedom.

18.	Disqualification Of Counsel

The disqualification of counsel for a party shall not require or constitute grounds for the disqualification of counsel for the other Party by reason of the parties’ entry into or exchange of information pursuant to this Agreement, and the party whose counsel has been disqualified hereby waives the right to seek such disqualification of the other party’s counsel by reason of such entry into this Agreement or the sharing of such other party, or such other party’s counsel, of any COMMUNITY OF INTEREST communications pursuant to the terms hereof.

19.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

NN

by

Bagsvaerd March 28, 2006	/s/ Terje Kalland
Terje Kalland Senior Vice President, Biopharmaceutical Research Unit

IPH

By

Marseille March 28th 2006	/s/ Hervé Brailly
Hervé Brailly Chief Executive Officer

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT AND SUPPLEMENT NO. 1

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENCE AGREEMENT

dated

MARCH 28, 2006

between

NOVO NORDISK A/S

and

INNATE PHARMA SA

October 6, 2008

AMENDMENT AND SUPPLEMENT NO. 1

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENCE AGREEMENT

Amendment and Supplement dated as of October 6, 2008 (the “Amendment No.1”) to the Joint Research, Development, Option and Licence Agreement (hereinafter the “Agreement”) dated March 28, 2006 between Novo Nordisk A/S (CVR-no. 24 25 67 90), a corporation existing under the laws of Denmark and having its principal place of business at Novo Allé, 2880 Bagsvaerd, Denmark (hereinafter “NN”), and Innate Pharma SA, a corporation existing under the laws of France and having its principal place of business at Grand Pré – 119/121, ancien chemin de Cassis, 13009 Marseille, France (hereinafter “IPH”).

WITNESSETH

WHEREAS	Pursuant to the Agreement, NN and IPH agreed to work, independently, jointly, and/or together with agreed-upon Third Parties, to (a) discover or identify Drug Candidates, and (b) optimize Drug Candidates for progression to (i) Licensed Products for further development and commercialization by NN, or (ii) Niche Candidates for further development and commercialization by IPH (either alone or together with NN), in each case for all uses and purposes, including therapeutic, prophylactic and, except as otherwise expressly therein provided, diagnostic uses;

WHEREAS	NN desires to cease its development of Anti-KIR as a Licensed Product and IPH desires that Anti-KIR be reclassified as a Niche Candidate for IPH’s sole independent further development and commercialization, and NN and IPH desire to amend and supplement the Agreement to provide for such future development of Anti-KIR;

WHEREAS	NN and IPH have agreed to enter into an Amendment and Supplement No. 2 to the Agreement (“Amendment No. 2”) dated and effective as of the date hereof that provides that (i) the Agreement shall be amended to exclude Anti-NKG2D (as defined in Amendment No. 2) from the scope of the Agreement, (ii) the Assigned IPR (as defined in Amendment No. 2) and certain assets and materials relating to Anti-NKG2D shall be assigned to NN, and (iii) IPH shall grant NN an exclusive, royalty-free, worldwide licence under the Licensed IPR (as defined in Amendment No. 2) and a non-exclusive royalty-free, worldwide licence under the Innate Anti-NKG2D FoO IPR (as defined in Amendment No. 2) for the purposes of research, development and commercialisation of Anti-NKG2D Products (as defined in Amendment No.2).

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NOW, THEREFORE,

in consideration of the foregoing premises, the mutual promises and covenants set forth in this Amendment No.1, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NN and IPH, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1.

Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall, after the Amendment No.1 Effective Date, refer to the Agreement as amended hereby.

1.2.	“Amendment No.1 Effective Date” shall mean the date of this Amendment No.1.

2.	RECLASSIFICATION OF ANTI-KIR AS A NICHE CANDIDATE

2.1.

Subject to the terms and conditions of this Amendment No.1 and with effect from the Amendment No.1 Effective Date, NN hereby classifies Anti-KIR as a Niche Candidate for independent further development and commercialization by IPH for any human therapeutic, prophylactic or diagnostic indication or application.

2.2.

IPH acknowledges and agrees that, with effect from the Amendment No.1 Effective Date, Anti-KIR shall be classified as a Niche Candidate and IPH further agrees that, notwithstanding any non-compliance by either Party with the procedures set out in Section 6.1 of the Agreement, neither the discontinuation of development of Anti-KIR by NN nor the subsequent classification by NN in this Amendment No.1 of Anti-KIR as a Niche Candidate constitutes the abandonment of any Licensed Product or Niche Candidate for the purposes of the Agreement or gives rise to any right to terminate the whole or part of the Agreement or any of the associated remedies under Articles 12 and 13 of the Agreement.

2.3.

Notwithstanding any provision of the Agreement, IPH acknowledges that, with effect from the Amendment No.1 Effective Date, NN shall have no further obligations under the Agreement, this Amendment No.1 or otherwise to develop or commercialize Anti-KIR and NN acknowledges that IPH shall have the exclusive right to conduct the development and commercialisation of Anti-KIR as a Niche Candidate for any human therapeutic, prophylactic or diagnostic indication or application.

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3.	AMENDMENT OF AGREEMENT TO PROVIDE FOR THE DEVELOPMENT AND COMMERCIALIZATION OF ANTI-KIR AS A NICHE CANDIDATE BY IPH

3.1.	With effect from the Amendment No.1 Effective Date, Article 1 of the Agreement is hereby amended by:

3.1.1.	adding the following proviso to the definition of “Background NN IPR” immediately following the current text of such definition:

“Provided, however, that for the purposes of the licences granted to IPH pursuant to Section 5.5 hereof to develop and commercialize Anti-KIR as a Niche Candidate and otherwise in connection with the interpretation of this Agreement in connection with such development and commercialization by IPH of Anti-KIR as a Niche Candidate, “Background NN IPR” shall mean only the IPR identified and listed in Schedule 1.1.7A to the Agreement. Such Schedule 1.1.7A shall not be subject to the aforementioned notification, demonstration and updating process applicable to Schedule 1.1.7 and may not be amended except with the express consent in writing of the Parties hereto.”;

3.1.2.	adding the following proviso to the definition of “Collaboration IPR” immediately following the current text:

“Provided, however, that for the purposes of the licences granted to IPH pursuant to Section 5.5 hereof to develop and commercialize Anti-KIR as a Niche Candidate and otherwise in connection with the interpretation of this Agreement in connection with such development and commercialization by IPH of Anti-KIR as a Niche Candidate, “Collaboration IPR Controlled by NN” shall mean only the IPR comprised of (x) (i) the Patents identified and listed in Schedule 1.1.16A to the Agreement and (ii) any Patents in which any Anti-KIR Know-How is disclosed but not including any Patent listed in Schedule 5.8.2A and (y) the Know-How listed in Schedule 1.1.17A to the Agreement. Such Schedules 1.1.16A and 1.1.17A shall not be subject to any updating process that is otherwise applicable to Schedules 1.1.16 and 1.1.17 and may not be amended except with the express consent in writing of the Parties hereto.”;

3.1.3.	deleting the final sentence from the definition of “Licensed Product”;

3.1.4.	inserting the words “Anti-KIR as well as” immediately following the words “shall mean” in the definition of “Niche Candidate”; and

3.1.5.	adding the following definitions:

“Anti-KIR Know-How” shall mean Collaboration Know-How listed in Schedule 1.1.17A.

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“Anti-KIR Patent” shall mean (i) a Patent listed in Part A of Schedule 1.1.16A and (ii) a Patent in which any Anti-KIR Know-How is disclosed but not including any Patent listed in Schedule 5.8.2 A;

“Anti-KIR Product” shall mean ***.

“Anti-KIR Regulatory Milestones” shall have the meaning ascribed to it in Section 7.4A.

“Anti-KIR Sales Milestones” shall have the meaning ascribed to it in Section 7.4B.

“Anti-NKG2A Product” shall mean any product that contains fully human or humanized monoclonal antibodies, antibody fragments, or derivatives of either thereof, which are reactive against wild type, variant or mutant human natural killer cell receptor NKG2A.

“Anti-NKG2D Product” shall mean any product that contains fully human or humanized monoclonal antibodies, antibody fragments, or derivatives of either thereof, which are reactive against wild type, variant or mutant human natural killer cell receptor NKG2D.

“Continuation” shall mean, with respect to any patent or patent application, any continuation, continuation-in-part, divisional, continued prosecution or other similar application.

“Medarex Sublicence” shall mean ***.

“NN Anti-KIR FoO IPR” shall mean (a) such Patents listed in Schedule 5.8.2 A, (b) such Patents that are either (i) Controlled, through exclusive ownership, by NN or its Affiliates during the Term and claim the benefit of a priority date on or before October 6, 2011 or (ii) Controlled, through licence or otherwise but not exclusive ownership, by NN or its Affiliates at October 6, 2008, (c) such Know-How that is either (i) Controlled, through exclusive ownership, by NN or its Affiliates during the Term and generated on or before October 6, 2011 or (ii) Controlled, through licence or otherwise but not exclusive ownership, by NN or its Affiliates at October 6, 2008 and (d) such Patents based in part or in whole on Know-How that is (i) Controlled, through exclusive ownership, by NN or its Affiliates during the Term and (ii) generated on or before October 6, 2011, in each of (a), (b) and (d) that are or is (y) not within the Background NN IPR or Collaboration IPR and (z) necessary for the development and commercialization of an Anti-KIR Product.

“Shared Anti-KIR Patent” shall mean an Anti-KIR Patent listed in Part B of Schedule 1.1.16A.”

3.2.

Background NN IPR Licensed by NN to IPH for development and commercialization by IPH of Anti-KIR as a Niche Candidate. With effect from the Amendment No.1 Effective Date, the Agreement is hereby amended by inserting Exhibit A to this Amendment No.1 as Schedule 1.1.7A to the Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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3.3.

Collaboration IPR Controlled by NN and Licensed by NN to IPH for development and commercialization by IPH of Anti-KIR as a Niche Candidate – Anti-KIR Patents and Anti-KIR Know-How. With effect from the Amendment No.1 Effective Date, the Agreement is hereby amended by inserting Exhibit B to this Amendment No.1 as Schedule 1.1.16A to the Agreement and Exhibit C to this Amendment No. 1 as Schedule 1.1.17A to the Agreement.

3.4.

Schedule 5.8.2A NN Anti-KIR FoO Patent. With effect from the Amendment No.1 Effective Date, the Agreement is hereby amended by inserting Exhibit D to this Amendment No.1 as Schedule 5.8.2A to the Agreement.

3.5.	No Exclusivity Holdover Period. With effect from the Amendment No. 1 Effective Date, Section 2.1.2 of the Agreement shall be deleted and replaced with the following:

“2.1.2	[Reserved]”.

3.6.

No Development and Commercialization Committee Input for Anti-KIR. With effect from the Amendment No. 1 Effective Date, Section 4.9 is hereby amended by inserting the following text in the first paragraph after the words “(b) any Niche Candidates”:

“(other than Anti-KIR)”.

3.7.

No JSC Approval of Sub-licensing by IPH of an Anti-KIR Niche Candidate. With effect from the Amendment No.1 Effective Date, Article 5 of the Agreement is hereby amended by deleting the words “that shall be enforceable by both Parties” from the second paragraph of Section 5.6 and by inserting the following text immediately following Section 5.6:

“5.6A No JSC Approval of Sub-licensing by IPH of Anti-KIR as a Niche Candidate. Notwithstanding Section 5.6, the JSC shall not be required to approve any Sub-licensing by IPH of its rights and obligations under this Agreement if such Sub-licensing by IPH is reasonably necessary for the development and commercialization of Anti-KIR as a Niche Candidate or any Anti-KIR Product.”

3.8.

No Licence by NN to IPH of Independent NN IPR for development and commercialization by IPH of Anti-KIR as a Niche Candidate; FoO for Anti-KIR as a Niche Candidate. With effect from the Amendment No.1 Effective Date, Article 5 is hereby amended by inserting the following text immediately following Section 5.8.2:

“5.8.2A No Licence by NN to IPH of Independent NN IPR for development and commercialization by IPH of Anti-KIR as a Niche Candidate; FoO for Anti-KIR as a Niche Candidate. Notwithstanding

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Section 5.8.2, NN shall not be obliged to grant to IPH, or to provide reasonable cooperation and assistance to IPH to procure the grant to IPH of, non-exclusive rights and licences under any Independent NN IPR for the purposes of IPH’s development and commercialization of Anti-KIR as a Niche Candidate or any Anti-KIR Product; provided, however, that NN shall grant to IPH a non-exclusive licence (with the right to Sub-license and Out-license) under any NN Anti-KIR FoO IPR to develop and commercialize Anti-KIR Products for no additional consideration.”

3.9.

No IPH Access to Materials; No NN Buy-In and Co-Marketing Options. With effect from the Amendment No.1 Effective Date, Article 6 is hereby amended by inserting the following text immediately following Section 6.1:

“6.1A No IPH Access to Materials. Notwithstanding Section 6.4, IPH shall have no rights to access Materials pursuant to such Section 6.4 with respect to the development or commercialisation of Anti-KIR as a Niche Candidate pursuant to Section 6.1 hereof.

6.1B No NN Buy-In and Co-Marketing Options for Anti-KIR Niche Candidate. Notwithstanding Sections 6.5, 6.6, 6.7 and 6.8, NN shall have no rights pursuant to such Sections 6.5, 6.6, 6.7 and 6.8 with respect to Anti-KIR as a Niche Candidate being developed and commercialized by IPH pursuant to Section 6.1 hereof.

6.1.C IPH Access to Raw Data. If reasonably required by IPH to respond to any request from, or fulfill any requirement of, any regulatory authority in connection with IPH’s development and commercialization of Anti-KIR as a Niche Candidate or any Anti-KIR Product, NN shall, upon reasonable notice from IPH, provide IPH or any regulatory authority with a reasonable opportunity to review any original documentation and raw data archived by NN for no additional consideration. NN shall not destroy or otherwise dispose of any original documentation and raw data related to NN’s development of Anti-KIR that IPH or a regulatory authority may reasonably be expected to require in connection with IPH’s development and commercialization of Anti-KIR as a Niche Candidate or any Anti-KIR Product without the prior written consent of IPH which shall not be unreasonably delayed or withheld.

6.1.D Reporting Obligations. IPH shall prepare written annual reports (each a “Development Report”) in respect of IPH’s development of Anti-KIR as a Niche Candidate during each calendar year commencing January 1, 2009 and deliver such Development Report to NN no later than *** in the calendar year following that calendar year to which such Development Report relates. Each Development Report shall include a description of preclinical and clinical work carried out during the calendar year, any clinical trial reports received during such calendar year and projected development time lines. Within *** days of NN receiving a Development Report and upon reasonable written notice by NN to IPH, the Anti-KIR project leader at IPH shall meet with representatives of NN to discuss such Development Report.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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6.1.E NN Corporate Alliance Management. NN shall, for so long as IPH shall develop and commercialize Anti-KIR as a Niche Candidate during the Term, assign a member of its Corporate Alliance Management Department to serve as the liaison officer between NN and IPH on all matters relating to the development and commercialization of Anti-KIR as a Niche Candidate. Such NN Corporate Alliance Management Department liaison officer shall respond in a reasonably timely manner to all reasonable requests for information made by IPH.

3.10.	Regulatory Milestones. With effect from the Amendment No.1 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.4:

“7.4A Anti-KIR Niche Candidate Regulatory Milestone Payments. Notwithstanding Section 7.4, in respect of Anti-KIR Products IPH shall only pay to NN the following milestone payments for the achievement of the following regulatory milestone events by an Anti-KIR Product pursuant to IPH’s development of Anti-KIR as a Niche Candidate (“Anti-KIR Regulatory Milestones”) within *** days of the achievement of each such Anti-KIR Regulatory Milestone.

Such milestone payments shall be made for the first Anti-KIR Product that achieves an Anti-KIR Regulatory Milestone and, subsequently, for each Anti-KIR Product that *** previously achieved such Anti-KIR Regulatory Milestone, but ***, in each case on a one-time, non-duplicative basis, irrespective of the number of indications per Anti-KIR Product and any Out-licensing or Sub-licensing by IPH.

(a)	***

(b)	***

(c)	***

To the extent that IPH is required to license (or sublicense) Third Party IPR for the development and commercialization of Anti-KIR Products, IPH shall be responsible for all costs associated with such licences (or sublicences) other than amounts previously paid by NN before the Amendment No. 1 Effective Date and there shall be no reduction in the milestone payments set forth above as a result of such payments.”

3.11.	Sales Milestones. With effect from the Amendment No.1 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.4A:

“7.4B Anti-KIR Niche Candidate Sales Milestone Payments. Notwithstanding Section 7.4, in respect of Anti-KIR Products IPH shall

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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only pay to NN the following milestone payments for the achievement of the following sales milestone events by an Anti-KIR Product pursuant to IPH’s development of Anti-KIR as a Niche Candidate (“Anti-KIR Sales Milestones”) within *** days of the achievement of each such Anti-KIR Sales Milestone.

Such milestone payments shall be made for the first Anti-KIR Product that achieves an Anti-KIR Sales Milestone and, subsequently, for each Anti-KIR Product that *** previously achieved such Anti-KIR Regulatory Milestone, but ***, in each case on a one-time, non-duplicative basis, irrespective of the number of indications per Anti-KIR Product and any Out-licensing or Sub-licensing by IPH.

(a)	***

(b)	***

(c)	***

To the extent that IPH is required to licence (or sublicence) Third Party IPR for the development and commercialization of Anti-KIR Products, IPH shall be responsible for all costs associated with such licences (or sublicences) other than amounts previously paid by NN before the Amendment No. 1 Effective Date and there shall be no reduction in the milestone payments set forth above as a result of such payments.”

3.12.	Royalties. With effect from the Amendment No.1 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.8:

“7.8A Royalties on Anti-KIR Products. Notwithstanding Section 7.8 hereof, in respect of Anti-KIR Products IPH shall only pay to NN the following percentage royalties on all Net Sales of the first Anti-KIR Product and, subsequently, for each Anti-KIR Product *** that previously achieved such Anti-KIR Regulatory Milestone, but ***, in the Territory by IPH (or its associated Selling Parties) during the Term in accordance with Section 7.11 (notwithstanding any royalties that IPH or its associated Selling Parties may have to pay to Third Parties with respect to the affected Anti-KIR Product):

(a)	***

(b)	***

To the extent that IPH is required to licence (or sublicence) Third Party IPR for the development and commercialization of Anti-KIR Products, IPH shall be responsible for all costs associated with such licences (or

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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sublicences) other than amounts previously paid by NN before the Amendment No. 1 Effective Date and there shall be no reduction in the royalty payments set forth above as a result of such payments.”

3.13.	Records of Net Sales. With effect from the Amendment No.1 Effective Date, Article 7 of the Agreement is hereby further amended by inserting “and 7.8A” immediately after “7.8” in Section 7.9.

3.14.	Anti-KIR Patents. With effect from the Amendment No.1 Effective Date, Article 9 of the Agreement is hereby amended by inserting the following text immediately following Section 9.1:

“9.1A Anti-KIR Patents. The provisions of this Section 9.1A shall apply in relation to IPH Controlled Patents (as defined below) (including Shared Anti-KIR Patents) but no other Patents.

9.1A.1 Anti-KIR Patents. Notwithstanding anything to the contrary in this Agreement, as between the Parties:

(a)

Except as otherwise set forth in Section 9.1A.1(b) hereof, IPH shall have the exclusive right and sole discretion during the Term to prepare, file, prosecute, and maintain the Anti-KIR Patents and any Patent claiming a therapeutic, prophylactic or diagnostic use of Anti-KIR in which any NN Anti-KIR FoO IPR (but not including any Patent listed in Schedule 5.8.2 A) is disclosed (“IPH Controlled Patents”) and to conduct any interferences, re-examinations, reissues, limitations, and oppositions with respect to such IPH Controlled Patents; provided, however, that IPH may neither disclose any Anti-KIR Know How or NN Anti-KIR FoO IPR related to either (x) manufacturing methods, processes or procedures or (y) formulation, assay and delivery methodologies in the preparation, filing, prosecution or maintenance of any Patent nor prepare, file or prosecute any Patent which would require the disclosure of any Anti-KIR Know How or NN Anti-KIR FoO IPR related to either (x) manufacturing methods, processes or procedures or (y) formulation, assay and delivery methodologies. IPH shall bear sole responsibility for the preparation, filing, prosecution and maintenance of any Patent contemplated by this Section 9.1A.1 (a) and all costs associated therewith accruing after October 6, 2008, including attorneys’ fees and payments due to patent authorities to maintain such Patents.

(b)

With respect to the Shared Anti-KIR Patents, NN shall have the exclusive right and sole discretion during the Term to (A) at NN’s sole cost and expense, direct IPH to take any steps required to ensure that all Anti-NKG2A Products, Anti-NKG2D Products and/or any other Licensed Products and their respective uses are excluded from the scope of any claims of any Shared Anti-KIR Patents to the extent reasonably possible, and (B) at NN’s sole cost and expense, prepare, file, prosecute and maintain Continuations thereof to the extent the claims of any such Continuations cover any

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Anti-NKG2A Products, Anti-NKG2D Products and/or any other Licensed Products or their respective uses (the “NN Continuations”) and to conduct any interferences, re-examinations, reissues, limitations, and oppositions with respect to such NN Continuations.

9.1A.2 Correspondence Regarding Proposed Patent Submissions. IPH, with respect to the Shared Anti-KIR Patents, and NN, with respect to the NN Continuations, shall promptly, and in any event no less than *** prior to any final deadline for submission of such documents or required filing date, deliver or have delivered to the other Party copies of:

(a)

all proposed amendments or other applications in relation to such Shared Anti-KIR Patents or NN Continuations or, in instances where several such proposed amendments or applications are substantially similar (such as multiple national phase filings of a single international (PCT) application), a representative sample of such proposed amendments or applications;

(b)	all substantive documents proposed to be filed in any patent authority appeal proceedings relating to such Shared Anti-KIR Patents, NN Continuations and any applications in relation to the foregoing;

(c)

all substantive documents proposed to be filed in any inter partes disputes (including opposition, reexamination, or interference proceedings) before any patent authority or before any judicial body on appeal of such proceedings which relate to such Shared Anti-KIR Patents, NN Continuations and any applications in relation to the foregoing; and

(d)

any other substantive documents proposed to be submitted to any Patent authority which relate to such Shared Anti-KIR Patents, NN Continuations or any applications in relation to the foregoing which are reasonably requested by the other Party, in each case, in a manner which provides the other Party with a sufficient opportunity to review and comment on such documents.

9.1A.3 Patent Authority Correspondence. IPH, with respect to the Shared Anti-KIR Patents, and NN, with respect to the NN Continuations, shall:

(a)

notify the other Party of its receipt of all office actions from any Patent authority or any other substantive correspondence from any Patent authority notification of which has been requested by such other Party (and any planned responses to the foregoing) which relate to any Shared Anti-KIR Patent; NN Continuation or any applications in relation to the foregoing,

(b)	notify the other Party of the allowance of any Shared Anti-KIR Patent, NN Continuation or any applications in relation to the

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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foregoing (including notifying such other Party of the expected date of issuance, providing copies of all allowed claims and whether or not such Party intends to file any further applications with respect to such Shared Anti-KIR Patent or NN Continuation), and

(c)	notify the other Party of the issuance of any Shared Anti-KIR Patent or NN Continuation or any applications in relation to the foregoing.

9.1A.4 Limited Right to Comment. With respect to the Shared Anti-KIR Patents, IPH shall notify NN at least *** before either any applicable deadline of any patent authority for filing, or the date that IPH intends to file, any response, application or the like in respect of any proposed filing or submission concerning any such Shared Anti-KIR Patent. IPH shall give reasonable consideration to any comments, suggestions, recommendations or other requests (“Requests”) regarding the preparation, filing, prosecution or maintenance of any such Anti-KIR Patent that NN shall provide to IPH at any time prior to *** before such deadline or intended filing date and IPH shall notify NN in writing within *** of its receipt of any Request (but in no event later than *** before any applicable deadline of any patent authority for filing any response, application or the like to which such Request applies) whether it intends to adopt or reject such Request. In the event that IPH notifies NN that it will not adopt any Request of NN, and the failure to adopt such Request would be reasonably expected to materially impair NN’s business or rights in any NN Continuations, NN may direct IPH to implement such Request at any time following the receipt of such notice and IPH shall implement any such Request, provided that IPH shall have no obligation to implement such Request to the extent that such Request would reasonably be expected to materially impair IPH’s business or ability to prosecute or obtain claims of its choice in at least one of the Anti-KIR Patents.

9.1A.5 Notice and Effects of IPH’S Decision to Abandon; Disclaim; or Discontinue Prosecution, Maintenance, or Defense of Shared Anti-KIR Patents. In the event that IPH decides in respect of any Shared Anti-KIR Patent:

(a)	to discontinue the prosecution or maintenance of such Shared Anti-KIR Patent,

(b)

to discontinue the defense of such Shared Anti-KIR Patent (such as by discontinuing efforts to defend such Shared Anti-KIR Patent in any opposition, reexamination, nullity, or interference proceeding),

(c)

to not file an application for a Continuation (or, as the case may be, further Continuation) with respect to such Shared Anti-KIR Patent (including by decision (A) not to enter the national or regional phase in any country or region that is a designated state of a PCT application filed by IPH or (B) not to pursue an application in a country wherein an application claiming priority from a Shared Anti-KIR Patent may be filed), or

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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(d)	to abandon or disclaim (in whole or in part, other than by terminal disclaimer), without possibility of restoration, any Shared Anti-KIR Patent,

in each case, IPH shall provide written notice to NN at least *** in advance of the deadline relating to any of the events described above (except in the case of national or regional phase filing, in which case such notice shall be provided at least *** in advance of the date of the first applicable deadline for national or regional phase entry) so as to allow NN the opportunity to file, defend, maintain (including by payment of annuities, issue fees, maintenance fees, or the like), or continue prosecution of such Shared Anti-KIR Patent, at its own expense. In such an event, IPH shall provide any assistance reasonably requested of it by NN (including providing NN with power of attorney to perform such tasks) and, to the extent authorized by contract and permitted by applicable Law, assign its rights to such Shared Anti-KIR Patent to NN. NN shall thereafter grant to IPH a worldwide, non-exclusive licence (including the right to sub-license and further sublicense) with respect to such Shared Anti-KIR Patent for no additional consideration.

9.1A.6 Future Limitations on Continuations. Upon the occurrence of an event following which the Laws of the United States or the Laws now or hereinafter in effect in any jurisdiction (including any regulations of the U.S. Patent and Trademark Office or any similar foreign governmental agency) are likely to be amended in the near future to limit the number of Continuations that a Person may file in connection with any Patent, either Party may provide written notice to the other Party of such event and the Parties shall meet in a timely manner in advance of the date such Laws are expected to become effective and negotiate in good faith a revised paradigm addressing the manner in which any Continuations (or, as the case may be, further Continuations) of the Shared Anti-KIR Patents may be filed. From the time such notice is provided until the time the Parties agree on such a revised paradigm, neither Party shall take any action that could limit the other Party’s right to file or prosecute any Continuations (or, as the case may be, further Continuations) of any Shared Anti-KIR Patents.

9.1A.7 Enforcement of IPH Controlled Patents, Shared Anti-KIR Patents and NN Claims.

(a)

Except as otherwise provided in Sections 9.1A.7(b) and 9.1A.7(c) and subject to Sections 9.12.1 and 9.12.2, IPH shall have the exclusive right (but not the obligation) to initiate or defend any suit, opposition, interference or other legal action (including proceedings before the US International Trade Commission) or to take other appropriate action that IPH, in its sole discretion,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any IPH Controlled Patent (in its own name or, if authorized by contract and permitted by applicable Law and required by applicable Law, in the name of the NN or an Affiliate of NN), and shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice and shall further indemnify NN and any of its Affiliates for any costs incurred by NN or any of its Affiliates in connection with such suit, opposition, interference or action.

(b)

Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in Section 9.1A.7(c) and subject to Sections 9.12.1 and 9.12.2, IPH shall have the exclusive right (but not the obligation) to initiate or defend any suit, opposition, interference, other legal action (including proceedings before the US International Trade Commission) or to take other appropriate action that IPH, in its sole discretion, believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any Shared Anti-KIR Patent (in its own name or, if authorized by contract and permitted by applicable Law and required by applicable Law, in the name of the NN or an Affiliate of NN) against any Person for infringement of any claims of such Shared Anti-KIR Patent and shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice and shall further indemnify NN and any of its Affiliates for any costs incurred by NN or any of its Affiliates in connection with such suit, opposition, interference or action. To the extent that such infringement relates to any Anti-NKG2A Product or Anti-NKG2D Product or their respective uses, IPH shall give reasonable consideration to any comments or suggestions of NN in connection with any such suit, opposition, interference or legal action, including with respect to any negative impact such suit, opposition, interference or legal action could reasonably be expected to have on the Shared Anti-KIR Patents.

(c)

Notwithstanding anything to the contrary in this Agreement, subject to the provisions of 9.12.1 and 9.12.2, NN shall have the exclusive right (but not the obligation) to initiate or defend any suit, opposition, interference, other legal action (including proceedings before the US International Trade Commission) or to take other appropriate action that NN, in its sole discretion, believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any NN Continuation (in its own name or, if authorized by contract and permitted by applicable Law and required by applicable Law, in the name of the IPH or an Affiliate of IPH), and shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice and shall further indemnify IPH and any of its Affiliates for any costs incurred by IPH or any of its Affiliates in connection with such suit, opposition, interference or action.

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9.1A.8 Dispute Resolution. The Parties acknowledge that all disputes arising under this Section 9.1A shall be subject to the dispute resolution procedures set forth in Section 21.14.”

3.15.

Development Diligence Requirements for Anti-KIR as a Niche Candidate. With effect from the Amendment No.1 Effective Date, Article 12 of the Agreement is hereby amended by inserting the following text immediately following Section 12.7 and Section 12.7 shall no longer apply to Anti-KIR as a Niche Candidate or the marketing or sale of an Anti-KIR Product:

“12.7A Development Diligence Requirements for Anti-KIR Niche Candidate. Notwithstanding Section 12.7 hereof, with respect to either the development of Anti-KIR as a Niche Candidate or the marketing or sale of an Anti-KIR Product, IPH shall be obliged to promptly notify NN in writing of any decision to abandon the development of Anti-KIR as a Niche Candidate or the marketing or sale of an Anti-KIR Product.

In the absence of notification, IPH shall be deemed to have abandoned the development of Anti-KIR as a Niche Candidate if:

(i)	***

(ii)	***

provided that the time periods in (i)-(iii), above:

(A)

shall not include any time period during which the relevant Anti-KIR Product shall have been subject to a Clinical Hold (as defined below) and IPH shall have been using Commercially Reasonable Efforts to remove such Clinical Hold; and

(B)

shall be extended by a reasonably appropriate amount of time to reflect any delays or obstacles to the development of the relevant Anti-KIR Product that (i) occur following the designation of Anti-KIR as a Niche Candidate, (ii) result from unexpected or unclear clinical trial efficacy or safety data not reasonably forseeable by IPH at the date of the designation of Anti-KIR as a Niche Candidate and (iii) are not caused by an inability of IPH to secure appropriate financing or a development partner, provided, however, that IPH shall have notified NN of such delays or obstacles promptly upon such delays or obstacles becoming reasonably forseeable and shall have been using Commercially Reasonable Efforts to overcome such delay or obstacle.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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Within *** of any of the occurrence of any of the events specified in (i), (ii), or (iii) above, IPH may, by paying to NN the relevant fee provided for below, extend the deadline for achievement of the required step on an annual basis for up to a period of ***, the relevant fee being:

(a)	***

(b)	***

“Clinical Hold”, as used in this Section 12.7A, shall mean a bona fide decision of IPH or a decision of a regulatory authority or another governmental body to suspend a clinical trial or other study when it does not believe that such clinical trial or other study can be conducted without unreasonable risk to the subjects in such clinical trial or study, and the existence of such circumstances shall be subject to arbitration in accordance with Section 21.14.”

3.16.

Termination upon Abandonment of Development of Anti-KIR Niche Candidate. With effect from the Amendment No.1 Effective Date, Article 12 of the Agreement is hereby amended by inserting the following text immediately following Section 12.8 and Section 12.8 shall no longer apply to Anti-KIR Products:

“12.8A Notwithstanding Section 12.8 hereof, in the event of the abandonment by IPH of its development of Anti-KIR as a Niche Candidate (by express notice to NN or by operation of this Article 12), the following provisions shall apply and supersede Section 12.8 with respect to such abandonment:

(c)

all licences granted to IPH under this Agreement for the purposes of Commercial Optimization of Anti-KIR as a Niche Candidate that IPH is authorized to develop and commercialize shall terminate immediately;

(d)

IPH shall have an obligation to grant to NN, at NN’s request, an irrevocable, world-wide, fully paid up, exclusive licence under all its right, title and interest to the Collaboration IPR or Background IPH IPR (as applicable) and Independent IPH IPR, and grant the right set out in Section 5.7 (including all supporting regulatory documentation), for the development and commercialization of Anti-KIR, for no additional consideration other than as provided for herein;

(e)

if NN shall, in its discretion, assume such licence it shall notify IPH to this effect within *** of IPH’s abandonment or the determination of abandonment, whichever is the later, upon which assumption NN shall have the exclusive right to exploit such IPR for the development and commercialization of Anti-KIR;

(f)	if the date of such abandonment is prior to the first dosing of humans in Phase II clinical trials of Anti-KIR as a Niche Candidate,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

17

Sections 12.8A(a) and 12.8A(b) shall apply, save that, in consideration of the grant of such rights, if and only if NN subsequently Out-licences such IPR within the period of *** following the date of NN’s assumption of rights, NN shall pay to IPH a percentage of all revenue actually received in respect of such licence on the following basis:

•	***

•	***

•	***

•	***

•	***

(g)

if the effective date of abandonment is after the first dosing of humans in Phase II clinical trials of Anti-KIR as a Niche Candidate but prior to the first dosing in Phase III, the above Sections 12.8A(a) and 12.8A(b) shall apply save that in consideration of the grant of such rights, if and only if NN subsequently Out-licences such IPR within the period of *** following the date of NN’s assumption of rights NN shall pay to IPH a percentage of all revenue actually received by NN in respect of such licence on the following basis:

•	***

•	***

•	***

•	***

•	***

(h)	in the event of its abandonment of the development of Anti-KIR as a Niche Candidate and irrespective of the effective date of such abandonment, IPH shall:

(i)	make no further representation regarding its status as a licencee of NN in respect of Anti-KIR;

(ii)

in the event that at the date of the abandonment by IPH of its development of Anti-KIR as a Niche Candidate there are ongoing clinical trials with respect to such development, IPH shall pay for the completion of such clinical trials in respect of all patients enrolled at the effective date of abandonment except if the Agreement is terminated because of adverse events in the clinical trial(s)

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

18

causing the trials(s) to cease due to regulatory requirements or regulatory considerations (including an actual or anticipated regulatory warning);

(iii)

at NN’s option, and at NN’s expense, and to the extent authorized by contract and permitted by applicable Law, assign or cause to be assigned to NN any regulatory submissions and approvals with respect to Anti-KIR and take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of all rights thereunder to NN;

(iv)

at NN’s option and at NN’s expense, provide to NN all pre-clinical and clinical data in respect of Anti-KIR and all research reagents and materials intended for use in clinical trials of Anti-KIR in IPH’s possession or control.

Following the transfer of rights from IPH to NN pursuant to this Section 12.8A IPH shall have no further obligations under Sections 12.7, 12.8, 12.8A, 12.8B, 12.9 or 12.10 in respect of the development or commercialization of Anti-KIR.”

3.17.

Termination upon Abandonment of Marketing or Sale of Anti-KIR Product. With effect from the Amendment No.1 Effective Date, Article 12 of the Agreement is hereby amended by inserting the following text immediately following Section 12.8A and Section 12.8 shall no longer apply to Anti-KIR Products:

“12.8B Notwithstanding Section 12.8 hereof, in the event of the abandonment by IPH of its marketing or sale of any Anti-KIR Product, the following provisions shall apply and supersede Section 12.8 with respect to such abandonment:

(a)	all licences granted to IPH under this Agreement for the marketing or sale of such Anti-KIR Product, shall terminate immediately;

(b)

IPH shall have an obligation to grant to NN, at NN’s request, an irrevocable, world-wide, fully paid up, exclusive licence under all its right, title and interest to the Collaboration IPR or Background IPH IPR (as applicable) and Independent IPH IPR, and grant the right set out in Section 5.7 (including all supporting regulatory documentation) with respect to which such Anti-KIR Product has been abandoned, solely for the purposes of the commercialization of such specific Anti-KIR Product, for no additional consideration other than as provided for herein;

(c)

if NN shall, in its discretion, assume such licence it shall notify IPH to this effect within *** of IPH’s abandonment, upon which assumption NN shall have the exclusive right to exploit such IPR for solely with respect to such abandoned Anti-KIR Product and for such purposes as are specified in clause (a);

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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(d)

the above Sections 12.8B(a) and 12.8B(b) shall apply save that in consideration of the grant of such rights, if and only if NN subsequently Out-licences such IPR within the period of *** following the date of NN’s assumption of rights, NN shall pay to IPH a percentage of all revenue actually received by NN in respect of such licence on the following basis:

•	***

•	***

•	***

•	***

•	***

(e)	in the event of its abandonment of the marketing or sale of any Anti-KIR Product irrespective of the effective date of such failure, IPH shall:

(i)	cease any activities with respect to the marketing, promotion, sale or distribution of the Anti-KIR Product with respect to which such abandonment has occurred;

(ii)

at NN’s option and at NN’s expense, and to the extent such transfer is authorized by contract and permitted by applicable Law, to transfer to NN the benefit of any contracts between IPH and any Third Party in respect of the manufacture of such abandoned Anti-KIR Product, with respect to the supply thereof for marketing with respect to which such abandonment has occurred, provided that for the avoidance of doubt IPH shall not be required to cause or effect any such transfer if to do so will require IPH’s payment or provision of additional consideration to any Person save that NN may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law;

(iii)

at NN’s option, and at NN’s expense, and to the extent authorized by contract and permitted by applicable Law, assign or cause to be assigned to NN, any regulatory submissions and approvals related to the Anti-KIR Product with respect to which such abandonment has occurred and take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of all rights thereunder to NN;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

20

(iv)	NN shall pay IPH’s reasonable costs in connection with the above activities at a reasonable hourly rate representing the actual cost of IPH of providing such services up to a maximum of ***.

Following the transfer of rights from IPH to NN pursuant to this Section 12.8B IPH shall have no further obligations under Sections 12.7, 12.8, 12.8A, 12.8B, 12.9 or 12.10 with respect to the marketing and sale of the Anti-KIR Product with respect to which the abandonment has occurred.”

3.18.

Publication concerning an Anti-KIR Niche Candidate. With effect from the Amendment No.1 Effective Date, Article 18 of the Agreement is hereby amended by inserting the following text immediately following Section 18.1:

“Section 18.1A Publication concerning Anti-KIR as a Niche Candidate or Anti-KIR Products. Notwithstanding Section 18.1, NN shall have no rights pursuant to such Section 18.1 with respect to publications or disclosures concerning the development or commercialization of Anti-KIR as a Niche Candidate pursuant to Section 6.1 hereof or any Anti-KIR Product; provided, however that (a) IPH shall provide to NN a copy of such publication or disclosure as soon as reasonably practicable following such publication or disclosure and (b) in no event shall IPH publish Confidential Information of NN relating to (i) manufacturing, marketing, financing or business developments, opportunities, plans, methods, processes or procedures, (ii) quality controls, (iii) security controls, (iv) unpublished cost, price or pricing information, (v) financial or personnel matters, or (vi) customer, client or supplier lists or information, in each case without prior written approval of NN.”

4.	OTHER AMENDMENT OF AGREEMENT.

4.1

With effect from the Amendment No.1 Effective Date, the Definitions “Out-license” and “Out-licensing” (set forth in Section 1.1.55) and “Sub-license” and “Sublicensing” (set forth in Section 1.1.64) shall be interpreted by the Parties to mean the grant by a Party of an Out-licence or Sub-licence to any Out-licensee or Sub-licensee or any further grant of a Sub-licence or Out-licence by such Out-licensee or Sub-licensee or its Out-licensees or Sub-licensees.

4.2	With effect from the Amendment No.1 Effective Date, Article 12 of the Agreement is hereby amended by:

4.2.1	deleting the text of Section 12.7 in its entirety and replacing it with the following:

“12.7 Development Diligence Requirements. For the purposes of this Section 12.7, each Party shall be obliged to promptly notify the other Party in writing of any decision to abandon the development, marketing or sale of any Licensed Product, Residual Product or Niche Candidate

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

21

and in the absence of notification the first Party shall be deemed to have abandoned the development of such Licensed Product, Niche Candidate, or Residual Product being developed for commercialization exclusively by or on behalf of that Party if:

(i)	***

(ii)	***

(iii)	***

provided that the time periods in (i)-(iii), above:

(C)

shall not include any time period during which the relevant Licensed Product, Niche Candidate or Residual Product shall have been subject to a Clinical Hold (as defined below) and the Party developing same shall have been using Commercially Reasonable Efforts to remove such Clinical Hold; and

(D)

shall be altered by the Parties to take into consideration unforeseen delays or obstacles in continuing the development of the relevant Licensed Product, Niche Candidate or Residual Product outside the reasonable control of the developing Party, in which case the Parties shall agree to a reasonable extension having regard to the delay, provided that the developing Party must make a request for such extension to the other Party at the time of, and not solely after, the delay.

Within *** of any of the occurrence of any of the events specified in (i), (ii), or (iii) above, the developing Party may, by paying to the other Party the relevant fee provided for below, extend the deadline for achievement of the required step on an annual basis for up to a period of ***, the relevant fee being:

(a)	***

(b)	***

(c)	***

provided that the developing Party shall only have the right to such extension under two of events (a), (b) or (c) of this Section 12.7, unless the Parties hereafter agree otherwise in writing.

“Clinical Hold”, as used in this Section 12.7, shall mean a bona fide decision of the developing Party or a decision of a regulatory authority or another governmental body to suspend a clinical trial or other study when it does not believe that such clinical trial or other study can be conducted without unreasonable risk to the subjects in such clinical trial or study, and the existence of such circumstances shall be subject to arbitration in accordance with Section 21.14.”

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

22

4.2.2	deleting the text of Section 12.8 in its entirety and replacing it with the following:

“12.8 Termination for Failure to Employ Commercially Reasonable Efforts. Notwithstanding any other provision of this Agreement, in the event of the abandonment of the development by a Party (the “Developing Party”) (by express notice to the other Party or by operation of this Article 12), or a non-transient material failure of the Developing Party to employ Commercially Reasonable Efforts in respect of the marketing or sale of any Licensed Product, Residual Product or Niche Candidate, all licences granted to the Developing Party under this Agreement for the purposes of Commercial Optimization of any such Licensed Product, Residual Product or Niche Candidate that a Party is authorized to develop but that has been abandoned shall terminate immediately and the following provisions shall apply:

(a)

The Developing Party shall have an obligation to grant to the other Party, at the other Party’s request, an irrevocable, world-wide, fully paid up, exclusive licence under all its right, title and interest to the Collaboration IPR, Background NN IPR or Background IPH IPR (as applicable) and Independent IPR, and grant the right set out in Section 5.7, with respect to which such specific Licensed Product, Residual Product or Niche Candidate has been abandoned, solely for the purposes of Commercial Optimization of such specific Licensed Product, Residual Product, or Niche Candidate, and all supporting regulatory documentation, to the other Party for no additional consideration other than as provided for herein; and

(b)

if the other Party shall, in its discretion, assume such licence it shall notify the Developing Party to this effect within *** of the Developing Party’s abandonment or the determination of abandonment, whichever is the later, upon which assumption the other Party shall have the exclusive right to exploit such IPR solely with respect to such abandoned product(s) and for such purposes as are specified in clause (a) above, provided that such right shall not include the right or licence to develop or commercialize any product comprised of, interacting with, modulating or is derived from the same Biological Target for the same indication(s) as any (i) Licensed Product or Residual Product encompassed by the Developing Party’s exclusive rights or licences hereunder; or (ii) Niche Candidate marketed by the Developing Party (or its Out-licencee) pursuant to the Buy-In-Option.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

23

(c)

If the date of such abandonment is prior to the first dosing of humans in clinical trials with such abandoned Licensed Product, Residual Product or Niche Candidate, Sections 12.8(a) and 12.8(b) shall apply, save that, in consideration of the grant of such rights, if and only if the other Party subsequently Out-licences such IPR within the period of *** following the date of the other Party’s assumption of rights, the other Party shall pay to the Developing Party a percentage of all revenue actually received in respect of such licence on the following basis:

•	***

•	***

•	***

•	***

•	***

(d)

If the effective date of abandonment is after the first dosing of humans in clinical trials with such abandoned Licensed Product, Residual Product or Niche Candidate but prior to the first dosing in Phase III, the above Sections 12.7(a) and (b) shall apply save that in consideration of the grant of such rights, if and only if the other Party subsequently Out-licences such IPR within the period of ten years following the date of the other Party’s assumption of rights the other Party shall pay to the Developing Party a percentage of all revenue actually received by the other Party in respect of such licence on the following basis:

•	***

•	***

•	***

•	***

•	***

(e)	If the date of such abandonment is after the beginning of the first dosing in Phase III then NN and IPH shall ***.

(f)	In the event of its abandonment of a Licensed Product, Residual Product or Niche Candidate and irrespective of the effective date of such abandonment, the Developing Party shall:

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(i)	make no further representation regarding its status as a licensee of the other Party in respect of such abandoned Licensed Product, Residual Product or Niche Candidate;

(ii)	cease any activities with respect to the marketing, promotion, sale or distribution of such abandoned Licensed Product, Residual Product or Niche Candidate;

(iii)

in the event that at the date of such abandonment there are ongoing clinical trials of such abandoned Licensed Product, Residual Product or Niche Candidate, pay for the completion of such clinical trials in respect of all patients enrolled at the effective date of abandonment except if the Agreement is terminated because of adverse events in the clinical trial(s) causing the trials(s) to cease due to regulatory requirements or regulatory considerations (including an actual or anticipated regulatory warning);

(iv)

at the other Party’s option and at the other Party’s expense, and to the extent such transfer is authorized by contract and permitted by applicable Law, to transfer to the other Party, the benefit of any contracts between the Developing Party and any Third Party in respect of the manufacture of such abandoned Licensed Product, Residual Product or Niche Candidate, with respect to the supply thereof for marketing, provided that for the avoidance of doubt the Developing Party shall not be required to cause or effect any such transfer if to do so will require the Developing Party’s payment or provision of additional consideration to any Person save that the other Party may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law;

(v)

at the other Party’s option, and at the other Party’s expense, and to the extent authorized by contract and permitted by applicable Law, assign or cause to be assigned to IPH any regulatory submissions and approvals with respect to such abandoned Licensed Product, Residual Product or Niche Candidate and take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of all rights thereunder to the other Party;

25

(vi)

at the other Party’s option and at the other Party’s expense, provide to the other Party all pre-clinical and clinical data in respect of such abandoned Licensed Product, Residual Product or Niche Candidate and all research reagents and materials intended for use in clinical trials of such abandoned Licensed Product, Residual Product or Niche Candidate, in the Developing Party’s possession or control; and

(vii)

the other Party shall pay the Developing Party’s reasonable costs in connection with the above activities at a reasonable hourly rate representing the actual cost of the Developing Party of providing such services up to a maximum of ***.

Following the transfer of rights from one Party to another pursuant to this Section 12.8 the other Party shall have no further obligations under Sections 12.7, 12.8, 12.9 or 12.10 in respect of the development, sale or marketing of any such product.

Without limitation of the Parties’ obligations to exercise Commercially Reasonable Efforts, or of any other obligations under this Agreement or remedies for the material breach thereof, the failure to attain any benchmark or objective set forth in any of Subsections (i), (ii) or (iii) of Section 12.7 shall not constitute a breach of this Agreement, and the provisions of this Article 12 prescribe the Developing Party’s sole and exclusive liability, and the other Party’s sole and exclusive remedy for such failure.”

4.2.3	deleting the text of Section 12.9 in its entirety and replacing it with the following:

“12.9 [Reserved]”.

5.	KNOW-HOW TRANSFER

5.1.	IPH has requested that NN transfer to IPH the Know-How comprising the information (regulatory, clinical, CMC and other) listed in Exhibit C to this Amendment No.1.

5.2.

NN shall transfer, and take such actions as are reasonably required to ensure the effective transfer of, the Know-How listed in Exhibit C to Innate as soon as possible and in any event no later than December 30, 2008 in accordance with the terms of this Amendment No. 1 including the guidelines set out in Exhibit G.

5.3.

In the event of any dispute between NN and IPH regarding the actions of NN that are reasonably required to ensure the effective transfer of the Know-How listed in Exhibit C, such dispute shall in the first instance be referred to the CSO of NN and the CEO of IPH who shall seek to resolve

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

26

such dispute. In the event that the CSO of NN and the CEO of IPH are unable to resolve the dispute, NN or IPH may seek the non-binding opinion of an expert, in accordance with the procedures set forth in Exhibit H, on whether or not any additional actions of NN are reasonably required to effect such transfer; provided, however, that neither NN nor IPH shall be obliged to take any actions based on such expert’s opinion. Notwithstanding the above, either Party may at any time refer any such dispute to arbitration in accordance with Section 21.14 of the Agreement.

5.4.

If, on or before December 30, 2008, IPH gives notice to NN that IPH has identified Know-How that is (x) Controlled by NN at that date, (y) not listed in Exhibit C and (z) necessary for the purposes of IPH’s development or commercialization of the Anti-KIR Niche Candidate, then NN shall deliver to IPH the documents, files and materials containing such Know-How as soon as reasonably practicable.

5.5.

IPH acknowledges and agrees that, subject to Section 5.8.2A of the Agreement (as amended by this Amendment No. 1) and Sections 5.2 and 5.4 of this Amendment No. 1, NN shall have no further obligation to transfer Know-How to IPH pursuant to Section 6.1 of the Agreement or otherwise in connection with IPH’s development and commercialization of Anti-KIR as a Niche Candidate.

6.	CLINICAL TRIALS

6.1.	Definitions. The following terms, as used in this subsection herein, shall have the following meanings:

“Clinical Trial” shall mean any of the ongoing clinical trials of ***, as further described below.

“*** Clinical Trial” shall mean ***.

“*** Clinical Trial” shall mean ***.

“*** Clinical Trial” shall mean ***.

6.2.	Each of NN and IPH shall use all reasonable endeavours to cause the sponsorship of the Clinical Trials to be transferred to IPH no later than December 1, 2008.

6.3.

IPH or NN, as appropriate based on the regulatory guidelines applicable, shall use reasonable endeavours to file with the appropriate regulatory authority an application to transfer sponsorship of each Clinical Trial from NN to IPH no later than November 1, 2008, and NN or IPH, as the case may be, shall reasonably cooperate with the other Party in the preparation of such application.

6.4.

(a) From the date of the approval of the transfer of sponsorship from NN to IPH of a Clinical Trial, IPH shall assume responsibility for such Clinical Trial, including any reporting obligations to appropriate regulatory authorities.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

27

(b)

In no event will NN be liable to IPH for any claims, suits, losses, damages, costs, fees, or expenses resulting from the conduct of a Clinical Trial after the date of the approval of the transfer of sponsorship from NN to IPH of such Clinical Trial.

(c)

IPH agrees to indemnify, hold harmless, and defend NN and its Affiliates, against any claims, suits, losses, damages, costs, fees, or expenses resulting from the conduct of a Clinical Trial after the date of the approval of the transfer of sponsorship from NN to IPH of such Clinical Trial.

6.5.

Where not prohibited by its terms or applicable Law, or not requiring any payment by NN, NN shall use all reasonable endeavours to assign the rights, benefits and obligations of each agreement set forth in Exhibit F to IPH, and IPH shall accept such assignment, as and from the date on which approval of the transfer of sponsorship from NN to IPH of the Clinical Trial to which such agreement relates is granted by the appropriate regulatory authority. Pending such assignment to IPH or where such assignment is not possible, IPH shall reimburse NN within *** of NN’s presentation of an invoice to IPH for payments, falling due pursuant to the agreements set forth in Exhibit F from the earlier of (x) 1 November 2008 or (y) the date on which approval of the transfer of sponsorship from NN to IPH of the Clinical Trial to which such payment or cost relates is granted by the appropriate regulatory authority.

6.6.	IPH shall notify NN upon the completion (i.e., last patient, last visit) of each Clinical Trial.

7.	TRANSFER OF ANTI-KIR SUPPLIES

7.1.	NN shall transfer to IPH the materials described further in Exhibit E (the “Anti-KIR Supplies”) as follows:

(a)	Subject to Section 7.3, within *** of the Amendment No. 1 Effective Date, NN shall cause those Anti-KIR Supplies set forth in Part of A of Exhibit E to be shipped to IPH;

(b)

NN shall cause those Anti-KIR Supplies set forth in Part B of Exhibit E which are reasonably required to conduct a Clinical Trial to be shipped to IPH, or to a location directed by IPH, acting reasonably, as soon as practicable following a request by IPH; and

(c)	Subject to Section 7.3,

(i) NN shall update the “Quality Investigational Medicinal Product Dossier” or Q-IMPD documents in e-submission format related to the implementation of the second drug product batch of

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

28

the Anti-KIR Supplies set forth in Part C of Exhibit E for the re-supply of Clinical Trials *** and ***, and NN or IPH, as NN reasonably deems appropriate, shall file such updated Q-IMPD with the appropriate regulatory authorities; and

(ii) NN shall label using NN labels and package the Anti-KIR Supplies set forth in Part C of Exhibit E which are reasonably required to conduct the re-supply of Clinical Trials ***, and NN shall use all reasonable endeavours to cause such Anti-KIR Supplies to be shipped to IPH no later than 1 January 2009; provided, however, that NN shall not cause any of such Anti-KIR Supplies to be shipped to IPH if such Anti-KIR Supplies shall fail, in NN’s reasonable determination, the stability testing ongoing at the Amendment No. 1 Effective Date. IPH acknowledges that is it responsible for any re-labeling of such Anti-KIR Supplies as may be required by applicable regulatory guidelines in connection the use of such Anti-KIR Supplies in Clinical Trials for which sponsorship has been transferred to IPH.

(d)	NN shall transfer those Anti-KIR Supplies set forth in Part D of Exhibit E to IPH at such time as the Parties agree but no later than January 1, 2009.

7.2.

Title to the Anti-KIR Supplies shall transfer to IPH upon delivery of such Anti-KIR Supplies to IPH or to a third party for shipment to IPH and IPH shall be responsible for all storage costs for such Anti-KIR Supplies as and from such date; provided, however, that NN shall be responsible for all shipment (but not including insurance) costs with respect to such shipment of Anti-KIR Supplies.

7.3.	(a)

If the 61 gram batch of Anti-KIR active product ingredient (“API”) identified in Part A of Exhibit E as “API – hybridoma” (the “Current Batch”) does not meet the ‘30-month appearance’ stability specification reasonably required by IPH to conduct clinical trials, NN acknowledges that IPH will reprocess the Current Batch using a sub-contractor and IPH acknowledges that IPH will be responsible for the cost of any such reprocessing.

(b)

If such reprocessing by a sub-contractor does not yield a drug product that meets the specifications reasonably required by IPH for the conduct of clinical trials, then NN will use reasonable efforts to manufacture a new batch of API from the 146 gram batch of API at the K1-eluate step at Novo Nordisk at the Amendment No. 1 Effective Date, identified in Part A of Exhibit E as “Hybridoma captured intermediate material”, either by using Novo Nordisk’s facilities or by seeking a sub-contractor to do so. IPH will be responsible for any direct costs associated with such manufacture. NN will use reasonable efforts to manufacture or seek a subcontractor to manufacture such new batch of API as soon as reasonably practicable and in as cost-effective a manner as reasonably practicable.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

29

7.4.

AT THE AMENDMENT NO 1. EFFECTIVE DATE, THE ANTI-KIR SUPPLIES ARE BEING SOLD “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES BY NN. NN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER, REGARDING THE ANTI-KIR SUPPLIES, AND TO THE FULLEST EXTENT PERMITTED BY LAW, NN EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONSISTENCY OR COMPLIANCE WITH ANY SAMPLES PREVIOUSLY PROVIDED OR NONINFRINGEMENT.

8.	REGULATORY OR SAFETY DELAY

8.1.	Notwithstanding any provision of this Amendment No. 1:

(a)	NN may delay the transfer of any Anti-KIR Know-How, any Anti-KIR Supplies or the sponsorship of any Clinical Trial to IPH; and

(b)

if transfer of any Anti-KIR Know-How, any Anti-KIR Supplies or the sponsorship of any Clinical Trial shall have occurred, IPH shall permit access by NN to such Anti-KIR Know-How, Anti-KIR Supplies or Clinical Trial documentation;

in each case as may be required, in NN’s reasonable determination, to respond to any request from, or fulfill any requirement of, any regulatory authority, or otherwise to ensure Clinical Trial patient safety.

8.2.

IPH shall use all reasonable endeavours to cooperate with NN to permit NN to respond to any request from, or fulfill any requirement of, any regulatory authority, or otherwise to ensure Clinical Trial patient safety.

9.	FEES

9.1.

Fees. In consideration of the grant by NN to IPH of the rights under this Amendment No. 1, the grant by IPH to NN of the rights under Amendment No. 2 and the transfer of the Anti-KIR Supplies IPH shall pay to Novo Nordisk: *** in each case by wire transfer of immediately available funds to such bank account as NN may designate in writing.

10.	POST-DOCTORATE RESEARCH

10.1.

NN has disclosed to IPH that an Employee of NN is currently working on a non-competitive Anti-KIR monoclonal antibody. NN agrees to grant to IPH, or procure the grant to IPH of, an exclusive right and licence, including the right to Sub-license and Out-license, throughout the Territory to develop and commercialize any Anti-KIR Product under all IPR created by such Employee (as defined below) that relates to Anti-KIR arising from his research during his employment by NN. NN shall promptly disclose to IPH the results of such research, shall not publish or otherwise disclose to a Third Party any results arising from such research without the prior written consent of IPH and shall not utilize the results of such research that relate to Anti-KIR for any pre-clinical or clinical activity with respect to Anti-KIR.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

30

10.2.	“Employee” means any employee of NN carrying out research in relation to Anti-KIR.

11.	MISCELLANEOUS

11.1.

Effectiveness and Integration. This Amendment shall become effective as of the Amendment No.1 Effective Date and the amendments made to the Agreement pursuant to Article 3 and Article 4 hereof shall thereafter be deemed an integral part of the Agreement.

11.2.

No Other Changes or Repetition of Warranties. Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect. Nothing in this Amendment No.1 shall cause, or shall be deemed to cause, any representation or warranty set out in the Agreement to be repeated.

11.3.

Conflicts Between Agreement and Amendment No.1. To the extent that the Agreement is explicitly amended by this Amendment No.1, the terms of the Amendment No.1 will control where the terms of the Agreement are contrary to or conflict with the provisions of this Amendment. Where the Agreement is not explicitly amended by this Amendment No.1, the terms of the Agreement will remain in force.

11.4.	Applicable Law. This Amendment No.1 shall be construed and interpreted pursuant to the Laws stipulated in the Agreement.

11.5.	Dispute Resolution. All disputes arising out of or in connection with this Amendment No.1 shall be finally settled as stipulated in the Agreement.

11.6.

Counterparts. This Amendment No.1 may be executed in two (2) or more counterparts, each of which shall constitute an original for all purposes, including for purposes of any delivery of this Amendment No.1 required by the terms hereof, and all of which together shall constitute one and the same instrument with the same effect as if all parties hereto had signed the same document.

31

IN WITNESS WHEREOF, the Parties have caused this Amendment No.1 to be executed, under seal, by their respective duly authorized representatives as of the day and year first above written.

Marseille		Bagsvaerd

Innate Pharma SA		Novo Nordisk A/S

/s/ Hervé Brailly		/s/ Jesper Brandgaard

By:	Hervé Brailly	By:	Jesper Brandgaard
Title:	Chief Executive Officer	Title:	Executive Vice President and Chief Financial Officer

32

Exhibit A

Schedule 1.1.7A

Background NN IPR for the development and commercialization of Anti-KIR as a Niche Candidate

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

A-1

Exhibit B

Schedule 1.1.16A

Part A – Anti-KIR Patents

***

Part B – Shared Anti-KIR Patents

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

Schedule 1.1.17A

Anti-KIR Know-How

[See attached]

C-1

Exhibit C

Schedule 1.1.17A

Anti-KIR Know-How

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit D

Schedule 5.8.2A

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

D-1

Exhibit E

Anti-KIR Supplies

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

E-1

Exhibit F

Clinical Trial Agreements

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

F-1

Exhibit G

Basic Guidelines for NN’s and IPH’s Collaboration on Transfer of the Anti-

KIR Project from NN to IPH

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

G-1

Exhibit H

Non-Binding Opinion Procedure

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

H-1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

DATED	2008

NOVO NORDISK A/S

and

INNATE PHARMA SA

AMENDMENT AND SUPPLEMENT NO. 2

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENCE AGREEMENT

TAYLOR WESSING LLP

Carmelite

50 Victoria Embankment

Blackfriars

London EC4Y 0DX

+44 (0)20 7300 7000

+44 (0)20 7300 7100

DX41 London

Ref: MRB/TAW

THIS AMENDMENT AND SUPPLEMENT NO. 2 TO THE JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENCE AGREEMENT (the “Amendent”)

is made on    October 6th,    2008

BETWEEN:

(1)	NOVO NORDISK A/S (CVR-no. 24 25 67 90), a corporation existing under the laws of Denmark and having its principal place of business at Novo Allé, 2880 Bagsvaerd, Denmark (“NN”); and

(2)	INNATE PHARMA SA a corporation existing under the laws of France and having its principal place of business at Grand Pré – 119/121, ancien chemin de Cassis, 13009 Marseille, France (“IPH”).

BACKGROUND

(A)	NN is a pharmaceutical company with expertise in the discovery and global development of protein drugs.

(B)

IPH is a biotech company with expertise in the discovery and development of drugs and other types of therapy acting at non-conventional lymphocytes such as gamma delta T cells and natural killer (NK) cells.

(C)

NN and IPH have previously entered into a collaboration governed by an agreement entitled “Joint Research, Development, Option and License Agreement” with an effective date of 28 March 2006 (the “Agreement”).

(D)

Pursuant to the Agreement, NN and IPH agreed to work, independently, jointly, and/or together with agreed-upon Third Parties, to (i) discover or identify Drug Candidates, and (ii) optimize Drug Candidates for progression to (a) Licensed Products for further development and commercialization by NN, or (b) Niche Candidates for further development and commercialization by NN or IPH, for all uses and purposes, including therapeutic, prophylactic and, except as otherwise expressly therein provided, diagnostic uses.

(E)

NN and IPH have agreed that (i) the Agreement shall be amended to remove Anti-NKG2D (as defined below) from the scope of the Agreement, (ii) the Assigned IPR (as defined below) and certain assets and materials relating to Anti-NKG2D shall be assigned to NN, and (iii) IPH shall grant NN royalty-free, worldwide licences under Licensed IPR (as defined below) and the IPH Anti-NKG2D FoO IPR (as defined below) for the purposes of research, development and commercialisation of Anti-NKG2D Products (as defined below).

AGREED TERMS

1.	DEFINITIONS

1.1	In this Amendment (including its recitals and any Schedules), unless otherwise stated, all defined terms shall have the meaning given to them in the Agreement.

1.2

Without prejudice to clause 1.1, the following words and expressions shall have the following meanings, provided that where a term is defined both in the Agreement and in this Amendment, the meaning given to that term in this Amendment shall prevail:

1

“Amendment No. 1” means the Amendment and Supplement No. 1 to the Agreement, of the same date as this Amendment;

“Anti-NKG2D” fully human or humanized monoclonal antibodies, antibody fragments, or derivatives of either thereof, which are reactive against wild type, variant or mutant human natural killer cell receptor NKG2D;

“Anti-NKG2D IPR” means the Intellectual Property Rights Controlled by IPH at the Effective Date that relate exclusively to Anti-NKG2D;

“Anti-NKG2D Product” means any product that contains Anti-NKG2D;

“Anti-NKG2D Project” means the research and collaboration project relating solely to Anti-NKG2D as carried out under or pursuant to the Agreement;

“Assigned Assets” means those assets listed in Schedule 1;

“Assigned IPR” means such of the Anti-NKG2D IPR as IPH is able to assign to NN, including without limitation the Intellectual Property Rights listed in Schedule 2;

“Effective Date” means the date of this Amendment;

“IPH Anti-NKG2D FoO IPR” means:

(a) such Patents that are either (i) Controlled, through exclusive ownership, by IPH or its Affiliates during the Term and claim the benefit of a priority date on or before [30 September 2011] or (ii) Controlled, through licence or otherwise but not exclusive ownership, by IPH or its Affiliates at [30 September 2008],

(b) such Know-How that is either (i) Controlled, through exclusive ownership, by IPH or its Affiliates during the Term and generated on or before [30 September 2011] or (ii) Controlled, through licence or otherwise but not exclusive ownership, by IPH or its Affiliates at [30 September 2008], and

(c) such Patents based in part or in whole on Know-How that is (i) Controlled, through exclusive ownership, by IPH or its Affiliates during the Term and (ii) generated on or before [30 September 2011],

in each of (a) and (c), that are or is:

(y) not within the Background IPH IPR or Collaboration IPR; and

(z) necessary to conduct the research, development and commercialization of Anti-NKG2D Products;

provided that IPH Anti-NKG2D FoO IPR shall not include any IPR that is generated or acquired by a Third Party prior to it becoming an IPH Affiliate.

2

“Licensed IPR” means the Anti-NKG2D IPR other than the Assigned IPR. Licensed IPR comprises the Patents listed in Schedule 3 and such Intellectual Property Rights covered by the licences listed in Schedule 3.

1.3	In this Amendment (except where the context otherwise requires):

1.3.1

any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

1.3.2	the singular includes a reference to the plural and vice versa;

1.3.3	any paragraph of the introduction, clause, sub-clause or schedule is to a paragraph of the introduction, clause, sub-clause or schedule (as the case may be) of or to this agreement;

1.3.4	the word “include” or “including” is, unless otherwise stated, to be construed without limitation to the generality of the preceding words; and

1.3.5

any person includes any reference to a body corporate, unincorporated association or a partnership and any reference to any party who is an individual is also deemed to include his respective legal personal representative(s).

2.	RELATIONSHIP WITH AMENDMENT NO 1

2.1	This Amendment shall not be effective until Amendment No. 1 is in effect.

3.	AMENDMENT OF THE AGREEMENT WITH RESPECT TO ANTI-NKG2D

3.1

NN and IPH agree that, with effect from the Effective Date, the Agreement shall be amended to exclude any application to Anti-NKG2D and the Anti-NKG2D Project. In particular, and without limitation, all licences granted by one Party to another under the Agreement for the purposes of the research, development and commercialization of Anti-NKG2D shall cease to have effect on the Effective Date.

4.	ASSIGNMENT OF IPR

4.1	IPH hereby assigns and transfers absolutely to NN all of its existing rights, title and interest in and to the Assigned IPR and the Assigned Assets.

4.2

IPH shall execute, sign and do all such further documents, acts and things as NN may reasonably require to vest fully in it all of IPH’s right, title and interest in the Assigned IPR and the Assigned Assets.

5.	TRANSFER OF ASSETS AND KNOW-HOW

5.1	Within sixty (60) days of the end of the Collaboration Term, IPH shall deliver to NN:

5.1.1	the documents, files, materials and other assets comprised in the Assigned Assets; and

5.1.2	any further materials that embody the Anti-NKG2D IPR.

3

5.2

If, on or before [December 30, 2008], NN gives notice to IPH that NN has identified Know-How that is (x) Controlled by IPH at that date, (y) not set forth in Schedule [3] and (z) necessary for the purposes of NN’s research, development or commercialization of Anti-NKG2D Products, then IPH shall deliver to NN the documents, files and materials containing such Know-How as soon as reasonably practicable.

6.	LICENCE

6.1

IPH hereby grants to NN an exclusive, worldwide, royalty-free licence under the Licensed IPR to conduct research, development and commercialisation of Anti-NKG2D Products, save that the licence in respect of the antibody ON72 and US patent application No 10/898,003 is limited solely to such rights as IPH may have in respect of such assets,.

6.2

IPH hereby grants to NN a worldwide, royalty-free non-exclusive licence (with the right to Sub-license and Out-license) under any IPH Anti-NKG2D FoO IPR to conduct the research, development and commercialisation of Anti-NKG2D Products.

7.	NO WARRANTY

7.1	The Assigned IPR and the Assigned Assets are assigned and transferred under this Amendment “as is”, without any representation or warranty by IPH.

7.2	The Licensed IPR and the IPH Anti-NKG2D FoO IPR are licensed under this Amendment “as is”, without any representation or warranty by IPH.

7.3

IPH makes no representation or warranty, express or implied (whether by statute, custom, trade practice or otherwise), regarding any of the Assigned IPR, the Assigned Assets, the Licensed IPR or the IPH Anti-NKG2D FoO IPR , and to the fullest extent permitted by law, IPH expressly disclaims any implied warranties, including without limitation warranties of merchantability fitness for a particular purpose or non-infringement.

8.	LIMITATION OF LIABILITY

8.1

Except for injury or loss arising from wilful misconduct, including fraud, of IPH, in no event will IPH be liable to NN for any injury to or loss of, data, goodwill, or reputation (irrespective of whether any such injury or loss is deemed to constitute general, direct or any other category of damages), or any special, indirect, punitive, exemplary, enhanced, trebled, incidental or consequential damages whatsoever, arising out of or in connection in any way with this Amendment or any subject matter hereof (including any exercise of any rights or licenses, or performance, or failure to perform, any obligations or activities hereunder), even if IPH has been advised of the possibility of such losses, damages or liabilities, and whether or not or such losses, damages or liabilities arise in contract, warranty, tort (including negligence), strict liability, product liability or any other theory of liability. In the event that any foregoing exclusion or limitation of liability is not allowed pursuant to applicable law in a jurisdiction, the liability of IPH in such jurisdiction shall be limited to the maximum extent permitted by applicable law.

9.	GENERAL

9.1

Failure by a Party to exercise or enforce any right conferred by this Amendment shall not be deemed to be a waiver of any such right nor operate so as to bar the exercise or enforcement of such right or of any other right on any other occasion.

4

9.2

If any part, term or provision of this Amendment not being of a fundamental nature is held illegal or unenforceable, the validity or enforceability of the remainder of this Amendment shall not be affected.

9.3	This Amendment may only be modified if such modification is in writing and signed by a duly authorised representative of each Party.

9.4

A person who is not a party to this Amendment has no rights (and the parties hereby exclude any such rights) under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Amendment but this does not affect any third party right or remedy which exists or is available apart from that Act.

9.5

This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, is an original, but all the counterparts taken together shall constitute one document. This Amendment shall not take effect until it has been executed by all the Parties.

9.6	This Amendment shall be governed by and construed in accordance with English law.

9.7

Both Parties will use their best efforts to settle all matters in dispute amicably. In the event that a dispute of any kind related to this Amendment cannot be solved amicably by the Parties, then either Party may submit the dispute for determination by binding arbitration before a panel of three arbitrators (one arbitrator chosen by each of the parties and the third arbitrator chosen by the first two, unless the parties agree otherwise), the third arbitrator having a minimum of five (5) years of experience in the field of biotechnology or pharmaceuticals and shall be administered under the WIPO Expedited Arbitration Rules except as to the number of arbitrators which shall be three (3). The venue for the arbitration shall be in London, England, conducted in the English language, and the governing law shall be that of England and Wales without regard to the conflicts-of-laws provisions of such laws. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration, including but not limited to reasonable attorney’s fees, in such equitable manner as they determine. Notwithstanding the foregoing dispute resolution and governing law provisions, each of IPH and NN retains the right to seek judicial injunctive relief.

9.8	In the case of any conflict between the terms of this Amendment, the Agreement and Amendment No 1, the terms of this Amendment shall prevail.

5

IN WITNESS WHEREOF, the Parties have caused this Amendment No.1 to be executed, under seal, by their respective duly authorized representatives as of the day and year first above written.

Marseille	Bagsvaerd

Innate Pharma SA	Novo Nordisk A/S

/s/ Hervé Brailly	/s/ Jesper Brandgaard

By: Hervé Brailly	By: Jesper Brandgaard
Title: Chief Executive Officer	Title: Executive Vice President and Chief Financial Offer

6

SCHEDULE 1

Assigned Assets

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7

SCHEDULE 2

Assigned IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8

SCHEDULE 3

Licensed IPR

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT AND SUPPLEMENT NO. 3

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT

With regard to the Joint Research, Development, Option and License Agreement dated March 28, 2006, as amended by Amendment and Supplement No. 1, dated October 8, 2008, and Amendment and Supplement No. 2, dated October 8, 2008 (collectively “the Agreement”) between Innate Pharma SA, a corporation existing under the laws of France (“IPH”), and Novo Nordisk A/S, a corporation existing under the laws of Denmark (“NN”) (NN and IPH may each individually be referred to as a “Party” and collectively as “Parties”); and

Whereas	the Parties wish to extend the period in which NN may achieve M0 in respective of the NKp46 and LLT-1 Projects;

Whereas	the Parties wish to simplify the management of patent prosecution matters in and arising from the Collaboration;

Whereas	the Parties can amend the Agreement upon written mutual agreement; and

Whereas	The Parties have agreed to execute this amendment (the “Amendment”);

Now, therefore, intending to be legally bound, the Parties agree as follows:

1.

The Parties agree that the terms of this Amendment are intended to be supplemental to the terms of the Agreement. The terms of the Agreement remain in full force and effect and shall apply to the Amendment as well. To the extent the Agreement is explicitly amended by this Amendment, the terms of this Amendment will control.

2.	In this Amendment the phrase “Amendment and Supplement No. 3 Effective Date” means the date of this Amendment and Supplement No. 3.

3.	The Agreement is hereby amended as follows (for convenience all modifications are bolded, additions are underlined, and deletions are identified by strikethroughs).

4.	The beginning portion of Section 1.1.63 is amended by substitution with the following amended passage:

1.1.63	“Residual Product” shall mean a Drug Candidate to which:

(a)	NN is granted the exclusive rights to develop and commercialize under this Agreement by virtue of such Drug Candidate having achieved at least M0 status but less than M1 status as of either

(x)	the expiration of the *** period following immediately after:

(i)	the expiration of the Collaboration Term pursuant to Subsection 13.3.3,

(ii)	NN’s termination of the Agreement prior to the expiration of the Collaboration Term for an IPH Change of Control or other IPH Transfer, pursuant to Section 13.5, or

(iii)	NN’s termination of the Agreement prior to the expiration of the Collaboration Term for IPH’s material breach pursuant to Section 13.7; or

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(y)	December 31, 2009 in the case of Drug Candidates that modulate action of NKp46 and/or LLT-1; or

5.	Section [4.3(h)] is substituted with the following amended Section 4.3(h):

(h)	considering and, if necessary updating, Schedule 1.1.22 (Collaboration Targets) (i) no less frequently than once during each six- (6-) month period in the Collaboration Term, (b) within fifteen (15) days after receipt of the written request of either Party during the Collaboration Term, and (c) in a final version of such Schedule to be fixed and final as of September 28, 2009 ~~the date of the expiration or earlier termination of the Collaboration Term~~, which final version shall include the designation of CD147, NKp46 and LLT-1 as Collaboration Targets;

6.	The beginning portion of Section 7.3 is substituted with the following amended portion:

7.3	Discovery Milestones. NN shall pay to IPH the following milestone payments for the Collaboration achievements in research set out below (“Discovery Milestones”) within *** of the achievement of each such Discovery Milestone:

Approval by NN of M0 status as defined in Schedule 1.1.51 ~~after the date of this Agreement~~ (a) during the Collaboration Term, (b) ~~or~~ within the *** period following immediately after the Collaboration Term, or (c) by December 31, 2009 in the case of achievement of M0 status for a Drug Candidate that modulates action of NKp46 and/or LLT-1:

Each of the first three Pre-projects passing M0:           ***

Each of the subsequent Pre-projects passing M0:         ***

7.	Section 13.3.3 is substituted with the following amended Section 13.3.3:

13.3.3	NN Residual Rights in the Field Upon Expiration of Collaboration Term. Without limitation of NN’s rights under Subsection 13.3.2 and in addition thereto, NN shall have the exclusive right and license throughout the Territory during the Term, pursuant to the terms and conditions of the rights and licenses granted to it under Sections 5.1 and 5.8, to develop and commercialize Residual Products from Drug Candidates that have attained at least M0 status but not M1 status during (a) the Collaboration Term, (b) ~~or~~ prior to the expiration of the *** period following immediately after the effective date of the expiration of the Collaboration Term, or (c) by December 31, 2009 in the case of Drug Candidates that modulate action of NKp46 and/or LLT-1. The royalties payable to IPH on Net Sales of such Residual Products shall be governed by the terms and conditions of Article 7 save that royalties payable to IPH on Net Sales of such Residual Products that would, upon achievement of M1, be classified as Class C Licensed Products and for which M0 status has been achieved less than *** prior to the expiry of the Collaboration Term shall be reduced by *** from the applicable royalties set forth in Article 7.

8.	Section 13.3.5 is substituted with the following amended Section 13.3.5:

13.3.5	IPH Residual Rights in the Field Upon Expiration of Collaboration Term.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Without limitation of IPH’s rights under Subsection 13.3.4 and in addition thereto, IPH shall have, throughout the Territory during the Term, under all Background NN Research Technology IPR and Collaboration IPR Controlled by NN, the exclusive right and license, with the rights to Sub-license and Out-license, to develop and commercialize Residual Products from Drug Candidates that have not attained at least M0 status, either (a) as of the effective date of the expiration or earlier termination of the Collaboration Term, (b) ~~or~~ prior to the expiration of the *** period following immediately thereafter, or (c) by December 31, 2009 in the case of Drug Candidates that modulate action of NKp46 and/or LLT-1, and shall retain, throughout the Territory during the Term, the right, pursuant to the terms and conditions of Section 5.8, to NN’s reasonable cooperation and assistance in granting or procuring the grant to IPH of the rights and licenses required for IPH’s freedom of operation to exercise the aforementioned exclusive right and license, provided that

9.	Sections 9.1A.2, 9.1A.3, 9.1A.4, and 9.1A5 are deleted.

10.	Section 9.6 is amended by the addition of a new Section 9.6.0:

9.6.0	Group I Patents

“Group I Patents” means all Patents in Schedule 1.1.5, item 1 (NKG2A Autoimmune/INNA-041228), Schedule 1.1.5 item 7 (Anti-KIR/ADCC/INNA-030724), and Schedule 1.1.16, item 2.5 (LDGL CIP/INNA-051014), and any continuations or divisionals thereof or patents issuing from any such patent applications and all patent applications claiming priority to ***, any patent application directed to an invention made before December 31, 2009 relating to agents that modulate NKp46 and/or LLT-1 and that is based on a new original application not listed in the update to the Schedules of May 22, 2008, and any continuations or divisionals thereof or patents issuing from any such patent applications).

11.	Section 9.6.1 is amended by substitution with the following amended Section:

9.6.1	Correspondence Regarding Proposed Patent Submissions. Subject to the terms and conditions of Section 21.2 (and the Common Interest Agreement annexed as Schedule 21.2 hereto), the Party responsible for prosecuting any Group I Patent under this Article 9 shall promptly~~,~~ and in *** prior to any final deadline for submission of such documents or required filing date, deliver or have delivered to the other Party copies of:

(a)	all proposed amendments,

(b)

all proposed Patents (including drafts of new original applications, proposed continuations, proposed divisional applications, proposed reissue applications, and proposed continuations-in-part) or, in instances where several proposed Patents are substantially similar, a representative Patent for such proposed Patents (such as in the case of national phase filing of an International (PCT) patent application),

(c)	all substantive documents proposed to be filed in patent authority appeal proceedings,

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)

all substantive documents proposed to be filed in inter partes disputes (including opposition, reexamination, or interference proceedings) before patent authorities or before any judicial body on appeal of such proceedings, and

(e)	any other substantive proposed patent authority submissions reasonably and specifically requested by the other Party,

in respect of such Group I Patents ~~(except for Patents in the Independent IPR of either Party)~~, so as to provide the other Party with a sufficient opportunity to review and comment on such proposed submissions. However, except as otherwise provided for in this Section 9.6, the prosecuting Party shall have no obligation to act in accordance with any such comments.

12.	Section 9.6.8 is amended by substitution with the following amended section:

9.6.8	Notice and Effects of Either Party’s Decision to Abandon; Disclaim; or Discontinue Prosecution, Maintenance, or Defense of Patents. In the event that either Party decides in respect of any Patent for which it is responsible for prosecution hereunder (except for Patents within the Independent IPR of that Party):

(a)	to discontinue the prosecution or maintenance of any Patent,

(b)	to discontinue the defense of any Patent (such as by discontinuing efforts to defend a Patent that is the subject of an opposition, reexamination, nullity, or interference proceeding),

(c)

to not file a priority patent application with respect to (i) an invention disclosure in the Collaboration IPR or (ii) any Patent to which it is the prosecuting Party (including by decision (A) not to enter the national or regional phase in any country or region that is a designated state of a PCT application filed by such Party or (B) not to pursue an application in a country wherein an application claiming priority to another application filed by such Party may be filed), or

(d)	to abandon or disclaim (in whole or in part, other than by terminal disclaimer), without possibility of restoration, any Patent,

it shall employ its best efforts to provide written notice to the other Party at least *** in advance of such abandonment or deadline for such filing – except in the case of national phase filing, in which case the notifying Party shall employ its best efforts to provide such notice at least *** in advance of the date of the first applicable deadline for national phase entry – so as to allow the other Party the opportunity to file, defend, maintain (including by payment of annuities, issue fees, maintenance fees, or the like), or continue prosecution of such Patent, at its own expense. In such an event, the notifying Party shall provide any assistance reasonably requested of it by the other Party (including providing the other Party with power of attorney to perform such tasks) and, to the extent authorized by contract and permitted by applicable Law, assign its rights to such Patent to the other Party. Automatically upon any such assignment, the notified Party hereby automatically grants ~~The notified Party shall thereafter grant to~~ the notifying Party a worldwide, non-exclusive license, including the right to sublicense through multiple tiers, with respect to such Patent for no additional

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

consideration. The Parties acknowledge that any abandoned Patents listed as Background IPR as of the date of this Agreement in the applicable Schedules hereto represent Know-How of the Party associated with such IPR and that such Party shall, during the Term, be entitled to file, prosecute, and maintain Patents in respect of such subject matter and any Patents arising therefrom shall be deemed Background IPR of such Party.

13.	With effect from the Amendment No. 3 Effective Date, Schedule 21.2 of the Agreement will be deleted and replaced with the following Common Interest Agreement:

Schedule 21.2

COMMON INTEREST AGREEMENT

NN and IPH hereby set forth their agreement regarding the Parties’ common legal interests.

Prosecution and maintenance of Patents under the Agreement has required, and prosecution, maintenance, enforcement, and exploitation of Patents may in the future require, the disclosure by one Party to the other Party of privileged information including, for example, information relevant to a Party’s strategy for prosecuting, maintaining, or exploiting the Patents and/or information regarding a Party’s proprietary business strategy, technology, products, or methods. The Parties have believed, and on the basis of currently available information continue to believe, that they share common and substantially identical legal interests relating to the Patents and Agreement (“Joint Interest Matters”).

Any such exchange or disclosure of materials among the Parties and their counsel has been done and will be done solely to further the Parties’ separate but common interests, and will be treated as confidential and protected from disclosure to any third parties by the attorney-client privilege. It is the Parties’ mutual understanding that such exchanges or disclosures are not intended to diminish in any way the confidentiality of privileged materials. It is their additional understanding that any exchange of privileged materials does not constitute a waiver of any otherwise available privileges and immunities.

The Parties agree that any privileged materials they exchange pursuant to this Agreement will be used solely in connection with the Joint Interest Matters.

The Parties also agree that nothing in this Common Interest Agreement requires any Party to make available any specific documents, materials, information, or communications, unless otherwise agreed.

The Parties further agree to take all actions necessary to maintain the privilege of such materials unless otherwise agreed by the Parties.

The Parties additionally agree that any Party may withdraw from this Common Interest Agreement upon written notice to the other Party at their regular place of business and, upon such notice, this Common Interest Agreement will be terminated as to that Party; provided, however, that no such termination will affect or impair the obligations of the confidentiality or the privilege or immunities with respect to privileged materials previously furnished pursuant to this Agreement.

Except as provided in this Agreement, each Party is responsible for its own legal expenses.

If any person or entity requests or demands, by subpoena or otherwise, any privileged materials from any Party, such Party will promptly notify the other Party to this Agreement of the request or demand and provide such Party with a copy of said request or demand prior to making the disclosure. The Party in receipt of the request or demand will assert all applicable rights, privileges and objections with respect to such request or demand, and cooperate fully with the other Party, with the other Party paying the Party’s reasonable expenses, in making every reasonable effort to prevent the disclosure of the privileged materials.

Nothing in this Agreement shall be construed to affect the separate and independent representation of each Party by its respective counsel according to what its counsel believes to be in its Party’s best interest.

This Common Interest Agreement by and between the Parties memorializes the understandings between the Parties as to the sharing of information relating to the Joint Interest Matters.

Each Party understands that this Common Interest Agreement does not, and will not, create an attorney-client relationship with the other Party’s counsel.

14.

By signing below, each person signing this Amendment acknowledges his/her acceptance of the above-described changes that are to be effective as of the day of the last to sign and that such changes will become an integral part of the Agreement. Further, each person who executes this Amendment represents and warrants that he/she has the authority to cause the Party he or she is associated with to enter into this Amendment and be obligated to perform the obligations set forth herein.

Signed by:

Date: 2009-06-26 On behalf of Novo Nordisk A/S /s/ Terje Kalland Name: Terje Kalland Title: Senior Vice President, Biopharmaceutical Research Unit	Date: 2009-06-26 On behalf of the Innate Pharma SA /s/ Hervé Brailly Name: Hervé Brailly Title: Chief Executive Officer

AMENDMENT NO. 4

This Amendment No. 4 is made and entered into as of December 13th 2010 (“Effective Date of this Amendment”) between Innate Pharma SA, a corporation existing under the laws of France (“IPH”) and Novo Nordisk A/S, a corporation existing under the laws of Denmark (“NN”) with regards to the Joint Research, Development, Option and License Agreement dated March 28, 2006, as amended by Amendment and Supplement No. 1, dated October 8, 2008, and Amendment and Supplement No. 2, dated October 8, 2008, and Amendment and Supplement No. 3, dated June 26, 2009 (collectively the “Agreement”). NN and IPH may each individually be referred to as “Party” and collectively as “Parties”.

Whereas	under the Agreement, the Parties have agreed to collaborate and conduct research on the targets LLT-1 (Lectin-like Transcript-1, also known as CLEC2D) and NKp46 (Natural Cytotoxicity triggering receptor-1, also known as NCR1). Originally these targets were designated as Exploratory Targets according to Schedule 1.1.33 of the Agreement. However, in Amendment and Supplement No. 3 as mentioned above, the Parties agreed to designate these targets as Collaboration Targets in Schedule 1.1.22 of the Agreement. In addition to these targets the Parties have separately agreed to collaborate and conduct research on MICA/B (MHC class I polypeptide-related sequence A and -B). LLT-1, NKp46 and MICA/B are in this Amendment No. 4 jointly referred to as the Targets.

Whereas	the Parties now wish to discontinue the collaboration regarding the Targets, including discontinuing designating the Targets as Collaboration Targets and/or Exploratory Targets. Each Party will as of the Effective Date of this Amendment have the right to freely conduct research with regards to the Targets.

Whereas	NN shall have the right to use IPH’s Know-How (as defined in the Agreement) developed under the Agreement and existing as of the Effective Date of this Amendment, if any, in any future research, use or exploitation relating to the LLT-1.

Whereas	IPH shall have the right to use NN’s Know-How (as defined in the Agreement) developed under the Agreement and existing as of the Effective Date of this Amendment, if any, in any future research, use or exploitation relating to the NKp46 and MICA/B .

Whereas	the Parties can amend the Agreement upon written mutual agreement and have agreed to do so in this Amendment No. 4.

Now, therefore, the Parties, intending to be legally bound agree as follows:

1.	The terms defined in the Agreement shall have the meaning herein as therein, unless otherwise defined herein or unless the context otherwise requires. To the

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extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended by this Amendment, the terms of the Agreement will remain in force.

2.

The Parties agree that the Targets, as defined above, will as of the Effective Date of this Amendment, discontinue being part of the Parties’ collaborative research activities, including discontinuing being in the definition of Collaborative Target or Exploratory Target. As of the Effective Date of this Amendment any rights or obligations of the Parties pertaining to (i) the Targets and (ii) the Parties collaboration under the Agreement are exclusively stipulated in this Amendment No. 4. Hence, as of the Effective Date of this Amendment, the Parties will have no rights or obligations (including any payment obligations) under the Agreement in relation to the Targets except for what is specifically stated in this Amendment No. 4. For the sake of clarity, NN will have no obligations to make any payments to IPH relating to the Targets (including Discovery Milestones as set out in 7.3 of Amendment No. 3).

3.

IPH hereby grants to NN a world-wide, non-exclusive, perpetual license, with the right to sublicense, to IPH’s Know-How relating to LLT-1 developed under the Agreement and existing as of the Effective Date of this Amendment, if any, to research, develop, make, have made, use, import, export, distribute, sell, offer for sale, and otherwise transfer LLT-1 products. The consideration for the license granted herein is the mutual granting of the license and no payments will be made by either Party to the other Party under this Amendment or at any time for this license. For the sake of clarity, this license does not include any rights to Know-How developed by IPH (i) outside the Agreement, or (ii) after the Effective Date of this Amendment No. 4.

4.

NN hereby grants to IPH a world-wide, non-exclusive, perpetual license, with the right to sublicense, to NN’s Know-How relating to NKp46 and MICA/B developed under the Agreement and existing as of the Effective Date of this Amendment, if any, to research, develop, make, have made, use, import, export, distribute, sell, offer for sale, and otherwise transfer NKp46 and MICA/B products. The consideration for the license granted herein is the mutual granting of the license and no payments will be made by either Party to the other Party under this Amendment or at any time for this license. For the sake of clarity, this license does not include any rights to Know-How developed by NN (i) outside the Agreement, or (ii) after the Effective Date of this Amendment No. 4.

5.

Without limiting the aforementioned, as of the Effective Date of this Amendment, each Party, by itself or in collaboration with any third party, has the right to (i) freely conduct any research relating to the Targets; (ii) file any patent application without providing notification to the other Party relating to the Targets.

6.	This Amendment does not cause any of the Parties to transfer any documents, materials or other Know-How to the other Party.

7.

This Amendment shall be deemed an integral part of the Agreement. Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect. The Parties expressly affirm their mutual intention that this Amendment to the Agreement shall constitute a legally binding Amendment to the Agreement.

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8.

This Amendment shall be construed and interpreted pursuant to the laws stipulated in the Agreement. All disputes arising out of or in connection with the present Amendment shall be finally settled by arbitration as stipulated in the Agreement.

IN WITNESS HEREOF the Parties have executed and delivered this Amendment.

On behalf of Novo Nordisk A/S	On behalf of Innate Pharma SA

/s/ Esper Boel	/s/ Hervé Brailly
Name: Esper Boel Title: Corp. Vice President Date: Jan. 5/2011	Name: Hervé Brailly Title: C.E.O. Date: 16 December 2010

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Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 5

This Amendment No. 5 is made and entered into as of 13 December 2010 (“Effective Date of this Amendment”) between Innate Pharma SA, a corporation existing under the laws of France (“IPH”) and Novo Nordisk A/S, a corporation existing under the laws of Denmark (“NN”) with regards to the Joint Research, Development, Option and License Agreement dated March 28, 2006, as amended by Amendment and Supplement No. 1, dated October 8, 2008, and Amendment and Supplement No. 2, dated October 8, 2008, Amendment and Supplement No. 3, dated June 26, 2009, Amendment No. 4, dated [                    ] (collectively the “Agreement”). NN and IPH may each individually be referred to as “Party” and collectively as “Parties”.

Whereas	under the Amendment and Supplement No. 1, dated October 8, 2008, the Parties have agreed to classify Anti-KIR as a Niche Candidate for IPH’s sole independent further development and commercialisation, and the Parties have inserted Exhibit B of the Amendment and Supplement No. 1, dated October 8, 2008 as Schedule 1.1.16A to the Agreement, listing the Anti-KIR patents licensed by NN to IPH.

Whereas	NN has now been assigned rights in patents filed by the Trustees of Indiana University, the patents arising out of a material transfer agreement between NN and Trustees of Indiana University dated February 27, 2007.

Whereas	the Parties now wish to update Parts A and B of Schedule 1.1.16A to the Agreement to include the patents filed by the Trustees of Indiana and assigned to Novo Nordisk.

Whereas	the Parties can amend the Agreement upon written mutual agreement and have agreed to do so in this Amendment No. 5.

Now, therefore, the Parties, intending to be legally bound agree as follows:

1.

The terms defined in the Agreement shall have the meaning herein as therein, unless otherwise defined herein or unless the context otherwise requires. To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended by this Amendment, the terms of the Agreement will remain in force.

2.	NN and IPH hereby agree that as from the Effective Date of this the following Patents shall be deemed incorporated into Part A and Part B of Schedule 1.1.16A.

Country	Application No. Filing date	Title	Status
US	***	Combination therapy to enhance NK cell mediated cytotoxicity	Abandoned

PCT	***	Combination therapy to enhance NK cell mediated cytotoxicity	Pending

3.

This Amendment shall be deemed an integral part of the Agreement. Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect. The Parties expressly affirm their mutual intention that this Amendment to the Agreement shall constitute a legally binding Amendment to the Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.

This Amendment shall be construed and interpreted pursuant to the laws stipulated in the Agreement. All disputes arising out of or in connection with the present Amendment shall be finally settled by arbitration as stipulated in the Agreement.

IN WITNESS HEREOF the Parties have executed and delivered this Amendment.

On behalf of Novo Nordisk A/S	On behalf of Innate Pharma SA

/s/ Esper Boel	/s/ Hervé Brailly
Name: Esper Boel Title: Corp. Vice President Date: Jan. 5/2011	Name: Hervé Brailly Title: CEO Date: December 16th, 2010

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Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 6

This Amendment No. 6 (the “Amendment”) is made and entered into as of 1 July, 2011 (“Amendment No. 6 Effective Date”) between Innate Pharma SA, a corporation existing under the laws of France (“IPH”) and Novo Nordisk A/S, a corporation existing under the laws of Denmark (“NN”) with regards to the Joint Research, Development, Option and License Agreement dated March 28, 2006, as amended by Amendment and Supplement No.1, dated October 8, 2008, Amendment and Supplement No. 2, dated October 8, 2008, Amendment and Supplement No. 3, dated June 26, 2009, Amendment No. 4, dated December 13, 2010, and Amendment No. 5, dated December 13, 2010 (collectively, the “Agreement”). NN and IPH may each individually be referred to as “Party” and collectively as “Parties”.

Whereas	pursuant to the Agreement, NN and IPH agreed to work, independently, jointly and/or together with agreed-upon Third Parties, to (a) discover or identify Drug Candidates, and (b) optimize Drug Candidates for progression to (i) Licensed Products for further development and commercialization by NN or (ii) Niche Candidates for further development and commercialization by IPH (either alone or together with NN), in each case for all uses and purposes, including therapeutic, prophylactic and, except as otherwise expressly therein provided, diagnostic uses;

Whereas	pursuant to Amendment No.1 and with effect from the Amendment No.1 Effective Date, NN classified Anti-KIR as a Niche Candidate for independent further development and commercialization by IPH for any human therapeutic, prophylactic or diagnostic indication or application;

Whereas	as a condition precedent to its entry into a license agreement with IPH pursuant to which Bristol-Myers Squibb Company (“BMS”) will become an Out-licensee under the Agreement (the “Outlicense”), BMS has requested that NN and IPH further amend the Agreement to clarify certain matters with respect to the rights and obligations of the Parties and of BMS thereunder with respect to Anti-KIR; and

Whereas	the Parties can amend the Agreement upon written mutual agreement and have agreed to do so in this Amendment No. 6.

Now, therefore, the Parties, intending to be legally bound, agree as follows:

1.

The terms defined in the Agreement shall have the meaning herein as therein, unless otherwise defined herein or unless the context otherwise requires. To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended by this Amendment, the terms of the Agreement will remain in force.

2.	The Collaboration Term expired as of March 28, 2009.

3.	With effect from the Amendment No. 1 Effective Date, Section 1.1.4 is hereby amended as follows:

“1.1.4    “Anti-KIR” or “Anti-KIR Antibody” shall mean ***.

4.	With effect from the Amendment No. 1 Effective Date, the definition of “Anti-KIR Product” is hereby amended as follows:

““Anti-KIR Product” shall mean any pharmaceutical product containing an Anti-KIR Antibody (alone or with any other pharmaceutically active ingredient), in all forms, presentations, formulations and dosage forms.”

5.

Notwithstanding anything in Section 5.5 of the Agreement to the contrary but subject to amendments made applicable to Section 5.5 in Sections 3.1.1 and 3.1.2 of Amendment No. 1, IPH obtained a grant (or grant back, as the case may be) from NN of an exclusive right and license, including the right to Sub-license and Out-license, throughout the Territory during the Term, under (a) all Intellectual Property Rights licensed exclusively to NN pursuant to Section 5.1, and (b) all Background NN IPR and Collaboration IPR Controlled by NN, to the extent that such rights and licenses are necessary or useful to conduct research with and of, discover, develop, use, manufacture, have manufactured, register, package, sample, distribute, promote, market, offer for sale, import, export, sell and have sold Anti-KIR Antibodies and/or Anti-KIR Products for all uses and purposes.

6.

BMS’s status under the Agreement as a result of the rights granted to it by IPH under the Outlicense is as an Out-licensee and not as a Sub-licensee or Third Party Collaborator, and those provisions of the Agreement that apply to Sub-licensees or Third Party Collaborators, but not to Out-licensees, including Sections 3.3, 3.4, 3.5 and 5.6, shall not apply to BMS.

7.

The Anti-KIR Antibodies and Anti-KIR Products that are subject of the rights and licenses set forth in Paragraph 5 above shall not be considered Licensed Products or Residual Products under the Agreement.

8.

NN has provided to IPH copies of all research results developed by the NN Employee referenced in Section 10.1 of Amendment No.1 to the Agreement, and any and all Intellectual Property Rights generated by such Employee relating to Anti-KIR Antibodies are included in the scope of the grant set forth in Paragraph 5 above.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.	With effect from the Amendment No. 6 Effective Date, Section 12.7A (as amended in 3.15 of the Amendment No. 1) is hereby deleted in its entirety and replaced by the following:

“12.7A	Development and Commercialization Diligence Requirements for Anti-KIR Niche Candidate.

(a)	Diligent Efforts.

(i) Development. Notwithstanding Section 12.7 hereof, with respect to the Development of Anti-KIR as a Niche Candidate, IPH, by itself or through its Affiliates, Sub-licensees or Out-licensees, shall use Diligent Efforts to Develop an Anti-KIR Antibody or Anti-KIR Product for the treatment, prevention or control of any human disease, disorder or condition for the purpose of obtaining a Regulatory Approval in each Major Market. For clarity, it is understood and acknowledged that Diligent Efforts in the Development of Anti-KIR Antibodies and Anti-KIR Products may include sequential implementation of clinical trials or intervals between clinical trials for data interpretation and clinical program planning and approval. IPH, by itself or through its Affiliates, Sub-licensees or Out-licensees, shall initiate at least two Phase 1 Clinical Trials with respect to an Anti-KIR Antibody or Anti-KIR Product within twelve (12) months following the completion of IPH’s ongoing Phase 1 Clinical Trial [2102-101], provided that such twelve (12) month period shall be extended to the extent of any delay that is attributable to any of the following factors: (I) any safety reason arising from such Phase 1 Clinical Trial [2102-101], (II) insufficient quantities of the applicable Anti-KIR Product are available to initiate and complete such two Phase 1 Clinical Trials, (III) approval of regulatory authorities for IPH, its Affiliates, Sub-licensees or Out-licensees to conduct such Phase 1 Clinical Trials, if required by applicable law, is not received or (IV) any required consent of a Third Party collaborator of IPH, its Affiliates, Sub-licensees or Out-licensees for the use of a compound other than an Anti-KIR Antibody or Anti-KIR Product in such Phase 1 Clinical Trial is not received. For purposes of the preceding sentence, (A) the initiation of a Clinical Trial shall mean the first administration of the Anti-KIR Product to the first patient and (B) the completion of IPH’s Phase 1 Clinical Trial [2102-101] shall mean the availability of the full data set of such Clinical Trial.

(ii) Commercialization. Notwithstanding Section 12.7 hereof, with respect to the Commercialization of an Anti-KIR Product, IPH, by itself or through its Affiliates or Out-licensees, shall use Diligent Efforts to Commercialize an Anti-KIR Product in each Major Market for which IPH, its applicable Affiliate, Sub-licensee or Out-licensee receives Approval for such Anti-KIR Product.

(b)

Termination for Failure to Employ Diligent Efforts. Notwithstanding Section 12.8 hereof, and subject to Sections 12.7A(b)(i) and 12.7A(b)(ii), NN shall have the right to terminate this Agreement with respect to Anti-KIR on a Major Market-by-Major Market basis with respect to all Anti-KIR Antibodies and Anti-KIR Products if IPH is in material breach of its obligation to use Diligent Efforts, alone or through its Affiliates, Sub-licensees or Out-licensees, as set forth in Section 12.7A(a) with respect to such Major Market; provided however, such license shall not so terminate unless (A) IPH is given *** prior written notice by NN of NN’s intent to terminate, stating the reasons and justification for such termination and recommending steps which NN believes IPH, alone or through its Affiliates, Sub-licensees or Out-licensees, should take to cure such alleged breach, and (B) IPH, or its Affiliates, Out-licensees or Sub-licensees, has not (1) during the *** period following such notice, provided NN with a plan for the diligent Development or Commercialization of Anti-KIR Products in such Major Market as set forth in Section 12.7A(a) and (2) during the *** period following such notice carried out such plan and cured such alleged breach by diligently pursuing the Development or Commercialization of Anti-KIR Products in such Major Market as set forth in Section 12.7A(a).

(i) If IPH disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by NN pursuant to this Section 12.7A(b), and if IPH provides notice to NN of such dispute within the *** following such notice provided by NN, NN shall not have the right to terminate this Agreement with respect to Anti-KIR unless and until the existence of such material breach or failure by IPH has been determined in accordance with Section 21.14 and IPH, alone or through its Affiliates, Sub-licensees or Out-licensees, fails to cure such breach within *** following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii) Notwithstanding anything herein to the contrary, in the event that: (A) NN terminates, or has the right to terminate, this Agreement pursuant to this Section 12.7A(b) with respect to an Anti-KIR Product in the U.S., the EU, and Japan, then NN shall have the right to terminate this Agreement with respect to such Anti-KIR Product in the entire Territory, and (B) NN has the right to terminate this Agreement pursuant to this Section 12.7A(b) with respect to an Anti-KIR Product in one or two Major European Countries, then NN may not terminate this Agreement with respect to such Major European Country(ies); provided, that if IPH has such right to terminate this Agreement with respect to such Anti-KIR Product with respect to any three Major European Countries, then NN shall have the right to terminate this Agreement with respect to such Anti-KIR Product in all of the EU.

Definitions. The following terms, as used in this Section 12.7A or in Sections 12.8A and 12.8B, shall have the following meanings:

“Approval” shall mean, with respect to an Anti-KIR Product in any regulatory jurisdiction, Regulatory Approval and, where applicable, receipt of pricing and reimbursement approvals.

“Commercialize” or “Commercialization” shall mean the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for an Anti-KIR Product. Commercialization shall include commercial activities conducted in preparation for Anti-KIR Product launch.

“Develop” or “Development” shall mean all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of an Anti-KIR Product and to support appropriate usage for such Anti-KIR Product, for one or more indications. This includes: (i) preclinical/nonclinical research and testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information and regulatory materials for the purpose of submission to a governmental authority to obtain, maintain or expand Regulatory Approval of an Anti-KIR Product (including contacts with regulatory authorities), and outside counsel regulatory legal services related thereto; provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development).

“Diligent Efforts” shall mean the carrying out by IPH, BMS, or their Affiliates, Sub-licensees or Out-licensees of such obligations or tasks with a ***. Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.

“Major European Countries” shall mean ***.

“Major Market” shall mean each of the ***.

“Regulatory Approval” shall mean, with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any regulatory authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, but which shall exclude any pricing and reimbursement approvals.”

10.	With effect from the Amendment No. 6 Effective Date, the following passage of Section 12.8A (as amended in 3.16 of Amendment No. 1):

12.8A Notwithstanding Section 12.8 hereof, in the event of the abandonment by IPH of its development of Anti-KIR as a Niche Candidate (by express notice to NN or by operation of this Article 12), the following provisions shall apply and supersede Section 12.8 with respect to such abandonment:

is hereby deleted and replaced by the below first paragraph:

“12.8A Effects of Termination of Agreement for Failure to Employ Diligent Efforts in Development. With effect from the Amendment No. 1 Effective Date, upon any termination pursuant to Section 12.7A(b) due to IPH’s failure, by itself or through its Affiliates, Sub-licensees or Out-licensees, to use Diligent Efforts to Develop an Anti-KIR Antibody or Anti-KIR Product as set forth in Section 12.7A(a)(i), the following shall apply and supersede Section 12.8 with respect to the terminated Anti-KIR Antibody(ies)/Product(s) and terminated country(ies):”

and the remainder of Section 12.8A shall remain unchanged.

11.	With effect from the Amendment No. 6 Effective Date, the following passage of Section 12.8B (as amended in 3.17 of Amendment No. 1):

12.8B Notwithstanding Section 12.8 hereof, in the event of the abandonment by IPH of its marketing or sale of any Anti-KIR Product, the following provisions shall apply and supersede Section 12.8 with respect to such abandonment:

is hereby deleted and replaced by the below first paragraph:

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“12.8B Effects of Termination of Agreement for Failure to Employ Diligent Efforts in Commercialization. With effect from the Amendment No. 1 Effective Date, upon any termination pursuant to Section 12.7A(b) due to IPH’s failure, by itself or through its Affiliates or Out-licensees, to use Diligent Efforts to Commercialize an Anti-KIR Product as set forth in Section 12.7A(a)(ii), the following shall apply and supersede Section 12.8 with respect to the terminated Anti-KIR Antibody(ies)/Product(s) and terminated country(ies):”

and the remainder of Section 12.8B shall remain unchanged.

12.	The provisions of Sections 12.7A(b), 12.8A and 12.8B shall be NN’s sole and exclusive remedy for any breach by IPH of Section 12.7A(a).

13.	Section 13.3.6 of the Agreement shall not apply to the Outlicense or to any future grant of rights thereunder by BMS to any other person.

14.

Notwithstanding Section 15.3.1(a) and 15.3.1(b) of the Agreement, IPH may grant to BMS a security interest, lien or other encumbrance on any Intellectual Property Right owned by IPH and licensed by IPH to BMS under the Outlicense.

15.

Notwithstanding Section 9.8 of the Agreement, BMS shall have the sole right, but not the obligation, to apply for any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Patents, set out in a list attached to this Amendment No. 6 as Attachment 1, licensed to BMS under the Outlicense. Without limiting the foregoing, NN covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for such Patents without the prior written consent of BMS. NN will cooperate fully with and provide all reasonable assistance to BMS and use all Commercially Reasonable Efforts consistent with its obligations under applicable Law (including any applicable consent order or decree) in connection with obtaining any such adjustments or extensions for such Patents. To the extent reasonably and legally required in order to obtain any such adjustment or extension in a particular country, NN will make available to BMS a copy of the necessary documentation to enable BMS to use the same for the purpose of obtaining the adjustment or extension in such country.

16.

NN shall not exercise its “March-In” right under Section 9.13 with respect to any IPR licensed to BMS under the Outlicense without the prior written consent of BMS, which consent shall not be unreasonably withheld.

17.

As of the Amendment No. 6 Effective Date, there are no information, materials or Intellectual Property Rights controlled by UCSF, HSS, Tours and/or INSERM that are necessary or useful for the development, manufacture or commercialization of Anti-KIR Antibodies or Anti-KIR Products, which Intellectual Property Rights could become Controlled by NN and/or IPH as the result of any action contemplated by the provisions of Section 5.13 of the Agreement.

18.

Notwithstanding Section 21.1 or anything else in the Agreement to the contrary, BMS shall not be required, during or following the term of the Outlicense, to maintain, grant, assign or otherwise convey to IPH, NN, or any other Third Party, any rights under any IPR that BMS or its Affiliates may own or control (other than such IPR as is licensed to BMS under the Outlicense).

19.

BMS may exercise any right as an Out-licensee under the Agreement and may exercise IPH’s right to cure under Sections 12.4 and 12.7A(b) of the Agreement and any right of IPH under Article 9 with respect to the patent rights listed in Attachment 1.

20.

BMS shall have no obligation under the Agreement other than those obligations expressly imposed on Out-licensees and, for clarity, BMS’s obligations under Section 15.1.6 shall only apply to other terms and conditions of the Agreement that are expressly imposed on Out-Licensees.

21.

Provided that BMS becomes an Out-licensee and effective as of the Amendment No. 6 Effective Date, NN has terminated that certain Exclusive Commercial License between NN and Medarex, Inc. (now a wholly owned subsidiary of BMS), effective as of December 7, 2004, relating to the Antibody ***. It is understood and agreed that in the proposed license between BMS and IPH, BMS will grant to IPH the right to prosecute and maintain the patent rights that are listed in Attachment 1, in the event that BMS would discontinue such prosecution or maintenance. As between IPH and NN, in the event that BMS discontinues the prosecution or maintenance of such patents rights, IPH shall exercise its right to prosecute and maintain such patent rights pursuant to the agreement between BMS and IPH.

22.

BMS may disclose Confidential Information of NN relating to Anti-KIR Antibodies and IPR licensed to BMS under the Outlicense that it obtains from IPH without any obligation to obtain consent therefor from NN.

23.

Notwithstanding Section 15.1.8 or anything else in the Agreement to the contrary, BMS shall have no obligation to provide any information to NN regarding any activity under the Outlicense beyond such information that BMS provides to IPH under the Outlicense.

24.

NN has transferred to IPH ownership of all regulatory filings held by NN relating to Anti-KIR Antibodies, including INDs and other such filings as may be necessary for the conduct of clinical trials of Anti-KIR Antibodies.

25.

Notwithstanding anything in the Agreement to the contrary, BMS’s rights under the Outlicense shall survive any termination of the Agreement (other than a termination directly resulting from a material breach by BMS of its obligations under the Outlicense or as an Out-licensee under the Agreement), subject to (a) the payment by BMS to NN of any milestones or royalties with respect to Anti-KIR that IPH would have been required to pay NN under the Agreement and (b) the provision by BMS to NN of information consistent with Paragraph 23 above.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

26.

IPH’s obligation to make royalty payments to NN under the Agreement on the Net Sales of IPH’s Out-licensees with respect to any Anti-KIR Antibody or Anti-KIR Product shall be cancelled and replaced by the following obligation:

IPH shall pay to NN *** of all royalty payments based on Net Sales of Anti-KIR Products, as received by IPH from its Out-licensees.

27.

The provisions of this Amendment confer a benefit on and are intended to be (and shall be) enforceable by BMS in the event BMS becomes an Out-licensee by virtue of the Contracts (Rights of Third Parties) Act 1999. Otherwise no person who is not a Party shall have the right to enforce any term of this Amendment by virtue of the Contracts (Rights of Third Parties) Act 1999.

28.

The rights of the Parties to terminate or rescind, or agree any variation of or waiver or settlement under, this Amendment is subject to the consent of BMS as long as BMS is an Out-licensee (and the Parties shall not do any such thing unless BMS has given its prior written consent).

29.	BMS may assign the benefits conferred on it by this Amendment, without the consent of NN or IPH, to any Person to which BMS also assigns the Outlicense.

30.

Unless otherwise agreed by the Parties in writing, this Amendment shall be of no further force or effect after the date, if any, that BMS ceases to be either an Out-licensee under the Agreement or a direct licensee of NN pursuant to Paragraph 25 above.

31.

This Amendment shall be deemed an integral part of the Agreement. Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect. The Parties expressly affirm their mutual intention that this Amendment to the Agreement shall constitute a legally binding Amendment to the Agreement.

32.

This Amendment shall be construed and interpreted pursuant to the laws stipulated in the Agreement. All disputes arising out of or in connection with the present Amendment shall be finally settled by arbitration as stipulated in the Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS HEREOF the Parties have executed and delivered this Amendment.

On behalf of Novo Nordisk N/S	On behalf of Innate Pharma SA

/s/ Lars Fruergaard Jørgensen	/s/ Hervé Brailly

Name: Lars Fruergaard Jørgensen	Name: Hervé Brailly
Title: Senior Vice President	Title: CEO
Date: 1-July-2011	Date: 5 July 2011

Attachment 1

A. KIR-specific patents

1. Antibodies, antibody fragments, and derivatives thereof that cross-react with two or more inhibitory receptors (KIR2DL1 and KIR2DL2,3) which potentiate NK cell cytotoxicity. Applicant/owner: Innate Pharma and University of Genoa.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2. Cross-reactive (KIR2DL1 and KIR2DL2,3) anti-KIR antibodies. Applicant/owner: Novo Nordisk, Innate Pharma and University of Genoa.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3. Human anti-KIR antibodies, including Anti-KIR (1-7F9). Novo Nordisk, Innate Pharma and University of Genoa.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4. Treatment of viral infection, including but not limited to HIV treatment. Applicant/owner: Novo Nordisk and Innate Pharma.

***

5. Anti-KIR combination treatments, including but not limited to combination with cytokines. Applicant/owner: Novo Nordisk and Innate Pharma.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6. Non-competitive antagonist KIR-binding agents. Applicant/owner: Novo Nordisk and Innate Pharma.

***

7. Formulations and dosages of containing Anti-KIR antibodies. Applicant/Owner: Novo Nordisk.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8. Anti-KIR + lenalidomide combination therapies for the treatment of cancer. Applicant/owner: Novo Nordisk

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

B. Multiple target patents

1. Use of blocking anti-KIR mAbs (as well as anti-NK receptor mAbs) in combination with depleting mAbs, where the anti-KIR mAb-mediated NK cell activation enhances ADCC toward a target cell. Applicant/owner: Innate Pharma. (see Patent Assignment agreement of February 2006 between IPH and the University of Perugia).

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2. Use of depleting anti-KIR (and other NK receptor) mAbs for the treatment of LGL and other suitable and/or related diseases including T-cell type LDGL, autoimmune disorders, and any other immunoproliferative or malignant disorders involving NK or other KIR-expressing lymphocytes. Applicant/owner: Innate Pharma and University of Genoa.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3. Use of depleting Anti-KIR (and other NK receptor mAbs) mAbs for eliminating NK cells in inflammatory indications. Applicant/Owner: Novo Nordisk, Innate Pharma and University of Genoa.

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Execution version

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT AND SUPPLEMENT NO. 7

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT

Dated

MARCH 28, 2006

Between

NOVO NORDISK A/S

and

INNATE PHARMA SA

Relating to the Buy Back of Anti-NKG2A

February 5, 2014

-i-

AMENDMENT AND SUPPLEMENT NO. 7

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT

Amendment and Supplement dated as of February 5, 2014 (the “Amendment No. 7”) to the Joint Research, Development, Option and License Agreement dated March 28, 2006 as amended (hereinafter the “Agreement”) between Novo Nordisk A/S (CVR-no. 24 25 67 90), a corporation existing under the laws of Denmark and having its principal place of business at Novo Allé, 2880 Bagsvaerd, Denmark (hereinafter “NN”), and Innate Pharma SA, a corporation existing under the laws of France and having its principal place of business at avenue de Luminy, 13009 Marseille, France (hereinafter “IPH”).

WITNESSETH

WHEREAS	Pursuant to the Agreement, NN and IPH agreed to work, independently, jointly, and/or together with agreed-upon Third Parties, to (a) discover or identify Drug Candidates, and (b) optimize Drug Candidates for progression to (i) Licensed Products for further development and commercialization by NN, or (ii) Niche Candidates for further development and commercialization by IPH (either alone or together with NN), in each case for all uses and purposes, including therapeutic, prophylactic and, except as otherwise expressly therein provided, diagnostic uses;

WHEREAS	NN desires to cease development of Anti-NKG2A as a Licensed Product and IPH desires to buy back the rights to Anti-NKG2A (as defined below). To that effect, the Parties have agreed that Anti-NKG2A be reclassified as a Niche Candidate for IPH’s sole independent further development and commercialization, and NN and IPH desire to amend and supplement the Agreement to provide for NN’s grant or grant back to IPH of an exclusive right and license, including the right to Sub-license and Out-license, throughout the Territory during the Term, under (a) all Intellectual Property Rights licensed exclusively to NN pursuant to Section 5.1, and (b) all Background NN IPR and Collaboration IPR Controlled by NN, to the extent that such rights and licenses are necessary or useful to conduct research with and of, discover, develop, use, manufacture, have manufactured, register, package, sample, distribute, promote, market, offer for sale, import, export, sell and have sold Anti-NKG2A Antibodies and/or Anti-NKG2A Products for all uses and purposes.

NOW, THEREFORE,

in consideration of the foregoing premises, the mutual promises and covenants set forth in this Amendment No. 7, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NN and IPH, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1

Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement’ and each other similar reference contained in the Agreement shall, after the Amendment No. 7 Effective Date, refer to the Agreement as amended hereby.

1.2	“Amendment No. 7 Effective Date” shall mean the date of this Amendment No. 7.

2.	RECLASSIFICATION OF ANTI-NKG2A AS A NICHE CANDIDATE

2.1

Subject to the terms and conditions of this Amendment No. 7 and with effect from the Amendment No. 7 Effective Date, NN hereby classifies Anti-NKG2A as a Niche Candidate for independent further development and commercialization by IPH for any therapeutic, prophylactic or diagnostic indication or application.

2.2

IPH acknowledges and agrees that, with effect from the Amendment No. 7 Effective Date, Anti-NKG2A shall be classified as a Niche Candidate and IPH further agrees that, notwithstanding any non-compliance by either Party with the procedures set out in Section 6.1 of the Agreement, neither the discontinuation of development of Anti-NKG2A by NN nor the subsequent classification by NN in this Amendment No. 7 of Anti-NKG2A as a Niche Candidate constitutes the abandonment of any Licensed Product or Niche Candidate for the purposes of the Agreement or gives rise to any right to terminate the whole or part of the Agreement or any of the associated remedies under Articles 12 and 13 of the Agreement.

2.3

Notwithstanding any provision of the Agreement, IPH acknowledges that, with effect from the Amendment No. 7 Effective Date, NN shall have no further obligations under the Agreement, this Amendment No. 7 or otherwise to develop or commercialize Anti-NKG2A and NN acknowledges that IPH shall have the exclusive right to conduct the development and commercialization of Anti-NKG2A as a Niche Candidate for any therapeutic, prophylactic or diagnostic indication or application.

2.4

The Anti-NKG2A Antibodies and Anti-NKG2A Products that are subject of the rights and licenses pursuant to this Amendment No. 7 shall not be considered Licensed Products or Residual Products under the Agreement

3.	AMENDMENT OF AGREEMENT TO PROVIDE FOR THE DEVELOPMENT AND COMMERCIALIZATION OF ANTI-NKG2A AS A NICHE CANDIDATE BY IPH

3.1	With effect from the Amendment No. 7 Effective Date, Article 1 of the Agreement is hereby amended by:

3.1.1	adding the following proviso to the definition of “Background NN IPR” immediately following the current text of such definition:

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“Provided, however, that for the purposes of the licenses granted to IPH pursuant to Section 5.5 hereof to develop and commercialize Anti-NKG2A as a Niche Candidate and otherwise in connection with the interpretation of this Agreement in connection with such development and commercialization by IPH of Anti-NKG2A as a Niche Candidate, “Background NN IPR” shall mean only the IPR identified and listed in Schedule 1.1.7B to the Agreement. Such Schedule 1.1.7B shall not be subject to the aforementioned notification, demonstration and updating process applicable to Schedule 1.1.7 and may not be amended except with the express consent in writing of the Parties hereto.”;

3.1.2	adding the following proviso to the definition of “Collaboration IPR” immediately following the current text:

“Provided, however, that for the purposes of the licenses granted to IPH pursuant to Section 5.5 hereof to develop and commercialize Anti-NKG2A as a Niche Candidate and otherwise in connection with the interpretation of this Agreement in connection with such development and commercialization by IPH of Anti-NKG2A as a Niche Candidate, “Collaboration IPR Controlled by NN” shall mean only the IPR comprised of (x) (i) the Patents identified and listed in Schedule 1.1.16B (Parts A and B) to the Agreement and (ii) any Patents in which any Anti-NKG2A Know-How is disclosed but not including any Patent listed in Schedule 5.8.2B and (y) the Know-How listed in Schedule 1.1.17B to the Agreement. Such Schedules 1.1.16B and 1.1.17B shall not be subject to any updating process that is otherwise applicable to Schedules 1.1.16 and 1.1.17 and may not be amended except with the express consent in writing of the Parties hereto.”;

3.1.3	deleting the final sentence from the definition of “Licensed Product”;

3.1.4	inserting the words “ Anti-NKG2A as well as” immediately following the words “shall mean” in the definition of “Niche Candidate”; and

3.1.5	adding the following definitions:

“Anti-NKG2A Know-How” shall mean Know-How generated or acquired by either or both Parties or their Affiliates in relation to Anti-NKG2A, within the categories listed in Schedule 1.1.17B.

“Anti-NKG2A Patent” shall mean (i) a Patent listed in Part A of Schedule 1.1.16B and (ii) a Patent in which any Anti-NKG2A Know-How is disclosed but not including any Patent listed in Schedule 5.8.2B. “Anti-NKG2A” or “Anti-NKG2A Antibody” means any antibody or antigen-binding fragment or derivative thereof, whether human, humanized, chimeric, murine or from another source (and including bispecific antibodies, single chain antibodies and immunoconjugated antibodies) that has been raised, engineered, or otherwise optimized to bind Anti-NKG2A (in addition to any other target or receptor such antibody may bind to).

3

“Anti-NKG2A Product” means any pharmaceutical product containing any Anti-NKG2A Antibody (alone or together with any other pharmaceutical active ingredients), in all forms, presentations, formulations and dosage forms.

“Anti-NKG2A Regulatory Milestones” shall have the meaning ascribed to it In Section 7.4C.

“Continuation” shall mean, with respect to any patent or patent application, any continuation, continuation-in-part, divisional, continued prosecution or other similar application.

“Formulation Patent” shall mean the Patents listed in Part B of Schedule 1.1.16B.”

“*** License” shall mean the license between Novo Nordisk A/S and *** dated as of December 8, 2004.

“*** License” shall mean the license between Novo Nordisk A/S and *** with respect to inter alia the manufacturing of any Anti-NKG2A Antibody or Anti-NKG2A Product.

“NN Anti-NKG2A FoO IPR” shall mean (a) such Patents listed in Schedule 5.8.2B, (b) such Patents that are either (i) Controlled, through exclusive ownership, by NN or its Affiliates during the Term and claim the benefit of a priority date on or before February 5, 2017 or (ii) Controlled, through license or otherwise but not exclusive ownership, by NN or its Affiliates at February 5, 2014, (c) such Know-How that is either (i) Controlled, through exclusive ownership, by NN or its Affiliates during the Term and generated on or before February 5, 2017 or (ii) Controlled, through license or otherwise but not exclusive ownership, by NN or its Affiliates at February 5, 2014 and (d) such Patents based in part or in whole on Know-How that is (i) Controlled, through exclusive ownership, by NN or its Affiliates during the Term and (ii) generated on or before February 5, 2017, in each of (a), (b) and (d) that are or is (y) not within the Background NN IPR or Collaboration IPR and (z) necessary for the development and commercialization of an Anti-NKG2A Product.

3.2

Background NN IPR Licensed by NN to IPH for development and commercialization by IPH of Anti-NKG2A as a Niche Candidate. With effect from the Amendment No. 7 Effective Date, the Agreement is hereby amended by inserting Exhibit A to this Amendment No. 7 as Schedule 1.1.7B to the Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4

3.3

Collaboration IPR Controlled by NN and Licensed by NN to IPH for development and commercialization by IPH of Anti-NKG2A as a Niche Candidate — Anti-NKG2A Patents and Anti-NKG2A Know-How. With effect from the Amendment No. 7 Effective Date, the Agreement is hereby amended by inserting Exhibit B to this Amendment No. 7 as Schedule 1.1.16B (Parts A and B) to the Agreement and Exhibit C to this Amendment No. 7 as Schedule 1.1.17B (Parts A and B) to the Agreement.

3.4

Schedule 5.8.2B NN Anti-NKG2A FoO Patent. With effect from the Amendment No. 7 Effective Date, the Agreement is hereby amended by inserting Exhibit D to this Amendment No. 7 as Schedule 5.8.2B to the Agreement.

3.5

No Development and Commercialization Committee Input for Anti-NKG2A. With effect from the Amendment No. 7 Effective Date, Section 4.9 is hereby amended by inserting the following text in the first paragraph after the words “(b) any Niche Candidates”:

“(other than Anti-KIR and Anti-NKG2A)”.

3.6

No JSC Approval of Sub-licensing by IPH of an Anti-NKG2A Niche Candidate. With effect from the Amendment No. 7 Effective Date, Article 5 of the Agreement is hereby amended by deleting the words “that shall be enforceable by both Parties” from the second paragraph of Section 5.6 and by inserting the following text immediately following Section 5.6A:

“5.6B No JSC Approval of Sub-licensing by IPH of Anti-NKG2A as a Niche Candidate. Notwithstanding Section 5.6, the JSC shall not be required to approve any Sub-licensing by IPH of its rights and obligations under this Agreement if such Sub-licensing by IPH is reasonably necessary for the development and commercialization of Anti-NKG2A as a Niche Candidate or any Anti-NKG2A Product.”

For the avoidance of doubt, it is acknowledged and agreed that the provisions of Section 5.6 shall not apply to Out-Licensing and further sublicenses by the Out-Licensee.

3.7

No License by NN to IPH of Independent NN IPR for development and commercialization by IPH of Anti-NKG2A as a Niche Candidate; FoO for Anti-NKG2A as a Niche Candidate. With effect from the Amendment No. 7 Effective Date, Article 5 is hereby amended by inserting the following text immediately following Section 5.8.2A:

“5.8.2B No License by NN to IPH of Independent NN IPR for development and commercialization by IPH of Anti-NKG2A as a Niche Candidate; FoO for Anti-NKG2A as a Niche Candidate. Notwithstanding Section 5.8.2, NN shall not be obliged to grant to IPH, or to provide reasonable cooperation and assistance to IPH to procure the grant to IPH of, non-exclusive rights and licenses under any Independent NN IPR for the purposes of IPH’s development and commercialization of Anti-NKG2A as a Niche Candidate or any Anti-NKG2A Product; provided, however, that NN shall grant to IPH a non-exclusive

5

license (with the right to Sub-license and Out-license; however, IPH shall not be entitled to Sub-license or Out-license any Patent in-licensed by NN under the *** Agreement until the earlier of: (i) *** approval of such right to Sub-license and Out-license (which approval NN shall use reasonable efforts to obtain by September 30, 2014, subject to no additional payments by NN in connection with such right to Sub-license and Out-license, without prejudice to NN’s payment obligations in Section 7,8D), or (ii) the expiry of the last Valid Claim of any such Patents) under any NN Anti-NKG2A FoO IPR to develop and commercialize Anti-NKG2A Products for no additional consideration.”

3.8

No IPH Access to Materials; No NN Buy-in and Co-Marketing Options. With effect from the Amendment No. 7 Effective Date, Article 6 is hereby amended by inserting the following text immediately following Section 6.1E:

“6.1F No IPH Access to Materials. Notwithstanding Section 6.4 and except as otherwise set forth in this Amendment, IPH shall have no rights to access Materials pursuant to such Section 6.4 with respect to the development or commercialization of Anti-NKG2A as a Niche Candidate pursuant to Section 6.1 hereof.

6.1G No NN Buy-in and Co-Marketing Options for Anti-NKG2A Niche Candidate. Notwithstanding Sections 6.5 (NN Buy-In), 6.6 (NN Co-Marketing Options), 6.7 (IPH Assistance), 6.8 (Licenses to NN for Niche Candidates), NN shall have no rights pursuant to such Sections 6.5, 6.6, 6.7 and 6.8 with respect to Anti-NKG2A as a Niche Candidate being developed or commercialized by IPH pursuant to Section 6.1 hereof, provided however that if within *** following the Amendment No. 7 Effective Date, IPH intends to Out-License any Anti-NKG2A in a field that substantially relates to diabetes or inflammation (the “Restricted Field”), then NN shall have a right of first offer as follows:

(i)

IPH shall provide to NN the data package relating to such Anti-NKG2A as prepared by IPH for such Out-Licensing process and NN shall have *** to review such package and indicate to IPH whether it is interested in entering into negotiation for an Out-License;

(ii)

If NN notifies its interest within such *** timeline, IPH and NN shall engage in exclusive negotiations for an Out-License for *** following NN’s notice of interest (the “Exclusive Negotiation Period”);

(iii)

If NN does not notify its interest within the above *** timeline or the Parties fail to enter into an Out-License within the Exclusive Negotiation Period, IPH shall be free to enter into an agreement for the Out-License such Anti-NKG2A in the Restricted Field to a Third Party without further notice to NN, provided that for *** following the expiry of the Exclusive Negotiation Period, any such Third Party Out-License shall not be at terms that are, taken as a whole, less favorable to IPH than the latest terms offered in writing by NN during the Exclusive Negotiation Period.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6

If the proposed Out-License does not relate substantially to diabetes and/or inflammation but relates to any broader field including diabetes or inflammation, then the above procedure shall apply provided that the *** and *** timelines set forth above shall be reduced by half to be brought to respectively *** and the negotiation period shall not be exclusive. For the avoidance of doubt, and by way of example, the Parties agree that if the proposed Out-License relates to any oncology indication or to all indications, it shall not be regarded as substantially related to diabetes or inflammation.

6.IH IPH Access to Raw Data. If reasonably required by IPH to respond to any request from, or fulfill any requirement of, any regulatory authority in connection with IPH’s development and commercialization of Anti-NKG2A as a Niche Candidate or any Anti-NKG2A Product, NN shall, upon reasonable notice from IPH, provide IPH or any regulatory authority with a reasonable opportunity to review any original documentation and raw data archived by NN for no additional consideration. NN shall not destroy or otherwise dispose of any original documentation and raw data related to NN’s development of Anti-NKG2A that IPH or a regulatory authority may reasonably be expected to require in connection with IPH’s development and commercialization of Anti-NKG2A as a Niche Candidate or any Anti-NKG2A Product without the prior written consent of IPH which shall not be unreasonably delayed or withheld.

6.1.I Reporting Obligations. IPH shall prepare written annual reports (each a “Development Report”) in respect of IPH’s development of Anti-NKG2A as a Niche Candidate during each calendar year commencing January 1, 2015 and deliver such Development Report to NN no later than January 31 in the calendar year following that calendar year to which such Development Report relates. Each Development Report shall include a high level description of clinical studies carried out during the calendar year. Anti-NKG2A

6.1.J NN Corporate Alliance Management. In order to facilitate the transfer of Know How and supplies to IPH pursuant to this Amendment, NN shall assign a member of its Corporate Alliance Management Department to serve as the liaison officer between NN and IPH on all matters relating to such transfer. Such NN Corporate Alliance Management Department liaison officer shall respond in a reasonably timely manner to all reasonable requests for information made by IPH.

3.9	Regulatory Milestones. With effect from the Amendment No. 7 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.4B:

“7.4C Anti-NKG2A Niche Candidate Regulatory Milestone Payments. Notwithstanding Section 7.4, in respect of Anti-NKG2A Products and subject to Section

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7

7.8D, IPH shall only pay to NN the following milestone payments for the achievement of the following regulatory milestone events by an Anti-NKG2A Product pursuant to IPH’s development of Anti-NKG2A as a Niche Candidate (“Anti-NKG2A Regulatory Milestones”) within *** of the achievement of each such Anti-NKG2A Regulatory Milestone.

Such milestone payments shall be made for the first Anti-NKG2A Product that achieves an Anti-NKG2A Regulatory Milestone and, subsequently, for each Anti-NKG2A Product that includes an antibody, antibody fragment, or derivative of either thereof that is different in terms of amino acid sequence or chemical derivation from each Anti-NKG2A Product that previously achieved such Anti-NKG2A Regulatory Milestone, but not different dosages or formulations of the Anti-NKG2A product nor any post-translational modifications arising as a result of different cell culture conditions, in each case on a one-time, non-duplicative basis, irrespective of the number of indications per Anti-NKG2A Product and any Out-licensing or Sub-licensing by IPH.

(a)	***

(b)	***

(c)	***

3.10	Sales Milestones. With effect from the Amendment No. 7 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.4C:

“7.4D Anti-NKG2A Niche Candidate Sales Milestone Payments. Notwithstanding Section 7.4, in respect of Anti-NKG2A Products IPH shall have no payment obligation with respect to the achievement of sales milestone events by any Anti-NKG2A Product pursuant to IPH’s development or commercialization of Anti-NKG2A.

3.11	Royalties. With effect from the Amendment No. 7 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.8:

“7.8C Royalties on Anti-NKG2A Products. Notwithstanding Section 7.8 hereof and subject to Section 7.8D, 7.8E, 7.8F and 7.8 G below, in respect of Anti-NKG2A Products IPH shall during the Term pay to NN the following percentage royalties (the “Base Royalty Rates”) on Net Sales of each Anti-NKG2A Product on an Anti-NKG2A Product by Anti-NKG2A Product basis in the Territory by IPH, its Affiliates, Sub-Licensees or Out-Licensees (or its associated Selling Parties) in accordance with Section 7.11. For purposes of the foregoing, an Anti-NKG2A Product that includes an antibody, antibody fragment, or derivative of either thereof and an Anti-NKG2A Product that include that an antibody, antibody fragment, or derivative of either thereof is different in terms of amino acid sequence or chemical derivation shall be regarded as two different Anti-NKG2A Products, but not Anti-NKG2A Products having solely different dosages or formulations nor any post-translational modifications arising as a result of different cell culture conditions).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

8

With respect to aggregate Net Sales of any Anti-NKG2A Product that is Out-Licensed by IPH in any given country prior to the first administration in patient of such Anti-NKG2A Product in a Phase III Trial on a country-by-country basis:

***

With respect to aggregate Net Sales of any Anti-NKG2A Product that is not Out-Licensed in any given country by IPH prior to the first administration in patient of such Anti-NKG2A Product in a Phase III Trial on a country-by-country basis.

***

3.12	Reductions. With effect from the Amendment No. 7 Effective Date, Article 7 of the Agreement is hereby amended by inserting the following text immediately following Section 7.8C:

“7.8D ***

Subject to the other provisions of this Section 7.8D, IPH shall bear the following payments that NN represented to IPH would be due by NN to ***, as a result of the sublicense granted by NN pursuant to this Amendment (together the “*** Fee”):

•	starting as of calendar year 2015, a minimum yearly payment not to exceed £***; and

•	one or two regulatory milestone payments *** upon initiation of the first phase II for each Anti-NKG2A and *** upon initiation of the first Phase III in each clinical indication for each Anti-NKG2A).

Except for the *** Fee, NN shall bear all royalty and other payments if any that would be due by NN to ***, as a result the sublicense granted by NN pursuant to this Amendment.

IPH shall negotiate its own license with *** with respect to the Patent and Know How Controlled by *** and necessary to manufacture Anti-NKG2A and shall bear all payments related thereto, subject to the other provisions of this Section 7.8D.

Notwithstanding Section 7.8 hereof, IPH shall be entitled to deduct:

•

*** of the royalty payments due by IPH to *** in connection with Anti-NKG2A under IPH’s own license with *** from the royalty payable by IPH to NN pursuant to Section 7.8B, provided that such deduction shall not exceed *** of Net Sales.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9

•	each payment of the *** Fee, from any milestone payment that is subsequently payable by IPH to NN pursuant to Section 7.4B above.

“7.8E Patent Expiry. If there is no Valid Claim covering any Anti-NKG2A in any given country, the Base Royalty Rates applicable to such Anti-NKG2A in such country shall be reduced by ***.

“7.8F Generic Competition. During the portion of the applicable Term in a particular country where there are one or more products being sold in such country that are Generic Products with respect to such Anti-NKG2A Product, then the applicable royalty, with respect to such Anti-NKG2A Product shall be reduced as follows:

(i) by *** in the event that in any two consecutive calendar quarters such Generic Product(s), by unit equivalent volume in such country, exceed a *** share of the market; and

(ii) by *** in the event that in any two consecutive calendar quarters such Generic Product(s), by unit equivalent volume in such country, exceed a *** share of the market.

For purposes of this Section 7.8F, “market” refers to the aggregate of the sales of the Generic Product(s) and the applicable Product in a country.

“7.8G If IPH enters into an Out-License covering at least one Major Market containing additional royalty adjustments to those set forth in Sections 7.8E and 7.8F (including a broader anti-stacking royalty adjustment) or similar royalty adjustments to those set forth in Sections 7.8E and 7.8F but with less favorable terms to IPH, then IPH may request to NN that IPH and NN enter into good faith negotiations in order to preserve the economic balance of this Amendment with respect to the Anti-NKG2A Products and countries covered by such Out-License, provided that the royalty mechanism resulting from this renegotiation shall not cause the royalties due by IPH to NN hereunder to be lower than *** of applicable Base Royalty Rate plus the deductible portion of the Lonza royalty pursuant to Section 7.8D.

3.13	Records of Net Sales. With effect from the Amendment No. 7 Effective Date, Article 7 of the Agreement is hereby further amended by inserting “and 7.8C” immediately after “7.8” in Section 7.9.

3.14	Anti-NKG2A Patents. With effect from the Amendment No. 7 Effective Date, Article 9 of the Agreement is hereby amended by inserting the following text immediately following Section 9.1:

“9.1B1 Anti-NKG2A Patents. The provisions of this Section 9.1B shall apply to Anti-NKG2A Patents but no other Patents.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10

9.1B2 Anti-NKG2A Patents. Notwithstanding anything to the contrary in this Agreement, as between the Parties, IPH shall have the exclusive right and sole discretion during the Term to prepare, file, prosecute, and maintain the Anti-NKG2A Patents listed in Schedule 1.1.16B Parts A (which for avoidance of doubt excludes the Formulation Patent) and to conduct any interferences, re-examinations, reissues, limitations, and oppositions with respect to such Anti-NKG2A Patents; provided, however, that IPH may neither disclose any Anti-NKG2A Know How or NN Anti-NKG2A FoO IPR related to either (x) manufacturing methods, processes or procedures or (y) formulation, assay and delivery methodologies in such preparation, filing, prosecution or maintenance of any Patent nor prepare, file or prosecute any Patent which would require the disclosure of any Anti-NKG2A Know How or NN Anti-NKG2A FoO IPR related to either (x) manufacturing methods, processes or procedures or (y) formulation, assay and delivery methodologies. IPH shall bear sole responsibility for the preparation, filing, prosecution and maintenance of any Patent contemplated by this Section 9.1B.1 (a) and all costs associated therewith accruing after February 5, 2014 including attorneys’ fees and payments due to patent authorities to maintain such Patents.

9.1B.3 Notice and Effects of NN’s Decision to Abandon; Disclaim; or Discontinue Prosecution, Maintenance, or Defense of Formulation Patents. In the event that NN decides in respect of any Formulation Patent:

(a)	to discontinue the prosecution or maintenance of such Formulation Patent,

(b)	to discontinue the defense of such Formulation Patent (such as by discontinuing efforts to defend such Formulation Patent in any opposition, reexamination, nullity, or interference proceeding),

(c)

to not file an application for a Continuation (or, as the case may be, further Continuation) with respect to such Formulation Patent (including by decision (A) not to enter the national or regional phase in any country or region that is a designated state of a PCT application filed by NN or (B) not to pursue an application in a country wherein an application claiming priority from a Formulation Patent may be filed), or

(d)	to abandon or disclaim (in whole or in part, other than by terminal disclaimer), without possibility of restoration, any Formulation Patent,

in each case, NN shall provide written notice to IPH at least *** in advance of the deadline relating to any of the events described above so as to allow IPH the opportunity to file, defend, maintain (including by payment of annuities, issue fees, maintenance fees, or the like), or continue prosecution of such Formulation Patent, at its own expense. In such an event, NN shall provide any assistance reasonably requested of it by NN (including providing IPH with power of attorney to perform such tasks) and, to the extent authorized by

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11

contract and permitted by applicable Law, assign its rights to such Formulation Patent to IPH, IPH shall thereafter grant to NN a worldwide, non-exclusive licence (including the right to sub-license and further sublicense) with respect to such Formulation Patent for no additional consideration.

9.1B.4	Enforcement of Anti-NKG2A Patents, Formulation Patents and NN Claims.

(a)

Except as otherwise provided in Sections 9.1B.4(b) and 9.1B.4(c) and subject to Sections 9.12.1 and 9.12.2, IPH shall have the exclusive right (but not the obligation) to initiate or defend any suit, opposition, interference or other legal action (including proceedings before the US International Trade Commission) or to take other appropriate action that IPH, in its sole discretion, believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any Anti-

NKG2A Patent listed in Schedule 1.1.16B Part A (which for avoidance of doubt excludes the Formulation Patent) (in its own name or, if authorized by contract and permitted by applicable Law and required by applicable Law, in the name of the NN or an Affiliate of NN), and shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice and shall further indemnify NN and any of its Affiliates for any costs incurred by NN or any of its Affiliates in connection with such suit, opposition, interference or action.

(b)

Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in Section 9.1B.4(c) and subject to Sections 9.12.1 and 9.12.2, NN shall have the primary right (but not the obligation) to initiate or defend any suit, opposition, interference, other legal action (including proceedings before the US International Trade Commission) or to take other appropriate action that NN, in its sole discretion, believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any Formulation Patent (in its own name or, if authorized by contract and permitted by applicable Law and required by applicable Law, in the name of the NN or an Affiliate of NN) against any Per-son for infringement of any claims of such Formulation Patent and shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice and shall further indemnify IPH and any of its Affiliates for any costs incurred by IPH or any of its Affiliates in connection with such suit, opposition, interference or action.

(c)

Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in Section 9.1B.4(c) and subject to Sections 9.12.1 and 9.12.2, if within *** following IPH’s notice to NN, NN does not initiate or defend any suit, opposition, interference, other legal action (including proceedings before the US International Trade Commission), then IPH shall

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12

have the right to initiate or defend any suit, opposition, interference, other legal action (including proceedings before the US International Trade Commission) or to take other appropriate action that IPH, in its sole discretion, believes is reasonably required to protect or enforce (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce) any Formulation Patent (in its own name or, if authorized by contract and permitted by applicable Law and required by applicable Law, in the name of the NN or an Affiliate of NN) against any Per-son for infringement of any claims of such Formulation Patent , to the extent that such infringement relates to an anti-NKG2A antibody and would be materially detrimental to the development/commercialization of any Anti-NKG2A Product, or has resulted in sales by the infringing product of excess of *** in the aggregate. IPH shall bear its own costs and expenses in respect thereof and be represented by counsel of its choice and shall further indemnify NN and any of its Affiliates for any costs incurred by NN or any of its Affiliates in connection with such suit, opposition, interference or action.

(d)

Monetary Awards. Any damages or other monetary awards recovered in a legal action initiated or conducted by IPH under Section 9.1B.4(c) will be allocated to the Parties in the following manner: (1) IPH will be reimbursed for its internal and external expenses (including reasonable attorneys’ fees and costs) incurred in the legal action; and (2) the remaining balance from such recovery will be allocated to IPH and will be treated as Net Sales.

9.1B.5 Dispute Resolution. The Parties acknowledge that all disputes arising under this Section 9.1B shall be subject to the dispute resolution procedures set forth in Section 21.14.”

3.15

Development Diligence Requirements for Anti-NKG2A as a Niche Candidate. With effect from the Amendment No. 7 Effective Date, Article 12 of the Agreement is hereby amended by inserting the following text immediately following Section 12.7 and Section 12.7 shall no longer apply to Anti-NKG2A as a Niche Candidate or the marketing or sale of an Anti-NKG2A Product:

“12.7B Development and Commercialization Diligence Requirements for Anti-NKG2A Niche Candidate.

(a)	Diligent Efforts.

(i)

Development. Notwithstanding Section 12.7 hereof, with respect to the Development of Anti-NKG2A as a Niche Candidate, IPH, by itself or through its Affiliates, Sub-licensees or Out-licensees, shall use Diligent Efforts to Develop an Anti-NKG2A Antibody or Anti-NKG2A Product for the treatment, prevention or control of any

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13

human disease, disorder or condition for the purpose of obtaining a Regulatory Approval in each Major Market. For clarity, it is understood and acknowledged that Diligent Efforts in the Development of Anti-NKG2A Antibodies and Anti-NKG2A Products may include sequential implementation of clinical trials or intervals between clinical trials for data interpretation and clinical program planning and approval. IPH, by itself or through its Affiliates, Sub-licensees or Out-licensees, shall initiate at least one Clinical Trial with respect to an Anti-NKG2A Antibody or Anti-NKG2A Product within *** following later of: (i) the completion by NN of the Ongoing Clinical Trial (as defined below) and the (ii) the complete transfer by NN to IPH of all Know How and Anti-NKG2A supplies pursuant to this Amendment, provided that such *** period shall be extended to the extent of any delay that is attributable to any of the following factors: (I) any safety reason arising from the Ongoing Clinical Trial, (II) insufficient quantities of the applicable Anti-NKG2A Product are available to initiate and complete such two Phase 1 Clinical Trials, (III) approval of regulatory authorities for IPH, its Affiliates, Sub-licensees or Out-licensees to conduct such Phase 1 Clinical Trials, if required by applicable law, is not received or (IV) any required consent of a Third Party collaborator of IPH, its Affiliates, Sub-licensees or Out-licensees for the use of a compound other than an Anti-NKG2A Antibody or Anti-NKG2A Product in such Phase 1 Clinical Trial is not received. For purposes of the preceding sentence, (A) the initiation of a Clinical Trial shall mean the first administration of the Anti-NKG2A Product to the first patient and (B) the completion of the Ongoing Clinical Trial shall mean the availability of the full data set of such Ongoing Clinical Trial.

(ii) Commercialization. Notwithstanding Section 12.7 hereof, with respect to the Commercialization of an Anti-NKG2A Product, IPH, by itself or through its Affiliates or Out-licensees, shall use Diligent Efforts to Commercialize an Anti-NKG2A Product in each Major Market for which IPH, its applicable Affiliate, Sub-licensee or Out-licensee receives Approval for such Anti-NKG2A Product.

(b) Termination for Failure to Employ Diligent Efforts. Notwithstanding Section 12.8 hereof, and subject to Sections 12.7B(b)(i) and 12.7B(b)(ii), NN shall have the right to terminate this Agreement with respect to Anti-NKG2A on a Major Market-by-Major Market basis with respect to all Anti-NKG2A Antibodies and Anti-NKG2A Products if IPH is in material breach of its obligation to use Diligent Efforts, alone or through its Affiliates, Sub-licensees or Out-licensees, as set forth in Section 12.7B(a) with respect to

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14

such Major Market; provided however, such license shall not so terminate unless (A) IPH is given *** prior written notice by NN of NN’s intent to terminate, stating the reasons and justification for such termination and recommending steps which NN believes IPH, alone or through its Affiliates, Sub-licensees or Out-licensees, should take to cure such alleged breach, and (B) IPH, or its Affiliates, Out-licensees or Sub-licensees, has not (1) during the *** period following such notice, provided NN with a plan for the diligent Development or Commercialization of Anti-NKG2A Products in such Major Market as set forth in Section 12.7B(a) and (2) during the *** following such notice carried out such plan and cured such alleged breach by diligently pursuing the Development or Commercialization of Anti-NKG2A Products in such Major Market as set forth in Section 12.7B(a).

(i) If IPH disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by NN pursuant to this Section 12.7B(b), and if IPH provides notice to NN of such dispute within the *** following such notice provided by NN, NN shall not have the right to terminate this Agreement with respect to Anti-NKG2A unless and until the existence of such material breach or failure by IPH has been determined in accordance with Section 21.14 and IPH, alone or through its Affiliates, Sub-licensees or Out-licensees, fails to cure such breach within *** following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(ii) Notwithstanding anything herein to the contrary, in the event that: (A) NN terminates, or has the right to terminate, this Agreement pursuant to this Section 12.7B(b) with respect to an Anti-NKG2A Product in ***, then NN shall have the right to terminate this Agreement with respect to such Anti-NKG2A Product in the entire Territory, and (B) NN has the right to terminate this Agreement pursuant to this Section 12.7B(b) with respect to an Anti-NKG2A Product in ***, then NN may not terminate this Agreement with respect to such ***; provided, that if IPH has such right to terminate this Agreement with respect to such Anti-NKG2A Product with respect to any *** then NN shall have the right to terminate this Agreement with respect to such Anti-NKG2A Product in all of the EU.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15

Definitions. The following terms, as used in this Section 12.7B or in Sections 12.8C and 12.8D, shall have the following meanings:

“Approval” shall mean, with respect to an Anti-NKG2A Product in any regulatory jurisdiction, Regulatory Approval and, where applicable, receipt of pricing and reimbursement approvals.

“Commercialize” or “Commercialization” shall mean the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for an Anti-NKG2A Product. Commercialization shall include commercial activities conducted in preparation for Anti-NKG2A Product launch.

“Develop” or “Development” shall mean all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of an Anti-NKG2A Product and to support appropriate usage for such Anti-NKG2A Product, for one or more indications. This includes: (i) preclinical/nonclinical research and testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information and regulatory materials for the purpose of submission to a governmental authority to obtain, maintain or expand Regulatory Approval of an Anti-NKG2A Product (including contacts with regulatory authorities), and outside counsel regulatory legal services related thereto; provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development).

“Diligent Efforts” shall mean the carrying out by IPH, or its Affiliates, Sub-licensees or Out-licensees of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices devoted by the applicable entity for the research, development, manufacture or commercialization of a pharmaceutical product owned by it (or to which it has rights) at a similar stage of development or commercialization and of similar market potential, profit potential and strategic value, based on conditions then prevailing. Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.

“Major European Countries” shall mean ***.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

16

“Major Market” shall mean each of ***.

“Regulatory Approval” shall mean, with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any regulatory authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, but which shall exclude any pricing and reimbursement approvals.”

The provisions of Sections 12.7B(b), 12.8C and 12.8D shall be NN’s sole and exclusive remedy for any breach by IPH of Section 12.7B(a).

3.16

Termination upon Abandonment of Development of Anti-NKG2A Niche Candidate. With effect from the Amendment No. 7 Effective Date, Article 12 of the Agreement is hereby amended by inserting the following text immediately following Section 12.8B and Section 12.8 shall no longer apply to Anti-NKG2A Products:

“12.8C Effects of Termination of Agreement for Failure to Employ Diligent Efforts in Development. With effect from the Amendment No. 1 Effective Date, upon any termination pursuant to Section 12.7B(b) due to IPH’s failure, by itself or through its Affiliates, Sub-licensees or Out-licensees, to use Diligent Efforts to Develop an Anti-NKG2A Antibody or Anti-NKG2A Product as set forth in Section 12.7B(a)(i) (such termination may be designated for purposes as this Amendment as the “abandonment”), the following shall apply and supersede Section 12.8 with respect to the terminated Anti-NKG2A Antibody(ies)/Product(s) and terminated country(ies):”

(a)

all licenses granted to IPH under this Agreement for the purposes of Commercial Optimization of Anti-NKG2A as a Niche Candidate that IPH is authorized to develop and commercialize shall terminate immediately;

(b)

IPH shall have an obligation to grant to NN, at NN’s request, an irrevocable, world-wide, fully paid up, exclusive license under all its right, title and interest to the Collaboration IPR or Background IPH IPR (as applicable) and Independent IPH IPR, and grant the right set out in Section 5.7 (including all supporting regulatory documentation), for the development and commercialization of Anti-NKG2A, for no additional consideration other than as provided for herein;

(c)

if NN shall, in its discretion, assume such license it shall notify IPH to this effect within *** of IPH’s abandonment or the determination of abandonment, whichever is the later, upon which assumption NN shall have the exclusive right to exploit such IPR for the development and commercialization of Anti-NKG2A;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

17

(d)

if the date of such abandonment is prior to the first dosing of humans in Phase II clinical trials of Anti-NKG2A as a Niche Candidate, Sections 12.8C(a) and 12.8C(b) shall apply, save that, in consideration of the grant of such rights, if and only if NN subsequently Out-licenses such IPR within the period of *** following the date of NN’s assumption of rights, NN shall pay to IPH a percentage of all revenue actually received in respect of such license on the following basis:

•	***

(e)

if the effective date of abandonment is after the first dosing of humans in Phase II clinical trials of Anti-NKG2A as a Niche Candidate but prior to the first dosing in Phase Ill, the above Sections 12.8C(a) and 12.8C(b) shall apply save that in consideration of the grant of such rights, if and only if NN subsequently Out-licenses such IPR within the period of *** following the date of NN’s assumption of rights NN shall pay to IPH a percentage of all revenue actually received by NN in respect of such license on the following basis:

•	***

(f)	in the event of its abandonment of the development of Anti-NKG2A as a Niche Candidate and irrespective of the effective date of such abandonment, IPH shall:

(i)	make no further representation regarding its status as a licensee of NN in respect of Anti-NKG2A;

(ii)

in the event that at the date of the abandonment by IPH of its development of Anti-NKG2A as a Niche Candidate there are ongoing clinical trials with respect to such development, IPH shall pay for the completion of such clinical trials in respect of all patients enrolled at the effective date of abandonment except if the Agreement is terminated because of adverse events in the clinical trial(s) causing the trials(s) to cease due to regulatory requirements or regulatory considerations (including an actual or anticipated regulatory warning);

(iii)

at NN’s option, and at NN’s expense, and to the extent authorized by contract and permitted by applicable Law, assign or cause to be assigned to NN any regulatory submissions and approvals with respect to Anti-NKG2A and take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of all rights thereunder to NN;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

18

(iv)

at NN’s option and at NN’s expense, provide to NN all pre-clinical and clinical data in respect of Anti-NKG2A and all research reagents and materials intended for use In clinical trials of Anti-NKG2A in IPH’s possession or control.

Following the transfer of rights from IPH to NN pursuant to this Section 12.8C IPH shall have no further obligations under Sections 12.7, 12.8, 12.8C, 12.8D, 12.9 or 12.10 in respect of the development or commercialization of Anti-NKG2A.”

3.17

Termination upon Abandonment of Marketing or Sale of Anti-NKG2A Product. With effect from the Amendment No. 7 Effective Date, Article 12 of the Agreement is hereby amended by inserting the following text immediately following Section 12.8C and Section 12.8 shall no longer apply to Anti-NKG2A Products:

“12.8D Effects of Termination of Agreement for Failure to Employ Diligent Efforts in Commercialization. With effect from the Amendment No. 1 Effective Date, upon any termination pursuant to Section 12.7B(b) due to IPH’s failure, by itself or through its Affiliates or Out-licensees, to use Diligent Efforts to Commercialize an Anti-NKG2A Product as set forth in Section 12.7B(a)(ii) (such termination may be designated for purposes as this Amendment as the “abandonment”), the following shall apply and supersede Section 12.8 with respect to the terminated Anti-NKG2A Antibody(ies)/Product(s) and terminated country(ies):”

(a)	all licenses granted to IPH under this Agreement for the marketing or sale of such Anti-NKG2A Product, shall terminate immediately;

(b)

IPH shall have an obligation to grant to NN, at NN’s request, an irrevocable, world-wide, fully paid up, exclusive license under all its right, title and interest to the Collaboration IPR or Background IPH IPR (as applicable) and Independent IPH IPR, and grant the right set out in Section 5.7 (including all supporting regulatory documentation) with respect to which such Anti-NKG2A Product has been abandoned, solely for the purposes of the commercialization of such specific Anti-NKG2A Product, for no additional consideration other than as provided for herein;

(c)

if NN shall, in its discretion, assume such license it shall notify IPH to this effect within *** of IPH’s abandonment, upon which assumption NN shall have the exclusive right to exploit such IPR for solely with respect to such abandoned Anti-NKG2A Product and for such purposes as are specified in clause (a);

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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(d)

the above Sections 12.8D(a) and 12.8D(b) shall apply save that in consideration of the grant of such rights, if and only if NN subsequently Out-licenses such IPR within the period of *** following the date of NN’s assumption of rights, NN shall pay to IPH a percentage of all revenue actually received by NN in respect of such license on the following basis:

•	***

•	***

•	***

•	***

•	***

(e)	in the event of its abandonment of the marketing or sale of any Anti-NKG2A Product irrespective of the effective date of such failure, IPH shall:

(i)	cease any activities with respect to the marketing, promotion, sale or distribution of the Anti-NKG2A Product with respect to which such abandonment has occurred;

(ii)

at NN’s option and at NN’s expense, and to the extent such transfer is authorized by contract and permitted by applicable Law, to transfer to NN the benefit of any contracts between IPH and any Third Party in respect of the manufacture of such abandoned Anti-NKG2A Product, with respect to the supply thereof for marketing with respect to which such abandonment has occurred, provided that for the avoidance of doubt IPH shall not be required to cause or effect any such transfer if to do so will require IPH’s payment or provision of additional consideration to any Person save that NN may elect to pay for and obtain the right to such procurement or exercise to the extent authorized by contract and permitted by applicable Law;

(iii)

at NN’s option, and at NN’s expense, and to the extent authorized by contract and permitted by applicable Law, assign or cause to be assigned to NN, any regulatory submissions and approvals related to the Anti-NKG2A Product with respect to which such abandonment has occurred and take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of all rights thereunder to NN;

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

20

(iv)	NN shall pay IPH’s reasonable costs in connection with the above activities at a reasonable hourly rate representing the actual cost of IPH of providing such services up to a maximum of ***.

Following the transfer of rights from IPH to NN pursuant to this Section 12.8D, IPH shall have no further obligations under Sections 12.7, 12.8, 12.8C, 12.8D, 12.9 or 12.10 with respect to the marketing and sale of the Anti-NKG2A Product with respect to which the abandonment has occurred.”

3.18

Publication concerning an Anti-NKG2A Niche Candidate. With effect from the Amendment No. 7 Effective Date, Article 18 of the Agreement is hereby amended by inserting the following text immediately following Section 18.1A:

“Section 18.1B Publication concerning Anti-NKG2A as a Niche Candidate or Anti-NKG2A Products. Notwithstanding Section 18.1, NN shall have no rights pursuant to such Section 18.1 with respect to publications or disclosures concerning the development or commercialization of Anti-NKG2A as a Niche Candidate pursuant to Section 6.1 hereof or any Anti-NKG2A Product; provided, however in no event shall IPH publish Confidential

Information of NN relating to (1) manufacturing, marketing, financing or business developments, opportunities, plans, methods, processes or procedures, (ii) quality controls, (iii) security controls, (iv) unpublished cost, price or pricing information, (v) financial or personnel matters, or (vi) customer, client or supplier lists or information, in each case without prior written approval of NN.”

4.	KNOW-HOW TRANSFER

4.1

IPH has requested that NN transfer to IPH the Know-How comprising the information (regulatory, non-clinical, clinical, CMC and other) listed in Exhibit C to this Amendment No. 7. The Parties agree to update Exhibit C no later than 30 days after the Amendment No. 7 Effective Date.

4.2

NN shall transfer, and take such actions as are reasonably required to ensure the effective transfer of, the Know-How listed in Exhibit C to Innate as soon as possible and in any event no later than June 30, 2014 and no later than October 31, 2014 with respect to the final report and database of the Ongoing Clinical Study in accordance with the terms of this Amendment No. 7 including the guidelines set out in Exhibit F.In the event of any dispute between NN and IPH regarding the actions of NN that are reasonably required to ensure the effective transfer of the Know-How listed in Exhibit C, such dispute shall in the first instance be referred to the CSO of NN and the CEO of IPH who shall seek to resolve such dispute. In the event that the CSO of NN and the CEO of IPH are unable to resolve the dispute, NN or IPH may seek the non-binding opinion of an expert, in accordance with the procedures set forth in Exhibit H, on whether or not any additional actions of NN are reasonably required to effect such transfer; provided, however, that neither NN nor IPH shall be obliged to take any actions based on such expert’s opinion. Notwithstanding the above, either Party may at any time refer any such dispute to arbitration in accordance with Section 21.14 of the Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

21

4.3

If, on or before June 30, 2014, IPH gives notice to NN that IPH has identified Know-How that is (x) Controlled by NN at that date, (y) not listed in Exhibit C and (z) necessary for the purposes of IPH’s development or commercialization of the Anti-NKG2A Niche Candidate, then NN shall deliver to IPH the documents, files and materials containing such Know-How as soon as reasonably practicable.

4.4

IPH acknowledges and agrees that, subject to Section 5.8.2A of the Agreement (as amended by this Amendment No. 7) and Sections 4, 5 and 6 of this Amendment No. 7, NN shall have no further obligation to transfer Know-How to IPH pursuant to Section 6.1 of the Agreement or otherwise in connection with IPH’s development and commercialization of Anti-NKG2A as a Niche Candidate.

5.	CLINICAL TRIALS

5.1	Definitions. The following terms, as used in this subsection herein, shall have the following meanings:

“Ongoing Clinical Trial” shall mean the ongoing clinical trial conducted by NN on Anti-NKG2A.

5.2	NN shall complete the Ongoing Clinical Trial and comply with all sponsorship obligations relating thereto at its own costs.

5.3	NN agrees to indemnify, hold harmless, and defend IPH and its Affiliates, against any claims, suits, losses, damages, costs, fees, or expenses resulting from the conduct of the Ongoing Clinical Trial.

5.4

NN shall notify IPH upon the completion (i.e., last patient, last visit) of the Ongoing Clinical Trial and shall provide IPH for prior review and comment drafts of all submissions to be made to the regulatory authorities or ethic committees and copies of all correspondance with the regulatory authorities or ethic committees in connection with the Ongoing Clinical Trial.

6.	TRANSFER OF ANTI-NKG2A SUPPLIES

6.1	NN shall transfer to IPH the materials described further in Exhibit E (the “ Anti-NKG2A Supplies”) as follows:

22

(a)	Subject to Section 6.4, within *** of the Amendment No. 7 Effective Date, NN shall cause those Anti-NKG2A Supplies set forth in Part of A of Exhibit E to be shipped to IPH;

(b)

NN shall cause those Anti-NKG2A Supplies set forth in Part B of Exhibit E which are reasonably required to conduct a Clinical Trial to be shipped to IPH, or to a location directed by IPH, acting reasonably, as soon as practicable following a request by IPH after the Innate shareholder vote as described in 9.3.2; and

(c)	NN shall transfer those Anti-NKG2A Supplies set forth in Part D of Exhibit E to IPH at such time as the Parties agree but no later than June 30, 2014 (the “In-Process Batch”).

6.2

Title to the Anti-NKG2A Supplies shall transfer to IPH upon delivery of such Anti-NKG2A Supplies to IPH or to a Third Party for shipment to IPH and IPH shall be responsible for all storage costs for such Anti-NKG2A Supplies as and from such date;

provided, however, that NN shall be responsible for all shipment (but not including insurance) costs with respect to such shipment of Anti-NKG2A Supplies.

6.3

IPH shall reimburse NN for internal costs related to the transfer of the Anti-NKG2A Supplies to IPH of *** to be paid within *** from receipt of an invoice from NN to be issued following the satisfactory completion of the transfer of Know How within the timelines set forth in Section 4.2, and provided that such transfer occurs within such timelines.

6.4	NN shall analyze all on-going stability studies relating to Anti-NKG2A and make available to IPH all related data. After analyses NN shall transfer to IPH all stability samples.

7.	NO WARRANTY

7.1

AT THE AMENDMENT NO 7. EFFECTIVE DATE, THE Anti-NKG2A SUPPLIES ARE BEING SOLD AND THE KNOW-HOW LISTED IN EXHIBIT C AND THE Anti-NKG2A PATENTS AND THE NN Anti-NKG2A FoO IPR ARE BEING LICENSED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES BY NN. NN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER, REGARDING THE Anti-NKG2A SUPPLIES, THE KNOW-HOW LISTED IN EXHIBIT C,THE Anti-NKG2A PATENTS AND THE NN Anti-NKG2A FoO IPR, AND TO THE FULLEST EXTENT PERMITTED BY LAW, NN EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONSISTENCY OR COMPLIANCE WITH ANY SAMPLES PREVIOUSLY PROVIDED OR NONINFRINGEMENT.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

23

8.	REGULATORY OR SAFETY DELAY

8.1	Notwithstanding any provision of this Amendment No. 7:

(a)	NN may delay the transfer of any Anti-NKG2A Know-How, any Anti-NKG2A Supplies to IPH; and

(b)	if transfer of any Anti-NKG2A Know-How, any Anti-NKG2A Supplies shall have occurred, IPH shall permit access by NN to such Anti-NKG2A Know-How, Anti-NKG2A Supplies;

in each case as may be required, in NN’s reasonable determination, to respond to any request from, or fulfill any requirement of, any regulatory authority.

8.2

IPH shall use all reasonable endeavours to cooperate with NN to permit NN to respond to any request from, or fulfill any requirement of, any regulatory authority, or otherwise to ensure Clinical Trial patient safety.

9.	FINANCIAL CONSIDERATION

9.1

In partial consideration for the buy back of Anti-NKG2A, including the licenses and rights granted hereunder to IPH pursuant to this Amendment, IPH shall pay to NN *** in cash within thirty (30) days of the Innate shareholder vote as described in 9.3.2.

9.2

IPH shall also pay *** of any upfront payment(s) received by IPH in connection with the any Out-License for Anti-NKG2A to be entered into by IPH, minus *** to the extent that such difference is positive. For this avoidance of doubt, “upfront payment(s)” shall mean the payment(s) made immediately following the execution of the Out-license in partial consideration of the grant of rights, and shall exclude any other payments (including any development or regulatory milestone payments).

9.3

In addition, IPH shall for the sale and partial cost reimbursement for the Anti-NKG2A supplies, toxicology, pre-clinical and clinical data and results owe to NN a payment of *** (the “Additional Payment”), which payment will become due and payable as follows:

9.3.1	subject to the vote by its shareholders, IPH will issue and allocate to NN *** new shares forming the share capital of IPH (the “Shares”);

9.3.2

as soon as possible after this Amendment no. 7, IPH will convene an extraordinary shareholders’ meeting to be set for March 27, 2014, for the purpose of voting on a resolution authorizing the issue of shares to NN (the “Resolution”);

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

24

9.3.3

the chairman of the extraordinary shareholders’ meeting, which shall be the chairman of the Supervisory Board of IPH, as per article R225-100 of the French Commercial Code, shall vote the unnamed proxies in favor of the Resolution, as provided in article L.225-106 III al. 5 of the French Commercial Code ;

9.3.4

as of the date of this Amendment No. 7 and until the expiry of a 180 day period starting on the closing of the Innate Fundraising (as defined below), NN irrevocable undertakes that neither it nor any of its Affiliates will (i) directly or indirectly, offer, transfer, issue or agree to offer, transfer, issue, the Shares or any financial instruments giving right, of immediately or in the future to the

Shares, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of the ownership of the Shares, whether any such transaction described in (i) or (ii) above is to be settled by delivery of the Shares or in other securities, or in cash or otherwise; or (iii) grant options to subscribe for or purchase the Shares.

For the purposes of this Amendment No. 7, “Innate Fundraising” shall mean a capital increase realized by IPH with a closing date occurring on or before December 31, 2014. For the purpose of clarity, if the Innate Fundraising does not occur by December 31, 2014, then the restrictions set forth in this 9.3.4 shall not apply to NN with respect to the Shares.

9.3.5

Subject to section 9.4, the Additional Payment shall become due and payable (“liquide et exigible”) on the date on which IPH issues and allocates the Shares to NN, which date shall be no later than 10 business days following the approval of the resolution;

9.3.6

NN shall subscribe the Shares and the subscription price shall be paid by the setoff against the Additional Payment. IPH shall provide all necessary documents and assistance to facilitate NN’s subscription of the Shares and will take the necessary steps for the Shares to be listed on Euronext Paris. If despite such steps and NN receiving such assistance, NN fails to subscribe the Shares as allocated to NN by IPH, and such failure is notified in writing by Innate to NN, the Additional payment shall no longer be due and payable by IPH to NN.

9.4

If the Resolution is not approved by the shareholders of IPH on March 27, 2014, this Amendment No. 7 may be terminated by either Party upon notice to the other Party. In such event of termination, all rights, license sand obligations provided in this Amendment No. 7 shall terminate effective upon the date of the termination notice, provided that IPH shall return to NN all materials and documents provided by NN to IPH pursuant to Section 4, Section 5 and Section 6 of this Amendment No. 7 within thirty (30) days of the termination date, except for those materials which have been consumed by IPH prior to the termination date.

25

9.5

NN shall submit an invoice to IPH corresponding to the payments of Section 9.1 and 9.3, at IPH’s request and no later than fifteen days prior to the due date of such payments, which invoice shall include the term “reverse charge” in consideration of VAT.

9.6

If by September 30, 2014, NN has delivered less than 500g of the In-Process Batch, then NN shall pay to IPH liquidated damages in the amount of ***. If by September 30, 2014, NN has delivered to IPH at least 500g but less than 1000g of the In-Process Batch, then NN shall pay to IPH liquidated damages in the amount following the formula: liquidated damages (in Millions euros) = *** x quantity (in grams). By way of example: if only 750g of the In-Process Batch have been delivered on September 30, 2014, the liquidated damages amount shall be *** x 750 = ***. If by September 30, 2014, NN has delivered to IPH more than 1000g of the In-Process Batch then no liquidated damages will be due. The amount of liquidated damages, if any, will invoiced by IPH to NN and paid by NN within *** following the receipt of such invoice. Such payment shall not be subject to any setoff right. The Parties agree that the amounts payable under this Section 9.6 are a genuine pre-estimate of the loss that IPH will suffer as a result of the failures to deliver the In-Process Batch as required by Section 6.1 (c).

10.	PRESS RELEASE.

Simultaneously with the execution of the Amendment No. 7, the Parties shall issue a joint press release on the buy back by IPH of the Anti-NKG2A program in the form attached as Exhibit G.

11.	OTHER ADJUSTMENTS

11.1

Notwithstanding Section 15.3.1(a) and 15.3.1(b) of the Agreement, IPH may grant to any Out-Licensee a security interest, lien or other encumbrance on any Intellectual Property Right owned by IPH and licensed by IPH to any Out-Licensee under the Outlicense.

11.2

Notwithstanding Section 9.8 of the Agreement, upon execution of an Out-License, IPH may request that its Out-Licensee shall have the sole right, but not the obligation, to apply for any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Patents licensed to any Out-Licensee under the Outlicense. Without limiting the foregoing, NN covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for such Patents without the prior written consent of IPH. NN will cooperate fully with and provide all reasonable assistance to IPH or its designated Out-Licensee and use all Commercially Reasonable Efforts consistent with its obligations under applicable Law

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

26

(including any applicable consent order or decree) in connection with obtaining any such adjustments or extensions for such Patents. To the extent reasonably and legally required in order to obtain any such adjustment or extension in a particular country, NN will make available to IPH or its designated Out-Licensee a copy of the necessary documentation to enable IPH or its designated Out-Licensee to use the same for the purpose of obtaining the adjustment or extension in such country.

11.3

NN shall not exercise its “March-In” right under Section 9.13 with respect to any IPR licensed to any Out-Licensee under the Out-license without the prior written consent of any Out-Licensee, which consent shall not be unreasonably withheld.

11.4

Notwithstanding Section 21.1 or anything else in the Agreement to the contrary, any Out-Licensee shall not be required, during or following the term of the Outlicense, to maintain, grant, assign or otherwise convey to IPH, NN, or any other Third Party, any rights under any IPR that any Out-Licensee or its Affiliates may own or control (other than such IPR as is licensed to any Out-Licensee under the Outlicense).

11.5

Any Out-Licensee may exercise any right as an Out-licensee under the Agreement and may exercise IPH’s right to cure under Sections 12.4 and 12.7B(b) of the Agreement and any right of IPH under Article 9 with respect to the patent rights listed in Exhibit B of this Amendment.

11.6

Any Out-Licensee shall have no obligation under the Agreement other than those obligations expressly imposed on Out-licensees and, for clarity, any Out-Licensee’s obligations under Section 15.1.6 shall only apply to other terms and conditions of the Agreement that are expressly imposed on Out-Licensees.

11.7

Any Out-Licensee may disclose Confidential Information of NN relating to Anti-NKG2A Antibodies and IPR licensed to any Out-Licensee under the Outlicense that it obtains from IPH without any obligation to obtain consent therefor from NN.

11.8

Notwithstanding Section 15.1.8 or anything else in the Agreement to the contrary, any Out-Licensee shall have no obligation to provide any information to NN regarding any activity under the Outlicense beyond such information that any Out-Licensee provides to IPH under the Outlicense.

11.9

Notwithstanding anything in the Agreement to the contrary, any Out-Licensee’s rights under the Outlicense shall survive any termination of the Agreement (other than a termination directly resulting from a material breach by any Out-Licensee of its obligations under the Outlicense or as an Out-licensee under the Agreement), subject to (a) the payment by any Out-Licensee to NN of any milestones or royalties with respect to Anti-NKG2A that IPH would have been required to pay NN under the Agreement and (b) the provision by any Out-Licensee to NN of information consistent with Section 11.6.

27

11.10

The provisions of this Amendment confer a benefit on and are intended to be (and shall be) enforceable by any Out-Licensee in the event any Out-Licensee becomes and as long as it remains an Out-licensee by virtue of the Contracts (Rights of Third Parties) Act 1999. Otherwise no person who is not a Party shall have the right to enforce any term of this Amendment by virtue of the Contracts (Rights of Third Parties) Act 1999.

12.	MISCELLANEOUS

12.1

Effectiveness and Integration. This Amendment shall become effective as of the Amendment No. 7 Effective Date and the amendments made to the Agreement hereunder shall thereafter be deemed an integral part of the Agreement.

12.2

No Other Changes or Repetition of Warranties. Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect. Nothing in this Amendment No. 7 shall cause, or shall be deemed to cause, any representation or warranty set out in the Agreement to be repeated.

12.3

Conflicts Between Agreement and Amendment No. 7. To the extent that the Agreement is explicitly amended by this Amendment No. 7, the terms of the Amendment No. 7 will control where the terms of the Agreement are contrary to or conflict with the provisions of this Amendment. Where the Agreement is not explicitly amended by this Amendment No. 7, the terms of the Agreement will remain in force.

12.4	Applicable Law. This Amendment No. 7 shall be construed and interpreted pursuant to the Laws stipulated in the Agreement.

12.5	Dispute Resolution. All disputes arising out of or in connection with this Amendment No. 7 shall be finally settled as stipulated in the Agreement.

12.6

Counterparts. This Amendment No. 7 may be executed in two (2) or more counterparts, each of which shall constitute an original for all purposes, including for purposes of any delivery of this Amendment No. 7 required by the terms hereof, and all of which together shall constitute one and the same instrument with the same effect as if all parties hereto had signed the same document.

[SIGNATURE PAGE FOLLOWS]

28

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 7 to be executed by their respective duly authorized representatives as of the day and year first above written.

Marseille Innate Pharma SA /s/ Herve Brailly By: Herve Brailly Title: Chief Executive/Officer	Bagsvaerd Novo Nordisk A/S /s/ Lars Fruergaard Jórgensen By: Lars Fruergaard Jórgensen Title: Chief Information Officer Novo Nordisk A/S

[Signature page to Amendment No. 1 to the joint Research, Development,

Option and License Agreement]

Exhibit A

Schedule 1.1.7B

Background NN IPR for the development and commercialization of Anti-NKG2A as a Niche Candidate

To be mutually agreed upon as needed.

Exhibit A-1

Exhibit B

Schedule 1.1.16B

Part A — Anti-NKG2A Patents

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B-1

Exhibit B

Schedule 1.1.16B

Part B- Formulation Patent

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B-2

Exhibit C

Schedule 1.1.17B

Anti-NKG2A Know-How Categories

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C-1

Exhibit D

Schedule 5.8.2B

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit D-1

Exhibit E

Anti-NKG2A Supplies

***

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit E-1

Exhibit F

Basic Guidelines for NN’s and IPH’s Collaboration on Transfer of the

Anti-NKG2A Project from NN to IPH

***

End of Document

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit F-1

Exhibit G

Press Release

INMATE PHARMA ACQUIRES FULL RIGHTS TO ANTI-NKG2A

CHECKPOINT INHIBITOR FROM NOVO NORDISK A/3

NOVO NORDISK A/S TO REINFORCE ITS EQUITY STAKE

IN INMATE PHARMA

•	Anti-NKG2A is a first-in-class therapeutic mAb that is Phase II ready

•	NKG2A is a NK and T cell checkpoint relevant in both inflammatory disorders and immuno-oncology

•	Innate Pharma will prioritize development of anti-NKG2A in immuno-oncology and trials are expected to start in 2014

•	Agreement subject to approval by Innate’s shareholders on March 27, 2014

Marseille, France, and Bagvaerd, Denmark, February 5, 2014

Innate Pharma SA and Novo Nordisk A/S today announce that Innate Pharma has acquired full development and commercialization rights to the anti-NKG2A antibody (“anti-NKG2A”), a first-in-class immune checkpoint inhibitor ready for Phase II development in oncology from Novo Nordisk.

Novo Nordisk conducted a large Phase I safety trial with NKG2A in patients with rheumatoid arthritis, demonstrating a good safety profile for both iv and sc routes at single and multiple administrations. Novo Nordisk has decided to advance other compounds for further development in inflammation, including anti-NKG2D1, currently in Phase II development and generated within the collaboration between Innate Pharma and Novo Nordisk.

Novo Nordisk will receive €2 million euros in cash and six hundred thousand (600.000) shares for licencing anti-NKG2A to Innate and be eligible to a total of €20m in potential registration milestones and single-digit tiered royalties on future sales. The acquisition of the Innate shares is subject to approval by Innate’s shareholders’ at an extraordinary general meeting on March 27, 2014.

[1]	Innate Pharrna has no remaining rights on this candidate

Exhibit G-1

Herve Brailly, CEO of Innate Pharma noted: “This is a superb opportunity for Innate Pharma. In addition to lirilumab partnered to Bristol-Myers Squibb and currently in Phase II, we now have a proprietary Phase II ready, first-in-class, iminuno-modulating antibody with favorable Phase I safety data and the promise of broad development potential. Our initial clinical development plan is in oncology and we expect to start the clinical program before the end of this year. This licence consolidates Innate Pharma’s leadership in immnuno-modulating antibodies targeting the innate immune system”.

Nicolaï Wagtmann, CSO of Innate Pharma, said: “Anti NKG2A is a very exciting immune checkpoint inhibitor targeting both NK and T cells that was selected in the Novo Nordisk - Innate Pharma research alliance for development in cancer and inflammatory disorders. We are very pleased with the progress in the development of this drug candidate, and we look forward to now taking it forward in cancer indications where there is a great need for better treatments and where drugs of this type have shown tremendous benefit in recent years.”

Per Falk, Senior Vice President Biopharmaceutical Research, Novo Nordisk A/S, added: “The new field of innate immunity pharmacology opened by IPH has proven highly productive, as exemplified by anti-KIR and anti-NKG2D now in Phase II clinical trials. In view of recent successes with this type of drug candidates in cancer patients, we believe that anti-NKG2A has its greatest potential in oncology and that Innate Pharma is in the best position to pursue its development.”

Innate Pharma will host a conference call today at 6:30pm [DETAILS TO BE ADDED]

About IPH2201, anti-NKG2A antibody

IPH2201 (anti-NKG2A) is a first-in-class humanized IgG4 antibody. NKG2A is a checkpoint receptor that inhibits anti-cancer functions of cytotoxic NK and T lymphocytes. NKG2A recognizes HLA-E ligands, and by expressing HLA-E, cancer cells can protect themselves from killing by CD94/NKG2A-positive NK-, NKT-, and T-cells (a/b and g/d). HLA-E is frequently up-regulated on cancer cells and this occurs in patients with different types of solid tumors or haematological malignancies. In some types of cancers, high-levels of HLA-E appear to confer poorer prognosis. IPH2201 blocks the inhibitory function of CD94/NKG2A, thereby unleashing NK and T cells to kill cancer cells, despite expression of HLA-E. IPH2201 enhances NK and T cell killing of a variety of cancer cell types. Hence, IPH2201 may potentially re-establish a broad anti-tumor response mediated by NK and T cells. Anti-NKG2A mAb may also enhance the cytotoxic potential of other therapeutic antibodies. In an on-going single- and multiple-dose Phase I dose-escalation safety trial in patients with rheumatoid arthritis, IPH2201 appears to have a safe and well-tolerated profile at all doses tested.

IPH2201 was the third therapeutic antibody generated in the Novo Nordisk A/S – Innate Pharma partnership to enter clinical trials, and the second targeting a checkpoint receptor (after lirilumab). Under this agreement, Novo Nordisk A/S had licenced anti-NKG2A from Innate Pharma in 2006 as part of a multi-year research and collaboration agreement. That initial license included total milestones of €25 million and single-digit royalties.

Exhibit G-2

About Novo Nordisk A/S:

Headquartered in Denmark, Novo Nordisk is a global healthcare company with 90 years of innovation and leadership in diabetes care. The company also has leading positions within haemophilia care, growth hormone therapy and hormone replacement therapy. Headquartered in Denmark, Novo Nordisk employs approximately 37,000 employees in 75 countries, and markets its products in more than 180 countries. For more information, visit novonordisk.com.

Further information

Media:

Katrine Sperling

+45 4442 6718

krsp@novonordisk.com

Ken Inchausti (US)

+1 609 514 8316

kiau@novonordisk.com

Investors:

Kasper Roseeuw Poulsen

+45 4442 4303

krop@novonordisk.com

Frank Daniel Mersebach

+45 4442 0604

fdni@novonordisk.com

Daniel Bohsen

+45 3079 6376

dabo@novonordisk.com

Lars Borup Jacobsen

+45 3075 3479

lbpj@novonordisk.com

About Innate Pharma:

Innate Pharma S A. is a biopharmaceutical company conducting research and development of innovative immunotherapy drug candidates for cancer and inflammatory diseases.

Exhibit G-3

The company specializes in the development of first-in-class therapeutic antibodies targeting receptors and pathways controlling the activation of the innate immune system. Three product-candidates resulting from the company’s research platform are currently being tested in clinical trials, two of which by partners Bristol-Myers Squibb and Novo Nordisk A/S.

Listed on Euronext-Paris, Innate Pharma is based in Marseilles, France, and had 84 employees as at September 30, 2013. Learn more about Innate Pharma at www.innate.pharma.com.

Learn more about Innate Pharma at www.innate.pharma.com.

Practical Information about Innate Pharma shares:

ISIN code	FR0010331421

Ticker code	IPH

Disclaimer:

Exhibit G-4

This press release contains certain forward-looking statements. Although the company believes its expectations are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated. For a discussion of risks and uncertainties which could cause the company’s actual results, financial condition, performance or achievements to differ from those contained in the forward-looking statements, please refer to the Risk Factors (“Facteurs de Risque”) section of the Document de Reference prospectus filed with the AMF, which is available on the AMF website (http://www.amf-france.org) or on Innate Pharma’s website.

This press release and the information contained herein do not constitute an offer to sell or a solicitation of an offer to buy or subscribe to shares in Innate Pharma in any country.

For additional information, please contact:

Innate Pharma	ATCG Press

Laure-Hélène Mercier	Marielle Bricman

Director, Investor Relations

Phone: +33 (0)4 30 30 30 87	Mob.: +33 (0)6 26 94 18 53

investors@innate-pharrna.com	mb@atcg-partners.com

Exhibit G-5

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

FINAL

AMENDMENT AND SUPPLEMENT NO. 8

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT

Dated

MARCH 28, 2006

Between

NOVO NORDISK A/S

and

INNATE PHARMA SA

Relating to the Buy Back of Anti-NKG2A

16 September, 2016

AMENDMENT AND SUPPLEMENT NO. 8

to the

JOINT RESEARCH, DEVELOPMENT, OPTION AND LICENSE AGREEMENT

Amendment and Supplement dated as of September 16, 2016 (the “Amendment No. 8”) to the Joint Research, Development, Option and License Agreement dated March 28, 2006 as amended (hereinafter the “Agreement”) between Novo Nordisk A/S (CVR-no. 24 25 67 90), a corporation existing under the laws of Denmark and having its principal place of business at Novo Allé, 2880 Bagsvaerd, Denmark (hereinafter “NN”), and Innate Pharma SA, a corporation existing under the laws of France and having its principal place of business at avenue de Luminy, 13009 Marseille, France (hereinafter “IPH”).

WITNESSETH

WHEREAS	NN and IPH wish to amend the Agreement in order to change the payment obligations regarding the *** License;

NOW, THEREFORE,

in consideration of the foregoing premises, the mutual promises and covenants set forth in this Amendment No. 8, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NN and IPH, each intending to be legally bound, hereby agree as follows:

1.1

Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement’ and each other similar reference contained in the Agreement shall, after the Amendment No. 8 Effective Date, refer to the Agreement as amended hereby.

1.2	“Amendment No. 8 Effective Date” shall mean 16 September 2016.

1.3	With effect from the Amendment No. 8 Effective Date, Subsection 7.8D (***) is deleted in its entirety and replaced with the following wording:

7.8D ***.

Subject to the other provisions of this Section 7.8D, IPH shall bear the following payments that NN represented to IPH would be due by NN to ***, as a result of the sublicense granted by NN pursuant to this Amendment (together the “*** Fee”):

-	Starting as of calendar year 2015, a minimum yearly payment not to exceed ***, and

-	as of calendar year 2017, a minimum yearly payment equal to the payment that *** is invoicing Novo Nordisk which is *** indexed to the Retail Price Index from 2004 and adjusted periodically to take account of increases in the Retail Price Index; and

-	one regulatory milestone payment (*** upon initiation of the first Phase III in each clinical indication for each Anti-NKG2A).

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Except for the *** Fee, NN shall bear all royalty and other payments if any that would be due by NN to ***, as a result of the sublicense granted by NN pursuant to Amendment No. 7.

NN shall notify IPH of the expiration of the *** License promptly upon expiration or abandonment of the last patent that is issued from the Application (International patent application ***).

IPH has negotiated its own license with *** with respect to the Patent and Know How Controlled by *** and necessary to manufacture Anti-NKG2A and shall bear all payments related thereto, subject to the other provisions of this Section 7.8D.

Notwithstanding Section 7.8 hereof, IPH shall be entitled to deduct:

-	*** of the royalty payments due by IPH to *** in connection with Anti-NKG2A under IPH’s own license with ***, from the royalty payable by IPH to NN pursuant to Section 7.8B, provided that such deduction shall not exceed *** of Net Sales.

-	each payment of the *** Fee, from any milestone payment that is subsequently payable by IPH to NN pursuant to Section 7.4B above.”

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 8 to be executed by their respective duly authorized representatives as of the day and year first above written.

Marseille		Bagsvaerd

Innate Pharma SA		Novo Nordisk A/S

/s/ Herve Brailly		/s/ Peter Haahr

By:	Herve Brailly	By:	Peter Haahr
Title:	Chief Executive/Officer	Title:	Corporate Vice President

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.